    As filed with the Securities and Exchange Commission on February 5, 2001
                                                        Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                          COMMUNITY BANK SYSTEM, INC.
             (Exact name of registrant as specified in its charter)
                                ----------------
         Delaware                     6712                 16-1213679
     (State or other      (Primary Standard Industrial  (I.R.S. Employer
     jurisdiction of       Classification Code Number)    Identification
     incorporation or                                         No.)
      organization)

                            5790 Widewaters Parkway
                             DeWitt, New York 13214
                                 (315) 445-2282
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ----------------
                               Sanford A. Belden
                     President and Chief Executive Officer
                          Community Bank System, Inc.
                            5790 Widewaters Parkway
                             DeWitt, New York 13214
                                 (315) 445-2282
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 With copy to:
        George J. Getman, Esq.                   David W. Swartz, Esq.

     Bond, Schoeneck & King, LLP                  Stevens & Lee, P.C.
          One Lincoln Center          and        111 North Sixth Street
    Syracuse, New York 13202-1355                     P.O. Box 679
            (315) 422-0121                    Reading, Pennsylvania 19603
                                                     (610) 478-2000
                                ----------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

                                ----------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                 Proposed Maximum
                                               Proposed Maximum      Aggregate      Amount of
     Title of Each Class of                      Amount to be     Offering Price   Registration
   Securities to be Registered                   Registered(2)          (3)            Fee
-----------------------------------------------------------------------------------------------
Common Stock, no par value (including
 associated share purchase rights)(1).......   3,566,439 shares     $96,723,720      $24,181

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Prior to the occurrence of certain events described in the Registrant's Stockholder Protection Rights Agreement (none of which events have occurred as of the filing of this registration statement), the associated share purchase rights will not be exercisable nor evidenced separately from the certificates representing the Registrant's common stock.
(2) Represents the estimated maximum number of shares of common stock, no par value, of the Registrant to be issued upon the consummation of the proposed merger to which this registration statement relates.
(3) Estimated solely for the purpose of calculating the registration fee. The registration fee has been computed pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of common stock, par value $0.3125 per share, of First Liberty Bank Corp. on January 31, 2001, which common stock will be cancelled in the proposed merger to which this registration statement relates.
                                ----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(A) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(A), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this joint proxy statement/prospectus is not complete and  +
+may be changed without notice. Community Bank System may not sell these       +
+securities until the registration statement filed with the Securities and + +Exchange Commission is effective. This joint proxy statement/prospectus is +
+not an offer to sell these securities, and Community Bank System is not       +
+soliciting offers to buy these securities, in any jurisdiction where the      +
+offer or sale of these securities is not permitted.                           +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  Subject to Completion Dated February 5, 2001

                        JOINT PROXY STATEMENT/PROSPECTUS
                  PROPOSED MERGER YOUR VOTE IS VERY IMPORTANT

                [COMMUNITY BANK SYSTEM AND FIRST LIBERTY LOGOS]
                                 [      ], 2001

  Community Bank System, Inc. and First Liberty Bank Corp. have entered into a merger agreement which provides that First Liberty will merge with and into Community Bank System, subject to shareholder and regulatory approvals and other conditions. If the merger is completed, First Liberty shareholders will receive 0.56 of a share of Community Bank System common stock for each share of First Liberty common stock and cash instead of any fractional shares, unless they properly exercise their dissenters' rights. Generally, First Liberty shareholders will not recognize any gain or loss for federal income tax purposes on the Community Bank System common stock they receive in the merger.

  We cannot complete the merger without the approval of First Liberty's shareholders and Community Bank System's stockholders. Accordingly, we are seeking your vote for this important transaction.

                      Community Bank System Stockholders:

  Community Bank System has scheduled a special meeting of its stockholders to vote on a proposal to adopt and approve the merger agreement. In order for the merger agreement to be approved, at least a majority of the outstanding shares of Community Bank System must be voted in favor of the merger agreement at the special meeting. The date, time and place of Community Bank System's special meeting is as follows:

                                 [      ], 2001
                              [ ].m., Eastern Time
                                    [     ]
                                    [     ]
                                    [     ]

  Community Bank System's board of directors unanimously recommends that the stockholders of Community Bank System vote "FOR" approval of the merger agreement.

                          First Liberty Shareholders:

  First Liberty has scheduled a special meeting of its shareholders to vote on a proposal to adopt and approve the merger agreement. In order for the merger agreement to be approved, at least a majority of the votes cast at the special meeting must be in favor of the merger agreement. The date, time and place of First Liberty's special meeting is as follows:

                                 [      ], 2001
                              [ ].m., Eastern Time
                                    [     ]
                                    [     ]

  First Liberty's board of directors unanimously recommends that the shareholders of First Liberty vote "FOR" approval of the merger agreement.

  Community Bank System's common stock is listed on the New York Stock Exchange
under the symbol "CBU." On [      ], 2001, the closing sale price for Community
Bank System common stock as reported on the New York Stock Exchange was $[   ]
per share. First Liberty's common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol "FLIB." On
[      ], 2001, the last sale price for First Liberty common stock as reported
on the OTC Bulletin Board was $[   ] per share.

  The enclosed joint proxy statement/prospectus contains more detailed information concerning the proposed merger and the respective boards' decision to approve it. We urge you to consider it carefully. Because of the significance of this merger to our respective companies, it is very important that your shares be represented at a special meeting, whether or not you plan to attend in person. We urge you to take the time to consider this important matter and vote now. In order to make sure that your vote is represented, please indicate your vote on the enclosed proxy form, date and sign it, and return it in the enclosed envelope. If you are a Community Bank System stockholder, you may instead vote by touch-tone telephone as described on the enclosed proxy form. If you attend a special meeting in person, you may revoke your proxy at the meeting and vote in person.

     Very truly yours,            Very truly yours,


     /s/ Sanford A. Belden        /s/ William M. Davis


     Sanford A. Belden            William M. Davis
     President and Chief Executive Officer
                                  President
     Community Bank System, Inc.  First Liberty Bank Corp.

  When you are evaluating the merger, you should consider the risk factors appearing on page [ ] of this document.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Community Bank System common stock to be issued or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  The shares of Community Bank System common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank, and they are not insured by the Federal Deposit Insurance corporation or any other governmental agency.

                                  ----------

             Joint Proxy Statement/Prospectus dated [      ], 2001
            First mailed to shareholders on or about [      ], 2001.

                          COMMUNITY BANK SYSTEM, INC.

                            5790 Widewaters Parkway
                             DeWitt, New York 13214

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON [     ], 2001

                               ----------------

   A Special Meeting of the Stockholders of Community Bank System, Inc. will be
held at [     ], on [     ], 2001 at [ : ] [ ]m., Eastern Time, for the
following purposes:

   1. Merger. To consider and vote upon a proposal to adopt and approve an Agreement and Plan of Merger, dated as of November 29, 2000, by and between Community Bank System and First Liberty Bank Corp., which provides for the merger of First Liberty with and into Community Bank System;

   2. Adjournment. To adjourn the Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient affirmative votes at the time of the Special Meeting to adopt and approve the merger agreement; and

   3. Other Business. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.

   Only holders of record of Community Bank System common stock at the close of
business on [     ], 2001 are entitled to the notice of and to vote at the
Special Meeting and any adjournments or postponements of the Special Meeting.

   The affirmative vote of the holders of at least a majority of the outstanding shares of Community Bank System common stock is required for approval of the merger agreement. This means that a failure to vote in favor of the approval of the merger agreement has the same effect as a vote against it. Therefore, your vote is important regardless of the number of shares you own. Even if you plan to attend the Special Meeting, we urge you to sign, date and return the enclosed proxy without delay in the enclosed postage-paid envelope or vote by touch-tone telephone as described on the enclosed proxy without delay, but not by both methods. If you do vote by both methods, only the last vote that is submitted will be counted and each previous vote will be disregarded. You may revoke your proxy at any time prior to the Special Meeting. If you are present at the Special Meeting, or at any adjournments or postponements of the Special Meeting, you may revoke your proxy and vote personally on each matter brought before the Special Meeting.

   If you have any questions or require assistance, please call David G. Wallace, Treasurer, at (315) 445-7310.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Donna J. Drengel

                                          Donna J. Drengel
                                          Corporate Secretary

   DeWitt, New York
   [     ], 2001

                                   IMPORTANT

   Your vote is important. In order to assure that your vote is represented at the Special Meeting, please mark, sign, date and return the enclosed proxy in the enclosed envelope as soon as possible. No postage is required for mailing in the United States.

   The board of directors of Community Bank System unanimously recommends that the stockholders vote "FOR" approval of the merger agreement.

                            FIRST LIBERTY BANK CORP.

                             645 Washington Avenue
                                  P.O. Box 39
                        Jermyn, Pennsylvania 18433-0039

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON [     ], 2001

                               ----------------

   A Special Meeting of the Shareholders of First Liberty Bank Corp. will be
held at [     ], on [     ], 2001 at [ : ] [ ]m., Eastern Time, for the
following purposes:

    1. Merger. To consider and vote upon a proposal to adopt and approve an Agreement and Plan of Merger, dated as of November 29, 2000, by and between Community Bank System, Inc. and First Liberty, which provides for the merger of First Liberty with and into Community Bank System;

    2. Adjournment. To adjourn the Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient affirmative votes at the time of the Special Meeting to adopt and approve the merger agreement; and

    3. Other Business. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.

   Only holders of record of First Liberty common stock at the close of
business on [     ], 2001 are entitled to the notice of and to vote at the
Special Meeting and any adjournments or postponements of the Special Meeting.

   The affirmative vote of at least a majority of the votes cast by the holders of First Liberty common stock is required for approval of the merger agreement. Therefore, your vote is important regardless of the number of shares you own. Even if you plan to attend the Special Meeting, we urge you to sign, date and return the enclosed proxy without delay in the enclosed postage-paid envelope. You may revoke your proxy at any time prior to the Special Meeting. If you are present at the Special Meeting, or at any adjournments or postponements of the Special Meeting, you may revoke your proxy and vote personally on each matter brought before the Special Meeting.

   If you have any questions or require assistance, please call Joseph R. Solfanelli, Executive Vice President, at (570) 803-6515.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Norman E. Woodworth

                                          Norman E. Woodworth
                                          Corporate Secretary

Jermyn, Pennsylvania
[     ], 2001

                                   IMPORTANT

   Your vote is important. In order to assure that your vote is represented at the Special Meeting, please mark, sign, date and return the enclosed proxy in the enclosed envelope as soon as possible. No postage is required for mailing in the United States.

   The board of directors of First Liberty unanimously recommends that the stockholders vote "FOR" approval of the merger agreement.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:Could you tell me more about Community Bank System?

A: Community Bank System is the parent company of Community Bank, N.A. and is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Community Bank is a commercial banking franchise headquartered in Upstate New York, with 72 customer facilities and 54 ATM's stretching diagonally from Northern New York to the Southern Tier and west to Lake Erie.

  Community Bank is a community retail bank committed to the philosophy of serving the financial needs of customers in local communities. Community Bank emphasizes the local character of business, knowledge of the customer and customer needs, comprehensive retail and small business products, and responsive decision-making at the branch and regional level. Community Bank and its subsidiaries offer a range of commercial and retail banking and financial services in their market areas to business, individual, agricultural and government customers. Community Bank and its employees strive to support, and to actively engage in important initiatives in, local communities within the market areas it serves.

  Community Bank System's common stock is publicly traded on the New York Stock Exchange under the symbol CBU. After giving pro forma effect to the merger between Community Bank and The Citizens National Bank of Malone, which closed on January 26, 2001, Community Bank System had approximately $2.1 billion in assets on a consolidated basis as of September 30, 2000. For additional information about Community Bank System, please see "Where You Can Find More Information" on page [ ].

Q:Could you tell me more about First Liberty?

A: First Liberty is the parent company of First Liberty Bank & Trust and is a bank holding company registered under the Bank Holding Company Act of 1956. First Liberty Bank is a Pennsylvania chartered banking institution headquartered in Jermyn, Pennsylvania. First Liberty Bank serves Lackawanna and Luzerne Counties in Northeastern Pennsylvania through 13 community banking offices.

  First Liberty Bank provides various community oriented domestic lending and depository services for both commercial and individual customers. First Liberty Bank's lending services include commercial and individual real estate mortgage and construction loans, secured and unsecured loans and lines of credit. Deposit services include savings, clubs, money market, NOW, checking and certificate of deposit accounts. First Liberty Bank also offers trust services to its customers.

  First Liberty's common stock is traded in the over-the-counter market and is quoted under the symbol FLIB on the OTC Bulletin Board, an electronic quotation service for over-the-counter securities which are not listed on Nasdaq. On a consolidated basis, First Liberty had consolidated assets of approximately $647 million as of September 30, 2000. For additional information about First Liberty, please see "Where You Can Find More Information" on page [ ] and "The Companies--First Liberty" on page [ ].

Q: Do the respective boards of directors of Community Bank System and First
   Liberty have a recommendation on how I should vote on the merger agreement?

A: Yes. The board of directors of Community Bank System unanimously recommends that the stockholders of Community Bank System vote in favor of the approval of the merger agreement. Likewise, the board of directors of First Liberty unanimously recommends that the shareholders of First Liberty vote in favor of the approval of the merger agreement.

Q:What do I need to do now?

A: Just indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the special meeting of your company. If you are a Community Bank System stockholder, you can vote your proxy by touch-tone telephone instead, as described in the enclosed proxy card.

  If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the merger agreement. If you are a stockholder of Community Bank System, your failure to sign and send in your proxy or your abstention will have the effect of a vote against the merger. On the other hand, if you are a shareholder of First Liberty, your failure to sign and send in your proxy or your abstention will not have the effect of a vote against the merger. However, your vote is important to ensure that First Liberty obtains a quorum to approve the merger agreement at its special meeting.

  You may attend your company's special meeting and vote your shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of the meeting by following the directions on page [ ] or [ ] and either change your vote by giving a new proxy or attend the meeting and vote in person.

Q: If I am a First Liberty shareholder, what will I receive in the merger?

A: If you are a First Liberty shareholder, for each share of First Liberty common stock you own before the merger, you will receive 0.56 of a share of Community Bank System common stock and cash instead of fractional shares, if any, unless you properly exercise your dissenters' rights.

  You should bear in mind that the exchange ratio of 0.56 described above is fixed. The exchange ratio will not be adjusted even if the respective market values of Community Bank System common stock or First Liberty common stock change before the merger. The market value of Community Bank System common stock is subject to fluctuation. Therefore, the value of a share of Community Bank System common stock as of the effective time of the merger and after the merger could differ from the current market value of Community Bank System common stock. A change in the market value of Community Bank System common stock will cause an increase or decrease in the value of the consideration you will receive in the merger.

Q: Should I send in my stock certificates now?

A: No. If you are a First Liberty shareholder, after the merger is completed, you will receive written instructions from the exchange agent on how to exchange your stock certificates for shares of Community Bank System. Please do not send in your stock certificates with your proxy.

Q: What is the purpose of this document?

A: This document serves as both companies' joint proxy statement and as Community Bank System's prospectus. As a proxy statement, this document is being provided to First Liberty shareholders because the board of directors of First Liberty is soliciting their proxy to vote to approve the merger agreement. Similarly, as a proxy statement, this document is being provided to Community Bank System stockholders because the board of directors of Community Bank System is soliciting their proxy to vote to approve the merger agreement. As a prospectus, Community Bank System is providing this document to First Liberty shareholders because Community Bank System is offering shares of its common stock in exchange for their shares of First Liberty common stock in the merger.

Q: Who is the exchange agent for the merger?

A: American Stock Transfer & Trust Company is the exchange agent. American
   Stock Transfer is the transfer agent for Community Bank System's common stock.

Q: How do I learn more about Community Bank System and First Liberty?

A: Please see pages [ ] through [ ] and pages [ ] through [ ] of this document for information regarding market price, dividends and other features of Community Bank System common stock and First Liberty common stock. You should also see pages [ ] through [ ] to find out how to obtain more information about Community Bank System and First Liberty.

Q: If I am a First Liberty shareholder, what are the tax consequences of the merger to me?

A: Generally, you should not recognize any gain or loss for U.S. federal income tax purposes, except with respect to cash in lieu of fractional shares, if any. We describe the material U.S. federal income tax consequences of the merger in more detail on pages [ ] to [ ]. The tax consequences of the merger to you will depend upon the facts of your own situation. Please consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q: What if I wish to dissent?

A: If you are a shareholder of First Liberty and vote against the merger or give written notice at or prior to the meeting that you dissent from the merger and follow the specific steps to perfect your dissenters' rights, you will have the right to seek appraisal of your shares and receive a cash amount as determined in accordance with provisions of the Pennsylvania Business Corporation Law, which are attached as Annex E. You may lose your dissenters' rights if you do not follow the procedures described in the provisions. For more information on your dissenters' rights, please see page [ ]. You should be aware that if you receive cash in the merger as a result of exercising your dissenters' rights, you will recognize a gain or loss for federal income tax purposes. Please see "Federal Income Tax Treatment of Dissenters" on page [ ].

   Stockholders of Community Bank System do not have any dissenters' rights in the merger.

Q: If my shares are held in "street name" by my broker, will the broker vote my shares for me?

A: No. Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not give instructions to your broker, your broker will not be able to vote your shares. This will have the effect of voting against the merger agreement if you are a Community Bank System stockholder, but not if you are a First Liberty shareholder.

Q: How do the directors and executive officers of each company plan to vote?

A: All of the directors and executive officers of First Liberty have committed that they will vote in favor of the merger agreement all the shares of First Liberty common stock that they are entitled to vote. As of the record date for the First Liberty special meeting, the directors and executive officers
   of First Liberty together had the right to vote [   ] shares, or
   approximately [ ]% of the outstanding First Liberty common stock.

  Although we did not request directors and executive officers of Community Bank System to commit to vote their shares of Community Bank System common stock in favor of the merger agreement, Community Bank System expects that those persons will vote their shares in favor of the merger agreement. As of the record date for the Community Bank System special meeting, the directors and executive officers of Community Bank System together had the
  right to vote [   ] shares, or approximately [ ]% of the outstanding
  Community Bank System common stock.

Q: What risks should I consider before I vote on the merger?

A: You should read "Risk Factors" on pages [ ] to [ ].

Q: When is the merger expected to be completed?

A: We are working to complete the merger during the second quarter of 2001. We must first obtain the necessary regulatory approvals and the approval of the First Liberty shareholders and Community Bank System stockholders at their respective special meetings and satisfy other conditions. We cannot assure you as to when or if all the conditions to the merger will be met, and it is possible we will not complete the merger at all.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

   If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

   If you are a Community Bank             If you are a First Liberty
   System stockholder:                     shareholder:

   David Wallace, Treasurer                Joseph R. Solfanelli,
   Community Bank System, Inc.             Executive Vice President
   5790 Widewaters Parkway                 First Liberty Bank Corp.
   DeWitt, New York 13214                  645 Washington Avenue
   (315) 445-7310                          P.O. Box 39
                                           Jermyn, Pennsylvania 18433-0039
                                           (570) 803-6515

   Please see "Where You Can Find More Information" on page [ ] to find out where you can find more information about Community Bank System and First Liberty.

                               TABLE OF CONTENTS

SUMMARY....................................................................   1

SELECTED HISTORICAL FINANCIAL DATA.........................................   9

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA................................  12

COMPARATIVE UNAUDITED PER SHARE DATA.......................................  19

RISK FACTORS...............................................................  20
  The Value of the Community Bank System Common Stock You Receive in the
   Merger May Vary.........................................................  20
  We May Fail to Implement the Merger Successfully, Achieve Savings and
   Realize the Other Anticipated Benefits from the Merger Because of
   Difficulties in Integrating Our Business Operations.....................  20
  We May Pursue Acquisitions and Investments that Could Adversely Affect
   Our Business............................................................  20
  Changes In Interest Rates Affect Our Profitability and Assets............  20
  Regional Economic Factors May Have an Adverse Impact on Our Business.....  21
  We Face Strong Competition from Other Banks and Financial Institutions which Can Hurt Our Business.............................................  21
  We Depend on Dividends from Our Banking Subsidiaries for Cash Revenues, but Those Dividends are Subject to Restrictions.........................  21
  Anti-Takeover Provisions May Prevent or Discourage Takeover Attempts in
   Which Our Stockholders May Receive a Premium............................  21

A WARNING ABOUT FORWARD-LOOKING INFORMATION................................  22

THE COMPANIES..............................................................  23
  Community Bank System....................................................  23
  First Liberty............................................................  23
    Business...............................................................  23
    Properties.............................................................  24
    Legal Proceedings......................................................  24
    Information Concerning First Liberty Directors and Officers............  25
    Certain Relationships and Related Transactions.........................  26
    Management's Discussion and Analysis of Financial Condition and Results
     of Operations.........................................................  27

SPECIAL MEETING OF THE STOCKHOLDERS OF COMMUNITY BANK SYSTEM...............  45
  General..................................................................  45
  Record Date; Voting Power................................................  45
  Vote Required............................................................  45
  Recommendation of the Community Bank System Board........................  46
  Solicitation and Revocation of Proxies...................................  46
  Other Matters............................................................  47

SPECIAL MEETING OF THE STOCKHOLDERS OF FIRST LIBERTY.......................  47
  General..................................................................  47
  Record Date; Voting Power................................................  47
  Vote Required............................................................  47
  Recommendation of the First Liberty Board................................  48
  Solicitation and Revocation of Proxies...................................  48
  Other Matters............................................................  48

THE MERGER.................................................................  49
  General..................................................................  49
  Background of the Merger.................................................  50
  Community Bank System's Reasons for the Merger; Recommendation of
   Community Bank System's Board of Directors..............................  54
  First Liberty's Reasons for the Merger; Recommendation of First Liberty's
   Board of Directors......................................................  56
  Fairness Opinion of Community Bank System's Financial Advisors...........  58
  Fairness Opinion of First Liberty's Financial Advisors...................  62
  Stock Option Agreement...................................................  67
  Voting Agreements with Directors and Executive Officers of First
   Liberty.................................................................  67
  Financial Interests of Certain First Liberty Directors and Executive
   Officers in the Merger..................................................  68
  Material Federal Income Tax Consequences.................................  69
  Accounting Treatment of the Merger.......................................  71
  Resales of Community Bank System Common Stock............................  72
  New York Stock Exchange Listing..........................................  73
  Regulatory Approvals and Notices for the Merger..........................  73

THE MERGER AGREEMENT.......................................................  74
  Exchange of Certificates.................................................  74
  Representations and Warranties...........................................  74
  Conditions to the Merger.................................................  75
  Termination..............................................................  76
  Conduct of Business prior to Completion of the Merger; Covenants.........  77
  Use of First Liberty Bank Name...........................................  79
  No Solicitation of Takeover Proposals....................................  79
  Fees and Expenses; Reimbursement of Expenses.............................  79
  Directors, Employees and Employee Benefits...............................  80
  Indemnification..........................................................  81
  Dividends................................................................  81
  Amendment and Waiver.....................................................  81

DISSENTING SHAREHOLDERS' RIGHTS............................................  82
  General..................................................................  82
  Notice of Intention to Dissent...........................................  82
  Notice to Demand Payment.................................................  82
  Failure to Comply with Notice to Demand Payment, etc.....................  82
  Payment of Fair Value of Shares..........................................  83
  Estimate by Dissenting Shareholder of Fair Value of Shares...............  83
  Valuation Proceedings....................................................  83
  Cost and Expenses........................................................  84

MARKET PRICE AND DIVIDEND INFORMATION......................................  85

DESCRIPTION OF CAPITAL STOCK OF COMMUNITY BANK SYSTEM......................  87
  General..................................................................  87
  Common Stock.............................................................  87
  Certain Certificate of Incorporation and Bylaws Provisions...............  87
  Rights Plan..............................................................  88

DESCRIPTION OF CAPITAL STOCK OF FIRST LIBERTY..............................  90
  General..................................................................  90
  Common Stock.............................................................  91
  Certain Charter and Pennsylvania Corporate Law Provisions................  92

COMPARISON OF RIGHTS OF HOLDERS OF FIRST LIBERTY COMMON STOCK AND
 COMMUNITY BANK SYSTEM COMMON STOCK.....................................    93

EXPERTS.................................................................    99

LEGAL MATTERS...........................................................    99

WHERE YOU CAN FIND MORE INFORMATION.....................................    99

FINANCIAL STATEMENT INDEX...............................................   F-1
                                                                          Annex
                                                                          -----
Agreement and Plan of Merger, dated as of November 29, 2000, by and
 between Community Bank System, Inc. and First Liberty Bank Corp........     A

Stock Option Agreement, dated as of November 29, 2000, by and between
 Community Bank System, Inc. and First Liberty Bank Corp................     B

Opinion of Berwind Financial, L.P.......................................     C

Opinion of Janney Montgomery Scott LLC..................................     D

Sections 1930 and 1571-1580 of the Pennsylvania Business Corporation Law
 of 1988, as amended....................................................     E

                                    SUMMARY

   This summary highlights selected information from this document and may not contain all the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should read this entire document carefully, as well as the additional documents we refer you to. See "Where You Can Find More Information" on page [ ].

   We have attached the merger agreement to this document as Annex A. Please read that document carefully. It is the legal document that governs the merger and your rights in the merger.

Community Bank System to Continue as the Surviving Corporation (Page [ ])

   We are proposing a merger of First Liberty into Community Bank System, which will combine both companies. Community Bank System will continue as the surviving corporation of the merger. Following the merger, we expect to merge First Liberty Bank, a wholly-owned banking subsidiary of First Liberty, with and into Community Bank, a wholly-owned banking subsidiary of Community Bank System, with Community Bank surviving the merger.

Exchange Ratio is Fixed at 0.56 of a Share of Community Bank System Common Stock for Each Share of First Liberty Common Stock (Page [ ])

   If you are a First Liberty shareholder and the merger is completed, you will receive 0.56 of a share of Community Bank System common stock for each share of First Liberty common stock you own plus cash instead of any fractional shares,
unless you properly exercise your dissenters' rights. On [     ], 2001, the
closing price of Community Bank System was $[   ], making the value of 0.56 of
a share of Community Bank System common stock on that date equal to
approximately $[   ]. Because the exchange ratio is fixed and will not be
adjusted for any fluctuation in the market price of Community Bank System common stock or First Liberty common stock, you will not know when you vote what the shares will be worth when they are issued at the completion of the merger. We urge you to obtain current market price of the shares.

First Liberty Shareholders Will Own Approximately 31% of the Combined Company Following the Merger (Page [ ])

   At the completion of the merger and assuming no exercise of dissenters' rights, persons who are First Liberty shareholders immediately before the merger are expected to own approximately 31% of the outstanding shares of common stock of the combined company.

No Federal Income Tax on Community Bank System Common Stock Received in the Merger (Page [ ])

   We intend that First Liberty shareholders will not recognize any gain or loss for U.S. Federal income tax purposes in the merger, except for those who receive cash instead of fractional shares or who perfect their dissenters' rights under Pennsylvania law. Tax matters are complicated, and tax consequence of the merger may vary among First Liberty shareholders depending on their specific situations. We urge each First Liberty shareholder to consult his or her own tax advisor to fully understand how the merger will affect him or her.

Our Financial Advisors Say the Exchange Ratio is Fair from a Financial Point of View (Page [ ])

   Community Bank System. Community Bank System's financial advisors, Janney Montgomery Scott LLC, rendered an opinion to the board of directors of Community Bank System that, as of the date of the opinion, the exchange ratio was fair from a financial point of view to the stockholders of Community Bank System. This opinion is attached as Annex D to this document. You should read it carefully.

   First Liberty. First Liberty's financial advisors, Berwind Financial, L.P., rendered an opinion to the board of directors of First Liberty that, as of the date of the opinion, the exchange ratio was fair from a financial point of view to the shareholders of First Liberty. This opinion is attached as Annex C to this document. You should read it carefully.

Share Information and Market Price (Page [ ])

   Community Bank System common stock is traded on the New York Stock Exchange under the symbol CBU. First Liberty common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol FLIB. The following table shows the closing or last sale prices of Community Bank System common stock and First Liberty common stock on November 29, 2000 and
[      ], 2001, and the equivalent price per share of First Liberty common stock which is determined by multiplying the closing price of Community Bank System common stock by the exchange ratio of 0.56. The companies made the first public announcement of the merger after the close of markets on November 29, 2000.

                                      Community
                                     Bank System         Fist Liberty
                                     ----------- ----------------------------
                                                            Equivalent Market
                                     Historical  Historical  Value Per Share
                                     ----------- ---------- -----------------
   Closing or Last Sale Prices Per
    Share on:
   November 29, 2000................   $24.10      $13.25        $13.496
   [     ], 2001....................    $[  ]      $ [  ]        $ [   ]

   The market prices of both Community Bank System common stock and First Liberty common stock will fluctuate before the merger. We encourage you to obtain current market prices.

The Companies (Page [ ])

   Community Bank System, Inc.
   5790 Widewaters Parkway
   DeWitt, New York 13214
   (315) 445-2282

   Community Bank System is a bank holding company operating Community Bank, which currently has 72 customer facilities and 54 ATM's in 18 counties in Upstate New York: St. Lawrence, Jefferson, Lewis, Oneida, Cayuga, Seneca, Ontario, Oswego, Wayne, Yates, Allegany, Cattaraugus, Tioga, Steuben, Chautauqua, Franklin, Herkimer, and Onondaga. Community Bank and its subsidiaries offer a broad range of commercial banking, trust, pension administration, investment and financial services to business, individual, agricultural and government customers.

   Community Bank is Community Bank System's principal asset. At September 30, 2000 and after giving pro forma effect to the merger between Community Bank and Citizens National Bank, which was completed on January 26, 2001, Community Bank System had on a consolidated basis approximately $2.1 billion in total assets, $1.55 billion in total deposits, $1.13 billion in total loans and shareholders' equity of $147 million.

   First Liberty Bank Corp.
   645 Washington Avenue
   P.O. Box 39
   Jermyn, Pennsylvania 18433-0039
   (570) 876-6500

   First Liberty is a bank holding company operating First Liberty Bank & Trust. First Liberty Bank is a community bank operating 13 banking offices and 16 ATMs in Lackawanna and Luzerne Counties in Northeastern Pennsylvania. First Liberty Bank offers a broad range of commercial banking and trust services to individuals and small- to medium-sized businesses in its market area.

   First Liberty Bank is the principal asset of First Liberty. At September 30, 2000 and on a consolidated basis, First Liberty had approximately $647 million in assets, $497 million in total deposits, $429 million in total loans and shareholders' equity of $60 million.

Community Bank System's Special Meeting will be held on [     ], 2001 and First
Liberty's Special Meeting will be held on [     ], 2001 (Page [ ])

   Community Bank System Special Meeting. A special meeting of the Community
Bank System stockholders will be held at [     ], at [ ]:[ ] [ ].m., Eastern
time, on [     ], 2001. At the special meeting, stockholders of Community Bank
System will vote on a proposal to adopt and approve the merger agreement.

   First Liberty Special Meeting. A special meeting of the First Liberty
shareholders will be held at [     ], at [ ]:[ ] [ ].m., Eastern time, on
[     ], 2001. At the special meeting, shareholders of First Liberty will vote on a proposal to adopt and approve the merger agreement.

Record Date for Community Bank System's Special Meeting is [     ], 2001 and
Record Date for First Liberty's Special Meeting is [     ], 2001; Each Share
will Entitle You to One Vote on the Merger (Pages [ ] and [ ])

   Community Bank System. You are entitled to vote at the Community Bank System special meeting if you owned shares of Community Bank System common
stock on the record date of [     ], 2001. As of that date, there were [   ]
shares of Community Bank System common stock issued and outstanding held by
approximately [   ] holders of record. Each share of Community Bank System
common stock entitles its holder to one vote on any matter that may properly come before the Community Bank System special meeting.

   First Liberty. You are entitled to vote at the First Liberty special meeting if you owned shares of First Liberty common stock on the record date of
[     ], 2001. As of that date, there were [   ] shares of First Liberty common
stock issued and outstanding held by approximately [   ] holders of record.
Each share of First Liberty common stock entitles its holder to one vote on any matter that may properly come before the First Liberty special meeting.

Merger Approval Requires a Majority of the Outstanding Shares for Community Bank System and a Majority of Votes Cast for First Liberty (Pages [ ] and [ ])

   Community Bank System. Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Community Bank System common stock. This means that if any stockholder of Community Bank System fails to vote or abstain from voting, it would have the same effect as voting against the merger.

   First Liberty. Approval of the merger agreement requires the affirmative vote of a majority of the votes cast by the holders of First Liberty common stock. Abstentions are not considered votes cast and, accordingly, will not have any effect on the merger vote.

We Expect Directors and Executive Officers of Each Company to Vote Their Shares in Favor of Approving the Merger (Page [ ])

   Community Bank System. On the record date set for the Community Bank System special meeting, the executive officers and directors of Community Bank System, including certain related parties, had voting power with respect to an
aggregate of [   ] shares of Community Bank System common stock, or
approximately [ ]% of the shares of the Community Bank System common stock then outstanding. Community Bank System expects that its directors and executive officers will vote all of their shares of Community Bank System common stock in favor of the merger agreement.

   First Liberty. On the record date set for the First Liberty special meeting, the executive officers and directors of First Liberty, including certain
related parties, had voting power with respect to an aggregate of [   ] shares
of First Liberty common stock, or approximately [ ]% of the shares of the First Liberty common stock then outstanding. Each director and executive officer of First Liberty executed an agreement which commits him to vote in favor of the merger agreement all of the shares of First Liberty common stock that he is entitled to vote.

The Boards of Directors of Community Bank System and First Liberty Recommend You Vote to Approve the Merger (Page [ ])

   Community Bank System. Community Bank System's board of directors has unanimously approved the merger agreement, and recommends a vote FOR approval of the merger agreement. Community Bank System stockholders should refer to the reasons that their board of directors considered in determining whether to adopt and approve the merger agreement on pages [ ] through [ ].

   First Liberty. First Liberty's board of directors has unanimously approved the merger agreement, and recommends a vote FOR approval of the merger agreement. First Liberty shareholders should refer to the reasons that their board of directors considered in determining whether to adopt and approve the merger agreement on pages [ ] through [ ].

Terms of the Merger Agreement (Page [ ])

   The merger agreement is attached to this document as Annex A. We encourage you to read the merger agreement in its entirety. It is the legal document that governs the merger and your rights in it. We also encourage you to read the risk factors beginning on page [ ].

   General. The merger agreement provides that First Liberty will merge with and into Community Bank System, with Community Bank System continuing as the surviving corporation.

   Merger Consideration. If the merger is completed, First Liberty shareholders will receive 0.56 of a share of Community Bank System common stock for each share of First Liberty common stock they own, except for First Liberty shareholders who properly exercise their dissenters' rights. Community Bank System will not issue any fractional shares of its common stock. Instead, a First Liberty shareholder will receive cash equal to the product of (1) the closing price of Community Bank System common stock on the date that the merger is completed, and (2) the fraction of a share of Community Bank System to which the shareholder would otherwise be entitled. The exchange ratio of 0.56 is fixed and will not be adjusted even if the market price of Community Bank System common stock or First Liberty common stock fluctuates before the merger.

   Stock Options. If the merger is completed, each outstanding, unexercised option to purchase shares of First Liberty common stock will no longer represent a right to acquire shares of First Liberty common stock but will be assumed by Community Bank System, so that the holder of the option will have a right to purchase shares of Community Bank System common stock upon exercise. The number of shares underlying each option, as well as the exercise price, will be adjusted appropriately by the amount of the exchange ratio.

   Completion of the Merger. The merger will become effective on the date and at the time that we file a certificate or articles of merger with each of the Delaware Secretary of State and the Pennsylvania Secretary of State.

   Conditions to the Merger. The completion of the merger depends upon the satisfaction of a number of conditions, including:

  . Community Bank System stockholders approve the merger agreement by the affirmative vote of at least a majority of the outstanding shares of Community Bank System common stock;

  . First Liberty shareholders approve the merger agreement by the affirmative vote of at least a majority of the votes cast by the holders of First Liberty common stock;

  . Community Bank System and First Liberty receive all approvals or consents required by law from any applicable governmental agency, and all applicable notice or waiting periods have expired;

  . the Securities and Exchange Commission, or the SEC, declares effective the registration statement covering the Community Bank System common stock to be issued in the merger, and the registration statement is not the subject of any stop order or proceeding seeking a stop order;

  . Community Bank System has complied with the rules and regulations of all applicable state securities commissions or agencies concerning the merger;

  . the New York Stock Exchange lists the Community Bank System common stock to be issued in the merger, subject to official notification of issuance;

  . PricewaterhouseCoopers LLP, Community Bank System's independent auditors, delivers an opinion to First Liberty and Community Bank System that the merger will qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code;

  . KPMG LLP, First Liberty's independent auditors, delivers a pooling letter to First Liberty that First Liberty is a poolable entity under applicable accounting principles;

  . PricewaterhouseCoopers, Community Bank System's independent auditors, delivers a pooling letter to Community Bank System that the merger will qualify for the pooling of interests accounting treatment; and

  . Berwind Financial, First Liberty's financial advisors, delivers a written fairness opinion to First Liberty dated within five days of the mailing of this document.

   Unless prohibited by law, either of us could elect to waive a condition designed for the benefit of the waiving party that has not been satisfied and complete the merger anyway. Although it was not a condition to closing in the merger agreement, Janney Montgomery Scott, Community Bank System's financial advisors, has delivered a written fairness opinion dated as of the date of this document.

   Fees and Expenses. We will each pay our own expenses in connection with the merger, except that we will share equally all filing fees paid to the SEC in connection with the registration statement for the merger, and all costs associated with the printing and mailing of this document. If, however, the merger agreement is terminated after an "initial triggering event" occurs under the stock option agreement, First Liberty is required to reimburse Community Bank System for its expenses. In addition, if Community Bank System causes First Liberty to repurchase the stock option, or shares of First Liberty common stock issued upon exercise of the stock option, pursuant to the stock option agreement that we have entered into at the time that the merger agreement was executed, then First Liberty must also reimburse Community Bank System for its expenses which have not previously been reimbursed. For details, please see "Stock Option Agreement" on page [ ].

   Termination. Either of us may call off the merger under certain circumstances, including if:

  .  we both consent in writing to the termination;

  . the merger is not completed before September 30, 2001, unless the merger was not completed principally because the party seeking to terminate breached a covenant or obligation of the merger agreement;

  . we are not able to obtain required governmental approvals, after all appeals and requests for reconsideration have been exhausted;

  . any governmental entity issues a final and non-appealable order to prohibit the completion of the merger;

  . either Community Bank System stockholders or First Liberty shareholders do not approve the merger agreement; or

  . the other party materially breaches, and does not cure within 30 days, any of the representations, warranties or covenants it has made under the merger agreement, and the breach entitles the non-breaching party to not complete the merger.

   We can terminate the merger agreement without completing the merger, even if the stockholders of Community Bank System and/or First Liberty have already voted to approve the merger agreement.

Terms of the Stock Option Agreement (Page [ ])

   The stock option agreement is attached to this document as Annex B. We encourage you to read the stock option agreement in its entirety.

   To induce Community Bank System to enter into the merger agreement, First Liberty granted a stock option to Community Bank System to purchase up to 1,267,359 shares of First Liberty common stock at an exercise price of $13.25 per share. The number of shares of First Liberty common stock that may be acquired upon exercise of the stock option may not in any event exceed 19.9% of the issued and outstanding shares of First Liberty common stock (without counting shares that are issued or issuable upon exercise). Under certain circumstances, First Liberty may be required to repurchase the stock option, or any shares purchased upon exercise of the stock option, for a cash payment determined under the stock option agreement.

   Community Bank System cannot exercise the stock option, or require First Liberty to repurchase the stock option or any underlying shares of First Liberty common stock, unless certain specific events take place. These events are generally related to a competing transaction involving a merger, business combination or other acquisition of First Liberty or its stock or assets. As of the date of this document, we are not aware that any event of the kind has occurred. The stock option could have the effect of discouraging other companies that might wish to combine with or acquire First Liberty from doing so.

Financial Interests of First Liberty Management in the Merger (Page [ ])

   In considering the recommendation of the First Liberty board of directors, First Liberty shareholders should be aware that certain of the directors and an executive officer of First Liberty have financial interests in the merger that are different from, and may conflict with, interests of First Liberty shareholders. The First

Liberty board knew about these interests and determined that they did not affect the benefits to First Liberty shareholders of the merger. These interests are as follows:

  . Three officers of First Liberty, William M. Davis, Steven R. Tokach and Joseph R. Solfanelli, are parties to employment agreements with First Liberty that will provide them with severance benefits if the merger is completed:

    . Mr. Davis will receive a severance payment of $490,000 under his First Liberty employment agreement upon completion of the merger.

    . Mr. Tokach will agree to defer a severance payment of $330,000 under his First Liberty employment agreement until his employment with Community Bank System and Community Bank terminates at any time following completion of the merger, except under limited circumstances.

    . Mr. Solfanelli will agree to defer a severance payment of $250,000 under his First Liberty employment agreement until his employment with Community Bank System and Community Bank terminates at any time following completion of the merger, except under limited circumstances.

  . Mr. Davis will enter into a three-year consulting contract with Community Bank System upon completion of the merger under which he will receive $100,000 annually.

  . Mr. Tokach and Mr. Solfanelli will each enter into three-year employment agreements with Community Bank System under which they will receive annual base salaries of $165,000 and $150,000, respectively, in addition to certain other payments and benefits.

  . Certain directors and executive officers of First Liberty hold stock options to purchase an aggregate of 57,632 shares of First Liberty common stock that will convert into options to purchase Community Bank System common stock that are exercisable immediately after completion of
     the merger. As of [     ], 2001, the difference between the aggregate
     exercise price and the market value of the shares of First Liberty common stock underlying the options, which represents the economic value
     of the options, was $[   ].

  . Community Bank System will establish an advisory board which includes eight former directors of First Liberty. The advisory board will be maintained for a period of at least four years and members of the advisory board will receive a retainer of $12,000 per annum.

  . Three directors of First Liberty, Saul Kaplan, Peter A. Sabia and Harold Kaplan will become directors of Community Bank System and Community Bank following the merger and will receive the same compensation in such capacities as other board members.

Directors of Community Bank System and Community Bank Following the Merger (Page [ ])

   If the merger is completed, three of First Liberty's directors, Saul Kaplan, Peter A. Sabia and Harold Kaplan, will be appointed to serve as members of Community Bank System's board of directors, in addition to nine current directors of Community Bank System. These three new directors of Community Bank System will also be appointed to serve on the board of directors of Community Bank.

   Subject to certain limitations, Community Bank System has also agreed to re-nominate the three designees of First Liberty on the board of directors of Community Bank System for at least one additional three-year term after their respective initial terms expire, and to recommend that Community Bank System stockholders vote in favor of their reelection.

We Expect to Account for the Merger as a Pooling of Interests (Page [ ])

   We expect that the merger will qualify as a pooling of interests. This means that, for accounting and financial reporting purposes, Community Bank System will treat the combined companies as if they had always been one company. The directors and executive officers of both companies have entered into an agreement intended to preserve the ability of the merger to be accounted for as a pooling of interests.

There will be Restrictions on Resales of Community Bank System Common Stock for Affiliates of First Liberty (Page [ ])

   Shares of Community Bank System common stock which First Liberty shareholders receive in the merger will be freely transferable, unless the holder of the shares is an affiliate of First Liberty at the time its special meeting is held. Under applicable federal securities laws, affiliates generally include directors, executive officers and 10% or greater shareholders of First Liberty common stock. Any First Liberty shareholder who is an affiliate of First Liberty at the time of the special meeting will be subject to certain restrictions on his or her ability to transfer shares of Community Bank System common stock received in the merger. In addition, any First Liberty shareholder who becomes an affiliate of Community Bank System after the merger will be subject to similar restrictions. These restrictions are described on page [ ] through [ ].

We Must Obtain Regulatory Approvals to Complete the Merger (Page [ ])

   We must make filings with or obtain approvals from certain regulatory authorities to effect the merger. In addition, before we complete the merger, we will make all filings and obtain all regulatory approvals required for the merger of our banking subsidiaries, Community Bank and First Liberty Bank. These include the approvals of the Federal Reserve Board, the Comptroller of the Currency and the Pennsylvania Department of Banking. In addition, Community Bank System must apply to list the common stock to be issued in the merger with the New York Stock Exchange.

First Liberty Shareholders Have Dissenters' Rights in the Merger (Page [ ])

   If you are a First Liberty shareholder, you have the right under Pennsylvania law to dissent from the merger, and to demand and receive cash for the fair value of your stock instead of receiving Community Bank System common stock in the merger. In order to assert dissenters' rights, a First Liberty shareholder must:

  . File a written notice of intent to dissent with First Liberty prior to the shareholder vote at First Liberty's special meeting of shareholders;

  .  Not vote in favor of the merger;

  . File a written demand for payment and deposit the certificates representing the First Liberty shares for which dissenters' rights are being asserted as requested by the notice that will be sent by First Liberty or Community Bank System after the merger; and

  . Comply with certain other statutory procedures set forth in Pennsylvania law.

   If you are a First Liberty shareholder and you sign and return your proxy without voting instructions, we will vote your proxy in favor of the merger and you will lose any dissenters' rights that you may have. We have included a copy of sections of Pennsylvania law dealing with dissenters' rights to this document as Annex D.

There are Differences in Shareholder Rights (Page [ ])

   The rights of First Liberty shareholders as such are currently governed by Pennsylvania law and First Liberty's articles of incorporation and bylaws. If the merger is completed, First Liberty shareholders will become stockholders of Community Bank System and their rights will be governed by Delaware law and the Community Bank System's certificate of incorporation and bylaws. There are certain differences in the rights of shareholders of the two companies.

                       SELECTED HISTORICAL FINANCIAL DATA

   The following information is provided to assist you in analyzing the financial aspects of the merger. This information shows selected historical consolidated financial data for Community Bank System and First Liberty. We derived this information from each company's audited consolidated financial statements for the years ended December 31, 1995 through 1999, and its unaudited financial statements for the nine months ended September 30, 1999 and 2000. The information is only a summary and should be read in conjunction with Community Bank System's financial statements and related notes and management's discussions and analysis contained in the annual, quarterly and other reports filed with the SEC, and First Liberty's financial statements and related notes and management's discussions and analysis contained elsewhere in this document. For information on how to obtain these reports filed by Community Bank System, please refer to "Where You Can Find More Information" on page [ ]. The following information does not give effect to the merger between Community Bank and Citizens National Bank which closed on January 26, 2001. We encourage you to read "Selected Unaudited Pro Forma Financial Data" on page [ ].

                             Community Bank System

                       Selected Historical Financial Data

                            Nine Months ended
                              September 30,
                               (Unaudited)                     Years ended December 31,
                          --------------------- ------------------------------------------------------
                             2000       1999       1999       1998       1997       1996       1995
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------

                                             (in thousands, except per share data)
Income Statement Data:
Interest income.........  $  107,018 $   90,625 $  123,888 $  122,938 $  117,628 $   97,688 $   83,387
Interest expense........      53,695     40,680     55,947     58,543     54,752     42,422     36,307
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
Net interest income.....      53,323     49,945     67,941     64,395     62,876     55,266     47,080
Provision for loan
 losses.................       5,044      3,689      5,136      5,123      4,480      2,897      1,765
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
Net interest income
 after provision for
 loan losses............      48,279     46,256     62,805     59,272     58,396     52,369     45,315
Non-interest income.....      15,386     12,005     15,487     17,040     11,808      8,874      6,558
Non-interest expense....      41,759     39,673     52,734     51,876     45,799     37,450     33,019
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
Cumulative effect of
 change in accounting
 principle..............           0          0          0        328          0          0          0
Income before income
 taxes..................      21,906     18,588     25,559     24,764     24,406     23,793     18,854
Provision for income
 taxes..................       6,572      5,950      7,923      9,036      8,844      9,660      7,384
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
 Net income.............  $   15,334 $   12,638 $   17,635 $   15,728 $   15,562 $   14,133 $   11,470
                          ========== ========== ========== ========== ========== ========== ==========
End of Period Balance
 Sheet Data:
Total assets............  $1,973,580 $1,774,167 $1,840,702 $1,680,689 $1,633,742 $1,343,865 $1,152,045
Loans net of unearned
 discount...............   1,081,531    982,673  1,009,223    917,220    843,212    652,474    560,151
Earning assets (includes
 market value
 adjustments)...........   1,800,982  1,612,016  1,664,110  1,510,760  1,455,139  1,231,058  1,034,183
Total deposits..........   1,455,391  1,372,001  1,360,306  1,378,066  1,345,686  1,027,213  1,016,946
Long-term debt..........     145,000     70,000     70,000     70,000     25,000    100,000     25,550
Trust securities........      29,822     29,816     29,817     29,810     29,804          0          0
Shareholders' equity....     121,976    111,648    108,487    120,165    118,012    109,352    100,060

                            Nine Months ended
                              September 30,
                               (Unaudited)                       Years ended December 31,
                          ----------------------  ----------------------------------------------------------
                             2000        1999        1999        1998        1997        1996        1995
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                             (in thousands, except per share data)
Average Balance Sheet
 Data:
Total assets............  $1,891,494  $1,702,105  $1,723,212  $1,670,624  $1,491,920  $1,251,826  $1,054,610
Loans net of unearned
 discount...............   1,044,567     935,650     951,167     884,751     749,596     602,717     519,762
Earning assets (excludes
 market value
 adjustments)...........   1,760,513   1,548,107   1,572,356   1,512,175   1,363,703   1,147,455     975,257
Total deposits..........   1,413,912   1,371,853   1,369,269   1,396,700   1,213,793   1,032,169     871,050
Long-term debt..........      86,606      70,000      70,003      89,805      79,863      57,006       3,399
Trust securities........      29,820      29,815      29,814      29,810      27,290           0           0
Shareholders' equity....     112,694     117,687     115,876     120,936     110,689     103,398      84,231
Common Per Share Data:
Net income..............  $     2.14  $     1.73  $     2.42  $     2.05  $     2.02  $     1.83  $     1.70
Cash dividend declared..        0.77        0.71        0.96        0.86        0.76        0.69        0.62
Period-end book value--
 stated.................       17.44       15.63       15.30       16.47       15.56       14.03       12.99
Period-end book value--
 tangible...............        9.99        8.55        8.32        9.01        7.82        9.85        8.37
Common Outstanding
 Shares:
Average during period
 (including common stock
 equivalents)...........   7,148,884   7,321,721   7,213,394   7,670,711   7,676,326   7,482,518   6,522,410
End of period (excluding
 common stock
 equivalents)...........   6,993,059   7,141,429   7,092,259   7,296,453   7,586,512   7,474,406   7,358,450
Selected Ratios:
Return on average total
 assets.................        1.08%       0.99%       1.02%       0.94%       1.04%       1.13%       1.09%
Return on average
 shareholders' equity
 (excludes preferred
 stock).................       18.17%      14.36%      15.22%      13.01%      14.09%      13.88%      13.85%
Common dividend payout
 ratio..................       35.44%      40.46%      39.05%      41.15%      37.30%      37.27%      34.79%
Net interest margin
 (taxable equivalent
 basis).................        4.34%       4.58%       4.46%       4.31%       4.64%       4.86%       4.88%
Noninterest income to
 average assets.........        5.66%       5.32%       0.90%       1.02%       0.79%       0.71%       0.64%
Noninterest income to
 operating income.......       21.40%      18.70%      18.70%      19.00%      15.30%      13.60%      12.10%
Efficiency ratio........       52.60%      54.70%      55.20%      58.50%      55.00%      53.40%      56.70%
Non-performing loans to
 period-end total
 loans..................        0.58%       0.42%       0.57%       0.43%       0.49%       0.44%       0.36%
Non-performing assets to
 period-end total loans
 and other real estate
 owned..................        0.66%       0.48%       0.67%       0.56%       0.60%       0.55%       0.47%
Allowance for loan
 losses to period-end
 loans..................        1.35%       1.32%       1.33%       1.36%       1.47%       1.25%       1.25%
Allowance for loan
 losses to period-end
 non-performing loans...      234.96%     315.71%     234.93%     312.12%     297.96%     285.58%     349.69%
Allowance for loan
 losses to period-end
 non-performing assets..      205.56%     274.19%     203.45%     240.74%     246.02%     224.33%     267.40%
Net charge-offs
 (recoveries) to average
 total loans............        0.49%       0.46%       0.44%       0.58%       0.50%       0.29%       0.21%
Average net loans to
 average total
 deposits...............       73.88%      68.20%      69.47%      63.35%      61.76%      58.39%      59.67%
Period-end total
 shareholders' equity to
 period end assets......        6.18%       6.29%       5.89%       7.15%       7.22%       8.14%       8.69%
Tier I capital to risk-
 adjusted assets........        9.00%       9.22%       9.28%       9.24%       9.28%      10.70%      10.62%
Total risk-based capital
 to risk-adjusted
 assets.................       10.23%      10.42%      10.50%      10.49%      10.53%      11.83%      11.76%
Tier I leverage ratio...        5.65%       5.79%       5.80%       5.71%       5.67%       5.88%       5.83%

                                 First Liberty

                       Selected Historical Financial Data

                           Nine Months ended
                             September 30,
                              (Unaudited)                   Years ended December 31,
                          --------------------  -----------------------------------------------------
                            2000       1999       1999       1998       1997       1996       1995
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                          (in thousands, except per share data)
Income Statement Data:
Interest income.........  $  33,114  $  31,679  $  42,559  $  42,365  $  41,316  $  39,939  $  37,727
Interest expense........     18,765     16,593     22,543     22,673     21,575     20,523     19,952
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net interest income.....     14,349     15,086     20,016     19,692     19,741     19,416     17,775
Provision for loan
 losses.................        540        540        720        540        600        833      1,365
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net interest income
 after provision for
 loan losses............     13,809     14,546     19,296     19,152     19,141     18,583     16,410
Non-interest income.....      1,570      1,760      2,244      1,778      2,044      2,254      1,469
Non-interest expense....     10,572     10,277     13,992     15,359     14,328     14,024     13,589
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before income
 taxes..................      4,807      6,029      7,548      5,571      6,857      6,813      4,290
Provision for income
 taxes..................      1,056      1,280      1,521      1,570      1,737      1,743        869
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income..............  $   3,751  $   4,749  $   6,027  $   4,001  $   5,120  $   5,070  $   3,421
                          =========  =========  =========  =========  =========  =========  =========
End of Period Balance
 Sheet Data:
Total assets............  $ 646,661  $ 643,603  $ 653,275  $ 615,370  $ 585,051  $ 576,696  $ 546,483
Loans net of unearned
 discount...............    434,479    411,788    416,550    375,915    360,594    342,635    300,701
Allowance for loan
 losses.................      5,493      4,784      5,107      4,618      4,562      5,017      4,787
Total deposits..........    496,962    508,989    484,446    496,600    484,802    487,584    492,788
Securities..............    169,266    191,428    185,908    196,563    185,129    191,208    203,347
Shareholders' equity....     60,152     58,503     57,217     58,908     55,584     51,642     48,658
Common Per Share Data:
Net income--basic.......  $    0.59  $    0.75  $    0.95  $    0.63  $    0.81  $    0.81  $    0.54
Net income--diluted.....       0.59       0.74       0.94       0.63       0.80       0.80       0.54
Period-end book value--
 stated.................       9.45       9.19       8.99       9.28       8.83       8.21       7.73
Common Outstanding
 Shares:................  6,368,640  6,366,984  6,366,984  6,348,548  6,296,260  6,294,720  6,294,720
Selected Ratios:
Return on average total
 assets.................       0.63%      1.01%      0.95%      0.66%      0.88%      0.91%      1.12%*
Return on average
 shareholders' equity
 (excludes preferred
 stock).................       6.60%     10.80%     10.28%      7.06%      9.59%     10.18%     13.20%*
Common dividend payout
 ratio..................      56.04%     41.47%     44.33%     54.46%     41.39%     37.97%     57.52%
Net interest margin
 (taxable equivalent
 basis).................       3.33%      3.53%      3.58%      3.63%      3.79%      3.83%      4.18%*
Noninterest income to
 average assets.........        .34%       .41%       .35%       .29%       .35%       .40%       .20%*
Non-performing loans to
 period-end total
 loans..................        .31%       .37%       .38%       .58%       .52%      1.51%      1.40%
Allowance for loan
 losses to period-end
 loans..................       1.26%      1.16%      1.23%      1.23%      1.28%      1.46%      1.59%
Allowance for loan
 losses to period-end
 non-performing loans...        402%       314%       319%       211%       243%        88%       119%
Allowance for loan
 losses to period-end
 non- performing
 assets.................        300%       229%       237%       173%       160%        84%        85%
Net charge-offs
 (recoveries) to average
 total loans............        .04%       .10%       .06%       .13%       .30%       .19%       .58%
Period-end total
 shareholders' equity to
 period-end assets......       9.30%      9.09%      8.76%      9.57%      9.50%      8.95%      8.90%
Tier I capital to risk-
 adjusted assets........      14.54%     15.53%     15.62%     17.66%     15.81%     15.97%     16.13%*
Total risk-based capital
 to risk-adjusted
 assets.................      15.79%     16.74%     16.87%     18.91%     17.06%     17.23%     17.39%*

--------
* Denoted ratios from 1995 are for First Jermyn Corp., the predecessor of First Liberty. First Liberty's pooled ratios were not available because information from Upper Valley Bancorp, Inc, which merged into First Jermyn, was not available.

                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

   The following selected unaudited pro forma financial data presents the combined financial condition of Community Bank System, Citizens National Bank and First Liberty as of September 30, 2000, assuming that both the merger and the pending merger between Community Bank and Citizens National Bank had occurred as of September 30, 2000, after giving effect to certain pro forma adjustments described in the accompanying notes. The selected unaudited pro forma financial data also presents the combined historical results of operations of Community Bank System and First Liberty as if the merger had been consummated as of the first day of the periods presented. You should recognize that the pro forma statements of income data contained below do not give effect to the merger between Community Bank and Citizens National Bank which closed on January 26, 2001, or any one-time charges, revenue enhancements and cost reductions that Community Bank System expects to incur or achieve after the merger.

   The unaudited pro forma financial data as of September 30, 2000, and for the nine months ended September 30, 2000, was prepared from the unaudited financial statements of Community Bank System and First Liberty for the nine months ended September 30, 2000. A portion of the unaudited pro forma statement of condition data as of September 30, 2000 was also prepared from the unaudited financial statements of Citizens National Bank as of September 30, 2000. The unaudited pro forma statements of income data for the years ended December 31, 1999, 1998 and 1997 was prepared from the audited financial statements of Community Bank System and First Liberty for the three-year period ended December 31, 1999.

   The merger between Community Bank and Citizens National Bank will be accounted for using the purchase method of accounting. This means that Community Bank System will record in its financial statements the fair value of the assets and liabilities of Citizens National Bank on the date of that merger. Any excess of the purchase price paid by Community Bank System over the fair value of Citizens National Bank's recognized assets and liabilities will be recorded by Community Bank System as goodwill, which will be amortized over period of up to 15 years as charges to earnings. Under the terms of that merger, Citizens National Bank was merged into Community Bank, a subsidiary of Community Bank System. In the transaction, Community Bank System issued approximately 952,000 shares of its common stock (assuming no exercise of dissenters' rights) in exchange for all of the Citizens National Bank common stock issued and outstanding. Of the approximately 952,000 shares of Community Bank System common stock issued, 648,100 shares were issued from Community Bank System's treasury stock holdings and the remaining 303,900 shares were issued from the authorized but unissued shares of Community Bank System common stock. Community Bank System reissued all of its treasury stock in this transaction.

   The merger between Community Bank System and First Liberty is expected to be accounted for using the pooling of interests method of accounting. Under this method of accounting, the recorded assets, liabilities, stockholders' equity, income and expense of Community Bank System and First Liberty are combined and reflected at their historical amounts. In the merger, First Liberty will be merged into Community Bank System, which will issue approximately 3,566,000 shares of its common stock (assuming no exercise of dissenters' rights) in exchange for all of the issued and outstanding shares of First Liberty common stock. First Liberty's 60,820 shares of treasury stock will be retired and will not be converted to shares of Community Bank System common stock in the merger.

   Community Bank System expects to incur significant one-time merger charges in connection with the both mergers. In addition, Community Bank System expects to achieve revenue enhancements and cost reductions after the completion of transactions. These charges, revenue enhancements and cost reductions are not reflected in the unaudited selected pro forma financial data. The unaudited selected pro forma financial data does not purport to represent what the results of operations or financial position of Community Bank System would actually have been if the mergers had in fact occurred on such dates or to project the results of operations or financial position of Community Bank System for any future period or date. The information in the tables below should be read in connection with, and are qualified by reference to, Community Bank System's financial statements and related notes and management's discussions and analysis contained in the annual, quarterly and other reports filed with the SEC, and First Liberty's financial statements and related notes and management's discussions and analysis contained elsewhere in this document. For information on how to obtain these reports filed by Community Bank System, please refer to "Where You Can Find More Information" on page [ ].

                 Pro Forma Consolidated Statements of Condition

                            As of September 30, 2000
                             (Dollars in Thousands)

                                                                                        Pro Forma
                                          Pro Forma                                   Consolidated
                                        Consolidated                                    Community
                                          Community                                    Bank System
                          Community      Bank System                   Pro Forma    Citizens National
                         Bank System  Citizens National First Liberty   Pooling           Bank
                         (Historical)      Bank(a)      (Historical)  Adjustments     First Liberty
                         ------------ ----------------- ------------- -----------   -----------------
ASSETS
Cash and due from
 banks..................  $   66,643     $   71,748       $ 14,243                     $   85,991
Investment securities...     719,929        766,703        169,266                        935,969
Loans, net of unearned
 discount...............   1,081,531      1,141,007        434,479                      1,575,486
  Less: Reserve for loan
   losses...............     (14,614)       (15,644)        (5,493)                       (21,137)
Intangible assets.......      52,136         65,791          4,374                         70,165
All other assets........      67,955         72,633         29,792                        102,425
                          ----------     ----------       --------      -------        ----------
    Total assets........  $1,973,580     $2,102,238       $646,661      $   --         $2,748,899
                          ==========     ==========       ========      =======        ==========
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Deposits................  $1,455,391     $1,550,250       $496,962      $   --         $2,047,212
Borrowings..............     343,100        350,950         86,381                        437,331
Company obligated
 mandatorily redeemable
 preferred securities of
 a subsidiary, Community
 Capital Trust I,
 holding solely junior
 subordinated debentures
 of Community Bank
 System.................      29,822         29,822              0                         29,822
Accrued interest and
 other liabilities......      23,291         24,545          3,166                         27,711
                          ----------     ----------       --------      -------        ----------
    Total liabilities...   1,851,604      1,955,567        586,509            0         2,542,076
Shareholders' equity
  Common stock..........       7,641          7,945          2,009        1,557 (b)        11,511
  Surplus...............      33,338         40,723          6,121       (1,753)(b)        45,091
  Undivided profits.....     105,252        105,252         55,439                        160,691
  Accumulated other
   comprehensive
   income...............      (7,249)        (7,249)        (3,221)                       (10,470)
  Treasury stock at
   cost.................     (17,006)           --            (196)         196 (b)           --
                          ----------     ----------       --------      -------        ----------
    Total shareholders
     equity.............     121,976        146,671         60,152            0           206,823
                          ----------     ----------       --------      -------        ----------
    Total liabilities
     and capital........  $1,973,580     $2,102,238       $646,661      $   --         $2,748,899
                          ==========     ==========       ========      =======        ==========

--------
(a) Reflects the combined financial condition of Community Bank System and Citizens National Bank on a pro forma basis, assuming that the merger between Community Bank and Citizens National Bank had occurred as of September 30, 2000. Also reflects certain pro forma and other adjustments.
(b) Reflects (1) the issuance of approximately 3,566,000 shares of Community Bank System common stock in exchange for 6,368,460 outstanding shares of First Liberty common stock, (2) the retirement of 60,820 shares of First Liberty's treasury stock, and (3) the adjustment of common stock and surplus to reflect the resulting legal capital of Community Bank System.

                  PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

                    For Nine Months Ended September 30, 2000
                             (Dollars in Thousands)

                                                                   Pro Forma
                                                                  Consolidated
                                 Community           Pro Forma     Community
                                   Bank      First    Pooling     Bank System
                                  System    Liberty Adjustments First Liberty(a)
                                 ---------  ------- ----------- ----------------
Interest Income:
  Interest and fees on loans.... $ 71,068   $25,015                 $ 96,083
  Interest and dividends on
   investments..................   35,950     8,099                   44,049
                                 --------   -------    ----         --------
    Total interest income.......  107,018    33,114       0          140,132
                                 --------   -------    ----         --------
Interest expense:
  Interest on deposits..........   36,342    14,649                   50,991
  Interest on borrowings........   17,353     4,116                   21,469
                                 --------   -------    ----         --------
    Total interest expense......   53,695    18,765       0           72,460
                                 --------   -------    ----         --------
Net interest income.............   53,323    14,349       0           67,672
Less: Provision for loan
 losses.........................    5,044       540                    5,584
                                 --------   -------    ----         --------
  Net interest income after
   provision for loan losses....   48,279    13,809       0           62,088
                                 --------   -------    ----         --------
Other income:
  Fiduciary and investment
   income.......................    1,858       522                    2,380
  Service charges on deposit
   accounts.....................    5,708       516                    6,224
  Commissions on investment
   products.....................    3,392         0                    3,392
  Other service charges,
   commissions and fees.........    4,639       479                    5,118
  Investment security gains
   (losses).....................     (212)       53                     (159)
                                 --------   -------    ----         --------
    Total other income..........   15,385     1,570       0           16,955
                                 --------   -------    ----         --------
Other expenses:
  Salary and employee benefits..   21,378     5,912                   27,290
  Occupancy expense, net and
   equipment & furniture
   expense......................    5,724     1,941                    7,665
  Amortization of intangible
   assets.......................    3,483       126                    3,609
  Other.........................   11,175     2,593                   13,768
                                 --------   -------    ----         --------
    Total other expenses........   41,760    10,572       0           52,332
                                 --------   -------    ----         --------
Income before income taxes......   21,904     4,807       0           26,711
Income taxes....................    6,572     1,056       0            7,628
                                 --------   -------    ----         --------
Net income...................... $ 15,332   $ 3,751    $--          $ 19,083
                                 ========   =======    ====         ========
Earnings per share: Basic....... $   2.17   $  0.59                 $   1.80
Diluted......................... $   2.14   $  0.59                 $   1.79
                                 ========   =======    ====         ========
Dividends per share............. $   0.77   $  0.33                 $   0.71
                                 ========   =======    ====         ========

--------
(a) Does not reflect any one-time charges, revenue enhancements or cost savings that Community Bank System expects to incur or achieve in connection with the merger

                  PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

                        For Year Ended December 31, 1999
                             (Dollars in Thousands)

                                                                  Pro Forma
                                                                 Consolidated
                                 Community          Pro Forma   Community Bank
                                   Bank     First    Pooling        System
                                  System   Liberty Adjustments First Liberty(a)
                                 --------- ------- ----------- ----------------
Interest Income:
  Interest and fees on loans....  $84,853  $30,727                 $115,580
  Interest and dividends on
   investments..................   39,035   11,832                   50,867
                                  -------  -------    ----         --------
    Total interest income.......  123,888   42,559       0          166,447
                                  -------  -------    ----         --------
Interest expense:
  Interest on deposits..........   42,774   19,128                   61,902
  Interest on borrowings........   13,173    3,415                   16,588
                                  -------  -------    ----         --------
    Total interest expense......   55,947   22,543       0           78,490
                                  -------  -------    ----         --------
Net interest income.............   67,941   20,016       0           87,957
Less: Provision for loan
 losses.........................    5,136      720                    5,856
                                  -------  -------    ----         --------
  Net interest income after
   provision for loan losses....   62,805   19,296       0           82,101
                                  -------  -------    ----         --------
Other income:
  Fiduciary and investment
   income.......................    2,344      666                    3,010
  Service charges on deposit
   accounts.....................    7,013      683                    7,696
  Commissions on investment
   products.....................    1,288        0                    1,288
  Other service charges,
   commissions and fees.........    5,479      670                    6,149
  Investment security gains
   (losses).....................     (638)     225                     (413)
                                  -------  -------    ----         --------
    Total other income..........   15,486    2,244       0           17,730
                                  -------  -------    ----         --------
Other expenses:
  Salary and employee benefits..   26,388    7,212                   33,600
  Occupancy expense, net and
   equipment & furniture
   expense......................    7,384    2,462                    9,846
  Amortization of intangible
   assets.......................    4,615       61                    4,676
  Other.........................   14,346    4,257                   18,603
                                  -------  -------    ----         --------
    Total other expenses........   52,733   13,992       0           66,725
                                  -------  -------    ----         --------
Income before income taxes......   25,558    7,548       0           33,106
Income taxes....................    7,923    1,521       0            9,444
                                  -------  -------    ----         --------
Net income......................  $17,635  $ 6,027    $--          $ 23,662
                                  =======  =======    ====         ========
Earnings per share: Basic.......  $  2.45  $  0.95                 $   2.20
Diluted.........................  $  2.42  $  0.94                 $   2.17
                                  =======  =======    ====         ========
Dividends per share.............  $  0.96  $  0.42                 $   0.89
                                  =======  =======    ====         ========

--------
(a) Does not reflect any one-time charges, revenue enhancements or cost savings that Community Bank System expects to incur or achieve in connection with the merger.

                  PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

                        For Year Ended December 31, 1998
                             (Dollars in Thousands)

                                                                 Pro Forma
                                                                Consolidated
                                Community          Pro Forma   Community Bank
                                  Bank     First    Pooling        System
                                 System   Liberty Adjustments First Liberty(a)
                                --------- ------- ----------- ----------------
Interest Income:
  Interest and fees on loans... $ 82,778  $30,305                 $113,083
  Interest and dividends on
   investments.................   40,160   12,060                   52,220
                                --------  -------    ----         --------
    Total interest income......  122,938   42,365       0          165,303
                                --------  -------    ----         --------
Interest expense:
  Interest on deposits.........   49,669   19,834                   69,503
  Interest on borrowings.......    8,874    2,839                   11,713
                                --------  -------    ----         --------
    Total interest expense.....   58,543   22,673       0           81,216
                                --------  -------    ----         --------
Net interest income............   64,395   19,692       0           84,087
Less: Provision for loan
 losses........................    5,123      540                    5,663
                                --------  -------    ----         --------
  Net interest income after
   provision for loan losses...   59,272   19,152       0           78,424
                                --------  -------    ----         --------
Other income:
  Fiduciary and investment
   income......................    1,922      496                    2,418
  Service charges on deposit
   accounts....................    6,630      699                    7,329
  Commissions on investment
   products....................    1,222        0                    1,222
  Other service charges,
   commissions and fees........    5,307      536                    5,843
  Investment security gains
   (losses)....................    1,959       47                    2,006
                                --------  -------    ----         --------
    Total other income.........   17,040    1,778       0           18,818
                                --------  -------    ----         --------
Other expenses:
  Salary and employee
   benefits....................   25,750    7,080                   32,830
  Occupancy expense, net and
   equipment & furniture
   expense.....................    7,587    2,426                   10,013
  Amortization of intangible
   assets......................    4,640       61                    4,701
  Other........................   13,899    5,792                   19,691
                                --------  -------    ----         --------
    Total other expenses.......   51,876   15,359       0           67,235
                                --------  -------    ----         --------
Income before income taxes.....   24,436    5,571       0           30,007
Income taxes...................    8,902    1,570       0           10,472
                                --------  -------    ----         --------
Income before change in
 accounting....................   15,534    4,001     --            19,535
Cumulative effect of change in
 accounting principle, net of
 taxes.........................      194        0                      194
                                --------  -------    ----         --------
Net income..................... $ 15,728  $ 4,001    $--          $ 19,729
                                ========  =======    ====         ========
Earnings per share: Basic...... $   2.08  $  0.63                 $   1.78
Diluted........................ $   2.05  $  0.63                 $   1.76
                                ========  =======    ====         ========
Dividends per share............ $   0.86  $  0.35                 $   0.78
                                ========  =======    ====         ========

--------
(a) Does not reflect any one-time charges, revenue enhancements or cost savings that Community Bank System expects to incur or achieve in connection with the merger.

                  PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

                   For Twelve Months Ended December 31, 1997
                             (Dollars in Thousands)

                                                                   Pro Forma
                                                                  Consolidated
                                Community            Pro Forma   Community Bank
                                  Bank      First     Pooling        System
                                 System    Liberty  Adjustments First Liberty(a)
                                ---------  -------  ----------- ----------------
Interest Income:
  Interest and fees on loans... $ 71,563   $29,350                  $100,913
  Interest and dividends on
   investments.................   46,065    11,966                    58,031
                                --------   -------     ----         --------
    Total interest income......  117,628    41,316        0          158,944
                                --------   -------     ----         --------
Interest expense:
  Interest on deposits.........   44,590    19,294                    63,884
  Interest on borrowings.......   10,162     2,281                    12,443
                                --------   -------     ----         --------
    Total interest expense.....   54,752    21,575        0           76,327
                                --------   -------     ----         --------
Net interest income............   62,876    19,741        0           82,617
Less: Provision for loan
 losses........................    4,480       600                     5,080
                                --------   -------     ----         --------
  Net interest income after
   provision for loan losses...   58,396    19,141        0           77,537
                                --------   -------     ----         --------
Other income:
  Fiduciary and investment
   income......................    1,725       402                     2,127
  Service charges on deposit
   accounts....................    5,055       807                     5,862
  Commissions on investment
   products....................    1,002         0                     1,002
  Other service charges,
   commissions and fees........    4,040     1,026                     5,066
  Investment security gains
   (losses)....................      (14)     (191)                     (205)
                                --------   -------     ----         --------
    Total other income.........   11,808     2,044        0           13,852
                                --------   -------     ----         --------
Other expenses:
  Salary and employee
   benefits....................   22,945     7,460                    30,405
  Occupancy expense, net and
   equipment & furniture
   expense.....................    6,154     2,198                     8,352
  Amortization of intangible
   assets......................    3,703        61                     3,764
  Other........................   12,996     4,609                    17,605
                                --------   -------     ----         --------
    Total other expenses.......   45,798    14,328        0           60,126
                                --------   -------     ----         --------
Income before income taxes.....   24,406     6,857        0           31,263
Income taxes...................    8,844     1,737                    10,581
                                --------   -------     ----         --------
Net income..................... $ 15,562   $ 5,120     $--          $ 20,682
                                ========   =======     ====         ========
Earnings per share: Basic...... $   2.05   $  0.81                  $   1.87
Diluted........................ $   2.02   $  0.80                  $   1.84
                                ========   =======     ====         ========
Dividends per share............ $   0.76   $  0.35                  $   0.72
                                ========   =======     ====         ========

--------
(a) Does not reflect any one-time charges, revenue enhancements or cost savings that Community Bank System expects to incur or achieve in connection with the merger.

                      COMPARATIVE UNAUDITED PER SHARE DATA

   The following table shows information, for the periods indicated, about Community Bank System's and First Liberty's historical net income per share, dividends per share and book value per share. The table also contains pro forma information that reflects the merger of Community Bank System and First Liberty accounted for as a pooling of interests, on the assumption that our two companies had always been combined for accounting and financial reporting purposes. The First Liberty pro forma equivalent data was obtained by multiplying the combined company pro forma information by the exchange ratio of 0.56.

   You should read the information in the following table in conjunction with the historical financial information and related notes contained in the annual, quarterly and other reports filed by Community Bank System with the SEC, and the historical financial information of First Liberty included elsewhere in this document. For information on how to obtain the reports filed by Community Bank System, please refer to "Where You Can Find More Information" on page [ ]. You should also read this information in conjunction with the pro forma condensed financial information set forth under the caption "Unaudited Pro Forma Condensed Financial Statements" on page [ ]. You should not rely on the pro forma information as being indicative of the results that we will achieve in the merger.

   The information in the table does not reflect the merger between Community Bank and Citizens National Bank which was completed on January 26, 2001.

                                              Historical          Pro Forma
                                           ----------------- -------------------
                                           Community                    First
                                             Bank     First  Combined  Liberty
                                            System   Liberty Company  Equivalent
                                           --------- ------- -------- ----------
Per Common Share Data:
Basic Net Income
  Nine Months Ended September 30, 2000....  $ 2.17    $0.59   $ 1.80    $ 1.01
  Year Ended December 31, 1999............    2.45     0.95     2.20      1.23
  Year Ended December 31, 1998............    2.08     0.63     1.78      1.00
  Year Ended December 31, 1997............    2.05     0.81     1.87      1.05
Diluted Net Income
  Nine Months Ended September 30, 2000....  $ 2.14    $0.59   $ 1.78    $ 1.00
  Year Ended December 31, 1999............    2.42     0.94     2.17      1.22
  Year Ended December 31, 1998............    2.05     0.63     1.76      0.99
  Year Ended December 31, 1997............    2.02     0.80     1.84      1.03
Cash Dividends Declared
  Nine Months Ended September 30, 2000....  $ 0.77    $0.33   $ 0.71    $ 0.40
  Year Ended December 31, 1999............    0.96     0.42     0.89      0.50
  Year Ended December 31, 1998............    0.86     0.35     0.78      0.44
  Year Ended December 31, 1997............    0.76     0.35     0.72      0.40
Book Value
  As of September 30, 2000................  $17.44    $9.36   $17.97    $10.06
  As of December 31, 1999.................   15.30     8.99    16.39      9.18

                                  RISK FACTORS

   In addition to the other information included in this document, you should consider the matters described below carefully in determining whether to approve the merger agreement.

The Value of the Community Bank System Common Stock to be Received in the Merger May Vary

   Upon completion of the merger, each share of First Liberty common stock will be automatically converted into 0.56 of a share of Community Bank System common stock. This exchange ratio is fixed and there will be no adjustment even if the market price of Community Bank System common stock or First Liberty common stock fluctuates higher or lower. Neither party is permitted to "walk away" from the merger because of changes in Community Bank System's or First Liberty's stock price. As a result, the value of the shares First Liberty shareholders receive in the merger will not be known at the time they vote on the merger and may go up or down as the market price of Community Bank System common stock goes up or down. The specific dollar value of Community Bank System common stock to be received by First Liberty shareholders upon completion of the merger will depend on the market value of Community Bank System common stock at the time of completion of the merger. The share price of Community Bank System common stock is by nature subject to the general price fluctuations in the market for publicly traded equity securities and have experienced volatility. We cannot predict the market price of Community Bank System common stock at any time before the completion of the merger or the market price of Community Bank System common stock after the completion of the merger.

We May Fail to Implement the Merger Successfully, Achieve Savings and Realize the Other Anticipated Benefits from the Merger Because of Difficulties in Integrating Our Business Operations

   The integration of our companies following the merger will be complex and time-consuming and will present us with challenges. As a result, we may not be able to operate the combined company as effectively as we expect. We may also fail to achieve the anticipated potential benefits of the merger as quickly or as cost effectively as we anticipate or may not be able to achieve those benefits at all. Specifically, we will face significant challenges integrating the two companies' organizations, procedures and operations in a timely and efficient manner and retaining key personnel. In addition, the management of Community Bank System will have to dedicate substantial effort to integrating our two companies and, therefore, its focus and resources may be diverted from other strategic opportunities and from operational matters. We may face similar difficulties in the integration of Citizens National Bank.

We May Pursue Acquisitions and Investments that Could Adversely Affect Our Business

   In the future, we may continue to make acquisitions of and investments in businesses that could complement or expand our business. If we identify an acquisition candidate, we may not be able to successfully negotiate or finance the acquisition or integrate the acquired businesses into our existing business. To complete future acquisitions, we may issue equity securities, incur debt, assume contingent liabilities or have amortization expenses and write-downs of acquired assets, which could cause our earnings per share to decline.

Changes in Interest Rates Affect Our Profitability and Assets

   Changes in prevailing interest rates may hurt our business. We derive our income mainly from the difference or "spread" between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. In general, the larger the spread, the more we earn. When market rates of interest change, the interest we receive on our assets and the interest we pay on our liabilities will fluctuate. This can cause decreases in our spread and can affect our income.

   Changes in market interest rate could reduce the value of our financial assets. Fixed-rate investments, mortgage-backed and related securities and mortgage loans generally decrease in value as interest rates rise. In addition, interest rates affect how much money we can lend. For example, when interest rates rise, loan originations tend to decrease.

   If we are unsuccessful in managing the effects of changes in interest rates, our financial condition and results of operations could suffer.

Regional Economic Factors May Have an Adverse Impact on Our Business.

   Substantially all of Community Bank System's business before the merger is, and a significant portion of our business after the merger will be, with customers in Upstate New York. Following the merger, a substantial portion of our business will also be with customers in Northeastern Pennsylvania. Most of our customers are individuals and small and medium-sized businesses which are dependent upon the regional economy. Adverse changes in economic and business conditions in our markets could adversely affect our borrowers, their ability to repay their loans and to borrow additional funds or buy financial services and products from us, and consequently our financial condition and performance.

We Face Strong Competition from Other Banks and Financial Institutions which Can Hurt Our Business

   We conduct our banking operations in a number of competitive local markets. In those markets, we compete against commercial banks, savings banks, savings and loans associations, credit unions, mortgage banks, brokerage firms, and other financial institutions. Many of these entities are larger organizations with significantly greater financial, management and other resources than we have, and they offer the same or similar banking or financial services that we offer in our markets. Moreover, new and existing competitors may expand their business in or into our markets. Increased competition in our markets may result in a reduction in loans, deposits and other sources of our revenues. Ultimately, we may not be able to compete successfully against current and future competitors.

We Depend on Dividends from Our Banking Subsidiaries for Cash Revenues, but Those Dividends Are Subject to Restrictions

   Our ability to satisfy our obligations and pay cash dividends to our stockholders is primarily dependent on the earnings of and dividends from our subsidiary banks. However, payment of dividends by the bank subsidiaries is limited by dividend restrictions and capital requirements imposed by bank regulations.

Anti-Takeover Provisions May Prevent or Discourage Takeover Attempts in Which Our Stockholders May Receive a Premium

   After the merger, First Liberty shareholders will become stockholders of Community Bank System. Community Bank System's certificate of incorporation and by-laws contain provisions that could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of Community Bank System. These provisions allow Community Bank System's board to issue, without stockholder approval (subject to rules of the New York Stock Exchange, if applicable), preferred stock with rights senior to those of its common stock and impose various procedural and non-procedural requirements that could make it more difficult to effect certain corporate actions. The certificate of incorporation of Community Bank System also provides for a classified or "staggered" board of directors, a supermajority vote requirement for board and stockholder approval of certain business combination transactions and a prohibition against written consents in lieu of a stockholders' meeting.

   In addition, under Community Bank System's stockholder protection rights plan, holders of Community Bank System common stock are entitled to one purchase right for each outstanding share of common stock they hold, exercisable under certain specified circumstances involving an unsolicited offer or attempt to acquire Community Bank System. The purchase rights have the anti-takeover effect of causing substantial dilution to a person or group that attempts to acquire Community Bank System on terms not approved by Community Bank System's board of directors.

   The foregoing provisions are intended to avoid costly takeover battles and lessen Community Bank System's exposure to coercive takeover attempts at a unfair price, and are designed to maximize shareholder value in connection with unsolicited takeover attempts. The provisions, however, could reduce the premium that potential acquirors might be willing to pay in an acquisition, which may in turn reduce the market price that investors might be willing to pay in the future for shares of Community Bank System common stock.

                  A WARNING ABOUT FORWARD-LOOKING INFORMATION

   We have each made forward-looking statements in this document and in certain documents that we refer to in this document. These forward-looking statements are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of each respective company's management, and on information currently available to that management. Forward-looking statements include statements preceded by, followed by or that include the words "will," "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

   Although we believe these forward-looking statements are reasonable, you should not place undue reliance on the forward-looking statements, which are based on current expectations. Actual results may differ materially from those expressed in our forward-looking statements.

   Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results of Community Bank System following completion of the merger may differ materially from those expressed in these forward-looking statements. You should note that many factors, some of which are discussed under "Risk Factors", may affect these results and are beyond our ability to control or predict. For those statements, we claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995.

                                 THE COMPANIES

Community Bank System

   Community Bank System is a Delaware corporation registered as a bank holding company under the Bank Holding Company Act. Community Bank System was incorporated in April 1983. At September 30, 2000 and after giving pro forma effect to the merger between Community Bank and Citizens National Bank, which closed on January 26, 2001, Community Bank System had on a consolidated basis approximately $2.1 billion in total assets, $1.55 billion in total deposits, $1.13 billion in total loans and shareholders' equity of $147 million. Its common stock is publicly traded on the New York Stock Exchange under the symbol CBU. Community Bank System, with its principal executive offices in DeWitt, New York, is the parent company of Community Bank.

   Community Bank is a commercial banking franchise headquartered in Canton, New York, with 72 customer facilities and 54 ATM's stretching diagonally from Northern New York to the Southern Tier and west to Lake Erie. Community Bank is a national bank and a member of the Federal Reserve System and the Federal Home Loan Bank System, and its deposits are insured by the Federal Deposit Insurance Corporation, up to applicable limits.

   Community Bank is committed to serving the financial needs of customers in local communities within its market areas. Community Bank makes residential and farm loans, business lines of credit, working capital facilities, inventory and dealer floor plans, as well as installment, commercial, term and student loans. However, Community Bank focuses predominantly on the retail borrowers, which enables its loan portfolio to be highly diversified.

   The subsidiaries of Community Bank provide treasury management services, securities brokerage, investment management services, insurance products, and pension administration and consulting services.

   For additional information concerning the business of Community Bank System and its financial condition, results of operations and prospects, you should refer to the documents incorporated in this document by reference. See "Where You Can Find More Information" on page [ ].

First Liberty

 Business

   First Liberty is a Pennsylvania business corporation registered as a bank holding company under the Bank Holding Company Act. First Liberty was incorporated in February 1994. At September 30, 2000 and on a consolidated basis, First Liberty had approximately $647 million in total assets, $497 million in total deposits, $429 million in total loans and shareholders' equity of $60 million. First Liberty's common stock is publicly traded in the over-the-counter market under the symbol FLIB and is quoted on the OTC Bulletin Board, an electronic quotation service for securities not quoted on Nasdaq.

   First Liberty, with its principal executive offices in Jermyn, Pennsylvania, is the parent company of First Liberty Bank & Trust. First Liberty Bank is a Pennsylvania-chartered banking institution with trust powers. It serves Lackawanna and Luzerne Counties in Northeastern Pennsylvania through 13 banking offices and 16 ATMs. First Liberty Bank or its predecessors have been in operation continuously since 1902. First Liberty Bank's deposits are insured by the Federal Deposit Insurance Corporation, up to applicable limits.

   Through its branch system, First Liberty Band provides various community oriented domestic lending and depository services to fit both commercial and individual needs. Lending services include commercial and individual real estate mortgage and construction loans, secured and unsecured loans and lines of credit. Deposit services include savings, club, money market, NOW, checking and certificate of deposit accounts. First Liberty Bank has experienced a relatively stable deposit base and no material amount of deposits is obtained from a single depositor or group of depositors, including government entities.

   For additional information concerning the business of First Liberty and its financial condition, results of operations and prospects, you should refer to the documents First Liberty has filed with the SEC. See "Where you can find More Information" on page [ ].

 Properties

   First Liberty Bank presently conducts its business through its main branch office located at 645 Washington Avenue, Jermyn, Pennsylvania and the following additional branch offices:

  .  Keyser Avenue Branch (1700 N. Keyser Avenue, Scranton, Pennsylvania);

  .  Jessup Branch (210 Church Street, Jessup, Pennsylvania);

  .  Minooka Branch (500 Davis Street, Scranton, Pennsylvania);

  .  Carbondale Branch (67 Salem Avenue, Carbondale, Pennsylvania);

  .  Daleville Branch (Route 502, Moscow, Pennsylvania);

  .  Olyphant Branch (128 Lackawanna Avenue, Olyphant, Pennsylvania);

  .  Wyoming Avenue Branch (1300 Wyoming Avenue, Scranton, Pennsylvania);

  .  Pittston Branch (45 S. Main Street, Pittston, Pennsylvania);

  .  Kingston Branch (480 Pierce Street, Kingston, Pennsylvania);

  .  Dickson City Branch (901 Commerce Boulevard, Dickson City,
     Pennsylvania);

  .  Spruce Street Branch (400 Spruce Street, Scranton, Pennsylvania); and

  . Clarks Summit Branch (100 Old Lackawanna Trail Road, Clarks Summit, Pennsylvania).

   All of these branches are owned by First Liberty Bank, except for First Liberty's main office, the Keyser Avenue branch, the Pittston branch, the Kingston branch, the Spruce Street branch and the Clarks Summit branch, which are leased. The leases for the main office in Jermyn and for the Keyser Avenue branch and the Spruce Street branch expire in 2004. The leases for the Kingston, the Clarks Summit and Pittston branches expire in 2002, 2007 and 2010, respectively.

 Legal Proceedings

   First Liberty and First Liberty Bank are not involved in any legal proceedings other than routine nonmaterial legal proceedings occurring in the ordinary course of business.

 Information Concerning First Liberty Directors and Officers

   The following table sets forth information concerning directors of First Liberty and executive officers of First Liberty who are not also directors, including their principal occupations or employment during the past five years
and their ownership of First Liberty common stock, as of [     ], 2001, the
record date for the First Liberty special meeting of shareholders. The following includes information with respect to persons known by First Liberty to have beneficially owned 5% or more of the outstanding shares of First Liberty common stock as of the record date.

                                      Sole      Shared                Percent of
Name and Principal        Age and  Voting and Voting and Total Shares    Total
Occupation During Past    Position Investment Investment Beneficially   Shares
Five Years                Since(1)   Power      Power       Owned     Outstanding
----------------------    -------- ---------- ---------- ------------ -----------
CLASS I DIRECTORS
Kuzma Leschak, Jr.......      75        --      18,500      38,700(2)      .6%
Jermyn, PA                  1950
Chairman, Board of
Directors
I. Leo Moskovitz........      95      4,000        --      101,200(3)     1.6
Jermyn, PA                  1953
Retired President of
Predecessor to First
Liberty Bank
Michael A. Barbetti.....      52      6,612      3,524      17,120(4)       3
Scranton, PA                1991
Certified Public
Accountant
Norman E. Woodworth.....      70     46,056        --      108,584(5)     1.7
Peckville, PA               1985
Retired
Fred J. Gentile.........      73        927     36,128      48,079(6)      .7
Lake Ariel, PA Retired      1966

CLASS II DIRECTORS
Edmund J. Biancarelli...      86      3,600    137,700       141,300      2.2%
Jessup, PA                  1964
Medical Doctor
William M. Davis........      64      2,000     90,828      95,288(7)     1.5
Jermyn, PA                  1966
President and CEO of
First Liberty and First
Liberty Bank
William K. Nasser, Jr...      47      5,636      2,628      12,504(8)     0.2
Dunmore, PA
President, Nasser & Co.     1997
Peter A. Sabia..........      68        108    308,795     400,308(9)     6.3
Dunmore, PA                 1984
Owner of Valley Dodge
Truck Center
Thomas G. Speicher......      53        --      25,456     27,456(10)     0.4
Archbald, PA                1996
President and CEO of TR
Associates
Steven R. Tokach........      53      1,000     20,720        21,720      0.3
Mountaintop, PA
Executive Vice President
of First Liberty and
First Liberty Bank          1997

CLASS III DIRECTORS
David M. Epstein,
 Esquire................      61     14,848        --      79,168(11)     1.2%
Charlotte, NC
Attorney                    1985
Robert T. Kelly.........      73     91,280        --      92,660(12)     1.4
Jessup, PA                  1971
Certified Public
Accountant
Harold P. McGovern......      41     11,466        --         11,466      0.2
Carbondale, PA              1998
President,
McGovern Insurance
Agency
Saul Kaplan(13).........      74    880,318        --     891,342(14)    13.9
Scranton, PA Owner,         1974
 Montage Foods

                                      Sole      Shared                 Percent of
Name and Principal        Age and  Voting and Voting and Total Shares     Total
Occupation During Past    Position Investment Investment Beneficially    Shares
Five Years                Since(1)   Power      Power       Owned      Outstanding
----------------------    -------- ---------- ---------- ------------  -----------
Harold Kaplan(13).......      66     209,728       --      220,752(15)     3.4
Dalton, PA Owner,           1986
Montage Foods
Joseph P. Coviello......      50         548    43,100      54,672(16)     0.9
Clarks Summit, PA           1990
 Attorney

EXECUTIVE OFFICERS
Richard Masucci.........      52         --        --        5,512(17)     --
Senior Vice President of    1998
 First Liberty Bank
Joseph R. Solfanelli....      55         500       --             500      --
Executive Vice President    2000
 of First Liberty Bank
 since May 2000; prior
 thereto, General
 Counsel of First
 Liberty Bank since
 September 1998; prior
 thereto, private
 attorney
All Directors and
 Officers as a group (19
 Persons)...............     --    1,278,127   688,519   2,368,331(18)    36.8

--------
(1) Includes period served as a director of predecessor institutions of First Liberty and First Liberty Bank.
(2) Includes 20,200 shares owned in various capacities by his children.
(3) Includes 97,200 shares owned individually by his spouse.
(4) Includes 924 shares owned individually by his spouse and 6,060 shares owned by his son.
(5) Includes 43,045 shares owned individually by his spouse and 11,448 shares owned by his children. Also includes 8,024 shares that he has right to acquire pursuant to vested options.
(6) Includes 11,024 shares that he has right to acquire pursuant to vested options.
(7) Includes 2,400 shares in a self-directed individual retirement account.
(8) Includes 400 shares owned by his children and 3,840 shares held in a self-directed individual retirement account.
(9) Includes 91,405 shares owned in various capacities by his children.
(10) Includes 2,000 shares held in a self-directed individual retirement account.
(11) Includes 19,000 shares owned by his mother and 45,320 shares owned individually by his spouse.
(12) Includes 1,380 shares owned individually by his spouse.
(13) Saul Kaplan and Harold Kaplan are brothers.
(14)Includes 11,024 shares that he has right to acquire pursuant to vested options.
(15)Includes 11,024 shares that he has right to acquire pursuant to vested options.
(16)Includes 11,024 shares that he has right to acquire pursuant to vested options.
(17)Represents shares he has right to acquire pursuant to vested stock options.
(18) Includes an aggregate of 57,632 shares that certain directors and executive officers of First Liberty have right to acquire pursuant to vested options.

   The board of directors of First Liberty is identical to the board of directors of First Liberty Bank. First Liberty Bank holds bimonthly meetings. Each non-employee director of First Liberty Bank receives $1,000 per meeting held unless the director fails to attend two meetings during the year, in which case the director is paid thereafter only for meetings actually attended. First Liberty does not pay directors' fees.

 Certain Relationships and Related Transactions

   Certain directors and executive officers of First Liberty, and associates of such persons (including corporations of which such persons are officers or 10% beneficial owners), were customers of and had transactions with First Liberty Bank in the ordinary course of business during 1999. All loans made to those persons were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risks of collectibility or present other unfavorable features. It is expected that any other transactions with directors and officers and their associates in the future will be conducted on the same basis.

Management's Discussion and Analysis of Financial Condition and Results of Operations

 Forward-Looking Statements

   The discussions below include certain "forward-looking statements" concerning the future operations of First Liberty. It is management's desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This statement is for the express purpose of availing First Liberty of the protections of the safe harbor with respect to all forward-looking statements contained in the discussion in this section. Forward looking statements describe the future plans and strategies including expectations of First Liberty's future financial results. Management's ability to predict results or the effect of future plans and strategy is inherently uncertain. Factors that could affect results include interest rate trends, competition, the general economic climate in Northeastern Pennsylvania, the mid-Atlantic region and country as a whole, loan delinquency rates, and changes in federal and state regulation. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

For the Nine Months Ended September 30, 2000 and 1999

 Overview

   First Liberty's net income for the nine months ended September 30, 2000 was $3.8 million or $.59 per diluted share compared to $4.7 million and $.74 per diluted share for the same nine month period in the preceding year. The decrease in net income was primarily attributable to a decrease in net interest income, combined with an increase in noninterest expense.

   First Liberty recorded an annualized return on average assets of .63% for the nine-month period ended September 30, 2000, compared to 1.01% for the same period in 1999. Return on average equity of 6.60% was recorded for the nine-month period ended September 30, 2000, compared to 10.80% for the same period in 1999.

   At September 30, 2000, First Liberty had total assets of $646.7 million compared to $653.3 million at December 31, 1999. The decline in total assets primarily represents maturities and sales of securities with the proceeds used to fund repayments of other borrowings.

   First Liberty is susceptible to a continued increasing interest rate environment that may erode the net interest margin. Strategies to enhance earnings and improve the interest rate exposure of First Liberty will be considered, such as the sale of existing mortgage-backed securities available for sale and purchasing higher yielding, rate sensitive assets with the proceeds.

   First Liberty's wholly owned subsidiary, First Liberty Bank, is one of the largest independent community banks in Northeastern Pennsylvania.

 Financial Condition

  Cash and Due from Banks and Federal Funds Sold

   Cash and due from banks decreased approximately $11.8 million to $14.2 million at September 30, 2000 from $26.0 million at December 31, 1999 as First Liberty utilized excess liquidity to pay down other borrowed money.

  Securities

   Securities available for sale have decreased $16.6 million or 9.0% to $169.3 million from $185.9 million at December 31, 1999. This decrease was primarily driven by the maturity of $2.1 million, the sale of $5.3 million, and paydowns received of $11.2 million of the securities available for sale portfolio. These proceeds were used to pay down other borrowings and to fund loan growth.

 Loans Receivable, Net

   Aggregate loans receivable totaled $435.1 million at September 30, 2000, an increase of $17.9 million from $417.2 million at December 31, 1999. This increase is primarily a result of approximately $10.4 million in commercial and $10.6 million in commercial real estate loan originations during the nine months ended September 30, 2000.

 Non-Performing Assets

   First Liberty's total non-performing assets decreased approximately $325,000 to $1.8 million or .28% of total assets at September 30, 2000 as compared to $2.2 million or .33% of total assets at December 31, 1999. Loans greater than ninety days delinquent but still accruing increased from $154,000 at December 31, 1999 to $302,000 at September 30, 2000. Non-accrual loans decreased approximately $380,000 to $1.1 million due in part to two commercial properties being transferred to other real estate owned in addition to $229,000 in loan charge offs.

   Real estate owned and repossessed assets decreased from $558,000 at December 31, 1999 to $465,000 as of September 30, 2000, due to the sale of five residential properties from the real estate owned portfolio. This was offset by the addition of three properties into the real estate owned portfolio and the transfer off our vehicles into repossessed assets. There were no significant gains or losses on the sale of real estate owned during the nine months ended September 30, 2000.

                                                           9/30/00    12/31/99
                                                          ---------- ----------
   Nonaccrual............................................ $1,066,000 $1,446,000
   Loans 90 day or more delinquent....................... $  302,000 $  154,000
   Restructured..........................................        --         --
                                                          ---------- ----------
     Total non-performing loans.......................... $1,368,000 $1,600,000
   Real estate owned & repossessed assets................    465,000    558,000
                                                          ---------- ----------
     Total non-performing assets......................... $1,833,000 $2,158,000

   At September 30, 2000, First Liberty's allowance for loan losses amounted to $5.5 million or 1.26% of gross loans receivable. At December 31, 1999, First Liberty's allowance for loan losses was $5.1 million or 1.22% of gross loans receivable. The allowance for loan losses as of September 30, 2000 is an amount that management believes will be adequate to absorb known and inherent losses on existing loans, based on periodic evaluations of the loan portfolio by management. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrower's ability to pay and other relevant matters.

 Deposits

   Deposits increased $12.5 million or 2.6% from $484.4 million at December 31, 1999 to $496.9 million at September 30, 2000. A primary reason for the increase in deposits is the purchase of the Mellon branches in the beginning of the third quarter.

 Equity

   At September 30, 2000, total equity was $60.2 million or 9.3% or total assets compared to $57.2 million or 8.8% of total assets as of December 31, 1999. Total equity increased partially due to the retention of net income during the intervening period. In addition, there was an increase in accumulated other comprehensive income due to market changes in the securities available for sale portfolio.

 Results of Operations

  Net Income

   First Liberty's net income for the three months ended September 30, 2000 decreased to $1.2 million compared to $1.7 million for the three months ended September 30, 1999 primarily due to declines in both net interest income and non-interest income.

   First Liberty's net income was $3.8 million for the nine months ended September 30, 2000, compared to $4.7 million recorded in the comparable prior period. This $900,000 decrease was also primarily due to declines in both net interest income and non-interest income.

  Net Interest Income

   Net interest income before provision for loan losses amounted to $4.7 million and $14.3 million for the three-month and nine-month periods ended September 30, 2000 versus $5.1 million and $15.1 million for the comparable prior periods ended September 30, 1999.

   Total interest income increased to $11.2 million and $33.1 million for the three and nine-month periods ended September 30, 2000 from $10.8 million and $31.7 million during the comparable prior periods. The average interest-earning assets increased $10.8 million for the nine months ended September 30, 2000 compared to the nine months ended September 30, 1999. In addition the yield earned on the average interest-earning assets increased 20 basis points during the nine months ended September 30, 2000 compared to the 1999 period.

   Total interest expense increased to $6.4 million and $18.8 million for the three and nine months ended September 30, 2000 from $5.6 million and $16.6 million for the comparable prior period. The increase for the three-month period is primarily due to an increase in interest expense on federal funds purchased, offset by a decrease in interest expense on capitalized lease obligations and borrowed funds. The increase for the nine-month period is primarily due to the average balance of federal funds purchased and other borrowings increasing by $33.9 million during the nine months ended September 30, 2000, compared to the comparable 1999 period. In addition, for the nine-months ended September 30, 2000 average rates paid on deposits and federal funds purchased/other borrowings increased 25 and 76 basis points, respectively, compared to the comparable 1999 period.

  Provision for Loan Losses

   First Liberty establishes a provision for loan losses, which is charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, the volume and type of lending presently being conducted by First Liberty, industry standards, past due loans, economic conditions in First Liberty's market area generally and other factors related to the collectibility of First Liberty's loan portfolio. First Liberty's provision for loan losses remained consistent at $180,000 for the three months ended September 30, 2000 and September 30, 1999, as well as for the nine months ended September 30, 2000 and September 30, 1999, at $540,000. Although management utilizes its best judgment in providing for inherent losses, there can be no assurance that First Liberty will not have to increase its provisions for loan losses in the future as a result of the future increases in non-performing loans or for other reasons which could adversely affect First Liberty's results of operations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require First Liberty to recognize additions to the allowance for loan losses based on their judgments of information which is available to them at the time of their examination.

  Noninterest Income

   Noninterest income for the three and nine month periods ended September 30, 2000 was $568,000 and $1.6 million compared to $699,000 and $1.8 million for the same periods in the prior year. The decrease for the three month period was the result of a $138,000 decrease in gains on sale of securities combined with a $35,000 decrease in other noninterest income offset by a $19,000 increase in service charges and fees and a $23,000 increase in trust income. The decrease over the nine month period was due to a $172,000 decrease in gains on sale of securities and a $51,000 decrease in other noninterest income offset by a $30,000 increase in trust income.

  Noninterest Expense

   Noninterest expenses for the three month period ended September 30, 2000 increased $87,000 to $3.6 million from the same period in the prior year, while over the nine month period ended September 30, 2000 noninterest expenses increased $295,000 to $10.6 million from the same period in the prior year. The increase over the three month period was primarily the result of a $164,000 increase in salaries and benefits and $27,000 increase in foreclosure and other real estate expenses offset by a $144,000 decrease in other expenses. The increase over the nine month period was the result of the $532,000 and $147,000 increases in salaries and benefits and net occupancy and furniture/equipment expenses, respectively, as a result of opening three additional branches. The increases were offset by a $106,000 decrease in data processing services and a $267,000 decrease in other expenses. The decrease in data processing services was primarily the result of First Liberty reconfiguring certain vendor contracts to realize efficiencies permitted by the merger of the two predecessor banks into First Liberty Bank.

  Income Taxes

   Income tax expense totaled $331,000 and $1.1 million for the three and nine-month periods ended September 30, 2000 compared to $430,000 and $1.3 million for the comparable prior periods. These amounts resulted in effective tax rates calculated at 22.1% for the three months and 22.0% for the nine months ended September 30, 2000, compared to 20.3% for the three months ended September 30, 1999 and 21.2% for the nine months ended September 30, 1999. Over the three- and nine-month periods ended September 30, 2000, First Liberty has decreased their holdings of municipal securities.

  Liquidity and Capital Adequacy

   First Liberty's primary source of funds on long term and short term basis are deposits, principal and interest payments on loans, mortgage backed securities, and advances from the Federal Home Loan Bank. First Liberty uses the funds generated to support its lending and investment activities as well as any other demands for liquidity such as deposit out flows.

   First Liberty has continued to maintain the required levels of liquid assets as defined by federal regulations.

   A strong capital position is important to the continued profitability of First Liberty and promotes depositor and investor confidence. First Liberty's capital consists of shareholders' equity, which provides a basis for future growth and expansion and also provides a buffer against unexpected losses.

   Shareholders' equity increased $3.0 million to $60.2 million at September 30, 2000. It is management's intention to continue paying a reasonable return on shareholders' investment while retaining adequate earnings to allow for future growth.

   The Federal Reserve Board measures capital adequacy for bank holding companies by using a risk-based capital frame-work and by monitoring compliance with minimum leverage ratio guidelines. The minimum ratio of total risk-based capital to risk-adjusted assets is 8% at September 30, 2000, of which 4% must be Tier I capital. First Liberty's total risk-based capital ratio was 15.79% at September 30, 2000. First Liberty's Tier I risk-based capital ratio was 14.54% at September 30, 2000.

   In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of 3% for bank holding companies that meet certain criteria, including that they maintain the highest regulatory rating. All other bank holding companies are required to maintain a leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points. The Federal Reserve Board has not advised First Liberty of any specific minimum leverage ratio applicable to it. First Liberty's leverage ratio was 9.19% at September 30, 2000.

   The Federal Deposit Insurance Corporation Improvement Act, or FDICIA, establishes minimum capital requirements for all depository institutions and established five capital tiers: "well capitalized," "adequately capitalized," "under-capitalized," "significantly under-capitalized," and "critically under-capitalized." FDICIA imposes significant restrictions on the operations of a bank which is not at least adequately capitalized. A depository institutions' capital tier will depend upon where its capital levels are in relation to various other capital measures which include a risk-based capital measure, a leverage ratio capital measure and other factors. Under regulations adopted, for an institution to be well capitalized it must have a total risk-based capital ratio of at least 10%, a Tier I risk-based capital ratio of at least 6%, and a Tier I leverage ratio of at least 5%, and not be subject to any specific capital order or directive.

   At September 30, 2000, the First Liberty Bank's total risk-based capital, Tier I risk-based capital and Tier I leverage ratios were 15.39%, 14.14% and 9.16%, respectively.

 Market Risk and Interest Rate Risk

   Market risk is the risk of loss from adverse changes in market prices and rates. First Liberty's market risk arises primarily from interest rate risk inherent in its lending, investment, and deposit taking activities. To that end, management actively monitors and manages its interest rate risk exposure.

   First Liberty uses simulation analysis to help monitor and manage interest rate risk. In this analysis First Liberty examines the result of 100, 200 and 300 basis point change in market interest rates and the corresponding effect on net interest income. It is assumed that the change is instantaneous and that all rates move in a parallel manner. In addition, it is assumed that rates on core deposit products such as NOWs, savings accounts, and the money market deposit accounts will be adjusted by 50% of the assumed rate change. Assumptions are also made concerning prepayment speeds on mortgage loans and mortgage securities. The results of this rate shock are a useful tool to assist First Liberty in assessing interest rate risk inherent in their balance sheet.

   The results of this rate shock analysis as of September 30, 2000 are as follows:

                                                                 Net Interest
                                                                 Income Change
                                                                  (After tax,
      Change in Rate                                             in thousands)
      --------------                                             -------------
           +300                                                    (3,342.2)
           +200                                                    (2,229.0)
           +100                                                    (1,110.0)
           -100                                                       937.6
           -200                                                     1,673.0
           -300                                                     2,262.2

For the Years Ended December 31, 1999, 1998 and 1997

 Introduction and Business

   The following discussion and analysis presents the significant changes in the results of operations and financial condition for the periods shown. The discussion should be read in conjunction with First Liberty's consolidated financial statements and notes included elsewhere in this document. Tabular information is presented in thousands of dollars, except as indicated.

   At December 31, 1999, First Liberty owned all of the outstanding common stock of its bank subsidiary, First Liberty Bank. First Liberty formed a non-bank subsidiary, First of Jermyn Realty Company, Inc., during 1990. However, this subsidiary has been inactive since inception.

 Acquisition

   On June 30, 1998, First Liberty consummated its acquisition of Upper Valley Bancorp, Inc., the holding company of National Bank of Olyphant, or NBO. NBO was, as of December 31, 1998, a $263 million national-chartered bank with three branches in Olyphant, Scranton, and Pittston, Pennsylvania. Upper Valley shareholders received .689 shares of First Liberty common stock for each Upper Valley share owned.

   The transaction was accounted for as a pooling of interests and all prior periods have been restated to reflect the acquisition. The total value of the transaction was approximately $52.1 million based upon First Liberty's stock price prior to finalization of the acquisition. As a result of this acquisition, First Liberty recognized merger-related expenses of $1,098,000 in the second quarter of 1998.

   First Liberty operated and managed First National Bank of Jermyn, or FNBJ, and NBO as separate subsidiaries and segments until approximately the first quarter of 1999.

   On February 16, 1999, First Liberty merged FNBJ and NBO under the name of "First Liberty Bank & Trust." Concurrent with this merger, First Liberty changed its bank charter from a national bank to a state-chartered commercial bank subject to regulation by the Pennsylvania Department of Banking. First Liberty Bank operates a branch bank system located in Lackawanna County, Pennsylvania. First Liberty Bank offers all services normally provided by a community bank, including deposit, safekeeping, loan functions, and trust services through its branch systems.

 Results of Operations

   Net income for 1999 was $6,027,000, an increase of 50.64% from the prior year. This increase was primarily attributable to a non-recurring charge of approximately $1.1 million recorded in 1998 for merger related costs. In addition, income for Trust services and gains on the sale of securities increased in 1999. The following Table (Table I) presents the amount and percentage of increase (decrease) for the major components of net income for the years under review.

                                    Table I

                              Increase (Decrease)

                                           1999 vs. 1998      1998 vs. 1997
                                          ----------------   ----------------
                                          Amount   Percent   Amount   Percent
                                          -------  -------   -------  -------
Interest income.......................... $   194     .46%   $ 1,049    2.54%
Interest expense.........................    (130)   (.57)%    1,098    5.09%
Net interest income......................     324    1.65%       (49)   (.25)%
Provision for loan losses................     180   33.33%       (60) (10.00)%
Net interest income after provision for
 loan losses.............................     144     .75%        11     .06%
Noninterest income.......................     466   26.21%      (266) (13.01)%
Noninterest expense......................  (1,367)  (8.90)%    1,031    7.20%
Income before federal income tax
 provision...............................  1, 977   35.49%    (1,286) (18.75)%
Federal income tax provision.............     (49) (3.12)%      (167)  (9.61)%
Net income............................... $ 2,026   50.64%   $(1,119) (21.86)%

 Net Interest Income

   Table II illustrates average balances and the average tax-equivalent yield earned by First Liberty Bank on its interest-earning assets and the average interest rate associated with its interest-bearing liabilities for 1999, 1998, and 1997. Table III exhibits the volume and yield/rate variances for interest-earning assets and interest-bearing liabilities.

                                    Table II

                           Average Balances And Rates

                                    1999                      1998                      1997
                          ------------------------  ------------------------  ------------------------
                          Average  Revenue/ Yield/  Average  Revenue/ Yield/  Average  Revenue/ Yield/
                          Balance  Expense   Rate   Balance  Expense   Rate   Balance  Expense   Rate
                          -------- -------- ------  -------- -------- ------  -------- -------- ------
Interest earning assets:
 Loans..................
 Commercial, Financial,
  real estate and
  agriculture...........  $159,434 $12,733   7.99%  $107,387 $ 8,240   7.67%  $ 96,831 $ 8,178   8.45%
 Real estate--
  residential Mortgage..   161,943  12,288   7.56%   191,988  15,589   8.12%   191,361  15,767   8.24%
 Installment--net.......    71,108   5,979   8.41%    68,247   6,522   9.56%    62,418   5,606   8.98%
  Total loans (including
   fees)................   392,485  31,000   7.90%   367,622  30,351   8.26%   350,610  29,551   8.43%
 Securities:
 Taxable................   152,116   9,163   6.02%   140,474   8,453   6.02%   152,307   9,465   6.22%
 Tax-exempt.............    42,112   3,268   7.76%    46,456   3,574   7.69%    34,151   2,678   7.84%
  Total Securities......   194,228  12,431   6.40%   186,930  12,027   6.43%   186,458  12,143   6.51%
 Federal Funds sold.....     1,532      73   4.77%    11,214     606   5.40%    12,964     718   5.54%
Interest-bearing
 deposits in banks......     9,759     439   4.50%    11,285     642   5.69%       290      16   5.52%
 Total Interest-earning
  assets................   598,004 $43,943   7.35%   577,051 $43,626   7.56%   550,322 $42,428   7.71%
Noninterest-earning
 assets.................    34,839                    29,133                    29,070
  TOTAL ASSETS..........  $632,843                  $606,184                  $579,392
Interest-bearing
 liabilities:
 Deposits Savings, Club,
  NOW, and money market
  accounts..............  $144,520 $ 3,142   2.17%  $149,019 $ 3,532   2.37%  $161,590 $ 4,310   2.67%
 Certificates of
  deposits..............   310,566  15,986   5.15%   299,118  16,302   5.45%   275,296  14,984   5.44%
 Total Interest-bearing
 Deposits...............   455,086  19,128   4.20%   448,137  19,834   4.43%   436,886  19,294   4.42%
 Federal Funds
  Purchased.............     5,603     306   5.46%        30       1   3.33%        38       2   7.89%
 Borrowed Funds.........    54,949   3,047   5.55%    50,031   2,767   5.53%    38,309   2,201   5.75%
 Capitalized lease
  obligation............       610      62  10.16%       699      71  10.16%       779      78   10.0%
 Total Interest-bearing
  liabilities...........   516,248 $22,543   4.37%   498,897 $22,673   4.55%   476,012 $21,575   4.53%
 Noninterest bearing
  liabilities...........    57,992                    50,619                    50,008
 Shareholders' Equity...    58,603                    56,668                    53,372
  TOTAL LIABILITIES AND
   SHAREHOLDERS'
   EQUITY...............  $632,843                  $606,184                  $579,392
 Net Interest Income....           $21,400                   $20,953                   $20,853
 Interest rate spread...                     2.98%                     3.01%                     3.18%
 Margin Analysis:
 Interest
  Income/interest--
  earning assets........                     7.35%                     7.56%                     7.71%
 Interest
  Expense/interest--
  earning assets........                     3.77%                     3.93%                     3.92%
 Net Interest
  Income/interest--
  earning assets........                     3.58%                     3.63%                     3.79%
 Tax Equivalent
  Adjustments:
 Loans..................           $   273                   $    46                   $   201
 Securities.............             1,111                     1,215                       911
  Total.................           $ 1,384                   $ 1,261                   $ 1,112

--------
(1) Installment loans are stated net of unearned income.
(2) Average loan balances include non-accrual loans.
(3) Average balances represent average daily balances.
(4) Yields on securities available for sale were computed using historical amortized cost.

                                   Table III

                        Volume and Yield/Rate Variances

                           1999 compared to 1998      1998 compared to 1997
                           -----------------------  --------------------------
                           Volume  Yield/Rate Net   Volume  Yield/Rate   Net
                           ------  ---------- ----  ------  ---------- -------
Interest income:
  Loans................... $2,059   $(1,410)  $649  $1,434   $  (634)  $   800
  Securities..............
  Taxable.................    710       --     710    (736)     (276)   (1,012)
  Tax-exempt..............   (335)       29   (306)    964       (68)      896
  Federal funds sold......   (523)      (10)  (533)     97      (209)     (112)
  Interest-bearing
   deposits in banks......    (87)     (116)  (203)    607        19       626
                           ------   -------   ----  ------   -------   -------
    Total interest-earning
     assets...............  1,824    (1,507)   317   2,367    (1,169)    1,198
Interest expense:
  Savings, Club, NOW, and
   money market accounts..   (105)     (285)  (390)   (336)     (442)     (778)
  Certificates of
   deposit................    621      (937)  (316)  1,295        23     1,318
  Federal funds
   purchased..............    186       119    305      (1)       (0)       (1)
  Borrowed Funds..........    269        11    280     674      (108)      566
  Capitalized lease
   obligation.............     (9)      --      (9)     (8)        1        (7)
                           ------   -------   ----  ------   -------   -------
    Total interest-bearing
     liabilities..........    962    (1,092)  (130)  1,624      (526)    1,098
                           ------   -------   ----  ------   -------   -------
Net interest income....... $  862   $  (415)  $447  $  743   $  (643)  $   100

--------
(1) The change in interest due to both volume and yield/rate has been allocated to change due to volume and change due to yield/rate in proportion to the absolute value of change in each.
(2) Balances of non-accrual loans and related income recognized have been included for computation purposes.
(3) Tax-exempt income has been converted to a tax-equivalent basis using an incremental rate of 34% in each of the three years.

   The increase in 1999 taxable equivalent interest income was driven by increased average balances of loans and taxable securities, partially offset by decreases in the yields on all earning asset categories, except tax-exempt securities and commercial real estate loans. The increase in 1998 taxable equivalent interest income as compared to 1997 was primarily due to a similar positive volume and negative rate relationship. The 1999 decrease in interest expense was primarily due to decreased rates on certificates of deposit and savings and NOW deposits, while the 1998 increase in interest expense was primarily due to higher balances of certificates of deposit and borrowed funds.

   As shown in Table II and III, 1999 taxable-equivalent net interest income increased $447,000 (2.1%) compared to 1998. Interest income increased $317,000 and interest expense decreased $130,000. The 1999 net interest margin was 3.58% (5 basis points below 1998). The decline in the net interest margin was a result of competitive pressures and federal monetary policy causing yields/rates to decrease for total interest-earning assets to greater degree than the decrease seen on rates for total interest-bearing liabilities.

   Taxable-equivalent net interest income for 1998 increased $100,000 (0.5%) over 1997. Interest income increased $1,198,000 and interest expense increased $1,098,000. The 1998 net interest margin was 3.63% (16 basis points below
1997). The decline in the net interest margin was a result of competitive pressures causing yields/rates to increase for total interest-bearing liabilities and decrease for total interest-earning assets. Net interest income as a percentage of interest income also fell in 1998 compared to 1997 due to increased competition in the local retail banking market.

 Allowance and Provision for Loan Losses

   The allowance for loan losses is established through a provision for loan losses charged to expense. The allowance is an amount that management believes will be adequate to absorb known and inherent losses in the existing loan portfolio. See Note 1 to First Liberty's audited consolidated financial statements with regard to First Liberty Bank's policy for its provision and allowance for loan losses.

   The allowance for loan losses was $5,107,000 at December 31, 1999, as compared to $4,618,000 at December 31, 1998, an increase of 10.59%. The allowance was 1.23% of total loans (net of unearned discount and fees) at December 31, 1999. The provision for loan losses increased to $720,000 in 1999 from $540,000 in 1998.

   A significant portion of First Liberty Bank's loans are collateralized by residential and commercial real estate located in Northeastern Pennsylvania with a primary concentration in Lackawanna County. First Liberty Bank's primary concentration of credit risk is related to the real estate market in the aforementioned area. The ultimate collectibility of most of First Liberty Bank's loan portfolio is greatly affected by the economic conditions within Northeastern Pennsylvania. Management is not aware of any other significant concentrations of credit risk within its loan portfolio.

   Table IV illustrates the changes in allowance for loan losses for the previous five years including charge-offs, recoveries and percent of net charge-offs to average loans outstanding during each period.

   Table V illustrates the allocation of the allowance for loans for each period. These allocations are no more than estimates and are subject to revision as conditions change.

                                    Table IV

                      Changes in Allowance for Loan Losses

                                             Years Ended December 31,
                                        --------------------------------------
                                         1999    1998    1997    1996    1995
                                        ------  ------  ------  ------  ------
Allowance for loan losses at beginning
 of period............................. $4,618  $4,562  $5,017  $4,787  $5,193
Charge-offs:
  Domestic:
  Commercial, financial and
   agricultural........................    238     313     315     330     347
  Real estate commercial and
   residential mortgage................    220     256     821     366   1,584
  Installment..........................    218     208     171      69      59
                                        ------  ------  ------  ------  ------
    Total.............................. $  676  $  777  $1,307  $  765  $1,990
  Recoveries:
  Domestic:
  Commercial, financial and
   agricultural........................    379     232     189      98     134
  Real estate--commercial and
   residential mortgage................     25      28      35      48      63
  Installment..........................     41      33      28      16      22
                                        ------  ------  ------  ------  ------
    Total.............................. $  445  $  293  $  252  $  162  $  219
  Net charge-offs......................    231     484   1,055     603   1,771
  Additions charged to operations......    720     540     600     833   1,365
  Allowance for loan losses at end of
   period.............................. $5,107  $4,618  $4,562  $5,017  $4,787
  Percentage of net charge-offs during
   the period to average loans
   outstanding during the period.......    .06%    .13%    .30%    .19%    .58%
  Percentage of allowance for loan
   losses to total loans--net of
   unearned income, period end.........   1.23%   1.23%   1.28%   1.46%   1.59%
  Percentage of allowance for loan
   losses to total nonperforming loans,
   period end..........................    319%    211%    243%     88%    119%

                                    Table V

                    Allocation of Allowances for Loan Losses

                                                             December 31,
                         -----------------------------------------------------------------------------------------
                               1999              1998              1997              1996              1995
                          % of Loans In     % of Loans In     % of Loans In     % of Loans In     % of Loans In
                         Each Category to  Each Category to  Each Category to  Each Category to  Each Category to
                           Total Amount      Total Amount      Total Amount      Total Amount      Total Amount
                              Loans             Loans             Loans             Loans             Loans
                         -----------------------------------------------------------------------------------------
Domestic:
 Commercial, financial
  and agriculture....... $   1,940     15% $   1,196     18% $     934     18% $   1,001     13% $   1,322     14%
 Real estate--commercial
  and residential
  mortgage..............       772     68%     1,284     64%     1,424     64%     1,898     70%     2,001     71%
 Installment............       189     17%       138     18%       242     18%       210     17%       158     15%
 Unallocated............     2,206     --      2,000     --      1,962     --      1,908     --      1,306     --
                         --------- ------  --------- ------  --------- ------  --------- ------  --------- ------
   Total................ $   5,107    100% $   4,618    100% $   4,562    100% $   5,017    100% $   4,787    100%
                         ========= ======  ========= ======  ========= ======  ========= ======  ========= ======

   Allocations for commercial, financial and agricultural loans are determined by reviewing significant loans. Allocations for real estate and consumer loans are based on historical losses, delinquency trends and current economic conditions. The unallocated portion is established by management to absorb inherent losses in the portfolio. The allocated allowances for real estate loans decreased in 1999 over 1998 based on the lower levels of nonperforming loans in that category. These allocations are estimates and are subject to revision as conditions change.

 Noninterest Income

   Noninterest income generally consists of service charges on deposits, fees for customer services, fees from the Small Business Administration, gains on sales of loans, and other infrequent types of transactions.

   Noninterest income increased due to an increase in income from trust services. In addition, gains on sale of securities increased by $178,000 for the year ended December 31, 1999, as compared to 1998 primarily as a result of gains on the sale of municipal securities approximating $138,000.

 Noninterest Expense

   The following Table (Table VI) summarizes major components of non-interest expense for the periods shown.

                                    Table VI

                              Non-Interest Expense

                                1999               1998               1997
                          ------------------ ------------------ -------------------
                          Percent to Total   Percent to Total   Percent to Total
                          Interest Earning   Interest Earning   Interest Earning
                          ------------------ ------------------ -------------------
                           Amount   Assets    Amount   Assets    Amount    Assets
                          --------- -------- --------- -------- ---------  --------
Salaries and benefits...  $   7,212    1.21% $   7,080    1.21% $   7,460     1.36%
Net occupancy, furniture
 and equipment expense..      2,462     .41      2,426     .41%     2,198      .40%
Data processing
 services...............        352     .06        650     .11%       627      .11%
Foreclosure and other
 real estate expenses...         56     .00        351     .06%       496      .09%
Merger related costs....        --      --       1,098     .19%       --       --
Fidelity loss
 (recovery).............        --      --         --      --        (372)    (.07)%
Other expense...........      3,910     .65      3,754     .64%     3,919      .71%
                          ---------  ------  ---------  ------  ---------   ------
  Total.................  $  13,992    2.33% $  15,359    2.62% $  14,328     2.60%
                          =========  ======  =========  ======  =========   ======

   Salaries and benefits increased in 1999 as a result of growth in personnel in 1999. Total full-time equivalent employees numbered 232 at December 31, 1999, and 204 at December 31, 1998. The level of full-time equivalent employees increased in 1999 as compared to 1998 primarily as a result of new branches being opened in Dickson City and Kingston.

   Occupancy costs and furniture and equipment expense increased in 1999 primarily as a result of the increased costs associated with the new branches. Data processing services expense decreased $298,000 in 1999 primarily as a result of First Liberty Bank discontinuing the Fiserv service contract. In 1998, First Liberty Bank had service contracts with Fiserv and Jack Henry, the servicer for Upper Valley Bancorp. In 1999, First Liberty Bank decided to keep only the Jack Henry contract.

   The decrease in foreclosure and other real estate expenses between 1998 and 1999 was primarily due to the resolution of certain loans in the Binghamton loan portfolio in 1998. This was a portfolio of loans purchased by NBO prior to the merger in 1998.

   Other expense increased from December 31, 1998 to December 31, 1999 primarily due to an increase in office expense for updating stationary and other supplies to reflect the new First Liberty logo and name. Other expense for 1999 also includes approximately $87,000 for the first year of amortization of the Olyphant Housing Partnership investment.

   Merger-related expenses of $1,098,000 were charged to income in the second quarter of 1998 as a result of the June 30, 1998 merger with Upper Valley Bancorp.

   During the first quarter of 1997 First Liberty discovered certain irregularities involving an employee. Management accrued its full estimate of the fidelity loss as of December 31, 1996 in noninterest expense. In 1997, the amount of the loss was recovered (less a $50,000 deductible) under First Liberty's Fidelity Bond Insurance Policy.

 Income Tax Provision

   Fluctuations in the 1999, 1998, and 1997 income tax provisions and effective tax rates result, generally, from the changes in federal taxable income and in tax-free income on securities and loans. The decrease in the effective tax rate from 28.2% for 1998 to 20.1% for 1999 is attributable to First Liberty's low income housing credit related to the Olyphant Housing Partnership investment. The provision for income taxes includes federal, state, and local income taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities.

   The deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled.

 Securities

   The investment policy of First Liberty Bank, as approved by its board of directors, requires management to maintain adequate liquidity, generate a favorable return on investments without incurring undue interest rate and credit risk and to complement First Liberty Bank's lending activities. First Liberty Bank primarily utilizes investments in securities for liquidity management and as a method of deploying excess funding not utilized for loan organizations. Generally, First Liberty Bank's investment policy is more restrictive than applicable banking regulations allow and, accordingly, First Liberty Bank has invested primarily in U.S. government and agency securities, which qualify as liquid assets under applicable regulations, federal funds, and U.S. government sponsored agency issued mortgage-backed securities. First Liberty Bank's investment portfolio consists of those securities that are categorized as held-to-maturity, available-for-sale or held for trading. First Liberty Bank does not currently maintain a portfolio of securities categorized as held for trading. At December 31, 1999, the available-for-sale securities portfolio totaled $185,908,000, or 28.5% of assets.

   The following Table (Table VII) shows maturity data and related weighted-average yields as of December 31, 1999 and carrying values as of December 31, 1999, 1998, and 1997. Yields on available for sale securities are computed using historical amortized cost.

                                   Table VII

                              Securities Portfolio

                                              December 31, 1999
                          -----------------------------------------------------------
                                   After one  After five  After
                          One Year  through    through     ten     No stated
                          or less  five years ten years   years    maturity   Total
                          -------- ---------- ---------- --------  --------- --------
Securities available for
 sale...................
U.S. Treasuries.........
  Market value..........   $1,001   $   --     $   --    $    --    $  --    $  1,001
  Yield.................     5.81%      --         --         --       --        5.81%
Municipal securities....
  Market value..........    1,020     2,375      7,285     23,537      --      34,217
  Yield.................     4.20%     4.23%      5.22%      5.06%     --        5.01%
Mortgage-backed
 securities and U.S.
 government agencies....
  Market value..........    1,531     7,486        --      57,342      --      66,359
  Yield.................     6.24%     6.22%       --        6.14%     --        6.15%
Collateralized mortgage
 obligations and U.S.
 government agencies....
  Market value..........      --     40,986     14,946     22,423      --      78,355
  Yield.................      --       5.80%      6.21%      6.19%     --        5.99%
Other securities........
  Market value..........      --        250        --         --     5,726      5,976
  Yield.................               6.30%                          6.71%      6.69%
Total market value......   $3,552   $51,097    $22,231   $103,302   $5,726   $185,908
Weighted average yield..     5.53%     5.79%      5.89%      5.91%    6.71%      5.89%

                                                           December 31,
                                                    --------------------------
                                                      1999     1998     1997
                                                    -------- -------- --------
Securities available for sale......................
U.S. Treasuries.................................... $  1,001 $ 22,279 $ 15,512
Municipal securities...............................   34,217   48,575    5,657
Mortgage-backed securities and U.S. government
 agencies..........................................   66,359   70,309   37,819
Collateralized mortgage obligations and U.S.
 government agencies...............................   78,355   49,446   63,172
Other securities...................................    5,976    5,954    1,605
                                                    -------- -------- --------
Total.............................................. $185,908 $196,563 $123,765
Investment securities held to maturity U.S.
 Treasuries........................................ $    --  $    --  $ 27,180
Municipal securities...............................      --       --    30,891
Other..............................................      --       --     3,293
                                                    -------- -------- --------
  Total............................................ $    --  $    --  $ 61,364
                                                    ======== ======== ========

 Loans

   During 1999, gross loans, net of unearned income, grew $40,635,000 to $416,550,000 at December 31, 1999. The largest increase was in real estate loans, which increased $35,258,000 to $270,866,600 at December 31, 1999, compared to $235,608,000 at December 31, 1998. The increase in the installment loan portfolio was primarily due to home equity loans and, to a lesser degree, auto loans.

   The following Table (Table VIII) shows consolidated loans at December 31, 1999, 1998, 1997, 1996 and 1995 (including non-accrual loans), and summarizes the maturity data for loans-gross as of December 31, 1999.

                                   Table VIII

                                     Loans

                                    1999     1998     1997     1996     1995
                                  -------- -------- -------- -------- --------
Real estate--commercial and
 residential mortgage............ $270,866 $235,608 $226,551 $233,191 $205,907
Commercial, financial and
 agricultural....................   64,513   67,659   64,822   44,730   41,505
Installment......................   70,760   67,323   64,321   58,452   45,879
Real state--construction.........   11,110    6,266    6,030    7,250    8,538
                                  -------- -------- -------- -------- --------
  Total loans--gross.............  417,249  376,856  361,724  343,623  301,829
Less: unearned income............      699      941    1,130    1,147    1,336
  Total gross loans, net of
   unearned income............... $416,550 $375,915 $360,594 $342,476 $300,493
                                  ======== ======== ======== ======== ========

                                               December 31, 1999
                                  --------------------------------------------
                                  Within                       Over
                                    one   After one year but   five
                                   year   within five years   years    Total
                                  ------- ------------------ -------- --------
Real estate--commercial and
 residential mortgage and
 construction.................... $14,108      $25,784       $237,980 $277,872
Commercial, financial and
 agricultural....................   7,923       14,054         46,640   68,617
Installment......................   2,645       39,551         28,564   70,760
                                  -------      -------       -------- --------
  Total loans--gross............. $24,676      $79,389       $313,184 $417,249
                                  =======      =======       ======== ========
Fixed rate.......................  17,582       72,586        234,773  324,941
Variable rate....................   7,094        6,803         78,411   92,308
                                  -------      -------       -------- --------
  Total loans--gross............. $24,676      $79,389       $313,184 $417,249
                                  =======      =======       ======== ========

   Management is not aware of any trends or uncertainties within its loan portfolio which it reasonably expects will materially impact future operating results or capital resources nor is management aware of any information which would cause it to have serious doubts as to the ability of its performing borrowers to comply with current loan repayment terms.

   Table IX summarizes First Liberty Bank's non-performing assets at December 31, 1999, 1998, 1997, 1996, and 1995.

                                    Table IX

                             Non-Performing Assets

                                             1999   1998   1997   1996   1995
                                            ------ ------ ------ ------ ------
Non-accrual loans(1)....................... $1,446 $1,740 $1,607 $4,449 $3,622
Loans past due 90 days or more and still
 accruing..................................    154    445    290    713    578
Total non-performing loans.................  1,600  2,185  1,897  5,162  4,200
Real estate owned other than bank
 premises..................................    558    479    953    817  1,423
                                            ------ ------ ------ ------ ------
  Total.................................... $2,158 $2,664 $2,850 $5,979 $5,623
                                            ====== ====== ====== ====== ======

--------
(1) See Note 4 to First Liberty's audited consolidated financial statements contained elsewhere in this document concerning interest income on non-accruing loans, and Note 1 to the consolidated financial statements--Loans caption--concerning First Liberty Bank's policy with regard to accrual of interest.

   An analysis of non-accrual loans as of December 31, 1999, 1998, 1997, 1996, and 1995 is as follows:

                                             1999   1998   1997   1996   1995
                                            ------ ------ ------ ------ ------
Real estate--commercial and residential
 mortgage.................................. $1,180 $1,377 $  987 $3,006 $2,569
Commercial.................................    266    363    620  1,443  1,053
                                            ------ ------ ------ ------ ------
  Total.................................... $1,446 $1,740 $1,607 $4,449 $3,622
                                            ====== ====== ====== ====== ======

   At December 31, 1999 and 1998, First Liberty had impaired loans totaling approximately $798,000 and $979,000, respectively, all of which had a related allowance for impairment. At December 31, 1999 and 1998, the allowance for losses on impaired loans totaled $311,000 and $202,000, respectively.

 Deposits

   Table X summarizes the average deposits and rates paid on deposit categories of average total deposits for the last three years.

                                    Table X

                                Average Deposits

                                   1999             1998             1997
                             ---------------- ---------------- ----------------
                             Average  Average Average  Average Average  Average
                             Deposits  Rates  Deposits  Rates  Deposits  Rates
                             -------- ------- -------- ------- -------- -------
Deposits:
Domestic:
  NOW accounts.............. $ 22,039  1.48%  $ 24,383  1.77%  $ 26,999  1.21%
  Savings deposits..........   91,923  2.12%    94,580  2.51%    95,347  2.59%
  Other time deposits.......    3,270  2.74%     5,222  1.22%    17,394  4.75%
  Money market accounts.....   27,288  2.15%    24,834  2.66%    21,850  2.25%
  Certificates of deposit...  310,566  5.15%   299,118  5.45%   275,296  5.44%
                             --------         --------         --------
Total interest bearing......  455,086          448,137          436,886
  Noninterest-bearing
   demand...................   53,874           50,422           46,082
                             --------         --------         --------
Total....................... $508,960         $498,559         $482,968

   The level of certificates of deposit increased in 1999 due to growth in First Liberty Bank's newest branches in Kingston and Dickson City. The level of certificates of deposit increased in 1998 as compared to 1997 primarily due to growth in First Liberty Bank's branches in Daleville and Carbondale.

   Table XI summarizes the maturity distribution of time deposits greater than $100,000 at December 31, 1999 and 1998 (including open time deposits and savings accounts).

                                    Table XI

          Maturity Distribution of Time Deposits Greater Than $100,000

                                            December 31, 1999 December 31, 1998
                                            ----------------- -----------------
Domestic:
  Certificates of deposit:
    Three months or less...................      $26,373           $17,909
    Over three months through twelve
     months................................       25,883            20,330
    Over one year through three years......        7,982            12,057
    Over three years.......................        3,378             1,836
                                                 -------           -------
      Total Certificates of deposit........      $63,616           $52,132
                                                 =======           =======

 Capital Adequacy

   A strong capital position is important to the continued profitability of First Liberty and promotes depositor and investor confidence. First Liberty's capital consists of shareholders' equity, which provides a basis for future growth and expansion and also provides a buffer against unexpected losses. Shareholders' equity decreased $1,691,000 to $57,217,000 at December 31, 1999. It is management's intention to continue paying a reasonable return on shareholders' investment while retaining adequate earnings to allow for continued growth.

   However, First Liberty's ability to pay dividends to shareholders is dependent on its ability to receive dividend payments from First Liberty Bank (see note 14 to First Liberty's audited consolidated financial statements contained elsewhere in this document).

   The Federal Reserve Board measures capital adequacy for bank holding companies by using a risk-based capital framework and by monitoring compliance with minimum leverage ratio guidelines. The minimum ratio of total risk-based capital to risk-adjusted assets is 8% at December 31, 1999, of which 4% must be Tier I Capital. First Liberty's total risk-based capital was 16.87% at December 31, 1999 and 18.91% at December 31, 1998. First Liberty's Tier I risk-based capital ratio was 15.62% at December 31, 1999, and 17.66% at December 31, 1998.

   In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of 3% for bank holding companies that meet certain criteria, including that they maintain the highest regulatory rating. All other bank holding companies are required to maintain a leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points. The Federal Reserve Board has not advised First Liberty of any specific minimum leverage ratio applicable to it. First Liberty's leverage ratio was 9.46% at December 31, 1999 and 9.44% at December 31, 1998.

   The FDICIA, as well as other requirements, establishes five capital tiers:
"well capitalized," "adequately capitalized," "under-capitalized," "significantly under-capitalized," and "critically under-capitalized." The FDICIA imposes significant restrictions on the operations of a bank which is not at least adequately capitalized. A depository institution's capital tier will depend upon where its capital levels are in relation to various other capital measures which include a risk-based capital measure, a leverage ratio capital measure and other factors. Under regulation adopted, for an institution to be well capitalized it must have a total risk-based capital ratio of at least 10%, a Tier I risk-based capital ratio of at least 6%, and a Tier I leverage ratio of at least 5%, and not be subject to any specific capital order or directive.

   At December 31, 1999, First Liberty Bank was classified as well-capitalized with total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage ratios of 16.47%, 15.22% and 9.41%.

 Market Risk and Interest Rate Risk

   Market risk is the risk of loss from adverse changes in market prices and rates. First Liberty's market risk arises primarily from interest rate risk inherent in its lending, investment, and deposit taking activities. To that end, management actively monitors and manages its interest rate risk exposure. First Liberty's profitability is affected by fluctuations in interest rates. A sudden and substantial increase in interest rates may adversely impact First Liberty's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis. First Liberty monitors the impact of changes in interest rates on its net interest income using several tools. One measure of First Liberty's exposure to differential changes in interest rates between assets and liabilities is shown in First Liberty's Maturity and Rate Sensitivity Analysis.

   The following Table (Table XII) summarizes First Liberty Bank's sensitivity to interest rate fluctuations at December 31, 1999 for certain interest sensitivity periods.

                                   Table XII

                     Maturity and Rate Sensitivity Analysis

                          Zero to     Over three     Over six     After on year   After
                           three     months to six months to one but within five   five
                           months       months         year           years       years     Total
                          --------   ------------- ------------- --------------- --------  --------
Interest-earning assets:
Securities..............  $ 20,939     $  9,498      $ 17,486       $ 84,344     $ 53,624  $185,891
Loans (net of unearned
 income)................    69,865       22,809        42,854        229,816       51,206   416,550
Federal funds sold and
 interest earning
 deposits...............     6,019          --            --             --           --      6,019
                          --------     --------      --------       --------     --------  --------
    Total...............  $ 96,823     $ 32,307      $ 60,340       $314,160     $104,830  $608,460
                          --------     --------      --------       --------     --------  --------
Interest-bearing
 liabilities:
Now accounts............     3,374        1,047         2,095         12,567        4,189    23,272
Money market accounts...     4,304        2,279         4,557          9,114          --     20,254
Savings(1)..............    12,975        4,578         9,491         48,321       16,107    91,472
Time....................   100,097       68,611        54,819         74,768        1,650   299,945
FHLB advances and
 federal funds
 purchased..............    67,478           28        10,056         25,452        5,003   108,017
                          --------     --------      --------       --------     --------  --------
    Total...............  $188,228     $ 76,543      $ 81,018       $170,222     $ 26,949  $542,960
                          --------     --------      --------       --------     --------  --------
Interest rate
 sensitivity gap........   (91,405)     (44,236)      (20,678)       143,938       77,881    65,500
Cumulative interest rate
 sensitivity gap........   (91,405)    (135,641)     (156,319)       (12,381)      65,500       --
Cumulative interest rate
 sensitivity ratio(2)...    (13.99)%     (20.76)%      (23.93)%        (1.90)%      10.03%

--------
(1) The amount shown as repricing within 0 to 3 months is that portion which, based upon average balances, is considered sensitive to changes in interest rates. First Liberty Bank's historical experience has been that total savings account balances exhibit minimal movement with changes in interest rates. Accordingly, a percentage of First Liberty Bank's savings account balances are not as rate sensitive and are classified in the "After five years" category.
(2) Represents the cumulative interest rate sensitivity gap as a percentage of total assets.

   As shown above, First Liberty Bank has a negative gap (interest-sensitive assets are less than interest-sensitive liabilities) within the next year, which generally indicates that an increase in rates may lead to a decrease in net interest income and a decrease in rates may lead to an increase in net interest income. Although First Liberty Bank is substantially liability sensitive within the next year, management believes that customer behavior patterns and product pricing allow First Liberty Bank to reduce interest rate risk to acceptable levels.

   In addition to gap management, First Liberty also uses simulation analysis to help monitor and manage interest rate risk. In this analysis First Liberty examines the result of a 100, 200, and 300 basis point change in market interest rates and the effect on net interest income. It is assumed that the change is instantaneous and that all rates move in a parallel manner. In addition, it is assumed that rates on core deposit products such as NOWs, savings accounts, and the money market deposit accounts will be adjusted by 50% of the assumed rate change. Assumptions are also made concerning prepayment speeds on mortgage loans and mortgage securities. The results of this rate shock are a useful tool to assist First Liberty in assessing interest rate risk inherent in their balance sheet. Below are the results of this rate shock analysis as of December 31, 1999 and 1998.

              Net Interest Income Change (After tax, in thousands)

   Change in Rates                           December 31, 1999 December 31, 1998
   ---------------                           ----------------- -----------------
   +300.....................................      $(3,203)          $(1,406)
   +200.....................................       (2,126)             (932)
   +100.....................................       (1,059)             (428)
   -100.....................................          907               252
   -200.....................................        1,673               425
   -300.....................................        2,253               617

 Accounting Developments

   In June 1998, the Financial Accounting Standards Board, or FASB, issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement (as amended by SFAS No. 137 in June 1999) establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of certain exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment; (b) a hedge of the exposure to variable cash flows of a forecasted transaction; or (c) a hedge of certain foreign currency exposure. SFAS No. 133, as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Earlier adoption is permitted. First Liberty adopted SFAS No. 133 in its fourth quarter of 1998, including its provision for the potential reclassification of investments, resulting in a $60.3 million transfer of securities from held-to-maturity to available-for-sale and an increase of $725,000 of unrealized gains, net of taxes, on securities available for sale. The adoption of this statement did not affect operating results of First Liberty.

 Year 2000

   Year 2000 issues result from the inability of many computer programs or computerized equipment to accurately calculate, store or use data for the year 2000 or later. These potential shortcomings could result in a system failure or miscalculations, causing disruptions of operation, including among other things, a temporary inability to process transactions, track important customer information, provide convenient access to this information, or engage in normal business operations. First Liberty did not incur any additional costs for the Year 2000 in the year ended December 31, 1999. While lingering concern exists about certain dates during Year 2000, the most significant date, January 1, 2000, has passed without incident. As of the date of this document, First Liberty has not experienced any significant Year 2000 problems relating to its internal or third-party computer systems, nor has First Liberty experienced any issues regarding the ability of commercial customers to meet debt services as a result of Year 2000 issues. First Liberty will continue to monitor systems for problems in the future; however, the costs related to that process are not expected to be significant.

 Liquidity

   Liquidity involves First Liberty's ability to raise funds to support asset growth, meet deposit withdrawal and other borrowing needs, maintain reserve requirements and otherwise operate First Liberty on an ongoing basis. To adjust for the effects of a changing interest rate environment and deposit structure, First Liberty's management monitors its liquidity requirements through its asset/liability management program. his program, along with other management analysis, enables the bank to meet its cash flow requirements and adapt to the changing needs of individual customers and the requirements of regulatory agencies.

   Among the sources of asset liquidity are cash and due from banks, federal funds sold, securities available for sale, mortgage loans available for sale, and funds received from the repayment of loans and the maturing of investments. The total carrying value of cash and due from banks, federal funds sold, securities available for sale, and mortgage-backed securities available for sale, with maturities of less than one year was $29,575,000 at December 31, 1999. In addition to these sources of liquidity and loan repayments, First Liberty has the ability to secure borrowings collateralized by the securities portfolio. At December 31, 1999 First Liberty had a maximum borrowing capacity available to it of approximately $263 million from the Federal Home Loan Bank of Pittsburgh.

   Through the use of these and other sources, management believes First Liberty has adequate liquidity in both the short-term and the long-term to carry out First Liberty's growth and profitability strategies. First Liberty's ability to pay dividends depends primarily on the ability of First Liberty Bank to pay dividends to First Liberty. Note 15 of the audited consolidated financial statements provides information as to the limitations on dividend and other funds transfers from First Liberty's subsidiary. Such limitations are not expected to adversely impact the ability of First Liberty to meet its future dividend and other cash obligations.

   SPECIAL MEETING OF THE STOCKHOLDERS OF COMMUNITY BANK SYSTEM

General

   Community Bank System will hold a special meeting of its stockholders on
[         ], 2001 at [   ]:[   ] [   ].m., Eastern time, at [         ]. At the
special meeting, Community Bank System stockholders will vote upon a proposal to adopt and approve the merger agreement. Community Bank System stockholders may also vote upon a proposal to adjourn or postpone the special meeting for the purpose of, among other things, allowing additional time for the solicitation of proxies to approve the merger agreement.

Record Date; Voting Power

   Holders of record of Community Bank System common stock at the close of
business on [      ], 2001, may vote at the special meeting. This date is
called a "record date." As of the record date, there were [         ] issued
and outstanding shares of Community Bank System common stock held by
approximately [      ] holders of record. Community Bank System stockholders
have one vote per share on any matter that may properly come before the special meeting. Brokers who hold shares of Community Bank System common stock as nominees will not have discretionary authority to vote these shares without instructions from the beneficial owners. Any shares of Community Bank System common stock for which a broker has submitted an executed proxy but for which the beneficial owner has not given instructions on voting to the broker are referred to as "broker non-votes." These broker non-votes will have the same effect as a vote against the merger agreement.

Vote Required

   The presence in person or by proxy of the holders of a majority of the shares of Community Bank System common stock outstanding on the record date will constitute a quorum for the transaction of business at the special meeting. Community Bank System will count abstentions and broker non-votes for purposes of establishing the presence of a quorum at the special meeting. The approval of the proposal to approve the merger agreement requires the affirmative vote of a majority of the shares of Community Bank System common stock outstanding on the record date. Because broker non-votes and abstentions are not affirmative votes, they will have the effect of a vote against the proposal to approve the merger agreement.

   On the record date, the executive officers and directors of Community Bank System, including certain of their related parties, had voting power with
respect to an aggregate of [      ] shares of Community Bank System common
stock, or approximately [   ]% of the shares of Community Bank System common
stock then outstanding. Community Bank System expects that all of its directors and executive officers will vote in favor of the approval of the merger agreement all of the shares of Community Bank System common stock that they are entitled to vote.

   On the record date, to the knowledge of First Liberty, its directors and executive officers did not beneficially own any shares of Community Bank System common stock.

Recommendation of the Community Bank System Board

   The board of directors of Community Bank System has unanimously approved and adopted the merger agreement and the transactions contemplated by it. The board believes that the merger is fair to and in the best interests of the Community Bank System stockholders. It unanimously recommends that Community Bank System stockholders vote FOR approval of the merger agreement.

Solicitation and Revocation of Proxies

   Community Bank System has enclosed a form of proxy with this document. Shares represented by a proxy will be voted at the Community Bank System special meeting as specified in the proxy. Proxies that are properly signed and dated but which do not have voting instructions will be voted by the proxy holders FOR the merger agreement and in the discretion of the proxy holders as to any other matter which may properly come before the Special Meeting.

   Community Bank System stockholders may instead vote their proxy by using touch-tone telephone by following the directions on the enclosed form of proxy. If any Community Bank System stockholder votes by both methods, only the last vote that is submitted will be counted and each previous vote will be disregarded.

   Community Bank System is asking its stockholders to vote by completing, dating and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope or by using touch-tone telephone as described on the proxy card, whether or not they intend to attend the special meeting in person.

   If a Community Bank System stockholder delivers a properly executed proxy or properly votes by touch-tone telephone, he or she may revoke the proxy at any time before it is exercised at the special meeting. A Community Bank System stockholder may revoke his or her proxy by:

  . filing with Secretary of Community Bank System prior to the special meeting, at Community Bank System's principal executive offices, either a written revocation of the proxy or a duly executed proxy containing a later date;

  . vote by touch-tone telephone at a later time prior to the special meeting; or

  . attending the special meeting and voting in person. Being present at the special meeting, by itself, will not revoke the proxy. A Community Bank System stockholder must vote in person if he or she wishes to revoke the proxy.

   Community Bank System will bear the cost of solicitation of proxies. Community Bank System and First Liberty will share equally the cost of printing and mailing this document. In addition to solicitation by mail, directors, officers and employees of Community Bank System may solicit proxies from stockholders by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation, if any. Although it has not determined to do so as of the date of this document, Community Bank System may also engage a proxy solicitation firm to aid in the solicitation of proxies. Community Bank System expects to pay customary fees and reimburse certain out-of-pocket expenses of any proxy solicitation firm engaged by it. Community Bank System also expects to make arrangements with brokerage firms, fiduciaries and other custodians who hold shares of record as nominees to forward this document and other solicitation materials to the beneficial owner of these shares. Community Bank System will reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses in connection with this solicitation. Under certain circumstances, First Liberty must reimburse Community Bank System's expenses incurred in connection with the merger. Please see "Fees and Expenses; Reimbursement" on page [ ].

Other Matters

   Community Bank System is unaware of any matter to be presented at its special meeting other than the proposal to approve the merger agreement. If other matters are properly presented at the special meeting, the persons named in the proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter. This includes, for example, any proposal to adjourn or postpone the special meeting. Proxies that have been designated to vote against approval of the merger agreement will not be voted in favor of any proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies to approve the merger agreement.

              SPECIAL MEETING OF THE STOCKHOLDERS OF FIRST LIBERTY

                                    General

   First Liberty will hold a special meeting of its shareholders on
[         ], 2001 at [   ]:[   ] [   ].m., Eastern time, at [            ]. At
the special meeting, First Liberty shareholders will vote upon a proposal to adopt and approve the merger agreement. First Liberty shareholders may also vote upon a proposal to adjourn or postpone the special meeting for the purpose of, among other things, allowing additional time for the solicitation of proxies to approve the merger agreement.

Record Date; Voting Power

   Holders of record of First Liberty common stock at the close of business on [ ], 2001, may vote at the special meeting. This date is called a "record
date." As of the record date, there were [         ] issued and outstanding
shares of First Liberty common stock held by approximately [ ] holders of record. First Liberty shareholders have one vote per share on any matter that may properly come before the special meeting. Brokers who hold shares of First Liberty common stock as nominees will not have discretionary authority to vote these shares without instructions from the beneficial owners. Any shares of First Liberty common stock for which a broker has submitted an executed proxy but for which the beneficial owner has not given instructions on voting to the broker are referred to as "broker non-votes." These broker non-votes will not have the same effect as a vote against the merger agreement.

Vote Required

   The presence in person or by proxy of the holders of a majority of the shares of First Liberty common stock outstanding on the record date will constitute a quorum for the transaction of business at the special meeting. First Liberty will count abstentions and broker non-votes for purposes of establishing the presence of a quorum at the special meeting. The approval of the proposal to approve the merger agreement requires the affirmative vote of a majority of the votes cast by the holders of First Liberty common stock at the special meeting. Broker non-votes and abstentions are not considered votes cast and, accordingly, they will not have the effect of a vote against the proposal to approve the merger agreement.

   On the record date, the executive officers and directors of First Liberty, including certain of their related parties, had voting power with respect to an
aggregate of [      ] shares of First Liberty common stock, or approximately
[    .   ]% of the shares of First Liberty common stock then outstanding. All of the directors and executive officers of First Liberty have agreed in writing to vote in favor of the approval of the merger agreement all of the shares of First Liberty common stock that they are entitled to vote.

   On the record date, to the knowledge of Community Bank System, its directors and executive officers did not beneficially own any shares of First Liberty common stock.

Recommendation of the First Liberty Board

   The board of directors of First Liberty has unanimously adopted and approved the merger agreement and the transactions contemplated by it. The board believes that the merger is fair to and in the best interests of the First Liberty shareholders. It unanimously recommends that First Liberty shareholders vote FOR approval of the merger agreement.

Solicitation and Revocation of Proxies

   First Liberty has enclosed a form of proxy with this document. Shares represented by a proxy will be voted at the First Liberty special meeting as specified in the proxy. Proxies that are properly signed and dated but which do not have voting instructions will be voted by the proxy holders FOR the approval of the merger agreement and in the discretion of the proxy holders as to any other matter which may properly come before the Special Meeting.

   First Liberty is asking its shareholders to vote by completing, dating and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope, whether or not they intend to attend the special meeting in person.

   If a First Liberty shareholder delivers a properly executed proxy, he or she may revoke the proxy at any time before it is exercised at the special meeting. A First Liberty shareholder may revoke his or her proxy by:

  . filing with Secretary of First Liberty prior to the Special Meeting, at First Liberty's principal executive offices, either a written revocation of the proxy or a duly executed proxy containing a later date; or

  . attending the special meeting and voting in person. Being present at the special meeting, by itself, will not revoke the proxy. A First Liberty shareholder must vote in person if he or she wishes to revoke the proxy.

   First Liberty will bear the cost of solicitation of proxies. First Liberty and Community Bank System will share equally the cost of printing and mailing this document. In addition to solicitation by mail, directors, officers and employees of First Liberty may solicit proxies from shareholders by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation, if any. Although it has not determined to do so as of the date of this document, First Liberty may also engage a proxy solicitation firm to aid in the solicitation of proxies. First Liberty expects to pay customary fees and reimburse certain out-of-pocket expenses of any proxy solicitation firm engaged by it. First Liberty also expects to make arrangements with brokerage firms, fiduciaries and other custodians who hold shares of record as nominees to forward this document and other solicitation materials to the beneficial owner of these shares. First Liberty will reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses in connection with this solicitation. Under certain circumstances, First Liberty must reimburse Community Bank System's expenses incurred in connection with the merger. Please
see "Fees and Expenses; Reimbursement" on page [   ].

Other Matters

   First Liberty is unaware of any matter to be presented at its special meeting other than the proposal to approve the merger agreement. If other matters are properly presented at the special meeting, the persons named in the proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter. This includes, for example, any proposal to adjourn or postpone the special meeting. Proxies that have been designated to vote against approval of the merger agreement will not be voted in favor of any proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies to approve the merger agreement.

                                   THE MERGER

   The detailed terms of the merger are contained in the merger agreement attached as Annex A to this document. The following discussion and the discussion under "The Merger Agreement" describe the more important aspects of the merger and material terms of the merger agreement. These descriptions are only a summary and thus must be qualified by reference to the merger agreement, which is attached as Annex A. We urge you to read the merger agreement carefully.

General

   Effect of the Merger; Management. The merger agreement provides that, after approvals by our respective shareholders and the satisfaction or waiver of the other conditions to the merger, First Liberty will merge with and into Community Bank System, which will continue as the surviving corporation. The certificate of incorporation and bylaws of Community Bank System will be the certificate of incorporation and bylaws of Community Bank System after the merger. The directors and officers of Community Bank System immediately prior to the merger will be the directors and officers of Community Bank System after the merger until they resign or until their successors are duly elected and qualified. In addition, Saul Kaplan, Peter A. Sabia and Harold Kaplan, each currently a director of First Liberty, will be elected to the board of directors of Community Bank System. Upon completion of the merger, Steven R. Tokach, Executive Vice President of First Liberty, will be appointed to serve as President and Chief Executive Officer of the division of Community Bank operating in the market areas currently served by First Liberty, and Joseph R. Solfanelli, General Counsel and Executive Vice President of First Liberty, will be appointed to serve as Executive Vice President and Chief Legal Officer of that division.

   Bank Merger; Use of First Liberty Name. Following the merger of Community Bank System and First Liberty, we expect to merge First Liberty Bank with and into Community Bank, with Community Bank as the continuing bank. We intend to complete this bank merger as soon as practicable after the completion of the merger of the parent companies. Community Bank System currently intends to continue to use the First Liberty Bank name in connection with the operation of the First Liberty Bank branches for a period of at least three years after the completion of the merger, subject to certain considerations described under "Use of First Liberty Bank Name" on page [ ].

   Closing; Effectiveness of the Merger. We will close the merger on the first business day, or any other day we mutually agreed to, after the satisfaction or waiver of all conditions to the merger agreement and after we obtain all necessary regulatory approvals. The merger will become effective on the date and at the time that we file a certificate or articles of merger with each of the Delaware Secretary of State and the Pennsylvania Secretary of State.

   We are working to complete the merger in the second quarter of calendar year 2001, but we must first obtain the necessary regulatory approvals and the approvals of Community Bank System stockholders and the First Liberty shareholders at the respective special meeting, and satisfy other conditions. We cannot assure you as to when or if all the conditions to the merger will be met, and it is possible we will not complete the merger at all.

   Consideration to be Received by First Liberty Shareholders. At the completion of the merger, each issued and outstanding share of First Liberty common stock, other than shares held by shareholders who have properly exercised their dissenters' rights, will convert into a right to receive 0.56 of a share of Community Bank System common stock. This exchange ratio is fixed and will not be adjusted before the merger unless Community Bank System changes the number of outstanding its common stock before the merger through any stock split, recapitalization, reclassification or other similar change, or sets a record date for any of the foregoing events prior to the completion of the merger. In that case, the exchange ratio will be appropriately adjusted.

   Community Bank System will not issue any fractional shares in the merger. Instead, a First Liberty shareholder will receive cash in an amount equal to the product of (1) the closing price of Community Bank System on the New York Stock Exchange on the date that the merger is completed, as reported in The Wall Street Journal, and (2) the fraction of a share of Community Bank System common stock that the shareholder would have otherwise been entitled to receive in the merger. Community Bank System will pay no interest on any cash in lieu of fractional shares.

   You may obtain current market quotation for the Community Bank System common stock from a number of sources. We expect the market price of the Community Bank System common stock will fluctuate between the date of this document and the date of the merger and after the merger. Therefore, the value of the shares of Community Bank System common stock that First Liberty shareholders may receive in the merger may increase or decrease prior to and after the merger.

   Stock Options. If the merger is completed, each outstanding, unexercised option to purchase shares of First Liberty common stock will no longer represent a right to acquire shares of First Liberty common stock but will be assumed by Community Bank System, so that the holder of the option will have a right to purchase shares of Community Bank System upon exercise. The number of shares of Community Bank System common stock issuable upon the exercise of the assumed option will equal the number of shares of First Liberty common stock formerly covered by the option multiplied by 0.56 and the exercise price for each share of Community Bank System common stock will be the previously stated exercise price of the option divided by 0.56. Shares issuable upon the exercise of options to acquire Community Bank System common stock will be issuable in accordance with the terms of the respective plans and grant agreements of First Liberty under which First Liberty issued the options.

Background of the Merger

   In the spring of 2000, the First Liberty board authorized its executive committee (consisting of directors William Davis, Joseph Coviello, Steven Tokach, Harold Kaplan, Peter A. Sabia, Timothy Speicher and Kuzma Leschak) to meet, together with First Liberty's general counsel, Joseph Solfanelli, with Berwind Financial to review First Liberty's strategic alternatives as a community bank with approximately $650 million in assets located in northeastern Pennsylvania. In the board's view, a review of strategic alternatives was appropriate at this time in light of potential changes in the competitive environment for financial institutions in First Liberty's market area including as a result of the passage in November 1999 of the Gramm-Leach-Bliley Act, which for the first time permits affiliations among commercial banks, securities firms, insurance firms and other financial institutions, and the acquisition by a large out-of-state bank holding company of two financial institutions in First Liberty's market area. On May 24, 2000, the executive committee of the First Liberty board of directors instructed Berwind Financial to prepare and submit an engagement letter for its services, to commence a due diligence investigation of First Liberty, and to reconvene with the committee on June 2, 2000.

   On June 2, 2000, Berwind Financial met with the executive committee to discuss First Liberty's strategic alternatives. Berwind Financial reviewed with the committee certain strategic alternatives available to First Liberty, including, a continued course of independence, a merger with another financial institution of similar size, a so-called "merger of equals," or a sale of First Liberty to a larger financial institution. Berwind Financial reviewed potential valuation ranges of First Liberty under each of the potential strategies. Following its review of the alternatives presented by Berwind Financial, the committee elected to investigate the possibility of the sale of First Liberty to a larger financial institution and authorized Berwind Financial to prepare an offering memorandum describing First Liberty for distribution to one or more potential buyers. The committee also authorized Berwind Financial to contact confidentially certain financial institutions believed to have a potential interest in acquiring First Liberty.

   At the direction of the First Liberty board, Berwind Financial generated a list of banking companies that potentially could have a strategic interest in exploring a merger or acquisition of First Liberty based on size and geography. After reviewing the list, the board authorized Berwind Financial to make confidential inquiries to seventeen of the companies reviewed. Of the companies contacted, thirteen executed confidentiality agreements and received various information pertaining to the operations and financial performance of First Liberty. In late June 2000, members of the executive committee of the First Liberty board and Berwind Financial met with three of the thirteen companies that received materials to exchange additional information and discuss the merits of entering into a potential transaction. Of the three companies that held meetings, two, a Pennsylvania-based financial holding company of approximately equal asset size with First Liberty and a bank holding company based outside of Pennsylvania (other than Community Bank System) of a larger size to First Liberty expressed interest in entering into a transaction with First Liberty and submitted oral and written indications of interest. All of the other companies contacted up to that point elected not to pursue a transaction with First Liberty.

   On July 19, 2000, Berwind Financial met with First Liberty's board of directors to discuss the indications of interest received from the Pennsylvania and out-of-state holding companies. The board declined to explore the indication of interest received from the Pennsylvania financial holding company on the basis of the preliminary price proposed in the transaction and elected to postpone discussions with the out-of-state bank holding company until its other pending transaction was completed.

   On July 24, 2000, Berwind Financial recommended to the executive committee of First Liberty that it authorize Berwind Financial to contact Community Bank System as a potential affiliation partner for First Liberty. The committee approved Berwind Financial's recommendation and Berwind Financial thereafter delivered information about First Liberty to Community Bank System following execution of a confidentiality agreement.

   Community Bank System has traditionally concentrated its business activities on providing community banking services in its market areas in Upstate New York. Over the past several years, the environment for independent community banks in general, and specifically in the market areas served by Community Bank System have become increasingly competitive, particularly because of competition from non-bank financial institutions. The resulting pressures on both margins and loan growth have been compounded by the high cost of maintaining skilled staff while simultaneously introducing competitive customer service technology and new products. As a result of these factors, Community Bank System has long recognized the need to grow and diversify, and has established an active program to identify, review and evaluate potential business combinations, acquisitions and other strategic opportunities in traditional banking and financial services businesses. In particular, over the last few years, Community Bank System had evaluated various opportunities to establish its presence in Pennsylvania to expand and diversify its market areas and customer base. As part of these efforts, Community Bank System had engaged Janney Montgomery Scott to act as its financial advisor in Pennsylvania. Prior to being contacted by Berwind Financial, however, Community Bank System had not identified First Liberty as a potential acquisition target.

   At the August 16, 2000 meeting of the board of directors of Community Bank System, Sanford A. Belden, President and Chief Executive Officer of Community Bank System, distributed an information memorandum on First Liberty prepared by Berwind Financial, as well as other documents setting forth certain key information on First Liberty. Mr. Belden presented highlights of the information contained in the distributed materials. After discussion, the board authorized management to gather further information on First Liberty, and directed management to thereafter recommend whether Community Bank System should continue to proceed with the acquisition of First Liberty.

   On August 25, 2000, Community Bank System orally informed Berwind Financial of its interest in acquiring First Liberty at a price of approximately $13.00 per share in a stock-for-stock exchange, assuming completion of satisfactory due diligence, board approvals, and negotiation and execution of definitive agreements. Following a meeting on August 30 at which Berwind Financial and the First Liberty executive committee discussed the Community Bank System oral indication of interest, the executive committee authorized Berwind Financial to continue a dialogue with Community Bank System and for management of First Liberty to meet with representatives of Community Bank System.

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

   On September 21, 2000, members of management of Community Bank System and a representative from Janney Montgomery Scott met with members of First Liberty management and representatives of Berwind Financial in Scranton, Pennsylvania. The parties discussed the operating philosophies and strategies of their respective organizations as well as the possible merits of combining the two organizations. At this meeting, First Liberty requested Community Bank System to submit, on or before October 6, 2000, a written indication of interest to acquire First Liberty.

   On September 29, 2000, the strategic/executive committee of Community Bank System's board of directors met by telephone conference call. A representative of Janney Montgomery Scott and Mr. Belden led a review of presentation materials prepared by Janney Montgomery Scott, which included detailed information on First Liberty's operations, financial condition and assets. The Janney Montgomery Scott representative and Mr. Belden engaged in a lengthy discussion with the committee regarding the proposed terms of the transaction, including the exchange ratio, the pro forma balance sheets and income statements for the combined company, and the potential impact of the merger to the combined company's earnings per share in light of cost saving and revenue enhancement opportunities. The committee authorized management to provide First Liberty an indication of interest with a proposed exchange ratio in the range of 0.55 and 0.58, subject to the results of due diligence review by Community Bank System.

   Community Bank System submitted on October 6 a written, non-binding indication of interest in acquiring First Liberty in a stock-for-stock transaction having a fixed exchange ratio of between 0.55 and 0.58 shares of Community Bank System stock for each First Liberty share.

   In the meantime, the transaction which had prevented the other out-of-state bank holding company from engaging in substantive discussions with First Liberty had terminated. On October 9, 2000, the executive committee directed Berwind Financial to contact this other out-of-state financial institution to determine whether or not they continued to have any interest in acquiring First Liberty. This other bank holding company affirmed its continued interest in First Liberty and Berwind Financial accordingly requested them to submit a non-binding indication of interest. On October 17, the other out-of-state bank holding company provided an oral indication of interest in acquiring First Liberty in a stock-for-stock transaction.

   On October 19, 2000, Berwind Financial and the executive committee of First Liberty met to review and discuss both indications of interest. The committee authorized Berwind Financial to arrange for due diligence examinations with both Community Bank System and the other out-of-state bank holding company. Both institutions conducted on-site due diligence of First Liberty in early November 2000. During this time period, members of the executive committee of Community Bank System's board of directors also met with certain members of First Liberty's board of directors and management to discuss their strategic positions, as well as the strategic benefits available to both institutions in a business combination.

   On November 9, 2000, the strategic/executive committee of the board of directors of Community Bank System held a meeting by telephone conference call. Mr. Belden reviewed with the committee the results of Community Bank System's due diligence of First Liberty, including its financial statements, asset quality and certain integration issues. The committee then discussed the proposed structure and terms of the merger, as well as a pro forma financial model for the merger, the potential impact of the merger on earnings per share and the anticipated cost-savings and revenue enhancements. A representative of Janney Montgomery Scott, who participated on the call at the committee's invitation, reviewed the bidding strategy and process with the committee. The committee then engaged in a discussion regarding the proposed exchange ratio, and authorized management to offer an exchange ratio of .55 shares of Community Bank System common stock for each share of First Liberty common stock, pending the meeting of the full board of directors scheduled for November 14, 2000.

   On November 10, 2000, the other out-of-state bank holding company submitted a revised written non-binding indication of interest which proposed a stock-for-stock transaction based on a fixed exchange ratio resulting in a price to First Liberty shareholders of approximately $13.20 per share at that time.

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

   From November 10 to November 15, 2000, Berwind Financial continued to negotiate with both parties certain elements of their indications of interest.

   The board of directors of Community Bank System held a regularly scheduled meeting on November 14, 2000. Representatives of Janney Montgomery Scott were also present at the invitation of the board. Mr. Belden began the meeting with a discussion on the findings of Community Bank System's due diligence investigation of First Liberty and its business, assets and operations. Janney Montgomery Scott's representatives then gave a detailed presentation of its financial analysis of the proposed merger, including a summary of the transaction, transaction assumptions, a pro forma financial model and sensitivity and other analyses. A lengthy discussion on the proposed range of the exchange ratio for the merger ensued. Following the discussion, Janney Montgomery Scott opined orally to the board of directors that the exchange ratio of up to 0.56 of a share of Community Bank System common stock for each share of First Liberty common stock was fair from a financial point of view to the stockholders of Community Bank System. The board then authorized management to submit to First Liberty a revised indication of interest with an exchange ratio of between 0.552 and 0.56, and to continue to negotiate with First Liberty within that parameter. Later that day, Community Bank System transmitted to First Liberty a revised indication of interest proposing an exchange ratio of 0.552, and indicated that Community Bank System may be willing to increase the exchange ratio if First Liberty can identify additional cost savings and revenue enhancements from the merger.

   On November 15, after its receipt of additional financial information and analyses on potential cost savings and revenue enhancements from First Liberty and after further discussions with First Liberty's management, Community Bank System agreed to increase the exchange ratio from 0.552 shares of Community Bank System common stock for each share of First Liberty common stock to 0.56 Community Bank System shares for each First Liberty share (resulting in a price to First Liberty shareholders of approximately $14.00 per share at that time). The other institution declined to increase its proposed exchange ratio.

   On November 16, 2000, the board of directors of First Liberty met with representatives of Berwind Financial and First Liberty's outside counsel, Stevens & Lee, P.C., to review the two indications of interest. Representatives of Berwind Financial presented a report containing a detailed analysis of the two proposed offers, a comparison of the financial performance of both companies measured against a peer group, and other relevant financial analyses, including an analysis of earnings per share and book value dilution to each potential acquiror as a result of their offer price. The indicated pricing analyses were based on common stock prices as of November 10, 2000 and showed the Community Bank System offer at $14.00 per First Liberty share for a total deal consideration of $89.6 million versus the other offer at $13.20 per First Liberty share for a total deal consideration of $84.4 million. Based on the analysis and discussion with Berwind Financial and Stevens & Lee, the board of directors authorized and directed Berwind Financial and Stevens & Lee to contact Community Bank System's advisors and commence negotiation of a definitive merger agreement based on the terms contained in Community Bank System's revised indication of interest letter. The board also instructed management and its advisors to conduct due diligence on Community Bank System and to reconvene with the board for consideration of a proposed definitive agreement of merger during the week of November 27.

   On November 17, 2000, Community Bank System's outside counsel, Bond, Schoeneck & King, LLP, transmitted to First Liberty and Stevens & Lee the initial drafts of the merger agreement, the stock option agreement and a form of voting agreements. Stevens & Lee provided its preliminary comments on the agreements to Community Bank System and Bond, Schoeneck & King on November 22, 2000. On November 24, 2000, the parties' respective outside counsel held a conference telephone call to discuss Stevens & Lee's comments. On November 25, 2000, Stevens & Lee delivered to Community Bank System and its counsel the initial drafts of forms of the employment agreements for Steven R. Tokach and Joseph R. Solfanelli, and a form of consulting agreement for William M. Davis. The parties and their respective counsel continued to negotiate the agreements during the week of November 25, 2000.

   On November 29, 2000, First Liberty's board of directors again met with representatives of Berwind Financial and Stevens & Lee. Counsel reviewed with the board the terms of the proposed definitive merger agreement, including the exchange ratio, the various covenants and conditions contained in the merger agreement, including the requirement that the receipt of shares of Community Bank System common stock by First Liberty shareholders in the transaction be tax-free to them and the provisions requiring for a period after closing an advisory board consisting of eight First Liberty directors and the continuing representation on Community's board of three First Liberty directors, the termination provisions of the merger agreement, and the terms of the stock option agreement that Community Bank System required in the transaction. Berwind Financial presented an additional detailed analysis of the transaction and provided to the board of directors its written opinion that the exchange ratio set forth in the proposed definitive merger agreement was fair from a financial point of view to the shareholders of First Liberty. First Liberty's board of directors authorized management to execute the merger agreement on the terms presented.

   On November 29, 2000, Community Bank System's board of directors held a special meeting by telephone conference call. At the invitation of the board, representatives of Janney Montgomery Scott and Bond, Schoeneck & King also participated on the call. The board discussed the proposed terms of the definitive merger agreement and other ancillary agreements, and reviewed the changes to the agreements proposed by First Liberty and its outside counsel. The board also discussed various other issues pertaining to the merger. The board then reviewed an update to the presentation and financial analysis originally presented by Janney Montgomery Scott at the November 14 board meeting. Following discussion, the board unanimously authorized Community Bank System to enter into the merger agreement and other transaction documents.

   Messrs. Belden and Davis executed and delivered the merger agreement and the stock option agreement on behalf of their respective companies on November 29, 2000. After the close of markets on the same day, the parties issued a joint press release to announce the execution of the merger agreement. All of the directors and executive officers of First Liberty executed the voting agreements as of November 29, 2000.

   On February 2, 2001, Messrs. Belden and Davis executed an amendment to the merger agreement which contained a technical revision requested by PricewaterhouseCoopers in the condition to closing dealing with the tax opinion to be rendered by PricewaterhouseCoopers in connection with the merger.

   Community Bank System's Reasons for the Merger; Recommendation of Community Bank System's Board of Directors

   In reaching its determination to approve and adopt the merger agreement, the board of directors of Community Bank System considered a number of factors, including:

  . that fact that the acquisition of First Liberty will expand Community Bank System's operations beyond New York to new market areas in Northeastern Pennsylvania, thereby diversifying its geographical markets and customer base;

  . the business, operations, technology, asset quality, competitive position, stock price performance, financial condition and earnings of First Liberty on an historical and a prospective basis;

  . the fact that First Liberty's deposit base will provide an additional core deposit funding source for the combined company;

  . the fact that First Liberty's capital position is expected to increase the tangible equity to assets ratio, Tier I leverage ratio and tangible book value per share of the combined company over those of Community Bank System;

  . the fact that First Liberty's superior asset quality is expected to improve the combined company's non-performing assets ratio, loan loss reserve to non-performing loans ratio and net charge-offs to average loans ratio over those of Community Bank System;

  . the potential for the combined company to enhance revenue growth by providing financial products and services not currently offered by First Liberty, such as online banking, benefit plan administration, investment management, comprehensive cash management, brokerage services and insurance, to customers of First Liberty;

  . the increased access to First Liberty's market areas, which have a higher average household income and growth potential than many of the New York market areas served by Community Bank System, presenting an opportunity for greater growth of financial services revenues of the combined company;

  . the fact that that the existing senior management of First Liberty will continue to participate in the management of the combined company's operations in the market areas currently served by First Liberty after the merger;

  . the anticipated operating efficiencies, cost savings and opportunities for revenue enhancements of the combined company following the completion of the merger, and the likelihood that they would be achieved after the merger;

  . the detailed analysis and financial presentation of Community Bank System's financial advisors, Janney Montgomery Scott, to the board of directors of Community Bank System, and the oral opinion of Janney Montgomery Scott that, as of November 14, 2000, the exchange ratio for the merger was fair to the Community Bank System stockholders from a financial point of view;

  . the exchange ratio for the merger and the resulting relative interests of Community Bank System stockholders in the common stock of the combined company;

  . the potential impact of the merger on the market value of Community Bank System common stock and earnings per share of the combined company;

  . the anticipated increase in the ownership of the common stock of the combined company by its directors and officers as a result of the significant ownership of First Liberty common stock by the persons expected to become directors or officers of the combined company; this increased insider ownership will further align the interests of the directors and officers of the combined company with those of the stockholders;

  . the anticipated increase in the ownership of the combined company's stock by non-institutional investors, which may increase the proportion of long-term holders of the common stock of the combined company, thereby potentially reducing trading volatility;

  . the expected cultural compatibility of First Liberty and Community Bank System, which share the same banking philosophy of serving the financial needs of customers in local communities and stressing the local character of business, superior customer service, knowledge of the customer and customer needs, and quick and local decision-making;

  . agreements by Steven R. Tokach and Joseph R. Solfanelli, executive officers of First Liberty, to defer the payment of the change-of-control severance otherwise payable under their existing employment agreements with First Liberty as a result of the merger;

  . the commercial real estate lending expertise of First Liberty, which is expected to benefit the combined company in the expansion of its lending activities in New York and Pennsylvania;

  . the stock option granted by First Liberty to Community Bank System to acquire 19.9% of the issued and outstanding shares of First Liberty common stock under certain circumstances, which stock option is intended to discourage third parties from making a competing offer to acquire First Liberty by increasing the financial cost of acquisition by third parties;

  . the intended tax treatment of the merger as a tax-free reorganization, and the intended accounting treatment of the merger as a pooling of interests which will benefit the tangible capital position of the combined company; and

  . the likelihood of receiving all of the regulatory approvals required for the merger.

   For the reasons above, Community Bank System's board has unanimously determined the merger to be fair and in the best interests of Community Bank System and its stockholders. Accordingly, the board has unanimously approved the merger agreement and the merger, and unanimously recommends that stockholders of Community Bank System vote "FOR" approval of the merger agreement.

   This discussion of the factors considered by Community Bank System's board of directors does not list every factor considered by the board but includes all material factors considered by the board. In reaching its determination to approve and adopt the merger agreement and to recommend that Community Bank System stockholders vote in favor of the approval of the merger agreement, the board did not give relative or specific importance to each of the factors listed above, and individual directors may have given differing importance to different factors.

First Liberty's Reasons for the Merger; Recommendation of First Liberty's Board of Directors

   First Liberty's board of directors believes that the merger will provide holders of First Liberty common stock the opportunity to realize significant long-term value on a tax-free basis through a combination with a larger institution with favorable financial characteristics and greater financial and product resources. The transaction will also provide First Liberty shareholders with a premium to First Liberty's recent stock prices, increased liquidity and a significant increase in cash dividends per share. In the course of reaching its determination, First Liberty's board consulted with legal counsel with respect to its legal duties and the terms of the merger agreement. The board also consulted with its financial advisor on the financial aspects of the transaction and the fairness of the exchange ratio from a financial point of view.

   In reaching its determination that the merger is fair to, and in the best interests of, First Liberty and its shareholders, First Liberty's board of directors considered a number of factors, including the following. The following discussion of the information and factors considered by the board is not intended to be exhaustive, but does include all material factors considered by the board.

  . The familiarity of First Liberty's board of directors with and review of the business, financial condition, results of operations and future prospects, including the potential for growth and profitability in First Liberty's market area. In this regard, First Liberty's board of directors took note of continuing pressure on its net interest margin and also noted the relatively low percentage of First Liberty's fee-based revenue as a percentage of total revenue. The board compared First Liberty's financial performance for the period 1996 to 1999 to the median performance of a peer group of ten bank holding companies of between $500 million and $1 billion in assets headquartered in Pennsylvania. The performance of the peer group banks during this time period, based on its median results, exceeded that of First Liberty in terms of both return on average equity (14.08% to 9.28%) and return on average assets (1.31% to .85%). The median net interest margin for the peer group was 4.34% versus 3.71% for First Liberty. Finally, the compound annual growth rate for the peer group during the period examined in terms of assets, loans and deposits was 14.4%, 12.8% and 11.3%, respectively, versus 3.1%, 6.5%, and .5% for First Liberty.

  . The existing and prospective business environment in which First Liberty conducts business in northeastern Pennsylvania, including national and local economic conditions, the competitive and evolving environment for financial institutions generally as a result of many factors, including new banking legislation in November 1999 which for the first time permits affiliations among banks, securities firms and insurance firms, and the competitive environment for financial institutions in First Liberty's market area in particular. On this last point, First Liberty's board of directors noted the recent acquisitions of Lake Ariel Bancorp and Pioneer American Holding Company by NBT Bancorp, a large, New York-based bank holding company, which acquisitions would, in the board's view, have the effect of increasing competition in First Liberty's market area.

  . Pro forma and other financial information relating to the merger. Based on First Liberty financial information at September 30, 2000 and Community Bank System's stock price on November 27,

     2000, the price payable in the transaction represented approximately 17.6x First Liberty's trailing twelve-month earnings, a premium of approximately 145% to both book value and tangible book value. On a pro forma basis, the price represented significant increases in earnings per share and annual cash dividends (37.45%). The board also specifically noted that, on the basis of a contribution analysis using current financial statements and considering Community Bank System's acquisition of Citizens National Bank, First Liberty shareholders would own approximately 31% of the combined company based on a contribution of 24% of total assets, 28% of total loans, 24% of total deposits, 29% of total equity, and 20% of estimated first year income.

  . Stock price and other financial information regarding Community Bank System. The board noted that, based on September 30, 2000 financial information, Community Bank System's stock price was trading at a relatively low multiple of 8.8x trailing twelve-month earnings, indicating, in the board's view, potential upside in Community Bank System's stock price. The board also specifically noted that, for the period ending September 30, 2000, Community Bank System's non-interest income as a percentage of total revenue was over 20%, and that, on an annualized basis, Community Bank System's returns on average assets and average equity were 1.08% and 18.17%, respectively. The board also considered Community Bank System's asset quality ratios and performance ratios through September 30, 2000 and for each of the five years ended December 31, 1999, as well as a comparison of Community Bank System against the median performance of a group of eleven peer group bank holding companies with between $1.5 billion and $3.5 billion in assets located in New York, Pennsylvania and New Jersey.

  . Stock trading information regarding Community Bank System shares. From a liquidity perspective, the board viewed positively the listing of Community Bank System's common stock on the New York Stock Exchange. The board also reviewed volume information with respect to its shares and the shares of Community Bank System. The board concluded that the stock exchange listing of Community Bank System shares coupled with its greater market capitalization would provide significantly greater liquidity to First Liberty shareholders.

  . Historical trading prices of First Liberty and Community Bank System common stock considered in the context of the proposed exchange ratio. The board noted that Community Bank System's proposed price represented a premium of approximately 24% to First Liberty's stock price on October 31, 2000, prior to the commencement of due diligence of First Liberty by Community Bank System and another potential buyer.

  . A comparison of the price Community Bank System will pay in the merger with the prices paid in comparable transactions announced after June 30, 1999. The board noted that Community Bank System's proposed price equals approximately 17.6x First Liberty's trailing twelve-month earnings as of September 30, 2000, which is consistent with the median prices paid in comparable transactions analyzed in terms of national transactions (28 transactions), recent transactions announced after January 1, 2000 (12 transactions), and transactions involving sellers with performance characteristics similar to those of First Liberty (5 transactions). The board also noted that the price multiple of 17.6x, based on First Liberty's trailing twelve-month earnings for the period ended September 30, 2000, exceeded the median price paid in four regional transactions of institutions located in New York, Pennsylvania and New Jersey.

  . The tax-free nature of the transaction to shareholders of First Liberty (see generally, "--Material Federal Income Tax Consequences").

  . First Liberty's alternatives to the merger, including the level of interest expressed in First Liberty by other financial institutions as a result of the extensive process followed by Berwind Financial at the direction of the executive committee of the board of directors to contact and obtain indications of interest from other financial institutions, and the conclusion of First Liberty's board that Community Bank System's proposal was more favorable than any other indication of interest or proposal received by First Liberty.

  . The presentations of Berwind Financial to First Liberty's board of directors on November 16, 2000 and November 29, 2000, including the written opinion of Berwind Financial that, as of November 29, 2000, the exchange ratio was fair to First Liberty's shareholders from a financial point of view.

  . The results of the due diligence investigation of Community Bank System undertaken by members of First Liberty's management team and representatives of Berwind Financial.

  . The potential impact of an acquisition by Community Bank System on First Liberty's employees, customers and the communities in which First Liberty maintains Community Bank System banking offices, the board specifically noting that the transaction would constitute Community Bank System's initial strategic acquisition in Pennsylvania, resulting, in the board's view, in reduced disruption to First Liberty's employee and customer bases than would an acquisition by in-market acquiror.

  . The anticipated cost savings and revenue enhancements available to the combined company as a result of the merger. The board considered as reasonable Community Bank System's estimate within the first year following the transaction of approximately $3.2 million of pre-tax cost savings, representing 22% of First Liberty's total non-interest expense, and approximately $3.2 million in revenue enhancement opportunities.

  . The other terms of the merger agreement as reviewed by outside counsel to First Liberty, including the requirement that the transaction be accounted for as a pooling of interests.

  . Community Bank System's agreement to operate for a period of at least three years the former branch offices of First Liberty under the divisional name "First Liberty Bank & Trust," coupled with Community Bank System's agreement that three directors of First Liberty would continue to serve on the boards of directors of both Community Bank System and Community Bank System Bank, and that Community Bank System would maintain an advisory board consisting of an additional eight First Liberty directors for a period of at least four years after closing.

   For these reasons, the board of directors of First Liberty has unanimously determined the merger to be fair and in the best interests of First Liberty and its shareholders. Accordingly, the board has unanimously approved the merger agreement and the merger, and unanimously recommends that shareholders of First Liberty vote "FOR" approval of the merger agreement.

   In reaching its determination to approve and recommend the merger and the merger agreement, First Liberty's board of directors did not assign any specific weight to the factors described above, and individual directors may have weighed factors differently.

Fairness Opinion of Community Bank System's Financial Advisors

   Community Bank System retained Janney Montgomery Scott LLC to act as its financial advisors and render a fairness opinion in connection with the merger. In this discussion, we will refer to Janney Montgomery Scott as "JMS." As part of its engagement, JMS delivered its oral opinion to Community Bank System's board of directors that as of November 14, 2000, based upon and subject to the various considerations set forth therein, the exchange ratio was fair from a financial point of view to the holders of Community Bank System common stock. JMS has confirmed its opinion in written form as of the date of this document.

   The full text of JMS's written opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex D to this document and is incorporated herein by reference. We urge you to read the opinion in its entirety. The summary of the opinion that follows is qualified in its entirety by reference to the full text of the opinion itself. The JMS opinion is directed only to the exchange ratio and does not constitute a recommendation to any holder of Community Bank System common stock as to how such shareholder should vote at the Community Bank System special meeting.

   Community Bank System selected JMS to render its opinions based upon its qualifications, expertise and experience. JMS has knowledge of, and experience with, the Pennsylvania and New York banking markets and banking organizations operating in this market and was selected by Community Bank System because of its knowledge of, experience with, and reputation in the financial services industry.

   In arriving at its opinion, JMS, among other things:

  . Reviewed the historical financial performances, current financial positions and general prospects of Community Bank System and First Liberty;

  . Considered the proposed financial terms of the merger and examined the projected consequences of the merger with respect to, among other things, market value, earnings per share and tangible book value per share of Community Bank System common stock;

  . To the extent deemed relevant, analyzed selected public information of certain other banks and bank holding companies and compared Community Bank System and First Liberty from a financial point of view to these other banks and bank holding companies;

  . Reviewed the historical market price ranges and trading activity performance of the common stocks of Community Bank System and First Liberty;

  . Reviewed publicly available information such as annual reports and SEC filings of Community Bank System and First Liberty;

  . Compared the terms of the merger with the terms of certain other comparable transactions to the extent information concerning such acquisitions was publicly available;

  . Discussed with certain members of senior management of Community Bank System and First Liberty the strategic aspects of the merger, including estimated cost savings from the merger;

  .  Reviewed the merger agreement; and

  .  Performed other analyses and examinations as deemed necessary.

   JMS relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its opinions. With respect to Community Bank System's financial forecasts reviewed by JMS in rendering its opinions, JMS assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Community Bank System as to the future financial performance of Community Bank System. JMS did not make an independent evaluation or appraisal of the assets (including loans) or liabilities of Community Bank System or First Liberty nor was it furnished with any such appraisal. JMS also did not independently verify and has relied on and assumed that all allowances for loan and lease losses set forth in the balance sheets of Community Bank System and First Liberty were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements.

   The following is a summary of selected analyses prepared and analyzed by JMS in connection with its opinion but does not purport to be a complete description of the analyses undertaken by JMS. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to a partial analysis or summary description. JMS believes that its analyses must be considered as a whole and that selecting portions of the analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion.

   In performing its analyses, JMS made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Community Bank System, First Liberty and JMS. Any estimates contained in JMS' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Because such estimates are inherently subject to uncertainty, neither Community Bank System or JMS assumes responsibility if future results or actual values are materially different from these estimates.

   Comparable Company Analysis. JMS compared selected financial and operating data for Community Bank System with those of a peer group of selected bank holding companies located in Pennsylvania, New York and New Jersey with assets between $1 billion and $3 billion. In this discussion, we will refer to this peer group as the "Community Bank System Peer Group." The analysis compared equity as a percentage of assets, loans as a percentage of deposits, non-performing loans as a percentage of loans, loan loss reserves as a percentage of non-performing loans, non-performing assets and loans 90 days past due as a percentage of assets, non-performing assets and loans 90 days past due as a percentage of equity and loan loss reserves, non-performing assets as a percentage of assets, net charge-offs as a percentage of average loans, return on average assets, return on average equity, net interest margin, efficiency ratios, and dividend yield. The analysis also compared price per share as a percentage of book value per share, price per share as a percentage of tangible book value per share, price per share as a multiple of trailing earnings per share, year-to-date and one-year price changes, and average daily trading volume.

   In addition, JMS also compared selected financial and operating data for First Liberty with those of a peer group of selected bank holding companies located in Pennsylvania, New York and New Jersey with assets between $500 million and $1 billion. In this discussion, we will refer to this peer group as the "First Liberty Peer Group." The analysis compared equity as a percentage of assets, loans as a percentage of deposits, non-performing loans as a percentage of loans, loan loss reserves as a percentage of non-performing loans, non-performing assets and loans 90 days past due as a percentage of assets, non-performing assets and loans 90 days past due as a percentage of equity and loan loss reserves, non-performing assets as a percentage of assets, net charge-offs as a percentage of average loans, return on average assets, return on average equity, net interest margin, efficiency ratios, and dividend yields. The analysis also compared price per share as a percentage of book value per share, price per share as a percentage of tangible book value per share, price per share as a multiple of trailing earnings per share, year-to-date and one-year price changes, and average daily trading volume.

   Analysis of Stock Price and Volume. JMS compared the stock price performance of Community Bank System to the performance of the Community Bank System Peer Group and the Nasdaq Bank Composite from November 14, 1999 through November 14, 2000. The analysis indicated that Community Bank System outperformed the Peer Group composite while its performance was commensurate with that of the Nasdaq Bank Composite during this time period. JMS also compared the stock price per share performance of First Liberty to the performance of the aforementioned First Liberty Peer Group and the Nasdaq Bank Composite from November 14, 1999 through November 14, 2000. The analysis indicated that First Liberty performed at a rate significantly lower than both the Peer Group composite and the Nasdaq Bank Composite during this period.

   Pro Forma Merger Analysis. Using earnings estimates for Community Bank System and First Liberty as reported by First Call and based on conversations with the respective managements, JMS analyzed certain pro forma effects resulting from the merger based on the proposed exchange ratio. Based on this information, the analysis indicated that, relative to Community Bank System's performance on a stand-alone basis, the merger could result in earnings per share dilution of less than 1% during the first year of combined operations. The merger could also result in an increase to Community Bank System's tangible book value per share and its return on equity of approximately 13% and 3%, respectively. The analysis also indicated that First Liberty could experience estimated earnings per share accretion of between 70% and 75% in the first year following the merger. Its cash dividends per share could also increase between 43% and 47%.

   Analysis of Selected Merger and Acquisition Transactions. JMS analyzed certain financial aspects of selected mergers and acquisitions of bank holding companies in three ways. The first looked at all transactions

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

in the Mid-Atlantic region of the United States since November 1, 1999 involving sellers with assets between $500 million and $1 billion. The second analysis looked at transactions since November 1, 1999 involving sellers located in Pennsylvania, New Jersey and New York. The third analysis compared transactions that have occurred since July 1, 1998 in northeastern Pennsylvania. In each analysis, JMS compared the sellers' equity as a percentage of assets, return on average assets, return on average equity, non-performing assets as a percentage of total assets, price per share as a percentage of book value per share, price per share as a percentage of tangible book value per share, price per share as a multiple of trailing earnings per share, price as a percentage of deposits, price as a percentage of assets and the tangible book premium as a percentage of core deposits. In summary, the indicated value to be offered by Community Bank System was consistent with the values offered in the transactions described herein.

   Discounted Dividend Analysis. JMS performed an analysis that estimated the future stream of after-tax earnings and dividends of First Liberty through December 31, 2005. To approximate the terminal value of First Liberty's common stock at December 31, 2005, JMS applied price/earnings multiples ranging from twelve to sixteen times First Liberty's terminal year earnings and applied price/book value multiples ranging from 80% to 180%. The range of multiples used reflected a variety of scenarios regarding the growth and profitability prospects of First Liberty. The dividend and income streams were then discounted to present value using various assumptions regarding required rates of return of holders or prospective buyers of First Liberty common stock. As calculated by JMS, the implied transaction value per share of First Liberty common stock was within the range of values indicated by this analysis.

   JMS stated that the discounted dividend analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Community Bank System common stock.

   In reaching its opinion as to fairness, none of the analyses performed by JMS was assigned a greater significance by JMS than any other. As a result of its consideration of the aggregate of all factors present and analyses performed, JMS reached the conclusion, and opined, that the exchange ratio, as set forth in the merger agreement is fair from a financial point of view to holders of Community Bank System common stock.

   In connection with delivering its written opinion dated as of the date of this document, JMS updated certain analyses described above to reflect current market conditions and events occurring since the date of the merger agreement. These reviews and updates led JMS to conclude that it was not necessary to change the conclusions it had reached in connection with its initial opinion.

   JMS, as part of its investment banking business, is regularly engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements, and valuation for various other purposes and in the determination of adequate consideration in such transactions.

   The opinion of JMS was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing its opinion. JMS has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of the opinion.

   In delivering its opinion, JMS assumed that in the course of obtaining the necessary regulatory and governmental approvals for the merger, no restrictions would be imposed on the combined company that would have a materially adverse effect on the contemplated benefits of the merger. JMS also assumed that there would not occur any change in applicable law or regulation that would cause a materially adverse change in the prospects or operations of Community Bank System and First Liberty after the merger.


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

   Pursuant to the terms of the engagement letter dated July 20, 2000, Community Bank System agreed to pay JMS a fee equal to 0.10% (ten basis points) of First Liberty's consolidated assets under generally accepted accounting principles as of the last day of the month immediately preceding the execution of the definitive agreement. Based upon First Liberty's consolidated total assets as of September 30, 2000 of approximately $646.66 million, JMS's fees would have been approximately $646,660. Community Bank System paid JMS 50% of the estimated fee upon the signing of the definitive merger agreement. In addition, Community Bank System agreed to pay JMS the remaining 50% upon the closing of the transaction and to reimburse JMS for its reasonable out-of-pocket expenses. Whether or not the merger is completed, Community Bank System has agreed to indemnify JMS and certain related persons against certain liabilities relating to or arising out of its engagement.

Fairness Opinion of First Liberty's Financial Advisors

   Pursuant to an engagement letter dated as of June 2, 2000, First Liberty retained Berwind Financial to act as its financial advisor in connection with First Liberty's consideration of a possible business combination. In connection with the merger with Community Bank System, the First Liberty board requested Berwind Financial to render its opinion as to the fairness, from a financial point of view, of the exchange ratio to the holders of First Liberty common stock. At the November 29, 2000 meeting at which First Liberty's board considered and approved the merger agreement, Berwind Financial rendered its opinion to the board that, based upon and subject to the various considerations set forth in the opinion, as of November 29, 2000, the exchange ratio was fair to the holders of First Liberty common stock from a financial point of view. We will refer to the opinion as of November 29, 2000, as the "November Opinion"
and the opinion as of [    ], 2001 as the "Proxy Opinion."

   The full text of Berwind Financial's Proxy Opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex C to this document, is incorporated herein by reference, and should be read in its entirety in connection with this document. The summary of the opinion of Berwind Financial set forth below is qualified in its entirety by reference to the full text of the opinion attached as Annex C to this document.

   Berwind Financial was selected to act as First Liberty's financial advisor in connection with the merger based upon its qualifications, expertise, reputation and experience. Since 1997, Berwind Financial has formally acted as financial advisor to First Liberty and its predecessor, The First Jermyn Corp., at various times on a contractual basis. Berwind Financial has knowledge of, and experience with the Pennsylvania, New York and surrounding banking markets as well as banking organizations operating in those markets and was selected by First Liberty because of its knowledge of, experience with, and reputation in the financial services industry. Berwind Financial, as part of its investment banking business, is engaged regularly in the valuation of assets, securities and companies in connection with various types of asset and securities transactions, including mergers, acquisitions, private placements, and valuations for various other purposes and in the determination of adequate consideration in such transactions.

   On November 29, 2000, First Liberty's board of directors approved and executed the merger agreement. Prior to the approval, Berwind Financial delivered its November Opinion to First Liberty's board stating that, as of that date, the exchange ratio pursuant to the merger agreement was fair to the shareholders of First Liberty from a financial point of view. Berwind Financial reached the same opinion as of the date of its Proxy Opinion. The full text of the Proxy Opinion which sets forth assumptions made, matters considered and limits on the review undertaken is attached as Annex C to this document.

   No limitations were imposed by First Liberty's board of directors upon Berwind Financial with respect to the investigations made or procedures followed by Berwind Financial in rendering the November Opinion or the Proxy Opinion.


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

   In arriving at its opinion, Berwind Financial, among other things:

  . reviewed the historical financial performance, current financial position and general prospects of First Liberty and Community Bank System and reviewed certain internal financial analyses and forecasts prepared by the management of First Liberty and Community Bank System;

  .  reviewed the merger agreement;

  . reviewed and analyzed the stock market performance of First Liberty and Community Bank System;

  . studied and analyzed the consolidated financial and operating data of First Liberty and Community Bank System;

  . considered the terms and conditions of the merger between First Liberty and Community Bank System as compared with the terms and conditions of comparable bank, bank holding company and financial holding company mergers and acquisitions;

  . met and/or communicated with certain members of First Liberty's and Community Bank System's senior management to discuss their respective operations, historical financial statements and future prospects;

  .  reviewed this document;

  . compared the financial performance of First Liberty and Community Bank System and the prices and trading activity of the stocks of First Liberty and Community Bank System with those of certain other comparable publicly-traded banks, bank holding companies and financial holding companies and their securities;

  . discussed the strategic objectives of the merger and the plans for the combined company with senior executives of First Liberty and Community Bank System, including estimates of the cost savings and other synergies projected by First Liberty and Community Bank System for the combined company;

  . participated in discussions and negotiations among representatives of First Liberty and Community Bank System and their financial and legal advisors; and

  . conducted such other financial analyses, studies and investigations as we deemed appropriate.

   In connection with rendering its November Opinion and Proxy Opinion, Berwind Financial assumed that in the course of obtaining the necessary regulatory and governmental approvals for the merger, no restriction will be imposed on Community Bank System or First Liberty that would have a material adverse effect on the contemplated benefits of the Merger. Berwind Financial also assumed that there will not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of Community Bank System after the merger.

   Berwind Financial relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its opinions. With respect to First Liberty's and Community Bank System's financial forecasts and other information reviewed by Berwind Financial in rendering its opinions, Berwind Financial assumed that such information was reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of First Liberty and Community Bank System as to their most likely future performance and the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the merger. Berwind Financial did not make an independent evaluation or appraisal of the assets (including loans) or liabilities of First Liberty or Community Bank System nor was it furnished with any appraisal. Berwind Financial also did not independently verify and has relied on and assumed that all allowances for loan and lease losses set forth in the balance sheets of First Liberty and Community Bank System were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. In addition, Berwind Financial did not review credit files of either First Liberty or Community Bank System.

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

   The following is a summary of selected analyses prepared by Berwind Financial and presented to First Liberty's board in connection with the November Opinion and analyzed by Berwind Financial in connection with the November Opinion and the Proxy Opinion. In connection with delivering its Proxy Opinion, Berwind Financial updated certain analyses described below to reflect current market conditions and events occurring since the date of the November Opinion. The reviews and updates led Berwind Financial to conclude that it was not necessary to change the conclusions it had reached in connection with rendering the November Opinion.

   Comparable Companies and Comparable Acquisition Transaction Analyses. Berwind Financial compared selected financial, operating, and stock market data for First Liberty with those of a peer group of SEC-reporting banks, bank holding companies, and financial holding companies with assets between $500 million and $1 billion, as of the most recent financial period publicly available, headquartered in Pennsylvania. Financial, operating, and stock market data, ratios and multiples compared in the analysis of this First Liberty peer group included but were not limited to:

  .  return on average assets;

  .  return on average shareholders' equity;

  .  shareholders' equity to asset ratios;

  .  certain asset quality ratios;

  .  price to book value;

  .  price to tangible book value; and

  .  price to earnings and dividend yield.

   Berwind Financial also compared selected financial, operating and stock market data for Community Bank System with those of a peer group of selected SEC-reporting banks, bank holding companies, and financial holding companies with assets greater than $1.5 billion and less than $3.5 billion, as of the most recent period publicly available, headquartered in New York, Pennsylvania and New Jersey. Financial, operating and stock market data, ratios and multiples compared in the analysis of the Community Bank System peer group included, but were not limited to:

  .  return on average assets;

  .  return on average shareholders' equity;

  .  shareholders' equity to asset ratios;

  .  certain asset quality ratios;

  .  price to book value;

  .  price to tangible book value; and

  .  price to earnings and dividend yield.

   Berwind Financial also compared the multiples of book value, tangible book value, and latest twelve months' earnings inherent to the merger with the multiples paid in recent acquisitions of banks, bank holding companies and financial holding companies that Berwind Financial deemed comparable. The transactions deemed comparable by Berwind Financial included both interstate and intrastate bank, bank holding company and financial holding company acquisitions announced after June 30, 1999, in which the selling institution's assets were between $400 million and $1.2 billion as of the most recent period publicly available prior to announcement. Berwind Financial compared this "national group" as a whole as well as certain of its subgroups, including a regional group, a recently announced group and a performance group with the First Liberty/Community Bank System transaction. The "regional group" included transactions involving banks,

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

bank holding companies and financial holding companies in which the acquired company was located in Pennsylvania, New York or New Jersey. The "recently announced group" included transactions involving banks, bank holding companies and financial holding companies which were announced within the last several months. The "performance group" included transactions involving banks, bank holding companies and financial holding companies which exhibited certain similar financial performance characteristics as First Liberty.

   No company or transaction, however, used in this analysis is identical to First Liberty, Community Bank System or the merger. Accordingly, an analysis of the result of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the companies or company to which they are being compared.

   Discounted Dividend Analyses. Using discounted dividend analyses, Berwind Financial estimated the present value of First Liberty common stock after a five year period by applying a range of earnings multiples to First Liberty's terminal year earnings under various growth assumptions. The range of multiples used reflected a variety of scenarios regarding the growth and profitability prospects of First Liberty. The terminal values were then discounted to present value using a range of discount rates reflecting the rate of return required by holders or prospective buyers of First Liberty common stock. Using discounted dividend analyses, Berwind Financial also estimated the present value of Community Bank System common stock after a five year period by applying a range of earnings multiples to Community Bank System's terminal year earnings under various growth assumptions. The range of multiples used reflected a variety of scenarios regarding the growth and profitability prospects of Community Bank System. The terminal values were then discounted to present value using a range of discount rates reflecting the rate of return required by holders or prospective buyers of Community Bank System common stock. These present values were then multiplied by the transaction exchange ratio to determine the pro forma value to holders of First Liberty common stock.

   In connection with the discounted dividend analysis performed, Berwind Financial considered and discussed with First Liberty's board how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expenses and dividend payout ratio. Berwind Financial noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the assumptions that must be made, and the results of this analysis, are not necessarily indicative of actual values or future results.

   Pro Forma Relative Value and Contribution Analyses. Berwind Financial analyzed the changes in the amount of earnings, book value and dividends represented by one share of First Liberty common stock prior to the merger and the number of shares of Community Bank System common stock after the merger resulting from the exchange ratio. The analysis considered, among other things, the changes that the merger would cause to First Liberty's earnings per share, book value per share and indicated cash dividends per share. In reviewing the pro forma combined earnings, equity and assets of Community Bank System based on the merger with First Liberty, Berwind Financial analyzed the contribution that First Liberty would have made to the combined company's earnings, assets, loans, deposits and equity as of and for the most recent quarterly period ended as of the date of the Proxy Opinion. Berwind Financial also reviewed the percentage ownership that First Liberty shareholders would hold in the combined company. In conducting these analyses, Berwind Financial considered Community Bank System's acquisition of Citizens National Bank.

   Hurdle Rate Analysis. Using a range of discount rates and earnings multiples, Berwind Financial estimated a range of compound annual earnings per share growth rates required over a five year period for First Liberty to obtain a per share valuation level comparable to the consideration offered by Community Bank System on an independent basis at the end of five years. Berwind Financial calculated a range of future values of the per share implied value of the Community Bank System transaction over a five-year period based on a range of discount rates. The range of discount rates reflected the expected rate of return required by holders or

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

prospective buyers of First Liberty common stock. Using a range of price to earnings multiples reflective of the growth and profitability prospects of First Liberty, Berwind Financial calculated First Liberty's potential earnings per share at the end of five years by dividing the price to earnings multiples into the range of future values. The annual growth rate was calculated based on the potential earnings per share values at the end of five years and First Liberty's current annual earnings per share. Berwind Financial then compared this earnings growth rate with First Liberty's historical and estimated future earnings growth rates.

   In connection with the hurdle rate analysis performed, Berwind Financial considered and discussed with First Liberty's board how the analysis would be affected by changes in the underlying assumptions, including variations with respect to the range of discount rates and price to earnings multiples used.

   In connection with rendering its November Opinion and Proxy Opinion, Berwind Financial performed a variety of financial analyses. Although the evaluation of the fairness, from a financial point of view, of the exchange ratio in the merger was to some extent a subjective one based on the experience and judgment of Berwind Financial and not merely the result of mathematical analysis of financial data, Berwind Financial principally relied on the previously discussed financial valuation methodologies in its determinations. Berwind Financial believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by Berwind Financial without considering all such analyses and factors could create an incomplete view of the process underlying Berwind Financial's opinions. In its analysis, Berwind Financial made numerous assumptions with respect to business, market, monetary and economic conditions, industry performance and other matters, many of which are beyond First Liberty and Community Bank System's control. Any estimates contained in Berwind Financial's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.

   In reaching its opinion as to fairness, none of the analyses or factors considered by Berwind Financial was assigned any particular weighting by Berwind Financial than any other analysis. As a result of its consideration of the aggregate of all factors present and analyses performed, Berwind Financial reached the conclusion, and opined, that the exchange ratio pursuant to the merger agreement was fair to the shareholders of First Liberty from a financial point of view.

   Berwind Financial's Proxy Opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date its Proxy Opinion was delivered; events occurring after the date of its Proxy Opinion could materially affect the assumptions used in preparing its Proxy Opinion. Berwind Financial has not undertaken to reaffirm and revise its Proxy Opinion or otherwise comment upon any events occurring after the date of the Proxy Opinion.

   Pursuant to the terms of the engagement letter dated June 2, 2000, First Liberty has paid Berwind Financial $150,000 for serving as financial advisor and delivering its November Opinion. First Liberty has also agreed to pay Berwind Financial approximately $563,000 upon the consummation of the merger for acting as financial advisor in connection with the merger. Whether or not the merger is consummated, First Liberty has also agreed to reimburse Berwind Financial for all reasonable out-of-pocket expenses incurred in connection with the services provided by Berwind Financial and to indemnify Berwind Financial and certain related persons against certain liabilities relating to or arising out of its engagement.

   The full text of the Proxy Opinion of Berwind Financial dated as of the date of this document, which sets forth assumptions made and matters considered, is attached as Annex C to this document. First Liberty's shareholders are urged to read the Proxy Opinion in its entirety. Berwind Financial's Proxy Opinion is directed only to the exchange ratio pursuant to the merger agreement from a financial point of view, is for the information of the board of directors of First Liberty, and does not address any other aspect of the merger nor does it constitute a recommendation to any holder of First Liberty common stock as to how such holder should vote at the First Liberty special meeting.

   The foregoing provides only a summary of the Proxy Opinion of Berwind Financial and is qualified in its entirety by reference to the full text of that opinion, which is set forth in Annex C to this document.

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

Stock Option Agreement

   The stock option agreement is attached as Annex B to this document. The following discussion describes the material terms of the stock option agreement. These descriptions are only a summary and thus must be qualified by reference to the stock option agreement. We urge you to read the stock option agreement.

   Pursuant to the stock option agreement, First Liberty granted to Community Bank System an unconditional, irrevocable option to purchase up to 1,267,359 shares of First Liberty common stock, at an exercise price of $13.25 per share. The number of shares, and the type of securities, purchasable under the option are subject to adjustment upon changes in capitalization or in certain other circumstances. In addition, if First Liberty issues or agrees to issue any shares of First Liberty common stock at a price less than the exercise price then in effect (other than pursuant to exercise of existing employee stock options), then the exercise price shall be adjusted to equal the lesser price.

   The purpose of the option is to increase the likelihood that the merger will be completed by making it more difficult and more expensive for a third party to gain control of First Liberty. Accordingly, the option is exercisable only on the occurrence of certain events that generally involve the acquisition by a third party of First Liberty, a significant portion of the then issued and outstanding shares of First Liberty common stock or all or a significant portion of First Liberty's assets. However, the option cannot be exercised unless either:

  . a third party acquires beneficial ownership of 20% or more of the then outstanding shares of First Liberty common stock; or

  . First Liberty or any of its subsidiaries enters into a letter of intent or a definitive agreement concerning the acquisition by a third party of First Liberty, its material subsidiary, all or substantially all of its assets, or 20% or more of First Liberty's or its material subsidiary's outstanding common stock.

   Generally, even if it becomes exercisable, the option will expire and no longer be exercisable if the merger agreement is terminated in accordance with its provisions, provided that the termination occurs prior to the occurrence of certain triggering events, or twelve months passes after termination of the merger agreement.

   While the option is exercisable, Community Bank System can compel First Liberty to repurchase the option, or any shares purchased upon exercise of the option, for a cash payment determined under the stock option agreement. This cash payment could include any reasonable out-of-pocket expenses incurred by Community Bank System in connection with the merger which have not previously been reimbursed by First Liberty. The payment of cash in accordance with the stock option agreement could have the effect of disqualifying a competing acquisition from the use of the pooling-of-interests method of accounting, even if that method would otherwise have been available.

   Although the shares issuable upon full exercise of the option represent approximately 16.6% of the First Liberty common stock that would be outstanding after the exercise (or 19.9% without giving effect to the exercise), Community Bank System may not acquire more than 5% of the stock of First Liberty, pursuant to the exercise of the option or otherwise, without prior approval of the Federal Reserve. Community Bank System has not yet received this approval, but may request the approval in its application to the Federal Reserve to acquire control of First Liberty.

   Voting Agreements with Directors and Executive Officers of First Liberty

   Community Bank System has entered into an agreement with each director and executive officer of First Liberty. Pursuant to the agreement, each director and executive officer of First Liberty has agreed to vote in favor of the merger agreement all of his shares of First Liberty common stock that he is entitled to vote. The agreement also contains provisions ensuring compliance with Rule 145 under the Securities Act and applicable SEC rules concerning the pooling of interests accounting treatment. For further details on these provisions, please see "Resales of Community Bank System Common Stock" on page
[   ] and "Accounting Treatment" starting on page [   ].

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

Financial Interests of Certain First Liberty Directors and Executive Officers in the Merger

   Certain members of management of First Liberty have financial interests in the merger that are different from, and may conflict with, interests of First Liberty shareholders. The First Liberty board of directors was aware of these interests and considered them in approving the merger agreement.

 Stock Options

   As of the record date for the First Liberty special meeting, First Liberty
directors and executive officers beneficially owned approximately [   ] shares,
and held options to purchase [   ] shares of First Liberty common stock. On the
effective date of the merger, each outstanding First Liberty option will convert into an option to acquire shares of Community Bank System common stock. The number of shares of Community Bank System common stock issuable upon the exercise of the converted option will equal the number of shares of First Liberty common stock covered by the option multiplied by 0.56 and the exercise price for each share of Community Bank System common stock will be the stated exercise price of the option divided by 0.56. Shares issuable upon the exercise of options to acquire Community Bank System common stock will be issuable in accordance with the terms of the respective plans and grant agreements of First Liberty under which First Liberty issued the options.

 Indemnification; Directors' and Officers' Insurance

   Community Bank System has agreed to indemnify all directors, officers, and employees of First Liberty for a period of six years to the fullest extent permitted by law against:

  . all liabilities and expenses relating to claims, proceedings, or investigations resulting from the person's status as a director, officer, or employee of First Liberty or any First Liberty subsidiary, whether pertaining to matters existing prior to the merger and whether asserted prior to or after the merger; and

  . all liabilities and expenses relating to claims, proceedings or investigations arising out of the merger agreement or the merger.

   Community Bank System has also agreed that all rights to indemnification and all limitations on liability existing in favor of First Liberty's directors, officers and employees provided in First Liberty's articles of incorporation, by laws or similar governing documents with respect to matters occurring prior to the merger will continue in full force and effect for a period of six years after the merger. Community has agreed to honor those commitments as though it were the indemnifying party.

   Community Bank System will maintain First Liberty's existing directors' and officers' liability insurance policy, or a policy providing comparable coverage amounts on terms no less favorable, covering those persons for a period of three years from the date of the merger, subject to certain maximum cost limits.

 Employment and Other Agreements

   First Liberty Employment Agreements. Three officers of First Liberty, William M. Davis, Steven R. Tokach, and Joseph R. Solfanelli, are parties to employment agreements with First Liberty under which they are entitled to receive a severance package as a result of the merger. Under his agreement, Mr. Davis will receive a lump sum severance payment of $490,000 in cash, and, for two years after completion of the merger, he will receive a continuation of life, disability, and health insurance benefits. The agreements for Mr. Tokach and Mr. Solfanelli provide for severance payments of $330,000 and $250,000, respectively. Both Mr. Tokach and Mr. Solfanelli will enter into new employment agreements with Community Bank System and Community Bank and, accordingly, have agreed to defer receipt of their payments under their First Liberty Agreements until their employment with Community Bank System and Community Bank terminates. Mr. Tokach and Mr. Solfanelli will each receive his deferred severance payment in all events upon termination of employment with

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

Community Bank System and Community Bank except in limited circumstances involving a violation of the customer and employee non-solicitation provisions included in their new employment agreements.

   William M. Davis Consulting Agreement with Community Bank System. It is a condition of the merger that Mr. Davis enter into a three-year consulting agreement with Community Bank. The consulting agreement requires Mr. Davis to perform services from 40 to 60 hours each month in connection with the integration of the business of First Liberty Bank into Community Bank. Under his consulting agreement, Mr. Davis will receive $100,000 cash compensation per year during the period of his engagement. The consulting agreement contains customary non-compete and non-solicitation provisions for a period of three years following termination of his engagement.

   Steven R. Tokach and Joseph R. Solfanelli Employment Agreements with Community Bank System. It is a condition of the merger that Mr. Tokach and Mr. Solfanelli enter into three-year employment agreements with Community Bank System and Community Bank at the time of the merger. Mr. Tokach's agreement provides that he will receive an annual base salary of $165,000 plus potential incentive compensation and benefits as compensation for serving as President and Chief Executive Officer of the division of Community Bank operating in the market areas formerly served by First Liberty Bank. Under Mr. Solfanelli's employment agreement, he will receive an annual base salary of $150,000 plus potential incentive compensation and benefits for serving as Executive Vice President and Chief Legal Officer of the division of the Bank operating in the market areas formerly served by First Liberty Bank. The agreements also provide Mr. Tokach and Mr. Solfanelli with severance payments and benefits in the event that their employment terminates under specified circumstances, including a "change in control" of Community Bank System.

 Advisory Board

   Community Bank System will establish an advisory board consisting of eight former members of First Liberty's board of directors and the chief executive officer of Community Bank System. The advisory board will advise Community Bank on the deposit, lending and financial services activities in First Liberty's former market area and generally work to ensure a smooth transition of business relationships. The advisory board will include the following First Liberty directors: William M. Davis, Joseph P. Coviello, Michael A. Barbetti, Thomas G. Speicher, William K. Nasser, Jr., Fred J. Gentile, Norman E. Woodworth, and Robert T. Kelly. The advisory board will be maintained for at least four years after the merger and each member of the advisory board other than the chief executive officer of Community Bank System will receive an annual retainer of $12,000.

 Continued Director Fees

   Three current directors of First Liberty, Saul Kaplan, Peter A. Sabia and Harold Kaplan, will become directors of Community Bank System and Community Bank. As such, they will receive directors' fees in accordance with Community Bank System's policies on compensation of non-employee directors from time to time.

Material Federal Income Tax Consequences

   Generally. The following discussion addresses the material Federal income tax considerations of the merger that are generally applicable to First Liberty shareholders. The following discussion does not deal with all Federal income tax considerations that may be relevant to certain First Liberty shareholders in light of their particular circumstances, such as shareholders who:

  .  are dealers in securities;

  .  are insurance companies or tax-exempt organizations;

  .  are subject to alternative minimum tax;

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

  . hold their shares as part of a hedge, straddle or other risk reduction transaction;

  .  are foreign persons;

  . dissent from the merger (see "Federal Income Tax Treatment of Dissenters" on page [ ]); or

  . acquired their First Liberty common stock through stock options or otherwise as compensation.

   In addition, it does not address the tax consequences of the merger under foreign, state, or local tax laws or the tax consequences of transactions completed before or after the merger, such as the exercise of options or rights to purchase First Liberty common stock in anticipation of the merger.

   The following discussion is based on the Internal Revenue Code, applicable Treasury Regulations, judicial decisions, and administrative rulings and practice, all as of the date of this document, all of which are subject to change. Any change could be applied to transactions that were completed before the change, and could affect the accuracy of the statements and conclusions in this discussion and the tax consequences of the merger to Community Bank System, First Liberty and First Liberty shareholders.

   Neither First Liberty nor Community Bank System has requested or will request a ruling from the Internal Revenue Service with regard to any of the tax consequences of the merger. PricewaterhouseCoopers, Community Bank System's independent auditors, has rendered its opinion as of the date of this document and, as a condition to the completion of the merger, will again render an updated opinion at the closing of the merger, to First Liberty and Community Bank System, to the effect that:

  .  the merger constitutes a tax-free "reorganization" within the meaning of
     Section 368(a)(1)(A);

  . the merger will not result in the recognition of gain or loss for federal income tax purposes to First Liberty or Community Bank System;

  . First Liberty shareholders will not recognize gain or loss with respect to shares of Community Bank System common stock received by them in the merger, but gain or loss will be recognized by First Liberty shareholders with respect to cash received in lieu of fractional shares;

  . each First Liberty shareholder's total tax basis in the Community Bank System common stock received in the merger will be the same as the total tax basis of the shares of First Liberty common stock exchanged in the merger, decreased by any tax basis allocable to fractional shares, if any, of Community Bank System common stock for which cash is received; and

  . each First Liberty shareholder's holding period in the Community Bank System common stock issued in the merger will include the period during which the First Liberty shareholder held the First Liberty common stock exchanged in the merger, provided that he or she held the First Liberty common stock as capital assets on the effective date of the merger.

   The opinions that are to be rendered will be based upon the assumption that the merger will take place in the manner described in the merger agreement. The tax opinions will also assume the truth and accuracy of certain factual representations that have been made by First Liberty and Community Bank System which are customarily given in transactions of this kind.

   Federal Income Tax Treatment of Dissenters. If a First Liberty shareholder effectively dissents from the merger and receive cash for his or her shares, the First Liberty shareholder will recognize a gain (or loss) for federal income tax purposes equal to the amount by which the cash received for those shares exceeds, or is less than, the tax basis for the shares. The amount of that gain (or loss), if any, will be treated as ordinary income (or loss) or long-term or short-term capital gain (or loss) depending on the length of time a First Liberty shareholder held the shares, whether he or she held the shares as a capital asset, and whether he or she actually owns Community Bank System common stock or are deemed to own shares of First Liberty common stock or Community Bank System common stock pursuant to the applicable constructive ownership rules. In certain

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circumstances, a First Liberty shareholder can be deemed for tax purposes to own shares that are actually owned by a non-dissenter that is related to him or her, or to own shares of Community Bank System common stock, with the possible result that the cash received upon the exercise of dissenters' rights could be treated as a dividend received pursuant to a corporate distribution rather than as an amount received pursuant to a sale or exchange of First Liberty common stock.

   Caveat. First Liberty shareholders should recognize that opinions of PricewaterhouseCoopers are not binding on the Internal Revenue Service or the courts. If the Internal Revenue Service were to assert successfully that the merger is not a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then each shareholder of First Liberty would be required to recognize gain or loss equal to the difference between (1) the fair market value of all Community Bank System common stock received in the merger and (2) the tax basis in the First Liberty common stock surrendered in the merger. If this were to occur, each First Liberty shareholder's total initial tax basis in the Community Bank System common stock received would be equal to its fair market value, and the holding period for the Community Bank System common stock would begin the day after the merger. The gain or loss would be a long-term capital gain or loss if the holding period for the First Liberty common stock was more than one year and the First Liberty common stock was a capital asset in the hands of a First Liberty shareholder.

   The preceding discussion does not purport to be a complete analysis of all potential tax consequences of the merger that may be relevant to a particular First Liberty shareholder. First Liberty shareholders are urged to consult with their own tax advisors regarding the specific tax consequences of the merger to them, including the applicability and effect of foreign, state, local, and other tax laws.

Accounting Treatment of the Merger

   We expect the merger to be accounted for as a pooling of interests for accounting and financial reporting purposes under generally accepted accounting principles. Under this method of accounting, Community Bank System stockholders and First Liberty shareholders will be deemed to have combined their existing voting stock interest by virtue of the exchange of shares of First Liberty common stock for shares of Community Bank System common stock in the merger. Accordingly, the book value of the assets, liabilities and stockholders' equity of each of Community Bank System and First Liberty, as reported on their respective consolidated balance sheets, will be carried over to the consolidated balance sheet of the combined company, and no goodwill will be created. The combined company will be able to include in its consolidated net income the combined net income of both companies for the entire fiscal year in which the merger occurs. However, the combined company must treat certain expenses incurred to effect the merger as current charges against income. In addition, all historical consolidated balance sheets and consolidated statements of operations will be restated as if the merger had been completed as of the beginning of the earliest period presented.

   The merger is conditioned upon First Liberty receiving a pooling letter from KPMG, its independent auditors, that First Liberty is a poolable entity under applicable accounting standards, and Community Bank System receiving a pooling letter from PricewaterhouseCoopers, its independent auditors, that the merger will qualify for the pooling of interests accounting treatment.

   We have prepared the unaudited pro forma financial information included in this document under "Selected Unaudited Pro Forma Financial Data" using the pooling of interests accounting method to account for the merger.

   SEC guidelines regarding the pooling of interests method of accounting limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. SEC guidelines indicate that the pooling of interests method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if the affiliates do not dispose of or otherwise reduce their risk with respect to any of the shares of the company they own, or shares of a corporation they receive in connection with a merger, during the period beginning 30 days before the merger is consummated and ending

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when financial results covering at least 30 days of post-merger operations of the combined companies have been published. Each director and executive officer of First Liberty has delivered to Community Bank System a written agreement to refrain from taking any of those actions during that period. Each director and executive officer of Community Bank System has also delivered to First Liberty a similar written agreement. In addition, each company has agreed to use its best reasonable efforts to cause any other person who is an affiliate of that company under applicable accounting rules to deliver to the other company a written agreement containing provisions intended to preserve the ability of the merger to be accounted for as a pooling of interests.

   Community Bank System has agreed in the merger agreement to use its reasonable best efforts to publish its quarterly financial results as soon as reasonably practicable after the end of the first fiscal quarter of Community Bank System in which there are at least 30 days of post-merger combined operations, as contemplated by applicable SEC accounting rules. This publication would permit affiliates of First Liberty and Community Bank System to thereafter dispose of or otherwise reduce risk with respect to their shares without adversely affecting Community Bank System's ability to account for the merger as a pooling of interests.

Resales of Community Bank System Common Stock

   The shares of Community Bank System common stock to be issued to First Liberty shareholders in the merger will be registered under the Securities Act. These shares may be traded freely and without restrictions by a First Liberty shareholder if he or she is not an "affiliate" of First Liberty at the time of the First Liberty special meeting. As defined by the Securities Act, an affiliate of First Liberty is any person or entity that directly or indirectly controls, is controlled by or is under common control with First Liberty. Affiliates generally include directors, executive officers and 10% or greater shareholders of First Liberty. Under most circumstances, affiliates must comply with Rule 145 under the Securities Act before selling any Community Bank System common stock they receive in the merger.

   Under Rule 145, during the one-year period after the completion of the merger, affiliates of First Liberty may resell shares of Community Bank System common stock received by them in the merger only through unsolicited "brokers transactions" or in transactions directly with a "market maker," as those terms are defined in Rule 144 under the Securities Act. In addition, during this one-year period after the merger, the number of shares to be sold by an affiliate (together with certain related persons) may not exceed the greater of:

  . 1% of the total number of the outstanding shares of Community Bank System common stock; or

  . the average weekly trading volume of Community Bank System common stock during the four calendar weeks preceding the proposed sale.

   After the end of one year from the merger, an affiliate would be able to sell Community Bank System common stock received in the merger without the requirements or limitations described above, provided that Community Bank System was current with its periodic filings with the SEC. Two years after the merger, an affiliate would be able to sell the shares of Community Bank System common stock received in the merger without any restrictions.

   In addition, persons who become affiliates of Community Bank System may resell shares of Community Bank System common stock issued in the merger, subject to similar limitations and certain filing obligations specified in Rule 144.

   Each director and executive officer of First Liberty has signed an agreement which contains provisions intended to ensure compliance with the Securities Act and Rule 145. In addition, First Liberty agreed to use its reasonable best efforts to cause any other person who is identified by us as an affiliate of First Liberty for purposes of Rule 145 to deliver to Community Bank System, within 30 days of the date of the merger agreement, an agreement to comply with the Securities Act and Rule 145.


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New York Stock Exchange Listing

   Community Bank System has agreed to make an application to list the shares of its common stock to be issued in the merger on the New York Stock Exchange. The stock must be authorized for listing on the New York Stock Exchange for the merger to be completed.

Regulatory Approvals and Notices for the Merger

   Under the merger agreement, First Liberty and Community Bank System have agreed to submit applications for all necessary regulatory approvals and to give all requisite notices to governmental agencies regarding both the merger of First Liberty and Community Bank System and the merger of First Liberty Bank and Community Bank. These include approvals of and notices to the Comptroller of the Currency, the Federal Reserve Board, and the Pennsylvania Department of Banking.

   The closing of the merger of First Liberty and Community Bank System is conditioned upon the receipt of all approvals of regulatory authorities required for both mergers, the expiration of all notice periods and waiting periods after the grant of regulatory approvals, and the satisfaction of all conditions contained in any regulatory approvals.

   The Comptroller of the Currency. The merger of First Liberty Bank and Community Bank is subject to approval by the Comptroller of the Currency.
Community Bank filed this application on [   ], 2001 and expects the processing
of the application to be completed by [   ], 2001.

   The merger may not be completed until the 15th day following the date of the approval by the Comptroller of the Currency. During this 15-day period, the United States Department of Justice may comment adversely on the merger or challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Comptroller of the Currency approval unless a court specifically orders otherwise.

   You should be aware that the approval by Comptroller of Currency:

  . reflects only its views that the merger does not contravene applicable competitive standards imposed by law and is consistent with regulatory policies relating to safety and soundness;

  . is not an opinion of the Comptroller of currency that the merger is financially favorable to the shareholders of First Liberty or that the Comptroller of Currency has considered the adequacy of the terms of the merger; and

  .  is not an endorsement of or recommendation for the merger.

   Federal Reserve Board. Under federal regulations, the merger of First Liberty and Community Bank System is eligible for an expedited review process which requires Community Bank System to file certain information with the Federal Reserve Board at least 10 days prior to the consummation of the merger during which time the Federal Reserve Board determines if a full application is required. Community Bank System intends to make the filing with the Federal
Reserve Board by [      ] 2001.

   Pennsylvania Department of Banking. Under the Pennsylvania Banking Code of 1965, the merger of Community Bank System and First Liberty is subject to the prior approval of the Pennsylvania Department of Banking. It is expected that
the application for approval will be filed by [      ], 2001. Further, under
the Pennsylvania Banking Code, notice of the merger of Community Bank and First Liberty Bank needs to be given to the Pennsylvania Department of Banking. It is
expected that this notice will be given by [      ], 2001.

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                              THE MERGER AGREEMENT

Exchange of Certificates

   Community Bank System will deposit with American Stock Transfer & Trust Company, the transfer agent for its common stock and the exchange agent for the merger, certificates representing the shares of Community Bank System common stock to be issued in the merger and cash payable in lieu of fractional shares.

   As soon as practicable but no later than five business days after the date on which the merger becomes effective, Community Bank System will use its best reasonable efforts to cause the exchange agent to mail to each record holder of a certificate formerly representing First Liberty common stock (other than those who exercised their dissenters' rights) a letter of transmittal to be used for the exchange of the stock certificates. The letter of transmittal and the accompanying materials will explain the procedures to be followed for the exchange. After a First Liberty shareholder surrenders to the exchange agent for exchange and cancellation his or her First Liberty certificate(s), together with a duly executed letter of transmittal, the exchange agent will mail back a certificate representing the number of shares of Community Bank System common stock the shareholder is entitled to receive in the merger and a check for cash in lieu of fractional shares, if any. Community Bank System agreed to use its best reasonable efforts to cause the exchange agent to complete the exchange of certificates within 15 days of receipt of surrendered First Liberty certificates by the exchange agent. No interest will be paid to former shareholders of First Liberty in connection with the exchange of certificates.

   If any certificate formerly representing First Liberty common stock is lost, stolen or destroyed, Community Bank System can require its holder to give an affidavit to that effect and to deliver an indemnity agreement and/or post a bond in an amount that Community Bank System may reasonably direct as indemnity against any claim that may be made with respect to the certificate. Once these requirements have been satisfied, the exchange agent will issue a certificate representing an appropriate number of shares of Community Bank System.

   First Liberty shareholders should not return their certificates representing shares of First Liberty common stock with the enclosed proxy. The stock certificates should only be forwarded to the exchange agent with the letter of transmittal and election form, which First Liberty shareholders will receive after the completion of the merger. Community Bank System stockholders will not be required to surrender or exchange the certificates representing their shares of Community Bank System common stock in connection with the merger.

   Declaration of dividends by Community Bank System after the merger will include dividends on all Community Bank System common stock issued in the merger. However, no dividend or other distribution payable to the holders of record of Community Bank System common stock at or as of any time after the completion of the merger will be paid to the former First Liberty shareholders until they physically surrender their certificates as described above, and no interest will be paid on any dividend or distribution. After the completion of the merger, the stock transfer books of First Liberty will close and there will be no more transfers on the transfer books of First Liberty. If any certificates formerly representing shares of First Liberty common stock are presented for transfer after the merger, those certificates will be cancelled and exchanged for certificates representing Community Bank System common stock and cash in lieu of fractional shares, if any, as provided in the merger agreement.

Representations and Warranties

   In the merger agreement, we each make customary representations and warranties about ourselves concerning various business, legal, financial, regulatory and other pertinent matters. These representations and warranties will not survive after the merger. Under certain circumstances, each of us may decline to complete the merger if the inaccuracy of the other party's representations and warranties has a material adverse effect on the other party.


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Conditions to the Merger

   Mutual Conditions. Before either of us will be obligated to complete the merger, the following conditions must have been satisfied:

  . Community Bank System stockholders and First Liberty shareholders approve the merger agreement, and all other corporate action necessary on the part of each party to authorize the merger are taken;

  . we receive all approvals or consents required by law or mutually deemed necessary from any applicable governmental agency, all applicable notice or waiting periods under all laws expire, and all conditions contained in the approvals or consents, if any, are satisfied;

  . the SEC declares effective the registration statement covering the Community Bank System common stock to be issued in the merger, and the registration statement is not the subject of any stop order or any actual or threatened proceeding seeking a stop order;

  . Community Bank System receives all necessary authorizations and permits from state securities agencies or commissions for the issuance of its common stock in the merger, or confirms that no authorizations or permits are required;

  . there is no order, decree or injunction in effect which prohibits the completion of the merger, and there is no actual or threatened governmental action or proceeding that prevents the completion of the merger;

  . the New York Stock Exchange lists the Community Bank System common stock to be issued to the First Liberty shareholders in the merger, subject to official notice of issuance;

  . PricewaterhouseCoopers, Community Bank System's independent auditors, delivers an opinion to First Liberty and Community Bank System to the effect that the merger will qualify as a tax-free reorganization under
     Section 368 of the Internal Revenue Code, and as to certain other related matters;

  . Community Bank enters into a consulting agreement with William M. Davis, President of First Liberty, on terms specified in the merger agreement. Please see "Financial Interests of Certain First Liberty Directors and Executive Officers in the Merger" on page [ ] for more details of this consulting agreement;

  . Community Bank System and Community Bank enter into an employment agreement with each of Steven R. Tokach and Joseph R. Solfanelli, executive officers of First Liberty, on terms specified in the merger agreement. Please see "Financial Interests of Certain First Liberty Directors and Executive Officers in the Merger" on page [ ] for more details of these employment agreements; and

  . First Liberty receives a pooling letter from KPMG, its independent auditors, that First Liberty is a poolable entity, and Community Bank System receives a pooling letter from PricewaterhouseCoopers, its independent auditors, that merger would qualify for the pooling of interests method of accounting.

   Conditions to Obligations of First Liberty. Before First Liberty will be obligated to complete the merger, the following additional conditions must have been satisfied:

  . the representations and warranties of Community Bank System contained in the merger agreement are true in all material respects on the date of the merger agreement and on the closing date. The representations and warranties may contain inaccuracies if, taken together, they would not have a material adverse effect on Community Bank System;

  . Community Bank System has materially performed its obligations under the merger agreement which are intended to be performed before the closing;

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

  . Community Bank System has delivered a customary closing certificates as to the above two matters;

  . First Liberty receives from each person deemed an "affiliate" of Community Bank System under applicable accounting rules an agreement designed to ensure that the merger will be accounted for as a pooling of interests; and

  . First Liberty receives a written fairness opinion from Berwind Financial, its financial advisors, dated within five days of the mailing of this document.

   Conditions to Obligations of Community Bank System. Before Community Bank System will be obligated to complete the merger, the following additional conditions must have been satisfied:

  . the representations and warranties of First Liberty contained in the merger agreement are true in all material respects on the date of the merger agreement and on the closing date. The representations and warranties may contain inaccuracies if, taken together, they would not have a material adverse effect on First Liberty;

  . First Liberty has materially performed its obligations under the merger agreement which are intended to be performed before the closing;

  . First Liberty has delivered a customary closing certificates as to the above two matters;

  . Community Bank System receives from each person deemed an "affiliate" of First Liberty under applicable accounting rules an agreement designed to ensure that the merger will be accounted for as a pooling of interests;

  . First Liberty shareholders have not exercised their dissenter's rights with respect to more than 7% of the outstanding shares of First Liberty common stock; and

  . to the extent that any contract or agreement of First Liberty requires the consent of or waiver from any other party because of the merger, First Liberty receives the consent or waiver unless the failure to receive the same will not have a material adverse effect on First Liberty.

   Unless prohibited by law, any of the conditions to the merger may be waived by the applicable party. As described below, if these conditions are not satisfied or waived, each of us may have a right to terminate the merger agreement under certain circumstances. Although it was not a condition to Community Bank System's obligation to complete the merger under the merger agreement, Janney Montgomery Scott, Community Bank System's financial advisors, has rendered a written fairness opinion dated as of the date of this document.

Termination


   The merger agreement may be terminated by either of us at any time before the completion of the merger if:

  .  we both consent in writing to the termination;

  . the other party materially breaches, and does not cure within 30 days, any of the representations or warranties or any covenant or agreement it has made under the merger agreement and the breach entitles the party seeking to terminate to not complete the merger.

  . we are not able to obtain required governmental approvals, and all appeals and requests for reconsideration have been exhausted;

  . any governmental entity issued a final and non-appealable order to prohibit the completion of the merger;

  . either Community Bank stockholders or First Liberty shareholders do not approve the merger agreement at a special meeting called for that purpose; or

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

  . the merger is not completed before September 30, 2001, unless the merger was not completed principally because the party seeking to terminate breached a covenant or obligation of the merger agreement.

   We can terminate the merger agreement without completing the merger, even if Community Bank System stockholders and/or First Liberty shareholders have already voted to approve the merger agreement. If the merger agreement is terminated pursuant to its terms, the merger agreement will become void and have no effect, except with respect to our respective obligations regarding confidential information and expenses as set forth in the merger agreement. A termination of the merger agreement will not relieve the breaching party from liability for its uncured, willful breach.

Conduct of Business prior to Completion of the Merger; Covenants

   The merger agreement provides that, during the period from the date of the merger agreement (November 29, 2000) to the completion of the merger, we will each use our reasonable best efforts to maintain our respective properties, businesses and relationships with customers, employees and others, and will cause our respective subsidiaries to do the same. During the same period, other than as set forth in the merger agreement, neither First Liberty nor any of its subsidiaries may take any of the following actions, among others, without the prior written consent of Community Bank System (which consent may not be unreasonably withheld):

  . conduct its business other than in the ordinary course, substantially consistent with past practice, or become responsible for obligations of more than $25,000 or which requires performance over one year or longer (other than loans and investments booked in ordinary course);

  . declare, set aside or pay any dividend or make any distribution on any of its stock, other than regular quarterly dividends of $0.11 per share or less;

  . issue any of its stock or cause any of its treasury shares to become outstanding, other than upon exercise of stock options outstanding on November 29, 2000;

  . issue, authorize or amend any rights to acquire its stock or any rights related to its stock;

  . repurchase or reacquire any of its stock or any securities convertible into its stock;

  . incur additional debt or other obligation for borrowed money, except in the ordinary course of business consistent with past practice;

  . effect any recapitalization, reclassification, stock dividend, stock split or similar transaction;

  .  amend its articles of incorporation or bylaws;

  .  create or permit any lien or encumbrance on its stock;

  . merge or consolidate with any other entity, or acquire control of any other entity or create a subsidiary;

  . waive, cancel or compromise any material right, debt or claim other than in the ordinary course of business consistent with past practice and with prior notice to Community Bank System;

  . sell or dispose of, or acquire, any assets with a value of more than $25,000, other than in foreclosure or in similar proceedings or transactions in investment portfolio securities in ordinary course of business consistent with past practice;

  .  make total capital expenditures of more than $25,000;

  . open or close branches or facilities, or enter into or modify any leases or contracts relating to its branches or facilities;

  . increase compensation of, or pay or provide bonus or other benefits to, its employees or directors, except in a manner consistent with past practice or as required by law or existing contracts;

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  .  adopt, modify or commit itself to any employee benefits plan or any employment agreement, except in the ordinary course of business consistent with past practice or as required by existing plans or contracts;

  . change its material banking policies in a material way, except as required by law;

  . change its accounting methods or tax reporting methods, unless required by generally accepted accounting principles or by law;

  . except as may be required by law, take any action that would cause its representations and warranties in the merger agreement to become untrue in any material manner, or cause any conditions to the merger to be unsatisfied; or

  . take or agree to take any other action which would interfere with or delay the merger or make the merger more costly.

   Until the merger is completed, except as set forth in the merger agreement or as consented to in writing by First Liberty (which consent may not be unreasonably withheld), Community Bank System has agreed to conduct its business in the ordinary course and substantially consistent with past practice. Community Bank System is permitted to acquire or agree to acquire any entity or its assets while the merger is pending, so long as the acquisition would not materially delay or prevent the completion of the merger. Without First Liberty's prior consent, however, Community Bank System may not enter into a definitive agreement to acquire or merge or consolidate with a third party if:

  . under applicable regulations, Community Bank System would be required to present pro forma financial information relating to that transaction in the registration statement for our merger; or

  . in that transaction, Community Bank System would issue more than 20% of the total number of shares of its common stock outstanding on November 29, 2000.

   The merger agreement also contains certain other agreements relating to our conduct pending the merger, including among others those requiring us to:

  . cooperate with each other to prepare and file with the SEC a registration statement for the merger, and as promptly as practicable after the effectiveness of the registration statement, call and hold a special meeting of our respective shareholders to vote on the approval of the merger agreement;

  . recommend that our respective shareholders vote in favor of the merger agreement and solicit proxies in favor of the merger agreement (but, in the case of First Liberty, subject to fiduciary duties of its board of directors);

  . hold a special meeting of shareholders to vote on the approval of the merger agreement even if the applicable party's board of directors withdraws or modifies its recommendation;

  . cooperate with each other to take all actions required to comply with all legal requirements and any rules of the New York Stock Exchange to complete the merger, and to apply for and obtain all regulatory and third party consents and approvals required to complete the merger;

  . consult and agree with each other regarding the content of any press release or other public disclosure relating to the merger, but we may each make any disclosure mandated by law or rules of the New York Stock Exchange after notifying the other party;

  . refrain from taking any action that would adversely affect the qualification of the merger as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code or as a pooling of interests under applicable accounting rules;

  . keep each other advised of all material developments on our respective businesses, and furnish the other party such financial data and other information concerning the furnishing party as may be reasonably requested from time to time;

  . refrain from taking any actions that would cause the merger to be subject to any "Takeover Laws," and if the merger is or becomes subject to any Takeover Laws, to take all actions within its control to exempt the merger from Takeover Law. "Takeover Law" means any legal requirement pertaining to mergers, business combinations, sale of control, affiliate transactions or antitrust laws or regulations; and

  . use our reasonable best efforts in good faith to take or cause to be taken actions necessary or desirable to complete the merger on the earliest possible date.

   To the extent permitted by law, First Liberty agreed to cause First Liberty Bank to assist Community Bank in preparing for the integration of First Liberty Bank's business and operations with those of Community Bank after the merger. We agreed, however, that the confidentiality of customer information will be maintained until the completion of the merger.

Use of First Liberty Bank Name

   Community Bank System currently intends to continue to use the First Liberty Bank name in connection with the operation of the First Liberty Bank branches for a period of at least three years after the completion of the merger, subject to regulatory approvals and compliance with applicable laws and regulations. The continued use of the name is also subject to the absence of any changed circumstances in the operation of Community Bank or First Liberty Bank (or First Liberty Bank's current branches), such as mergers and acquisitions, reorganizations, restructurings and the like, which make it appropriate or advisable to use another name from an operational or marketing point of view.

No Solicitation of Takeover Proposals

   Under the terms of the merger agreement, First Liberty has agreed not to directly or indirectly solicit, initiate or encourage any "Takeover Proposals." A "Takeover Proposal" is any proposal or offer to acquire First Liberty (through a tender offer, merger, consolidation or other business combination) or a substantial equity interest in First Liberty, or a substantial portion of First Liberty's assets. First Liberty also agreed to immediately terminate all existing negotiations and discussions concerning a Takeover Proposal, other than with Community Bank System.

   In addition, First Liberty has agreed not to negotiate, discuss or furnish nonpublic information with or to any third party in connection with a Takeover Proposal or otherwise facilitate the efforts of any third party with respect to a Takeover Proposal, or recommend or endorse any Takeover Proposal, unless required to discharge the fiduciary duties of First Liberty's board of directors. However, First Liberty may communicate with its shareholders about a Takeover Proposal to the extent necessary to comply with the fiduciary duties of its board of directors. If First Liberty becomes aware of or receives a Takeover Proposal, it must immediately notify Community Bank System of that fact and the details of the Takeover Proposal. First Liberty must also inform the person making a Takeover Proposal of First Liberty's obligations under the merger agreement with respect to Takeover Proposals.

   Before First Liberty provides nonpublic information to a third party (other than a regulatory agency) as permitted by the merger agreement, First Liberty must require the third party to deliver a confidentiality agreement that is at least as restrictive as the one executed by Community Bank System, and must furnish the same information to Community Bank System, if not previously disclosed.

Fees and Expenses; Reimbursement of Expenses

   We will each pay our own expenses in connection with the merger, except that we will share equally all filing fees due the SEC in connection with the merger and all costs associated with the printing and mailing of this document. If, however, the merger agreement is terminated after an "initial triggering event" occurs under the stock option agreement, First Liberty is required to reimburse Community Bank System for its expenses. In addition, if Community Bank System causes First Liberty to repurchase the stock option (or shares of First Liberty common stock issued upon exercise of the stock option) pursuant to the stock option agreement, then First Liberty must also reimburse Community Bank System for its expenses which have not previously been reimbursed by First Liberty. For details, please see "Stock Option Agreement" on page [ ].

Directors, Employees and Employee Benefits

 Directors

   Community Bank System has agreed to appoint three of First Liberty's directors, Saul Kaplan, Peter A. Sabia and Harold Kaplan, to serve as members of Community Bank System's board of directors, in addition to nine current directors of Community Bank System. The initial terms of Saul Kaplan, Peter A. Sabia and Harold Kaplan will expire at the 2001, 2002 and 2003 annual meetings of stockholders of Community Bank System, respectively. However, if the merger is completed after the 2001 annual meeting of stockholders of Community Bank System, the initial terms of Saul Kaplan, Peter A. Sabia and Harold Kaplan will instead expire at the 2002, 2003 and 2004 annual meetings of stockholders of Community Bank System, respectively.

   If any of these First Liberty designees resigns or becomes ineligible to serve on the board of directors of Community Bank System (other than as a result of not being reelected by the stockholders of Community Bank System), then a majority of the members of the advisory board, consisting of eight current members of the First Liberty board and President and Chief Executive Officer of Community Bank System, will be entitled to select an individual to replace that First Liberty designee.

   These three new directors of Community Bank System designated by First Liberty (or their replacements) will also be appointed to serve on the board of directors of Community Bank for so long as they serve on the board of directors of Community Bank System.

   Subject to the Community Bank System board's fiduciary duty, Community Bank System has also agreed to re-nominate the three designees of First Liberty on the board of directors of Community Bank System for at least one additional three-year term after their respective initial terms expire, and to recommend that Community Bank System stockholders vote in favor of their reelection, so long as the designees remain qualified to serve under applicable law and regulations and Community Bank System's bylaws (as modified as described below).

   Currently under Community Bank System's bylaws, the term of a director will terminate at December 31 of the year in which the director reaches age 70. In the merger agreement, however, Community Bank System has agreed to amend its bylaws to waive this mandatory retirement provision for the three designees of First Liberty.

 Employees and Employee Benefits

   For the purposes of the discussion in this section, references to employees of First Liberty or Community Bank System include employees of their respective subsidiaries.

   Employees of First Liberty who continue as employees of Community Bank System after the merger will be entitled to employee benefits that are in the aggregate no less favorable than those generally provided to other similarly situated employees of Community Bank System. However, Community Bank System may grant any deferred or incentive compensation, bonus payments and other similar compensation or payments on a case-by-case basis in its sole discretion.

   In determining eligibility and vesting for employee benefits programs maintained by Community Bank System, it has agreed to credit the continuing employees for past service with First Liberty. First Liberty agreed to cooperate with Community Bank System to coordinate the post-merger integration or transition of employee benefit programs maintained by each of them before the effectiveness of the merger. Community Bank System expects to periodically review its employee benefit programs after the merger, and the merger agreement does not limit Community Bank System's ability to make changes to the programs as it deems appropriate.

   Community Bank System also agreed to pay severance, if any, to each employee of First Liberty who becomes an employee of Community Bank System as a result of the merger but is subsequently terminated, in accordance with a severance policy that is no less favorable than the existing severance policy of Community Bank System. In addition, we agreed to coordinate with each other any reductions of employees of First Liberty occurring before the merger, and the payment of severance associated with the reductions.

   Community Bank System agreed to establish before the completion of the merger an incentive plan or policy for certain key employees of First Liberty who become its employees as a result of the merger. We also agreed to coordinate with each other if First Liberty proposes to adopt any retention plan or policy for employees of First Liberty that covers the period before the completion of the merger.

Indemnification

   Community Bank System agreed to provide, for at least six years following the merger, indemnification to the current or former directors, officers and employees of First Liberty. Community Bank System also agreed to provide directors' and officers' liability insurance for the directors and officers of First Liberty for at least three years after the completion of the merger, as long as the premiums for the insurance do not exceed 150% of the current premiums expended by First Liberty for similar coverage. If the premiums would exceed this amount, Community Bank System agreed to use its reasonable best efforts in its good faith discretion to maintain the most advantageous policy that can be purchased with the amount. For a period of six years after the merger, Community Bank System agreed to honor the indemnification rights currently provided under the applicable charter documents of First Liberty and its subsidiaries to their directors, officers and employees with respect to matters occurring before the completion of the merger.

Dividends

   We agreed to coordinate the declaration and payment of cash dividends on our respective common stock, to ensure that First Liberty shareholders will receive a cash dividend for each calendar quarter from either Community Bank System or First Liberty, but not from both.

Amendment and Waiver

   We may agree to amend or supplement the merger agreement at any time before completion of the merger, if approved by our respective boards of directors. However, after the approval of the merger agreement by our respective shareholders, no amendment or supplement which by law requires further shareholder approval may be effected without first obtaining the further approval. Before completion of the merger, except as prohibited by law, any provision of the merger agreement may be waived by the party for whose benefit the provision was intended. The merger agreement provides that any amendment or supplement must be in writing, and that any waiver must be signed by an executive officer of the party giving the waiver.

                        DISSENTING SHAREHOLDERS' RIGHTS

General

   Under Pennsylvania law, shareholders of First Liberty have the right to dissent from the merger and to obtain payment of the "fair value" of their shares in the event we complete the merger.

   If you are a First Liberty shareholder and are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, which is attached to this document as Annex E. A discussion describes the steps that you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law.

   Before the day of the merger, send any written notice or demand required concerning your exercise of dissenters rights to First Liberty Bank Corp., 645 Washington Avenue, Jermyn, Pennsylvania 18433 (Attn: Secretary). After the day of the merger, send correspondence to Community Bank System Inc., 5790 Widewaters Parkway, DeWitt, New York 13214 (Attn: Secretary).

   The term "fair value" means the value of a share of First Liberty common stock immediately before the day of the merger taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

Notice of Intention to Dissent

   If you wish to dissent, you must:

  . prior to the vote of stockholders on the merger at the special meeting, file a written notice of intention to demand payment of the fair value of your shares of First Liberty common stock if the merger is effected with Community Bank System;

  . make no change in your beneficial ownership of First Liberty common stock from the date you give notice through the day of the merger; and

  .  not vote your First Liberty common stock for approval of the agreement.

   Neither a proxy nor a vote against approval of the merger is the necessary written notice of intention to dissent.

Notice to Demand Payment

   If the merger is approved by the required vote of shareholders, First Liberty or Community Bank System, as the case may be, will mail a notice to all dissenters who gave due notice of intention to demand payment and who did not vote for approval of the merger agreement. The notice will state where and when you must deliver a written demand for payment and where you must deposit certificates for First Liberty common stock in order to obtain payment. The notice will include a form for demanding payment and a copy of the law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

Failure to Comply with Notice to Demand Payment, etc.

   You must take each step in the indicated order and in strict compliance with the statute to keep your dissenters rights. If you fail to follow the steps, you will lose the right to dissent and you will receive the same number of shares of Community Bank System common stock per share of First Liberty stock that you hold as the non-dissenting stockholders.

Payment of Fair Value of Shares

   Promptly after the merger, or upon timely receipt of demand for payment if the merger already has taken place, Community Bank System will send dissenting shareholders, who have deposited their stock certificates, the amount that Community Bank System estimates to be the fair value of the First Liberty common stock. The remittance or notice will be accompanied by:

  . a closing balance sheet and statement of income of First Liberty for a fiscal year ending not more than 16 months before the date of remittance or notice, together with the latest available interim financial statements;

  . a statement of Community Bank System's estimate of the fair value of First Liberty common stock; and

  . a notice of the right of the dissenting shareholder to demand supplemental payment, accompanied by a copy of the law.

Estimate by Dissenting Shareholder of Fair Value of Shares

   If a dissenting shareholder believes that the amount stated or remitted by Community Bank System is less than the fair value of the Community Bank System common stock, the dissenting shareholder may send an estimate of the fair value of the First Liberty common stock to Community Bank System. If Community Bank System remits payment of estimated value of a dissenting shareholder's First Liberty common stock and the dissenting shareholder does not file his or her own estimate within 30 days after the mailing by Community Bank System of its remittance, the dissenting shareholder will be entitled to no more than the amount remitted by Community Bank System.

Valuation Proceedings

   If any demands for payment remain unsettled within 60 days after the latest to occur of:

  .  the merger;

  . timely receipt by First Liberty or Community Bank System, as the case may be, of any demands for payment; or

  . timely receipt by First Liberty or Community Bank System, as the case may be, of any estimates by dissenters of the fair value,

then, Community Bank System may file an application, in the Court of Common Pleas of Lackawanna County, requesting that the court determine the fair value of the First Liberty common stock. If this happens, all dissenting shareholders, no matter where they reside, whose demands have not been settled, will become parties to the proceeding. In addition, a copy of the application will be delivered to each dissenting shareholder.

   If Community Bank System were to fail to file the application, then any dissenting shareholder, on behalf of all dissenting shareholders who have made a demand and who have not settled their claim against Community Bank System, may file an application in the name of Community Bank System at any time within the 30-day period after the expiration of the 60-day period and request that the Lackawanna County Court determine the fair value of the shares.

   The fair value determined by the Lackawanna County Court may, but need not, equal the dissenting shareholder's estimates of fair value. If no dissenter files an application, then each dissenting shareholder entitled to do so shall be paid Community Bank System's estimates of the fair value of the First Liberty common stock and no more, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Lackawanna County Court finds fair and equitable.

   Community Bank System intends to negotiate in good faith with any dissenting shareholders. If, after negotiation, a claim cannot be settled, then Community Bank System intends to file an application requesting that the fair value of the First Liberty common stock be determined by the Lackawanna County Court.

Cost and Expenses

   The costs and expenses of any valuation proceedings in the Lackawanna County Court including the reasonable compensation and expenses of any appraiser appointed by the Court to recommend a decision on the issue of fair value, will be determined by the Court and assessed against Community Bank System except that any part of the costs and expenses may be apportioned and assessed by the Court against all or any of the dissenting shareholders who are parties and whose action in demanding supplemental payment the Court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

                     MARKET PRICE AND DIVIDEND INFORMATION

   Community Bank System. Community Bank System common stock is listed on the New York Stock Exchange under the symbol CBU. The following table contains for each of the indicated calendar quarters the high and low sales prices of Community Bank System common stock as reported on the New York Stock Exchange Composite Tape, and the dividends declared per share of Community Bank System common stock.

                                                                       Cash
                                                                     Dividends
                                                                     Declared
                                                     High     Low    Per Share
                                                   -------- -------- ---------
Year Ending December 31, 2001
Quarter Ending March 31, 2001 (through [   ],
 2001)............................................ $  [   ] $  [   ]   $[  ]
Year Ended December 31, 2000
Quarter Ended December 31, 2000................... $25.9063 $22.0000   $0.27
Quarter Ended September 30, 2000..................  26.2500  21.8750    0.27
Quarter Ended June 30, 2000.......................  24.3750  21.8750    0.25
Quarter Ended March 31, 2000......................  23.5000  20.0000    0.25
Year Ended December 31, 1999
Quarter Ended December 31, 1999................... $27.2500 $22.6875   $0.25
Quarter Ended September 30, 1999..................  29.0000  24.3750    0.25
Quarter Ended June 30, 1999.......................  30.4375  22.6250    0.23
Quarter Ended March 31, 1999......................  33.6250  23.6875    0.23

   On the record date for the Community Bank System special meeting, there were
issued and outstanding approximately [   ] shares of Community Bank System
common stock, held of record by approximately [   ] holders. On [   ], 2001,
the closing price of Community Bank System common stock reported on the New
York Stock Exchange Composite Tape was $[   ].

   Community Bank System has historically paid regular quarterly cash dividends on its common stock, and the board of directors of Community Bank System presently intends to continue the payment of regular quarterly cash dividends, subject to the need for those funds for other purposes. However, because substantially all of the funds available for the payment of dividends by Community Bank System are derived from Community Bank, future dividends will depend upon the earnings of Community Bank, its financial condition, its need for funds and applicable governmental policies and regulations.

   First Liberty. First Liberty common stock is traded in the over-the-counter market and is quoted under the symbol FLIB on the OTC Bulletin Board, an electronic quotation medium for non-Nasdaq over-the-counter securities. The following table contains for each of the indicated calendar quarters the high and low sales prices of First Liberty common stock as reported on the OTC Bulletin Board, and the dividends declared per share of First Liberty common stock. The information below reflects a four-for-one stock split effected by First Liberty on October 15, 1999, but does not necessarily reflect retail mark-ups, mark-downs or commissions and may not represent actual transactions.

                                                                        Cash
                                                                      Dividends
                                                                      Declared
                                                         High   Low   Per Share
                                                        ------ ------ ---------
Year Ending December 31, 2001
Quarter Ending March 31, 2001 (through [   ], 2001).... $[   ] $[   ]  $[   ]

Year Ended December 31, 2000
Quarter Ended December 31, 2000........................ $13.25 $10.50  $ 0.11
Quarter Ended September 30, 2000.......................  11.88  11.13    0.11
Quarter Ended June 30, 2000............................  13.25  11.00    0.11
Quarter Ended March 31, 2000...........................  16.50  13.00    0.11

Year Ended December 31, 1999
Quarter Ended December 31, 1999........................ $18.25 $16.75  $ 0.22
Quarter Ended September 30, 1999.......................  18.38  16.75    0.00
Quarter Ended June 30, 1999............................  18.75  17.75    0.20
Quarter Ended March 31, 1999...........................  18.94  18.38    0.00

   On the record date for the First Liberty special meeting, there were issued
and outstanding approximately [   ] shares of First Liberty common stock, held
of record by approximately [   ] holders. On [   ], 2001, the last sale price
of First Liberty common stock reported on the OTC Bulletin Board was $[   ].

   First Liberty has historically paid either regular quarterly or semi-annual cash dividends on its common stock, and the board of directors of First Liberty presently intends to continue the payment of regular quarterly cash dividends, subject to the need for those funds for other purposes. However, because substantially all of the funds available for the payment of dividends by First Liberty are derived from First Liberty Bank, future dividends will depend upon the earnings of First Liberty Bank, its financial condition, its need for funds and applicable governmental policies and regulations. Under the terms of the merger agreement, while the merger is pending, First Liberty is not permitted to declare, set aside or pay any cash dividends, other than regular quarterly dividends not in excess of $0.11 per share.

             DESCRIPTION OF CAPITAL STOCK OF COMMUNITY BANK SYSTEM

   In the merger, shareholders of First Liberty will receive Community Bank System common stock and become stockholders of Community Bank System. Community Bank System is a Delaware corporation subject to the provisions of Delaware law. Given below is a summary of the material features of the Community Bank System common stock. This summary is not a complete discussion of the charter documents and other instruments of Community Bank System that create the rights of the shareholders. You are urged to read carefully those documents and instruments, which have been incorporated by reference as exhibits to the registration statement of which this document is a part. Please see "Where You Can Find More Information" on page [ ] for information on how to obtain copies of those documents and instruments.

General

   Community Bank System is authorized to issue 20,000,000 shares of common
stock, no par value per share. As of [   ], 2001, [   ] shares of common stock
were issued and outstanding. In addition, if and when the pending merger between Community Bank and Citizens National Bank is completed, Community Bank System will issue a total of approximately 952,000 shares of its common stock to the former shareholders of Citizens National Bank.

   Community Bank System's certificate of incorporation also authorizes the board of directors, without stockholder approval (subject to the rules of the New York Stock Exchange, if applicable), to issue up to 500,000 shares of preferred stock, par value $1.00 per share, and to establish the relative rights, designations, preferences and limitations or restrictions of the preferred stock. As of the date of this document, there were no shares of preferred stock outstanding.

Common Stock

   Voting Rights. The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. No stockholders have cumulative voting rights in the election of directors.

   Dividends. Community Bank System may pay dividends as declared from time to time by the board of directors out of funds legally available for dividends, subject to certain restrictions. The holders of Community Bank System common stock will be entitled to receive any dividends on the common stock in proportion to their holdings.

   Rights in Liquidation. In the event of a liquidation, dissolution or winding up of Community Bank System, each holder of Community Bank System common stock would be entitled to receive, after payment of all debts and liabilities of Community Bank System and after any required distribution to holders of any issued and outstanding preferred stock, a pro rata portion of all remaining assets of Community Bank System.

   No Preemptive Rights; No Redemption. Holders of shares of Community Bank System common stock are not entitled to preemptive rights with respect to any shares of any capital stock of Community Bank System that may be issued. Community Bank System common stock is not subject to call or redemption.

Certain Certificate of Incorporation and Bylaws Provisions

   There are provisions in Community Bank System's certificate of incorporation, bylaws and stockholder protection rights plan which are intended to discourage non-negotiated takeover attempts. These provisions are intended to avoid costly takeover battles and lessen Community Bank System's exposure to coercive takeover attempts at an unfair price, and are designed to maximize shareholder value in connection with unsolicited offer takeover attempts. These provisions, however, could reduce the premium that potential acquirors might be willing to pay in an acquisition, which may in turn reduce the market price that investors might be willing to pay in the future for shares of Community Bank System common stock.

   Community Bank System's certificate of incorporation authorizes the board of directors to issue, without further stockholder approval, up to 500,000 shares of preferred stock with rights senior to those of its common stock, except as may be required with respect to a particular transaction by applicable law or by regulatory agencies having jurisdiction over the Community Bank System. The board of directors of Community Bank System is permitted to establish from time to time the relative rights, designations, preferences and limitations or restrictions of the preferred stock. The preferred stock could be used to deter future attempts to gain control of the Community Bank System.

   Community Bank System has a classified board which provides for the board to be divided into three classes, as nearly equal in number as possible, with approximately one third of the directors to be elected annually for three-year terms. A classified board helps to assure continuity and stability of corporate leadership and policy by extending the time required to elect a majority of the directors to at least two successive annual meetings. This extension of time may also discourage a tender offer or takeover bid by making it more difficult for a majority of shareholders to change the composition of the board of directors.

   In addition, Community Bank System's certificate of incorporation contains a provision which requires that certain business combinations be approved by the affirmative vote of either (a) the holders of three-fourths of the outstanding shares of Community Bank System common stock and a majority of the board of directors; or (b) the holders of two-thirds of the outstanding shares of Community Bank System common stock and two-thirds of the continuing directors. These "supermajority" requirements could result in Community Bank System's board exercising a stronger influence over any proposed takeover (subject to its fiduciary duties) by refusing to approve a proposed business combination and by obtaining sufficient additional votes, including votes obtained through the issuance of additional shares to parties friendly to their interests, to preclude the two-thirds or three-fourths shareholder approval requirement.

   Community Bank System's certificate of incorporation also provides that the above described provisions designed to protect Community Bank System from unfriendly takeover attempts can only be amended by the affirmative vote of (a) holders of at least three-fourths of the outstanding shares of Community Bank System common stock and a majority of the board of directors, or (b) holders of at least two-thirds of the outstanding shares of Community Bank System common stock and two-thirds of the continuing directors.

   Under the certificate of incorporation of Community Bank System, the stockholders of the company are prohibited from approving corporate actions by a written consent in lieu of a meeting. Instead, any corporate action to be approved by Community Bank System stockholders of must be so approved at a stockholders' meeting.

Rights Plan

   On February 21, 1995, Community Bank System's board of directors adopted a stockholder protection rights plan and declared a distribution on February 24, 1995 to stockholders of record as of February 21, 1995 of one share purchase right, or a Right, for each outstanding share of Community Bank System common stock. One Right will attach to each share of Community Bank System common stock to be issued in the merger.

   The Rights become exercisable in the event that a person, entity or group acquires, or commences a tender offer which, if successful, would enable him or it to acquire, 15% or more of the outstanding shares of Community Bank System common stock. Each Right initially entitles stockholders to purchase one share of Community Bank System common stock at an exercise price of $85.00 per share, subject to adjustments. If, after the Rights become exercisable, any person, entity or group acquires 15% or more of the outstanding shares of Community Bank System common stock, the holder of each Right (other than the acquiring person) may purchase, for the then current exercise price of the Right, that number of shares having a market value equal to twice the exercise price. If, after the Rights become exercisable, Community Bank System merges or consolidates with, sells or transfers 50% of its assets (as measured by book value, market value, or operating income or cash flow productivity) to, or engages in certain other transactions with, another person, entity or group, Community Bank System shall take such steps as are necessary to ensure, and shall not consummate or permit the transaction to occur until it shall have entered into an agreement with the other party providing, that upon consummation of the transaction, holders of each Right shall be entitled to purchase, for the then current exercise price of the Right, that number of shares of Community Bank System common stock of the other party having a market value equal to twice the exercise price, and further providing that the other party shall assume all of Community Bank System's obligations under the stockholder protection rights plan.

   The Rights may be redeemed by Community Bank System under certain circumstances at a price of $0.01 per Right, and will expire on February 21, 2005 if not redeemed or exercised earlier. If there are not sufficient shares of the Community Bank System common stock authorized at the time the Rights become exercisable, the board of directors will secure stockholder authorization for sufficient additional shares or, alternatively, will provide for the issuance of other securities or assets of Community Bank System having an equivalent value upon exercise of the Rights.

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                 DESCRIPTION OF CAPITAL STOCK OF FIRST LIBERTY

   Given below is a summary of the material features of the First Liberty common stock. This summary is not a complete discussion of the charter documents of First Liberty that create the rights of the shareholders. You are urged to read carefully those charter documents, which have been filed as exhibits to SEC reports filed by First Liberty. Please see "Where You Can Find More Information" on page [ ] for information on how to obtain copies of those reports.

General

   Authorized Capital. The aggregate number of shares of authorized capital of First Liberty consists of 40,000,000 shares of common stock, $.3125 par value per share. Authorized shares of common stock can only be issued for cash by a vote of 80% of the total number of directors then in office, except for shares issued under employee benefit plans. No shares of preferred stock are authorized.

   Board of Directors. First Liberty's articles of incorporation vest management of the corporation in a board of directors consisting of not less than five or more than 25 persons, as fixed by the board of directors from time to time. The board of directors will be divided into three classes, each class serving staggered three-year terms. Once the number of directors in a class is fixed for any term of office, it cannot be increased except by a vote of 80% of the total number of directors in office (66 2/3% of the directors in office after January 1, 2004). Shareholders are not entitled to cumulate votes in elections of directors. Classification of the First Liberty board of directors has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the First Liberty board of directors and thereby could impede a change in control of First Liberty.

   Supermajority Voting Requirements for Fundamental Transactions. First Liberty's articles of incorporation require, until January 1, 2004, an 80% vote of directors and the affirmative vote of holders of 80% of outstanding shares of First Liberty common stock to approve a merger or consolidation of First Liberty with another corporation or any division involving the corporation, a share exchange involving an exchange of shares of First Liberty capital stock, a sale, lease, exchange or other transfer of all or substantially all of the assets of First Liberty, a liquidation or dissolution involving First Liberty, or any similar transaction. We will refer to each of the foregoing transactions as a "Fundamental Transaction." In any Fundamental Transaction occurring prior to January 1, 2004 in which former First Liberty directors continue to constitute at least a majority of the board of directors immediately after the Fundamental Transaction and First Liberty shareholders continue to own at least a majority of the outstanding voting securities of the entity resulting from the Fundamental Transaction, the shareholder voting requirement decreases from 80% to 66 2/3% of outstanding shares. On and after January 1, 2004, approval of a Fundamental Transaction requires a 66 2/3% vote of directors and the affirmative vote of holders of 66 2/3% of outstanding shares of First Liberty common stock. The supermajority shareholder voting requirements do not apply to any Fundamental Transaction approved in advance unanimously by the board of directors.

   Action by Written Consent of Shareholders. First Liberty's articles of incorporation eliminate the ability of shareholders to act without a meeting by written consent.

   Amendment of Bylaws. First Liberty's articles of incorporation vest the ability to amend the bylaws in the board of directors by a 66 2/3% vote of directors then in office, subject to the ability of shareholders to amend the bylaws by the affirmative vote of 80% of the total votes which all shareholders are entitled to cast until January 1, 2004, and by a vote of 66 2/3% of the total votes which all shareholders are entitled to cast thereafter.

   Mandatory Tender Offer Provision. First Liberty's articles of incorporation include a provision requiring any person or group that becomes the beneficial owner, directly or indirectly, of capital stock having the right

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to cast 25% or more of all votes entitled to be cast by all outstanding shares of capital stock to offer to purchase for cash all shares of capital stock of the corporation at a price equal to the higher of (i) the highest price paid by such person or group for any shares of the corporation's capital stock during the preceding twelve months or (ii) if the board of directors so elects, the fair market value of a share of the corporation's capital stock determined in writing by an investment firm selected by the board and experienced in the valuation of financial institutions. These provisions do not apply in the event that 80% of the total number of directors then in office approve in advance the acquisition of beneficial ownership by such person or group.

   Amendment of Articles of Incorporation. First Liberty's articles of incorporation can generally be amended in the manner specified by Pennsylvania law, except that provisions set forth in Articles Sixth, Seventh and Eighth (relating to the classification of directors, the number of directors, and the absence of cumulative voting for directors) cannot be amended unless the amendment is approved by either (i) the affirmative vote of shareholders entitled to cast at least 66 2/3% of all votes which all shareholders are then entitled to cast or (ii) the affirmative vote of 66 2/3% of the total number of directors then in office and the affirmative vote of shareholders entitled to cast at least a majority of all votes which shareholders are entitled to cast. In addition, the provisions of Articles Ninth, Tenth, Eleventh, Twelfth, and Thirteenth (relating to supermajority voting requirements for fundamental transactions, prohibition on shareholder actions without a meeting, bylaw amendments, mandatory tender offer provisions and amendments to articles of incorporation) cannot be amended prior to January 1, 2004, unless the amendment is approved by the affirmative vote of 80% of the total number of directors then in office and the affirmative vote of shareholders entitled to cast at least 80% of all votes which all shareholders are then entitled to cast. After January 1, 2004, amendments to these sections require the affirmative vote of 66 2/3% of all directors then in office and the affirmative vote of shareholders entitled to cast at least 66 2/3% of all votes which all shareholders are then entitled to cast.

Common Stock

   Voting Rights. Each holder of shares of First Liberty common stock is entitled to one vote for each share held on matters upon which shareholders have the right to vote. First Liberty shareholders are not entitled to cumulate votes in the election of directors.

   Dividends. The holders of First Liberty common stock are entitled to share ratably in dividends when and if declared by the board of directors from funds legally available therefor. Declaration and payment of cash dividends by First Liberty depends upon dividend payments by First Liberty Bank, which is First Liberty's primary source of revenue and cash flow. First Liberty is a legal entity separate and distinct from its subsidiaries. Accordingly, the right of First Liberty, and consequently the right of creditors and shareholders of First Liberty, to participate in any distribution of the assets of earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of First Liberty in its capacity as a creditor may be recognized. First Liberty Bank will be permitted to pay cash dividends sufficient to fund any dividend by First Liberty subject to applicable regulatory restrictions.

   For certain limitations on the ability of First Liberty Bank to pay dividends to First Liberty, see First Liberty's Annual Report on Form 10-K for the year ended December 31, 1999. See "Where You Can Find More Information" on page [ ] for information on how to obtain a copy of this report.

   Rights in Liquidation. In the event of liquidation, dissolution, or winding-up of First Liberty, whether voluntary or involuntary, holders of First Liberty common stock are entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor).

   No Preemptive Rights; No Redemption. The holders of First Liberty common stock have no preemptive rights to acquire any additional shares of First Liberty. In addition, the First Liberty common stock is not subject to redemption.

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Certain Charter and Pennsylvania Corporate Law Provisions

   First Liberty's articles of incorporation and bylaws, contain certain provisions which may have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for First Liberty stock, a proxy contest for control of First Liberty, the assumption of control of First Liberty by a holder of a large block of First Liberty stock and the removal of First Liberty management.

   Pennsylvania law also contains certain provisions applicable to First Liberty that may have the effect of impeding a change in control of First Liberty. These provisions, among other things: (i) prohibit for five years, subject to certain exceptions, a "business combination" (which includes a merger or consolidation of the corporation or a sale, lease, or exchange of assets) with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power; (ii) require disgorgement by any person or group who or which has acquired or publicly disclosed an intent to acquire 20% or more of a public corporation's voting power of any profit realized from the sale of any shares acquired within specified time periods of such acquisition or disclosure if the shares are sold within eighteen months thereafter; and (iii) generally prohibit a person or group who or which exceeds certain stock ownership thresholds (20%, 33 1/3%, and 50%) for the first time from voting the "control shares" (i.e., the shares owned in excess of the applicable threshold) unless voting rights are restored by a vote of disinterested shareholders.

   Pennsylvania law presently applicable to actions by First Liberty's board of directors (i) expands the factors and groups (including shareholders) which the First Liberty board of directors can consider in determining whether a certain action is in the best interests of the corporation; (ii) provides that the First Liberty board of directors need not consider the interests of any particular group as dominant or controlling; (iii) provides that First Liberty's directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control; (iv) provides that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and (v) provides that the fiduciary duty of First Liberty's directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

   Pennsylvania law presently applicable to First Liberty provides that the fiduciary duty of directors shall not be deemed to require directors (i) to redeem any rights under, or to modify or render inapplicable, any shareholder rights plan; (ii) to render inapplicable, or make determinations under, provisions of Pennsylvania law relating to control transactions, business combinations, control-share acquisitions, or disgorgement by certain controlling shareholders following attempts to acquire control; or (iii) to act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition. One of the effects of Pennsylvania's statutory provisions dealing with director's fiduciary duties may be to make it more difficult for a shareholder to successfully challenge the actions of the First Liberty board of directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under Pennsylvania law grants directors broad statutory authority to reject or refuse to consider any potential or proposed action of the corporation.


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  COMPARISON OF RIGHTS OF HOLDERS OF FIRST LIBERTY COMMON STOCK AND COMMUNITY
                            BANK SYSTEM COMMON STOCK

   In the merger, First Liberty common stock will be converted into Community Bank System common stock and shareholders of First Liberty will become a stockholder of Community Bank System.

   First Liberty is a Pennsylvania corporation. The rights of its shareholders as a holder of First Liberty common stock derive from First Liberty's articles of incorporation and bylaws and from the Pennsylvania Business Corporation Law.

   Community Bank System is a Delaware corporation and the rights of Community Bank System stockholders derive from the Community Bank System certificate of incorporation and bylaws and from the Delaware General Corporation Law.

   Certain differences between the rights as a holder of First Liberty common stock and the rights as a Community Bank System stockholder are summarized below. Only the material differences are summarized below and the summary does not purport to be a complete statement of the rights of First Liberty and Community Bank System stockholders. For a more complete understanding of all rights of First Liberty and Community Bank System stockholders, we recommend that you read the complete text of the governing corporate instruments of both First Liberty and Community Bank System, as well as the applicable law.

Authorized Capital Stock

   Community Bank System. Under its certificate of incorporation, Community Bank System is authorized to issue 20,000,000 shares of common stock, no par value, and 500,000 shares of preferred stock, par value $1.00 per share. Although no shares of preferred stock are currently outstanding, the board of directors may, without stockholder approval (subject to the rules of the New York Stock Exchange, if applicable), issue shares of preferred stock with the relative rights, designations, preferences and limitations or restrictions established by the board. The ability of Community Bank System to issue shares of preferred stock could have an anti-takeover effect.

   First Liberty. First Liberty's articles of incorporation authorizes the issuance of up to 40,000,000 shares of common stock, par value $0.3125 per share. First Liberty is not authorized to issue any shares of preferred stock.

Quorum of Stockholders

   Community Bank System. In order to have a quorum for the transaction of business at any stockholders' meeting, the holders of at least one-third of the shares entitled to vote at the meeting must be present in person or represented by proxy, unless a greater number is required by the Delaware General Corporation Law.

   First Liberty. First Liberty's bylaws are silent as to what constitutes a quorum of shareholders. Pennsylvania law provides that, in the absence of such a provision, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of all the votes entitled to be cast on a particular matter constitutes a quorum at any shareholders' meeting.

Election of Directors

   Community Bank System. Community Bank System's bylaws provide that nominations of persons for election to the board of directors may be made at a meeting of stockholders by or at the direction of the board of directors, or by any stockholder entitled to vote at the election who gives an advanced written notice to the Secretary not less than 60 days or more than 90 days prior to the meeting (provided that if Community Bank System gives less than 60 days' notice of the meeting date, the nominating stockholder's notice must be given

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within 10 days following the mailing date of the Community Bank System notice).
Community Bank System's bylaws further provide that directors shall be elected by a plurality of the votes cast at a meeting of stockholders.

   First Liberty. First Liberty's bylaws provide that nominations for election to the board of directors may be made in writing by any shareholder and submitted to the Secretary not less than 20 days prior to the shareholders' meeting called for the election of directors. Under Pennsylvania law, directors are elected by a plurality of the votes cast at a meeting of shareholders.

Qualification of Directors

   Community Bank System. Delaware law provides that a director need not be a stockholder. The Community Bank System certificate of incorporation and the Community Bank System bylaws do not contain further qualifications for directors. Currently, all of the directors of Community Bank System also serve as a director of Community Bank, which is a national banking association. The National Bank Act and the related regulations require that a director of a national banking association must be a citizen of the United States and must own shares of capital stock of the association or its parent company, the aggregate par value, shareholders' equity or fair market value of which shares is not less than $1,000. Generally, at least a majority of the directors of a national banking association must have resided in the state in which the association is located, or within 100 miles of the location of the office of the association, for at least one year immediately before the election as a director and must continue to reside within those areas during the term of office.

   First Liberty. First Liberty's bylaws provide that each director of First Liberty must be a shareholder of First Liberty and that a director will cease to be a director when he or she no longer owns shares of First Liberty common stock. Under Pennsylvania law, a director must be a natural person of full age, but need not reside in Pennsylvania.

Removal of Directors; Retirement

   Community Bank System. Under Delaware law, the holders of a majority of the shares entitled to vote on the election of directors can remove directors only for cause because Community Bank System has a classified board and its certificate of incorporation does not provide to the contrary. Under the Community Bank System bylaws, the term of a director will terminate at December 31 of the year in which the director reaches age 70. However, Community Bank System has agreed to amend its bylaws to waive this mandatory retirement provision with respect to the three designees of First Liberty who will serve on the board of directors of Community Bank System after the merger.

   First Liberty. Under Pennsylvania law, First Liberty shareholders can remove directors by a vote of a majority of those entitled to vote only for cause because First Liberty has a classified board and its articles of incorporation do not provide to the contrary. First Liberty's bylaws provide that no person is eligible for election to the board of directors after the person reaches age
75. This provision, however, does not apply to any person serving as director of First Liberty on July 1, 1998, and any person elected to the board before they reach age 75 is not required to resign from the board upon attaining age 75.

Filling Vacancies on the Board of Directors

   Community Bank System. The Community Bank System bylaws provide that vacancies and newly created directorships may be filled by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director, or may be elected by a plurality of stockholders.

   First Liberty. First Liberty's articles of incorporation and bylaws do not directly address filling vacancies on the board of directors. Under Pennsylvania law, however, vacancies may be filled by a majority vote of the remaining directors.

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Payment of Dividends

   Community Bank System. Delaware law provides that dividends may be paid either out of a corporation's surplus or, in the event that no surplus exists, from its net profits, if any, from either the year the dividends were declared or the prior year. Capital surplus is the excess of the net assets of the corporation over the stated capital of the corporation.

   First Liberty. Under Pennsylvania law, a corporation may pay dividends unless, after giving effect to the payment, either:

  . the corporation would be unable to pay its debts as they become due in the usual course of its business; or

  . the total assets of the corporation would be less than the sum of its total liabilities plus any amount necessary to satisfy any preferential rights of shareholders upon dissolution of the corporation.

   This provision, in effect, permits First Liberty to pay dividends to the extent of its shareholders' equity.

Special Meeting of Stockholders

   Community Bank System. Community Bank System's bylaws provide that a special meeting may be called by the board, the Chairman of the board or the executive committee of the board.

   First Liberty. First Liberty's bylaws provide that special meetings of shareholders may be called by and only by the board of directors.

Rights of Stockholders to Dissent

   Community Bank System. Under Delaware law, appraisal rights are generally available for the shares of any class or series of stock of a corporation involved in a merger or consolidation. However, no appraisal rights are available for any stock, which on the record date of the stockholder meeting to approve the transaction, is listed on a national securities exchange or the Nasdaq National Market System, or held of record by more than 2,000 stockholders. Also no appraisal rights are available to stockholders of the surviving corporation in a merger if their approval is not required. Notwithstanding the foregoing, appraisal rights are available for such class or series if the holders thereof receive in the merger or consolidation anything except: (1) shares of stock of the corporation surviving or resulting from such merger or consolidation; (2) shares of stock of any other corporation which at the effective date of the merger or consolidation is either listed on a national securities exchange or the Nasdaq National Market System, or held of record by more than 2,000 stockholders; (3) cash in lieu of fractional shares; or (4) any combination of the foregoing.

   First Liberty. The appraisal rights of the First Liberty shareholders are described in detail in this document under "Dissenting Shareholders' Rights" on page [ ].

Indemnification and Limitation of Liability

   Community Bank System. The Community Bank System certificate of incorporation provides that a director shall not be personally liable to Community Bank System or its stockholders for monetary damages for a breach of fiduciary duty, except for liability:

  .  for a breach of the duty of loyalty;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  .  under Section 174 of the Delaware General Corporation Law; or

  . for any transaction from which the director derived an improper personal benefit.

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   Community Bank System will indemnify to the fullest extent permitted by
Delaware law any person against liabilities and expenses incurred by reason of the fact that he or she was acting as a director or officer of Community Bank System. Community Bank System may also provide indemnification to its employees and agents. However, indemnification is only available if a person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. To receive indemnification in a criminal proceeding, the person must also have had no reasonable cause to believe his or her conduct was unlawful.

   First Liberty. First Liberty's bylaws provide that First Liberty's directors shall not be personally liable for monetary damages for any action taken or any failure to take any action unless the director breached or failed to perform his or her duties and the breach or failure constitutes self-dealing, willful misconduct or recklessness.

   First Liberty's bylaws provide for indemnification of directors, officers, employees, or agents of First Liberty for certain litigation-related liabilities and expenses to the maximum extent provided by Pennsylvania law. Those persons are generally entitled to indemnification in both third party actions and derivative actions unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

   First Liberty's elimination of director liability and indemnification provisions may be amended or repealed by the affirmative vote of 80% of the directors or by the affirmative vote of shareholders entitled to cast at least 80% of all votes which shareholders are entitled to cast.

Certain Voting Rights and Restrictions with Respect to Mergers

   Community Bank System. Under Delaware law, any merger, consolidation or sale of all or substantially all of the assets of a corporation requires approval by a majority of the outstanding shares, unless the corporation's certificate of incorporation requires a higher percentage. Whether approval of stockholders is required by Delaware law, the Community Bank System certificate of incorporation requires a higher percentage with respect to "business combinations" with "interested shareholders" as discussed below.

   An interested shareholder is the beneficial owner of common stock representing three percent or more of the votes entitled to be cast, an affiliate or associate of Community Bank System who was an interested shareholder at any time during the preceding two years, or an assignee or successor in interest of shares which were owned at any time during the preceding two years by an interested shareholder.

   A business combination between Community Bank System and an interested shareholder requires the approval of a majority of the board of directors and at least three-fourths of the votes entitled to be cast, or at least two-thirds of the votes entitled to be cast and two-thirds of the continuing directors. A "business combination" includes:

  . a merger or consolidation with Community Bank System or any of its subsidiaries;

  . any sale, lease, exchange, mortgage, pledge, transfer or other disposition involving any assets or securities of Community Bank System or any of its subsidiaries having an aggregate fair market value of $3,000,000 or more;

  . the adoption of any plan or proposal for the liquidation or dissolution of the Corporation;

  . any reclassification of securities, recapitalization, any merger or consolidation of Community Bank System with one of its subsidiaries, or any other transaction which has the effect of increasing the proportion of the outstanding shares of any class of equity or convertible securities which is beneficially owned by an interested shareholder; and

  . any agreement, contract, or other agreement providing for any one or more of the actions specified in the foregoing.

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   In addition, Section 203 of the Delaware General Corporation Law applies to
Delaware corporations with a class of voting stock listed on a national securities exchange, authorized for quotation on the Nasdaq Stock Market, or held of record by 2,000 or more persons, and restricts transactions which may be entered into by a corporation and certain of its shareholders. Community Bank System has not elected to "opt out" of Section 203, as permitted by that section. Section 203 provides, in essence, that an "interested stockholder," defined as a stockholder acquiring more than 15%, but less than 85%, of the outstanding voting stock of a corporation subject to the statute and its affiliates and associates, may not engage in certain "business combinations" with the corporation for a period of three years subsequent to the date on which the stockholder became an interested stockholder unless:

  . prior to that date, the corporation's board of directors approved either the business combination or the transaction in which the stockholder became an interested person, or

  . the business combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested person.

   Section 203 defines the term "business combination" to include a wide variety of transactions with or caused by an interested person in which the interested person receives or could receive a benefit on other than a pro rata basis with other shareholders, including mergers, certain asset sales, certain issuances of additional shares to the interested person, transactions with the corporation which increase the proportionate interest of the interested person or transactions in which the interested person receives certain other benefits.

   First Liberty. First Liberty's articles of incorporation require, until January 1, 2004, an 80% vote of directors and the affirmative vote of holders of 80% of outstanding shares of First Liberty common stock to approve a merger or consolidation of First Liberty with another corporation or any division involving the corporation, a share exchange involving an exchange of shares of First Liberty capital stock, a sale, lease, exchange or other transfer of all or substantially all of the assets of First Liberty, a liquidation or dissolution involving First Liberty, or any transaction similar to or having similar effects as any of the foregoing (each, a "Fundamental Transaction"). In any Fundamental Transaction occurring prior to January 1, 2004 in which former First Liberty directors continue to constitute at least a majority of the board of directors immediately after the Fundamental Transaction and First Liberty shareholders continue to own at least a majority of the outstanding voting securities of the entity resulting from the Fundamental Transaction, the shareholder voting requirements decreases from 80% to 66 2/3% of outstanding shares. On and after January 1, 2004, approval of a Fundamental Transaction requires at 66 2/3% vote of directors and the affirmative vote of holders of 66 2/3% of the outstanding shares of First Liberty common stock. The supermajority shareholder voting requirements do not apply to any Fundamental Transaction approved in advance unanimously by the board of directors.

   First Liberty is subject to some, but not all, of various provisions of Pennsylvania law that are triggered, in general, when any person or group acquires, or discloses an intent to acquire, 20% or more of the voting power of a covered corporation, other than pursuant to a registered firm commitment underwriting or, in certain cases, pursuant to the approving vote of board of directors. The relevant provisions are contained in Subchapters 25E-H of the Pennsylvania Business Corporation Law.

   Subchapter 25E (relating to control transactions) provides that if any person or group acquires 20% or more of the voting power of a covered corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium.

   Subchapter 25F (relating to business combinations) delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and the corporation. The term "business combination" is defined broadly to include various transactions utilizing a corporation's assets for purchase price amortization or refinancing purposes. For this purpose, an "interested shareholder" is defined generally as the beneficial owner of at least 20% of a corporation's voting shares.

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   Subchapter 25G (relating to control share acquisitions) prevents a person who has acquired 20% or more of the voting power of a covered corporation from voting such shares unless the "disinterested" shareholders approve such voting rights. Failure to obtain such approval exposes the owner to the risk of a forced sale of the shares of the issuer. Even if shareholder approval is obtained, the corporation is also subject to Subchapters 25I and J of the Pennsylvania Business Corporation Law. Subchapter 25I provides for a minimum severance payment to certain employees terminated within two years of the approval.

   Subchapter 25J prohibits the abrogation of certain labor contracts prior to their stated date of expiration.

   Subchapter 25H (relating to disgorgement) applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation or (ii) a person or group acquires (or publicly discloses an offer or intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation by the person or group during the 18-month period belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

   Subchapters 25E-H contain a wide variety of transactional and status exemptions and safe harbors. As permitted under Pennsylvania law, First Liberty has opted out of the provisions of Subchapter 25E but is subject to the provisions of Subchapters 25F, G and H. First Liberty's election to opt out of the provisions of Subchapter 25E can be reversed under certain circumstances.

Shareholder Rights Plan

   Community Bank System. The board of directors of Community Bank System has adopted a stockholder rights protection plan (commonly known as a "poison pill"). For details on this plan, please see "Rights Plan" on page [ ].

   First Liberty. First Liberty has no comparable shareholders rights plan.

Amendment to Certificate of Incorporation and Articles of Incorporation

   Community Bank System. Under Delaware law, the Community Bank System certificate of incorporation may be amended only if the amendment is first proposed by the Community Bank System board of directors and is approved by a majority of outstanding shares entitled to vote thereon. Where the rights of a certain class of shares is affected by the amendment, a majority of that class of shares must also approve the amendment, regardless if such class is otherwise entitled to vote on the amendment. Under Community Bank System's certificate of incorporation, amendments to provisions relating to the election and classification of directors, the limitation of director's liability, a business combination with interested shareholder or an amendment to the certificate require the approval of a majority of the board of directors and at least three-fourths of the votes entitled to be cast by the holders of Community Bank System common stock, or at least two-thirds of the votes entitled to be cast and two-thirds of the continuing directors.

   First Liberty. Under Pennsylvania law, First Liberty's articles of incorporation may be amended only if the amendment is first proposed by the First Liberty board of directors by the adoption of a resolution and approved by shareholders. Pennsylvania law also provides that amendments to articles of incorporation may be adopted upon the affirmative vote of a majority of shareholders unless otherwise provided in by Pennsylvania law (related to changes in rights or preferences of the shares of a class of stock) or the articles of incorporation. First Liberty's articles of incorporation provide that amendments related to the classes and designation of directors, the voting rights of shareholders, and the number of directors require a two-thirds affirmative vote of shareholders or a two-thirds affirmative vote of directors and an affirmative vote of a majority of shareholders. First Liberty's articles of incorporation also provide that, until January 1, 2004, amendments related to amending the articles or bylaws, the number of directors, the votes required approve a fundamental change, the denial on the power of shareholders to consent to action without a meeting, and provisions related to control transactions, require the affirmative vote of both 80% of the total number of directors and the 80% of the total votes that all shareholders are entitled to cast, and after January 1, 2004, the affirmative vote of both two-thirds of the total number of directors and two-thirds of the total votes that all shareholders are entitled to cast.

Amendment to Bylaws

   Community Bank System. The board of directors of Community Bank System may adopt, amend or repeal Community Bank System's bylaws by a majority vote, provided that the bylaws may also be adopted, amended or repealed by the stockholders of Community Bank System by the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the subject matter.

   First Liberty. The authority to amend or repeal First Liberty's bylaws is vested in First Liberty's board of directors, subject always to the power of the shareholders of First Liberty to change such action by the affirmative vote of shareholders holding at least two-thirds of First Liberty's total voting power (except that any amendment to the indemnification and limitation of director liability provisions set forth in the bylaws shall require the affirmative vote of two-thirds of the entire board of directors or shareholders holding 80% of the votes that all shareholders are entitled to cast).

                                    EXPERTS

   The consolidated financial statements of Community Bank System as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference in this document and in the registration statement of which this document is a part, in reliance upon the report of PricewaterhouseCoopers LLP, independent auditors, which report is incorporated by reference in this document, and upon the authority of the firm as experts in accounting and auditing. The consolidated financial statements of First Liberty as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been included in this document and in the registration statement of which this document is a part, in reliance upon the report of KPMG LLP, independent auditors, which report is also included in this document, and upon the authority of the firm as experts in accounting and auditing.

   The material U.S. federal income tax consequences of the merger are being passed upon for First Liberty and Community Bank System by PricewaterhouseCoopers LLP.

                                 LEGAL MATTERS

   The validity of the shares of Community Bank System common stock to be issued pursuant to the terms of the merger agreement will be passed upon for Community Bank System by Bond, Schoeneck & King, LLP, Syracuse, New York.

                      WHERE YOU CAN FIND MORE INFORMATION

   Both Community Bank System and First Liberty file annual, quarterly and current reports, proxy statements and other information with the SEC.

   You may read and copy any reports, statements or other information that Community Bank System or First Liberty files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Community Bank System's and First Liberty's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov." You can also inspect reports, proxy statements and other information about Community Bank System at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   Community Bank System's and First Liberty's public filings are also available from Community Bank System and First Liberty, respectively, at the address shown below.

   Community Bank System has filed a registration statement to register with the SEC the shares of Community Bank System common stock to be issued to First Liberty shareholders in the merger. This document is a part of the registration statement and constitutes a prospectus of Community Bank System and a joint proxy statement of Community Bank System and First Liberty for their respective special meetings.

   As allowed by SEC rules, this document does not contain all the information that shareholders can find in the registration statement or the exhibits to the registration statement. The SEC allows Community Bank System to "incorporate by reference" certain information into this document, which means that Community Bank System can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this document, except for any information which contradicts information contained directly in this document. This document incorporates by reference the documents set forth below that Community Bank System has previously filed with the SEC.

 Community Bank System
 Commission Filings (File No. 0-11716)
 -------------------------------------

 Annual Report on Form 10-K.......................... Year ended December 31,
                                                      1999
 Quarterly Reports on Form 10-Q...................... Quarterly Periods ended
                                                      March 31, 2000, June 30,
                                                      2000 and September 30,
                                                      2000
 Proxy Statement for Annual Meeting of Stockholders.. 2000
 Current Reports on Form 8-K......................... Filed February 25, 2000,
                                                      September 18, 2000,
                                                      September 29, 2000 and
                                                      December 6, 2000
 Registration Statements on Form 8-A................. Filed December 9, 1997
                                                      and February 27, 1995

   All documents that Community Bank System files with the SEC between the date of this document and the completion of the merger are incorporated into this document by reference and made a part of this document from the date of the filing of the documents. These additional documents include periodic reports, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

   Community Bank System has supplied all information contained or incorporated by reference in this document relating to Community Bank System. First Liberty has supplied all such information relating to First Liberty. Neither Community Bank System nor First Liberty assumes any responsibility for the accuracy or completeness of the information provided by the other party.

   You may obtain documents incorporated by reference from Community Bank System without charge, excluding all exhibits (unless specifically incorporated by reference as an exhibit to this document), by requesting them in writing or by telephone from Community Bank System at the following address:

                          Community Bank System, Inc.
                            5790 Widewaters Parkway
                             DeWitt, New York 13214
                Attention: Donna J. Drengel, Corporate Secretary
                           Telephone: (315) 445-7313

   You may obtain First Liberty's annual, quarterly and current reports, proxy statements and other information filed with the SEC from First Liberty without charge, excluding all exhibits, by requesting them in writing or by telephone from First Liberty at the following address:

                            First Liberty Bank Corp.
                             645 Washington Avenue
                                  P.O. Box 39
                              Jermyn, Pennsylvania
                     Attention: Donald J. Gibbs, Treasurer
                           Telephone: (570) 876-6545

   If you would like to request documents from Community Bank System or First Liberty, please do so at least five business days before the date of your special meeting in order to receive timely delivery of the requested documents prior to the special meeting.

   You should rely only on the information contained or incorporated by reference in this document to vote your shares at the special meeting held by your company. Neither Community Bank System nor First Liberty has authorized anyone to provide you with information that is different from what is contained
in this document. This document is dated [   ], 2001. You should not assume
that the information contained in this document is accurate after that date.

                           FINANCIAL STATEMENT INDEX

                                                                           Page
                                                                           ----
FINANCIAL STATEMENTS OF FIRST LIBERTY BANK CORP.

Consolidated Balance Sheets as of September 30, 2000 (unaudited).........   F-2

Consolidated Statements of Income for the Nine Months Ended September 30,
 2000 (unaudited)........................................................   F-3

Consolidated Statements of Cash Flows for the Nine Months Ended September
 30, 2000 (unaudited)....................................................   F-4

Notes to Unaudited Consolidated Financial Statements.....................   F-5

Consolidated Balance Sheets as of December 31, 1999 and 1998.............   F-7

Consolidated Statements of Operations for the Years Ended December 31,
 1999, 1998 and 1997.....................................................   F-8

Consolidated Statements of Changes in Shareholders' Equity for the Years
 Ended December 31, 1999, 1998 and 1997..................................   F-9

Consolidated Statements of Cash Flows for the Years Ended December 31,
 1999, 1998 and 1997.....................................................  F-10

Notes to Audited Consolidated Financial Statements.......................  F-11

Independent Auditors' Report.............................................  F-32

                   FIRST LIBERTY BANK CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
            (In thousands of dollars, except per share information)

                                                     September 30, December 31,
                                                         2000          1999
                                                     ------------- ------------
                                                      (unaudited)
                      ASSETS
                      ------

Cash and due from banks............................    $ 14,243      $ 26,023
Securities available for sale......................     169,266       185,908
Loans, gross.......................................     435,112       417,249
Less: Unearned discount and origination fees.......        (633)         (699)
  Allowance for loan losses........................      (5,493)       (5,107)
                                                       --------      --------
    Loans, net.....................................     428,986       411,443
Accrued interest receivable........................       4,223         3,397
Bank premises, leasehold improvements and
 equipment--net....................................      14,326        14,431
Real estate owned other than bank premises,
 repossessed assets................................         465           558
Other assets.......................................      15,152        11,515
                                                       --------      --------
    Total assets...................................    $646,661      $653,275
                                                       ========      ========

                    LIABILITIES
                    -----------

Deposits:
  Noninterest-bearing demand.......................    $ 54,641      $ 49,502
  Interest-bearing.................................     442,321       434,944
                                                       --------      --------
    Total deposits.................................     496,962       484,446
                                                       --------      --------
Other borrowed money...............................      10,491        75,567
Federal funds purchased............................      75,890        32,450
Accrued interest payable...........................       2,595         2,040
Other liabilities..................................         571         1,555
                                                       --------      --------
    Total liabilities..............................     586,509       596,058
                                                       --------      --------

               SHAREHOLDERS' EQUITY
               --------------------

Common stock, $.31 par value, authorized 10,000,000
 shares; Issued 6,429,460 and 6,427,804 shares,
 respectively......................................       2,009         2,009
Surplus............................................       6,121         6,107
Retained earnings..................................      55,439        53,790
Accumulated other comprehensive income (loss)......      (3,221)       (4,493)
Less treasury stock--at cost (60,820 shares).......        (196)         (196)
                                                       --------      --------
    Total shareholders' equity.....................      60,152        57,217
                                                       --------      --------
    Total liabilities and shareholders' equity.....    $646,661      $653,275
                                                       ========      ========

                   FIRST LIBERTY BANK CORP. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
            (In thousands of dollars, except per share information)
                                  (unaudited)

                                               Three months      Nine months
                                                   ended       ended September
                                               September 30          30
                                              ---------------  ----------------
                                               2000    1999     2000     1999
                                              ------- -------  -------  -------
Interest income:
  Interest and fees on loans................  $ 8,557 $ 7,782  $25,015  $22,704
  Interest on interest bearing deposits.....        6      11       19      433
  Interest and dividends on securities:
    Taxable.................................    2,245   2,467    6,906    6,765
    Exempt from Federal Taxes...............      376     504    1,174    1,705
  Interest on federal funds sold............      --      --       --        72
                                              ------- -------  -------  -------
      Total interest income.................   11,184  10,764   33,114   31,679
                                              ------- -------  -------  -------
Interest expense:
  Deposits..................................    5,111   4,800   14,649   14,371
  Fed Funds Purchased.......................    1,067     111    1,878      114
  Capitalized lease obligations and borrowed
   funds....................................      265     709    2,238    2,108
                                              ------- -------  -------  -------
      Total interest expense................    6,443   5,620   18,765   16,593
                                              ------- -------  -------  -------
Net interest income.........................    4,741   5,144   14,349   15,086
Provision for loan losses...................      180     180      540      540
                                              ------- -------  -------  -------
      Net interest income after provision
       for loan losses......................    4,561   4,964   13,809   14,546
                                              ------- -------  -------  -------
Noninterest income:
  Service charges and fees..................      188     169      516      513
  Gains on sale of securities...............      --      138       53      225
  Trust.....................................      178     155      522      492
  Other.....................................      202     237      479      530
                                              ------- -------  -------  -------
      Total noninterest income..............      568     699    1,570    1,760
                                              ------- -------  -------  -------
Noninterest expense:
  Salaries and benefits.....................    2,001   1,837    5,912    5,380
  Net occupancy and furniture/equipment
   expenses.................................      648     625    1,941    1,794
  Data processing services..................       83      66      156      262
  Foreclosure and other real estate
   expense..................................       21      (6)      42       53
  Other expenses............................      875   1,019    2,521    2,788
                                              ------- -------  -------  -------
      Total noninterest expense.............    3,628   3,541   10,572   10,277
                                              ------- -------  -------  -------
Income before federal income tax provision..    1,501   2,122    4,807    6,029
Income tax provision........................      331     430    1,056    1,280
                                              ------- -------  -------  -------
      Net income............................    1,170   1,692    3,751    4,749
                                              ------- -------  -------  -------
Other comprehensive income net of tax:
  Unrealized gains on securities:
    Unrealized holding (loss)/gain arising
     during the period......................    1,097    (870)   1,307   (3,887)
    Reclassification adjustment for gains
     included in net income.................      --      (91)     (35)    (149)
Comprehensive income........................  $ 2,267 $   731  $ 5,023  $   713
                                              ======= =======  =======  =======
Per share information
  Net income-basic..........................      .18     .27      .59      .75
  Net income-diluted........................      .18     .26      .59      .74

                   FIRST LIBERTY BANK CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (In thousands of dollars)
                                  (unaudited)

                                                            Nine months ended
                                                              September 30
                                                            ------------------
                                                              2000      1999
                                                            --------  --------
Operating activities:
  Net income............................................... $  3,751  $  4,749
  Adjustments to reconcile net income to net cash provided
   by operating activities:
    Gains on sales of securities...........................      (53)     (225)
    Provision for loan losses..............................      540       540
    Depreciation and amortization of investment securities,
     bank premises, leasehold improvements and equipment...      969       812
  Increase in interest receivable and other assets.........   (5,118)   (1,387)
    Decrease in interest payable and other liabilities.....     (429)     (182)
                                                            --------  --------
      Net cash (used) provided by operating activities.....     (340)    4,307
                                                            --------  --------
Investing activities:
  Proceeds from maturities and paydowns of securities......   13,278    50,979
  Purchases of securities available for sale...............      --    (72,540)
  Proceeds from sales of securities available for sale.....    5,344    20,215
  Net increase in loans....................................  (18,372)  (36,959)
  Purchases of bank premises, leasehold improvements and
   equipment--net..........................................     (864)   (3,423)
  Sales of assets acquired through foreclosure, net........      382       629
                                                            --------  --------
      Net cash used by investing activities................     (232)  (41,099)
                                                            --------  --------
Financing activities:
  Net increase in deposits.................................   12,516    12,389
  Net increase in Fed Funds Purchased......................   43,440    21,500
  Principal payments on capitalized lease obligation.......      (76)      (69)
  Repay Borrowed funds.....................................  (65,000)   (5,000)
  Proceeds of stock issued through exercise options........       14       154
  Dividends paid...........................................   (2,102)   (1,272)
                                                            --------  --------
      Net cash (used) provided by financing activities.....  (11,208)   27,702
                                                            --------  --------
Decrease in cash and cash equivalents......................  (11,780)   (9,090)
Cash and cash equivalents at beginning of period...........   26,023    25,628
                                                            --------  --------
      Cash and cash equivalents at end of period...........   14,243    16,538
                                                            ========  ========
Cash paid during the period:
  Interest.................................................   18,210    16,467
  Federal Income Taxes.....................................    1,362     1,227
                                                            ========  ========
Noncash transactions:
  Net unrealized gain (loss) on securities available for
   sale, net of tax........................................    1,272    (4,036)
  Transfers of loans to real estate owned other than bank
   premise.................................................      289       712
                                                            ========  ========

                   FIRST LIBERTY BANK CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               September 30, 2000

                                  (unaudited)

(1) Summary of Significant Accounting Policies

 Basis of Financial Statement Presentation

   The accompanying consolidated financial statements of First Liberty Bank Corp. and subsidiaries (the Company) were prepared in accordance with instructions to Form 10-Q, and therefore, do not include information or footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. However, all normal, recurring adjustments which, in the opinion of management, are necessary for a fair presentation of the financial statements, have been included. These financial statements should be read in conjunction with the audited financial statements and the notes thereto included in the Company's Annual Report for the period ended December 31, 1999. The results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000.

 Business

   The Company's principal subsidiary, First Liberty Bank & Trust (the Bank), conducts business from its branch bank system located in Lackawanna and Luzerne Counties, Pennsylvania. The Bank is subject to competition from other financial institutions and other companies which provide financial services. The Bank is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

 Principles of Consolidation

   On February 16, 1999, the Company merged its two principal subsidiaries, The First National Bank of Jermyn and NBO National Bank, under the name First Liberty Bank & Trust. Concurrent with this merger, the Company converted the charter of the Bank to a State chartered commercial bank subject to regulation by the Pennsylvania Department of Banking and the Federal Reserve Bank.

   The consolidated financial statements include the accounts of all of the Company's wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation. Additionally, certain reclassifications have been made in order to conform with the current year's presentation. The accompanying consolidated financial statements have been prepared on an accrual basis.

(2) Earnings Per Share

   Basic earnings per share were computed based on the weighted average number of shares outstanding during each period. Diluted earnings per share include the dilutive effect of the Company's weighted average stock options outstanding using the Treasury Stock method.

                   FIRST LIBERTY BANK CORP. AND SUBSIDIARIES

   The following table sets forth the computation of basic and diluted earnings per share (in thousands):

                                                    Three months   Nine months
                                                        ended         ended
                                                    September 30, September 30,
                                                    ------------- -------------
                                                     2000   1999   2000   1999
                                                    ------ ------ ------ ------
   Numerator:
     Net Income.................................... $1,170 $1,692 $3,751 $4,749
   Denominator:
     Denominator for basic earnings per weighted
      average shares...............................  6,369  6,364  6,368  6,360
   Effect of dilutive securities:
     Employee Stock options........................     21     44     27     48
                                                    ------ ------ ------ ------
   Denominator for diluted earnings per share
    adjusted weighted average shares and assumed
    exercise of stock options......................  6,390  6,408  6,395  6,408
                                                    ------ ------ ------ ------
   Basic earnings per share........................    .18    .27    .59    .75
   Diluted earnings per share......................    .18    .26    .59    .74

                            FIRST LIBERTY BANK CORP.

                          CONSOLIDATED BALANCE SHEETS
            (In thousands of dollars, except per share information)

                                                               December 31
                                                            ------------------
                                                              1999      1998
                                                            --------  --------
                          ASSETS
                          ------

Cash and due from banks.................................... $ 26,023  $ 20,628
Federal funds sold.........................................      --      5,000
                                                            --------  --------
      Cash and cash equivalents............................   26,023    25,628
                                                            --------  --------
Securities available for sale..............................  185,908   196,563
Loans, gross...............................................  417,249   376,856
  Less:
    Unearned income........................................     (699)     (941)
    Allowance for loan losses..............................   (5,107)   (4,618)
                                                            --------  --------
      Loans, net...........................................  411,443   371,297
                                                            --------  --------
Accrued interest receivable................................    3,397     3,914
Bank premises, leasehold improvements and furniture and
 equipment--net............................................   14,431    10,307
Real estate owned..........................................      558       479
Other assets...............................................   11,515     7,182
                                                            --------  --------
      Total assets......................................... $653,275  $615,370
                                                            ========  ========

                        LIABILITIES
                        -----------

Deposits:
  Noninterest-bearing demand............................... $ 49,502  $ 55,272
  Interest-bearing.........................................  434,944   441,328
                                                            --------  --------
      Total deposits.......................................  484,446   496,600
                                                            --------  --------
Federal funds purchased....................................   32,450     5,000
Other borrowed money.......................................   75,567    50,660
Accrued interest payable...................................    2,040     2,218
Other liabilities..........................................    1,555     1,984
                                                            --------  --------
      Total liabilities....................................  596,058   556,462
                                                            --------  --------

                   SHAREHOLDERS' EQUITY
                   --------------------

Common stock, $.31 par value; authorized, 10,000,000
 shares; issued, 6,427,804 and 6,409,368 shares,
 respectively..............................................    2,009     2,003
Surplus....................................................    6,107     5,905
Retained earnings..........................................   53,790    50,435
Accumulated other comprehensive income (loss)..............   (4,493)      761
Less: Treasury stock--at cost (60,820 shares)..............     (196)     (196)
                                                            --------  --------
      Total shareholders' equity...........................   57,217    58,908
                                                            --------  --------
      Total liabilities and shareholders' equity........... $653,275  $615,370
                                                            ========  ========

          See accompanying notes to consolidated financial statements.

                            FIRST LIBERTY BANK CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
            (In thousands of dollars, except per share information)

                                                       For the year ended
                                                          December 31,
                                                     -------------------------
                                                      1999     1998     1997
                                                     -------  -------  -------
Interest income:
  Interest and fees on loans........................ $30,727  $30,305  $29,350
  Interest on interest-bearing deposits.............     439      642       16
  Interest and dividends on securities:
    Taxable.........................................   9,163    8,453    9,465
    Exempt from federal taxes.......................   2,157    2,359    1,767
  Interest on federal funds sold....................      73      606      718
                                                     -------  -------  -------
      Total interest income.........................  42,559   42,365   41,316
                                                     -------  -------  -------
Interest expense:
  Deposits..........................................  19,128   19,834   19,294
  Federal funds purchased...........................     306        1        2
  Capitalized lease obligation and borrowed funds...   3,109    2,838    2,279
                                                     -------  -------  -------
      Total interest expense........................  22,543   22,673   21,575
                                                     -------  -------  -------
Net interest income.................................  20,016   19,692   19,741
Provision for loan losses...........................     720      540      600
                                                     -------  -------  -------
Net interest income after provision for loan
 losses.............................................  19,296   19,152   19,141
Non-interest income:
  Service charges and fees..........................     683      699      807
  Gain/loss on sale of securities...................     225       47     (191)
  Restructuring of deferred compensation plans......     --       --       385
  Trust.............................................     666      496      402
  Other.............................................     670      536      641
                                                     -------  -------  -------
      Total noninterest income......................   2,244    1,778    2,044
Non-interest expense:
  Salaries and benefits.............................   7,212    7,080    7,460
  Net occupancy and furniture/equipment expenses....   2,462    2,426    2,198
  Data processing services..........................     352      650      627
  Office expense....................................     571      231      238
  Foreclosures and other real estate expense........      56      351      496
  Merger related costs..............................     --     1,098      --
  Fidelity (recovery) loss..........................     --       --      (372)
  Other expense.....................................   3,339    3,523    3,681
                                                     -------  -------  -------
      Total noninterest expense.....................  13,992   15,359   14,328
                                                     -------  -------  -------
      Income before income tax provision............   7,548    5,571    6,857
Income tax provision................................   1,521    1,570    1,737
                                                     -------  -------  -------
Net income.......................................... $ 6,027  $ 4,001  $ 5,120
                                                     =======  =======  =======
Net income.......................................... $ 6,027  $ 4,001  $ 5,120
Other comprehensive income, net of tax:
  Unrealized gain on securities:
    Unrealized holding (losses) gains arising during
     period.........................................  (5,105)     975      736
    Reclassification adjustment for (gains) losses
     included in net income.........................    (149)     (47)     191
                                                     -------  -------  -------
      Comprehensive income.......................... $   773  $ 4,929  $ 6,047
                                                     =======  =======  =======
Earnings per share (based on net income):
  Basic............................................. $  0.95  $  0.63  $  0.81
  Diluted...........................................    0.94     0.63     0.80
                                                     =======  =======  =======

          See accompanying notes to consolidated financial statements.

                            FIRST LIBERTY BANK CORP.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (In thousands of dollars, except per share and par value amounts)

                           Common                      Accumulated
                            stock                         other
                          par value         Retained  comprehensive Treasury
                            $.31    Surplus earnings     income      stock    Total
                          --------- ------- --------  ------------- -------- -------
Balance, January 1,
 1997...................   $1,986   $5,334  $45,612      $(1,094)    $(196)  $51,642
Net income..............      --       --     5,120                            5,120
Cash dividends ($.35 per
 share).................                     (2,119)                          (2,119)
Stock options
 exercised..............        1       13                                        14
Net unrealized gains on
 securities available
 for sale, net of tax...                        --           927                 927
                           ------   ------  -------      -------     -----   -------
Balance, December 31,
 1997...................    1,987    5,347   48,613         (167)     (196)   55,584
Net income..............                      4,001                            4,001
Cash dividends ($.35 per
 share).................                     (2,179)                          (2,179)
Stock options
 exercised..............       16      558                                       574
Net unrealized gains on
 securities available
 for sale, net of tax...                                     928                 928
                           ------   ------  -------      -------     -----   -------
Balance, December 31,
 1998...................    2,003    5,905   50,435          761      (196)   58,908
Net income..............                      6,027                            6,027
Cash dividends ($.42 per
 share).................                     (2,672)                          (2,672)
Stock options
 exercised..............        6      202                                       208
Net unrealized gains on
 securities available
 for sale, net of tax...                                  (5,254)             (5,254)
                           ------   ------  -------      -------     -----   -------
Balance, December 31,
 1999...................   $2,009   $6,107  $53,790      $(4,493)    $(196)  $57,217
                           ======   ======  =======      =======     =====   =======


          See accompanying notes to consolidated financial statements.

                            FIRST LIBERTY BANK CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (In thousands of dollars)

                                               For the year ended December 31
                                               ---------------------------------
                                                 1999        1998       1997
                                               ---------- ----------  ----------
Operating activities:
  Net income.................................  $   6,027  $    4,001  $   5,120
  Adjustments to reconcile net income to net
   cash provided by operating activities:
   Provision for loan losses.................        720         540        600
   Depreciation, accretion and amortization..      1,223       1,234      1,311
   Deferred income taxes.....................        144        (255)       308
   Gain on sales of loans--net...............        (29)        --         171
   (Gain) loss on sale of securities
    available for sale.......................       (225)        (47)       191
   Loss on disposition of real estate........        (12)        266        145
   Loss or writedown of real estate..........         10         --         --
   Decrease (increase) in interest receivable
    and other assets.........................     (1,110)      1,083       (355)
   (Decrease) increase in interest payable
    and other liabilities....................       (607)        281       (619)
                                               ---------  ----------  ---------
     Net cash provided by operating
      activities.............................      6,141       7,103      6,872
                                               ---------  ----------  ---------
Investing activities:
  Maturities and principal repayments of
   securities available for sale.............     55,178     150,905     27,301
  Maturities of investment securities........        --          --      12,354
  Purchases of securities available for
   sale......................................    (72,540)   (153,532)   (67,896)
  Purchases of investment securities.........        --      (18,308)    (6,795)
  Proceeds from sale of securities available
   for sale..................................     20,518      10,095     41,727
  Net increase in loans......................    (43,061)    (15,932)   (26,510)
  Proceeds from sale of loans................      1,034         --       6,401
  Purchases of bank premises, leasehold
   improvements and furniture and equipment--
   net.......................................     (5,249)     (2,047)      (609)
  Sales of assets acquired through
   foreclosure, net..........................        635         846        765
                                               ---------  ----------  ---------
     Net cash used in investing activities...    (43,485)    (27,973)   (13,262)
                                               ---------  ----------  ---------
Financing activities:
  Net increase in noninterest-bearing demand
   deposits and interest-bearing deposits....    (12,154)     11,798     (2,782)
  Proceeds of stock issued...................        208         574         14
  Proceeds from Federal funds
   purchased/borrowed funds..................     (7,890)        --      20,000
  Repayment of Federal funds
   purchased/borrowed funds..................     35,340       5,000    (12,000)
  Principal payments on capitalized lease
   obligation................................        (93)        (84)       (77)
  Net increase in FHLB borrowings............     25,000      10,000        --
  Dividends paid.............................     (2,672)     (2,179)    (2,119)
                                               ---------  ----------  ---------
     Net cash provided by financing
      activities.............................     37,739      25,109      3,036
                                               ---------  ----------  ---------
     Increase (decrease) in cash and cash
      equivalents............................        395       4,239     (3,354)
Cash and cash equivalents at beginning of
 year........................................     25,628      21,389     24,743
                                               ---------  ----------  ---------
Cash and cash equivalents at end of year.....  $  26,023  $   25,628  $  21,389
                                               =========  ==========  =========
Cash paid during the year:
  Interest...................................  $  19,306  $   22,742  $  21,479
                                               =========  ==========  =========
  Federal income taxes.......................  $   1,302  $    1,442  $   1,577
                                               =========  ==========  =========
Non cash transactions:
  Change in unrealized (gains) losses on
   securities available for sale, net of
   tax.......................................  $   5,254  $      928  $     927
                                               =========  ==========  =========
  Transfers of loans to real estate owned
   other than bank premises..................  $     712  $      378  $   1,027
                                               =========  ==========  =========
  Transfer of securities from investment
   securities to available for sale..........  $     --   $   60,295  $     --
                                               =========  ==========  =========

          See accompanying notes to consolidated financial statements.

                            FIRST LIBERTY BANK CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

   First Liberty Bank Corp. (the Company) is a bank holding company whose principal subsidiary as of December 31, 1999, is First Liberty Bank and Trust (the Bank) which operates branch bank systems located in Lackawanna County, Pennsylvania. The Bank provides a range of banking services typically associated with a community bank, the most important of which are the taking of deposits and granting of loans to both individuals and corporations within its market area. The Bank faces competition in its market from other depository institutions, some of which are substantially larger than the Bank and from other financial services companies, including mutual funds, mortgage companies, finance companies, insurance companies, and others.

 (a) Recent Acquisition

   On June 30, 1998, the Company consummated its acquisition of Upper Valley Bancorp, Inc. (Upper Valley) the holding company of NBO. As of December 31, 1998, NBO was a $263 million national-chartered bank with three branches in Olyphant, Scranton, and Pittston, Pennsylvania. Upper Valley shareholders received .689 shares of the Company's common stock for each Upper Valley share owned. The transaction was accounted for as a pooling of interests and all prior periods have been restated to reflect the acquisition. The total value of the transaction was approximately $52.1 million based upon the Company's stock price prior to finalization of the acquisition. This resulted in the issuance of approximately 694,000 shares of the Company's stock. The transaction was tax-free to the shareholders for federal income tax purposes. In connection with the acquisition, the Company recognized $1,098,000 in merger-related costs in the second quarter of 1998.

   The results of operations previously reported by the separate enterprises and the combined amounts presented in the accompanying consolidated financial statements are summarized below.

                                                                     Year ended
                                                                    December 31,
                                                                        1997
                                                                    ------------
     Net interest income:
       FNBJ........................................................   $11,312
       NBO.........................................................     8,429
                                                                      -------
         Combined..................................................   $19,741
                                                                      =======
     Net income:
       FNBJ........................................................   $ 3,483
       NBO.........................................................     1,637
                                                                      -------
         Combined..................................................   $ 5,120
                                                                      =======

   The Company operated and managed FNBJ and NBO as separate subsidiaries and segments until approximately the first quarter of 1999 when it merged the entities under the name "First Liberty Bank & Trust."

 (b) Name Change

   On June 30, 1998, concurrent with its acquisition of Upper Valley, the bank holding company changed its name from The First Jermyn Corp. to First Liberty Bank Corp.

 (c) Principles of Consolidation and Presentation

   The accompanying consolidated financial statements of the Company and its subsidiary include the accounts of First Liberty Bank Corp., First Liberty Bank and Trust and First of Jermyn Realty Company, Inc.

                            FIRST LIBERTY BANK CORP.

(inactive since inception). All significant intercompany balances and transactions have been eliminated in consolidation. Prior period amounts are reclassified when necessary to conform with the current year's presentation.

   In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues and expenses. The material estimates that are particularly susceptible to significant change in the near-term relates to the determination of the allowance for loan losses and the valuation of real estate owned.

 (d) Risks and Uncertainties

   In the normal course of its business, the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk, and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different bases from its interest-earning assets. The Company's primary credit risk is the risk of default on the Company's loan portfolio that results from the borrowers inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans, the valuation of real estate held by the Company, the valuation of loans held for sale, investment securities, and mortgage-related securities available for sale.

   The Company and the Bank are subject to the regulations of various government agencies. These regulations can and do change significantly from period to period. The Bank also undergoes periodic examinations by the regulatory agencies which may subject it to further changes with respect to asset valuations, amounts of required loss allowances, and operating restrictions resulting from the regulators' judgments based on information available to them at the time of their examinations.

 (e) Cash and Cash Equivalents

   For purposes of reporting cash flows, cash and cash equivalents include cash due from banks and federal funds sold. Generally, federal funds are sold for periods ranging up to thirty days.

 (f) Securities

   Securities include mortgage-backed securities, corporate bonds, and certain equity securities.

   Investments in securities that have a readily determinable fair value and investments in debt securities are classified into categories and accounted for as follows:

  . Debt securities that the Company positively intends to hold to maturity are classified as "held-to-maturity" and are reported at amortized cost.

  . Debt and equity securities purchased with the intention of selling them in the near future are classified as "trading securities" and are reported at fair value, with unrealized gains and losses included in net income.

  . Debt and equity securities not classified in either of the above categories are classified as "available-for-sale securities" and are reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of tax, as a separate component of shareholders' equity.

   There were no securities classified as "trading" during 1999, 1998 or 1997.

                            FIRST LIBERTY BANK CORP.

   Premiums and discounts on debt securities are recognized in interest income using the interest method over the period to maturity. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. The specific identification method is used to determine realized gains and losses on sales of securities available for sale.

 (g) Loans

   Loans are stated net of unearned income (deferred fees and costs and unearned discount). Loan interest income is accrued using various methods which approximate a constant yield. Loan origination and commitment fees and direct loan origination costs are deferred and recognized over the life of the related loans.

   Nonaccrual loans are those on which the accrual of interest has ceased. Loans are placed on nonaccrual status if, in the opinion of management, collection is doubtful, or when principal or interest is past due 90 days or more, unless collateral is sufficient to cover principal and interest and the loan is in the process of collection. Interest accrued, but not collected at the date a loan is placed on nonaccrual status, is reversed and charged against interest income. In addition, the amortization of net deferred loan fees is suspended when a loan is placed on nonaccrual status. Subsequent cash receipts are applied either to the outstanding principal or recorded as interest income, depending on management's assessment of ultimate collectibility of principal and interest. Loans are returned to an accrual status when the borrower's ability to make periodic principal and interest payments has returned to normal (i.e. brought current with respect to principal or interest or restructured) and the paying capacity of the borrower and/or the underlying collateral is deemed sufficient to cover contractual principal and interest.

   The Company's lending activities are concentrated in Pennsylvania. The largest concentration of the Company's loan portfolio is located in Northeastern Pennsylvania. The ability of the Company's borrowers to repay amounts owed is dependent on several factors, including the economic conditions in the borrower's geographic region and the borrower's financial condition.

   Loans are deemed to be "impaired" if in management's assessment of the relevant facts and circumstances, it is probable that the Company will be unable to collect all proceeds due according to the contractual terms of the loan agreement.

   The Company's policy for the recognition of interest income on impaired loans is the same as for nonaccrual loans discussed previously. Impaired loans are charged-off when the Company determines that foreclosure is probable and the fair value of the collateral is less than the recorded investment of the impaired loan.

 (h) Allowance for Loan Losses

   The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is in doubt. The allowance is an amount that management believes will be adequate to absorb known and inherent losses on existing loans, based on periodic evaluations of the loan portfolio by management. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrowers' ability to pay, and other relevant matters.

   While management utilizes the latest available information to determine the allowance for losses on loans, future additions to the allowance may be necessary based on changes in economic conditions as well as adverse

                           FIRST LIBERTY BANK CORP.

changes in the financial condition of borrowers. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance. Such agencies may require the Company to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

 (i) Loans Held for Sale

   Mortgage loans originated and intended for sale are carried at the lower of cost or estimated fair value.

 (j) Bank Premises, Leasehold Improvements and Furniture and Equipment

   Premises and equipment are stated at cost less accumulated depreciation and amortization. Costs of major replacements, improvements, and additions are capitalized. Normal maintenance costs are expensed as incurred. Depreciation expense is computed on the straight-line basis over the estimated useful lives of the assets (ranging from 5 to 40 years), or for leasehold improvements, over the life of the related lease if less than the estimated useful life. Accelerated methods are used in depreciating certain assets for income tax purposes.

 (k) Real Estate Owned

   Real estate owned is recorded at the lower of the recorded investment in the loan or fair value less estimated selling costs. Costs subsequently incurred to improve the assets are included in the carrying value provided that the resultant carrying value does not exceed fair value less estimated disposal costs. Costs relating to holding the assets are charged to expense in the current period.

 (l) Income Taxes

   Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. First Liberty Bank Corp. and its subsidiaries file a consolidated Federal income tax return and the amount of income tax expense or benefit is computed and allocated on a separate return basis.

 (m) Customer List

   An intangible asset representing a customer list purchased is stated at cost less accumulated amortization and is included in other assets. Amortization expense is computed on the straight-line basis over the estimated useful life of the asset (seven years).

 (n) Retirement Plans

   The Bank has retirement plans that cover substantially all employees. The provisions of SFAS No. 87, Employers' Accounting for Pensions, are utilized to calculate net pension cost.

                            FIRST LIBERTY BANK CORP.

 (o) Earnings per Common Share

   The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data). All share related information presented in the table below has been adjusted to reflect a four-for-one stock split made effective on October 15, 1999 to shareholders of record as of September 30, 1999.

                                                     Years ended December 31
                                                  -----------------------------
                                                    1999      1998      1997
                                                  --------- --------- ---------
   Numerator:
     Net income.................................. $   6,027 $   4,001 $   5,120
                                                  ========= ========= =========
   Denominator:
     Denominator for basic earnings per share-
      weighted average shares.................... 6,361,013 6,318,560 6,295,348
   Effect of dilutive securities:
     Employee stock options......................    46,499    59,992    66,060
                                                  --------- --------- ---------
   Denominator for dilutive earnings per share-
    adjusted weighted average shares and assumed
    exercise..................................... 6,407,512 6,378,552 6,361,408
                                                  ========= ========= =========
       Basic earnings per share.................. $     .95 $     .63 $     .81
                                                  ========= ========= =========
       Diluted earnings per share................ $     .94 $     .63 $     .80
                                                  ========= ========= =========

 (p) Segment Reporting

   In 1998, First Liberty Bank Corp. had two reportable segments: The First National Bank of Jermyn and NBO National Bank. NBO was acquired by the Company on June 30, 1998. The two segments were managed separately until February 16, 1999 when management integrated the two segments into one new segment called First Liberty Bank and Trust.

 (q) Reclassification

   Certain prior period amounts have been reclassified to conform with the current year's presentation. These reclassifications had no effect on net income.

2. Restrictions on Cash and Due from Banks

     The Bank is required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. The average amounts of those reserve balances approximated $3,550,000 and $980,000 in 1999 and 1998, respectively.

                            FIRST LIBERTY BANK CORP.

3. Securities

   The amortized cost and fair value of securities is shown below (in thousands):

                                                  Gross      Gross
                                      Amortized unrealized unrealized   Fair
                                        cost      gains      losses    value
                                      --------- ---------- ---------- --------
   Securities available for sale
    December 31, 1999:
   U.S. Treasuries................... $  1,000    $    1    $    --   $  1,001
   Municipal securities..............   35,905        88      (1,776)   34,217
   Mortgage-backed securities and
    U.S. government agencies.........   68,566        71      (2,278)   66,359
   Collateralized mortgage
    obligations and U.S. government
    agencies.........................   81,269        20      (2,934)   78,355
   Marketable equity.................    5,726       --          --      5,726
   Corporate obligations.............      250       --          --        250
                                      --------    ------    --------  --------
                                      $192,716    $  180    $ (6,988) $185,908
                                      ========    ======    ========  ========
   Securities available for sale
    December 31, 1998:
   U.S. Treasuries................... $ 22,105    $  174    $    --   $ 22,279
   Municipal securities..............   47,435     1,167         (27)   48,575
   Mortgage-backed securities and
    U.S. government agencies.........   70,364       164        (219)   70,309
   Collateralized mortgage
    obligations and U.S. government
    agencies.........................   49,554       166        (274)   49,446
   Marketable equity.................    5,704       --          --      5,704
   Corporate obligations.............      250       --          --        250
                                      --------    ------    --------  --------
                                      $195,412    $1,671    $   (520) $196,563
                                      ========    ======    ========  ========

   Proceeds from sales of securities available for sale during the year ended December 31, 1999 were $20,518,000 per cash flows, resulting in gross realized gains of $285,000 and gross related losses of $60,000. Proceeds from sales of securities available for sale during the year ended December 31, 1998 were $10,095,000, resulting in gross realized gains of $192,000 and gross realized losses of $145,000. Proceeds from sales of securities available for sale during the year ended December 31, 1997 were $41,727,000, resulting in gross realized gains of $72,000 and gross related losses of $263,000.

   The amortized cost and fair value of securities at December 31, 1999 by contractual maturity, are shown below (in thousands). Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

                                                                Securities
                                                            available-for-sale
                                                            -------------------
                                                            Amortized    Fair
                                                              cost      value
                                                            ---------  --------
   Within one year......................................... $  3,559   $  3,552
   After one year but within five years....................   52,601     51,097
   After five years but within ten years...................   22,803     22,231
   After ten years.........................................  108,027    103,302
   Marketable equity securities............................    5,726      5,726
                                                            --------   --------
     Total................................................. $192,716   $185,908
                                                            ========   ========
   Weighted average yield..................................     5.89%      5.89%

                            FIRST LIBERTY BANK CORP.

   At December 31, 1999 and 1998, securities with an amortized cost of approximately $43,375,000 and $22,035,000 (fair value of approximately $41,831,000 and $22,183,000), respectively, were pledged to secure public deposits as required or permitted by law.

   On October 1, 1998, the Bank transferred certain held-to-maturity securities to the available-for-sale investment portfolio. The amortized cost of the transferred securities was approximately $60,295,000 with an unrealized gain net of taxes of approximately $725,000. This transfer was in accordance with a special reassessment provision contained within Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, which was adopted by the Company as of October 1, 1998. The Bank did not sell any of the transferred securities, during the fourth quarter of 1998.

4. Loans and Real Estate Owned Other than Bank Premises

   The following is a summary of the Company's loan portfolio on December 31, 1999 and 1998 (in thousands):

                                                                1999     1998
                                                              -------- --------
   Real estate--commercial and residential mortgage.......... $270,866 $235,608
   Commercial, financial, and agricultural...................   64,513   67,659
   Installment loans.........................................   70,760   67,323
   Real estate--construction.................................   11,110    6,266
                                                              -------- --------
     Total loans--gross......................................  417,249  376,856
   Less unearned income......................................      699      941
   Allowance for loan losses.................................    5,107    4,618
                                                              -------- --------
   Net loans................................................. $411,443 $371,297
                                                              ======== ========

   Accrued interest receivable on loans amounted to $1,740,000 and $1,863,000 at December 31, 1999 and 1998, respectively.

   A significant portion of the Company's loans are collateralized by residential and commercial real estate located in Northeastern Pennsylvania with a primary concentration in Lackawanna County. The Company's primary concentration of credit risk is related to the real estate market in the aforementioned area. The ultimate collectibility of most of the Company's loan portfolio is greatly affected by the economic conditions within Northeastern Pennsylvania. Management is not aware of any other significant concentrations of credit risk within its loan portfolio.

   Presented below are total nonaccruing loans of the Company at December 31, 1999, 1998, and 1997. Also shown is the approximate related amount of interest recorded as income and interest which would have been recorded as income had the loans been performing at the contractual terms for the years ended December 31, 1999, 1998, and 1997 (in thousands):

                                                             1999   1998   1997
                                                            ------ ------ ------
   Nonaccrual loans........................................ $1,446 $1,740 $1,607
   Interest income recorded................................     94     68     43
   Interest income not recorded............................    154    147    137

   At December 31, 1999 and 1998, the Company had impaired loans totaling approximately $798,000 and $979,000, respectively, all of which had a related allowance for impairment. At December 31, 1999 and 1998,

                            FIRST LIBERTY BANK CORP.

the allowance for losses on impaired loans totaled $311,000 and $202,000, respectively. The average balance of impaired loans for 1999, 1998 and 1997 was $889,000, $514,000 and $715,000, respectively. There were no charge-offs or recoveries on impaired loans during either 1999, 1998, or 1997. The Bank recognizes interest income on impaired loans on a cash basis method. There was no interest income recognized on impaired loans for the years ended December 31, 1999, 1998 and 1997.

   The following table presents 1999 activity in the amounts due to the Bank from principal officers, directors and their related businesses in excess of $60,000. The indebtedness was incurred in the ordinary course of business, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons (in thousands):

                                                                         1999
                                                                        -------
   Balance, at beginning of year....................................... $ 7,136
   Additions...........................................................   2,403
   Repayments..........................................................  (4,337)
                                                                        -------
   Balance, at end of year............................................. $ 5,203
                                                                        =======

   At December 31, 1999, 1998, and 1997 the Bank serviced loans for others of $6,399,000, $7,485,000 and $3,019,000, respectively.

   An analysis of real estate owned other than bank premises for 1999 and 1998 follows (in thousands):

                                                                 Year ended
                                                                 ------------
                                                                 1999   1998
                                                                 -----  -----
   Balance, at beginning of year................................ $ 479  $ 953
   Transfers from real estate--commercial and real estate loans
    category....................................................   712    378
   Real estate sales............................................  (635)  (586)
   Gain (loss) on disposition of real estate....................    12   (266)
   Writedown of real estate to fair value.......................   (10)   --
                                                                 -----  -----
   Balance, at end of year...................................... $ 558  $ 479
                                                                 =====  =====

5. Allowance For Loan Losses

   A summary of the transactions in the Bank's allowance for loan losses is as follows (in thousands):

                                                            1999   1998   1997
                                                           ------ ------ ------
   Balance, January 1..................................... $4,618 $4,562 $5,017
   Losses charged to allowance............................    676    777  1,307
   Recoveries credited to allowance.......................    445    293    252
                                                           ------ ------ ------
   Net charge-offs........................................    231    484  1,055
   Provision charged to operations........................    720    540    600
                                                           ------ ------ ------
   Balance, December 31................................... $5,107 $4,618 $4,562
                                                           ====== ====== ======

                            FIRST LIBERTY BANK CORP.

6. Bank Premises, Leasehold Improvements, and Furniture and Equipment

   A summary of the Company's bank premises, leasehold improvements, and furniture and equipment is as follows (in thousands):

                                                               December 31,
                                                              ----------------
                                                               1999     1998
                                                              -------  -------
   Land and buildings.......................................  $12,646  $ 8,447
   Land under capitalized lease.............................      302      302
   Bank premises and leasehold improvements under
    capitalized lease.......................................    1,720    2,260
   Furniture and equipment..................................    7,260    6,471
                                                              -------  -------
     Total at cost..........................................   21,928   17,480
   Less: Accumulated depreciation and amortization..........   (7,497)  (7,173)
                                                              -------  -------
     Net bank premises, leasehold improvements and furniture
      and equipment.........................................  $14,431  $10,307
                                                              =======  =======

7. Deposits

   Deposits consist of the following major classifications (in thousands):

                                               At December 31,
                             ---------------------------------------------------
                                       1999                      1998
                             ------------------------- -------------------------
                             Weighted          Percent Weighted          Percent
                             average             of    average             of
                               rate    Amount   total    rate    Amount   total
                             -------- -------- ------- -------- -------- -------
   NOW accounts............    1.51%  $ 23,274   4.8     1.51%   $22,089   4.5
   Savings deposits........    2.02%    89,481  18.5     2.02%    93,726  18.9
   Other time deposits.....    2.89%     1,989    .4     3.00%     2,022    .4
   Money Market accounts...    2.28%    20,255   4.2     2.28%    28,979   5.8
   Certificates of
    deposit................    5.25%   299,945  61.9     5.37%   294,512  59.3
   Noninterest bearing
    demand.................             49,502  10.2              55,272  11.1
                                      --------  ----            --------  ----
   Total deposits at end of
    period.................           $484,446   100%           $496,600   100%
                                      ========  ====            ========  ====

   While the certificates frequently are renewed at maturity rather than paid out, a summary of certificates of deposit greater than $100,000 by contractual maturity at December 31, 1999 and 1998 is as follows (in thousands):

                                                                 1999    1998
                                                                ------- -------
   Three months or less........................................ $26,373 $17,909
   Over three months through twelve months.....................  25,883  20,330
   Over one year through three years...........................   7,982  12,057
   Over three years............................................   3,378   1,836
                                                                ------- -------
     Total..................................................... $63,616 $52,132
                                                                ======= =======

   Interest expense approximated $3,737,000, $3,305,000 and $2,839,000 for certificates of deposit greater than $100,000 in the years ended December 31, 1999, 1998 and 1997, respectively.

                            FIRST LIBERTY BANK CORP.

8. Capitalized Lease Obligation

   The Bank has capitalized a noncancelable lease for two office buildings that expires in the year 2004. The lease requires payment of property taxes, maintenance costs, and insurance on the properties.

   Future minimum payments, by year and in the aggregate, under the capitalized lease obligation are as follows (in thousands):

   2000.................................................................. $ 155
   2001..................................................................   155
   2002..................................................................   155
   2003..................................................................   155
   2004..................................................................   103
                                                                          -----
     Total minimum lease payments........................................ $ 723
   Less amount representing interest.....................................  (155)
                                                                          -----
     Present value of net minimum lease payments......................... $ 568
                                                                          =====

9. Other Borrowed Money

   The Bank maintains a collateralized maximum borrowing capacity of $263,148,000 with the Federal Home Loan Bank of Pittsburgh (FHLB). The Bank's first advance of $10,000,000 was borrowed on January 30, 1996, and will mature on August 23, 2000, with a fixed rate of 5.79%. A $5,000,000 and $10,000,000 advance were both borrowed in September 1997 with rates of 5.55% and 5.52%, respectively. They both have a conversion date of September 1999, adjustable quarterly thereafter at the option of the FHLB. An additional $5,000,000 advance was borrowed on January 16, 1998 as a seven-year/two-year convertible program with a fixed rate of 5.14% also adjustable quarterly thereafter. In November, a 91-day, 5.43% fixed rate advance maturing on January 3, 2000, was borrowed in the amount of $30,000,000. On December 3, 1999, the Bank borrowed two additional advances; one in the amount of $10,000,000 with a rate of 6.16% taken as a five-year/two-year convertible advance and a 90-day, 6.10% fixed rate advance.

                                                                         Weighted
                                                   Maximum               average
                                                   amount      Average   interest
                                        Weighted outstanding   amount      rate
                                        average   at month   outstanding  during
                            Balance end interest end during  during the    the
             1999            of period    rate   the period    period     period
             ----           ----------- -------- ----------- ----------- --------
   FHLB advances........... $75,000,000   5.62%  $75,000,000 $54,949,000   5.55%
   Federal funds
    purchased..............  32,450,000   5.00    32,450,000   5,603,000   5.46

             1998
             ----
   FHLB advances........... $50,000,000   5.51%  $50,000,000 $49,589,000   5.53%
   Federal funds
    purchased..............   5,000,000   4.50     5,000,000      30,000   3.33

             1997
             ----
   FHLB advances........... $40,000,000   5.62%  $40,000,000 $38,309,000   5.75%
   Federal funds
    purchased..............         --     --      3,416,200      38,000   7.89

                            FIRST LIBERTY BANK CORP.

   Advances from the FHLB with fixed rates ranging from 5.14% to 6.16% at December 31, 1999, are due as follows:

                                                                        Weighted
                                                                        Average
                                                              Amount      Rate
                                                            ----------- --------
       2000................................................ $45,000,000   5.58%
       2001................................................         --     --
       2002................................................  15,000,000   5.53
       2003................................................         --     --
       2004................................................  10,000,000   6.16
       2005................................................   5,000,000   5.14
                                                            -----------   ----
                                                            $75,000,000
                                                            ===========

10. Employee Benefit Plans

 (a) Employee 401(k) Savings Plan

   Certain subsidiaries of the Company maintain a qualified plan in which employees may participate. Participants in the plan may elect to direct a portion of their wages into investment accounts that include professionally managed mutual and money market funds. The principal and earnings thereon are tax deferred until withdrawn, generally. The Company does not match employee contributions.

 (b) Postretirement Benefit

   The Company shares certain costs of providing health and life insurance benefits to retired employees (and their eligible dependents). Substantially all employees may become eligible for these benefits if they reach normal retirement age while working for the Company.

   The Company accounts for its obligations under the provisions of SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. SFAS No. 106 requires that the costs of these benefits be recognized over an employee's active working career. In December 1998, the Company adopted SFAS No. 132, Employer's Disclosure About Pensions and Other Post Retirement Benefits, which standardized such disclosure requirements. The following disclosures are in accordance with SFAS No. 132.

                            FIRST LIBERTY BANK CORP.

   The following tables set forth FLIB's pension plan's status as of and for the years indicated (in thousands):

                                                        1999     1998     1997
                                                       -------  -------  ------
Change in benefit obligation:
Benefit obligation at beginning of year............... $ 9,502  $ 7,271  $6,430
Service cost..........................................     577      423     337
Interest cost.........................................     570      556     441
Actuarial loss (gain).................................  (1,752)   1,452     242
Benefits paid.........................................    (216)    (200)   (179)
                                                       -------  -------  ------
  Benefit obligation at end of year................... $ 8,681  $ 9,502  $7,271
                                                       =======  =======  ======
Change in plan assets:
Fair value of plan assets at beginning of year........ $ 8,464  $ 7,525  $6,361
Actual return on plan assets..........................     774      979     933
Employer contributions................................     --       160     410
Benefits paid.........................................    (216)    (200)   (179)
                                                       -------  -------  ------
  Fair value of plan assets at end of year............ $ 9,022  $ 8,464  $7,525
                                                       =======  =======  ======
Funded status:
Funded (unfunded) status.............................. $   341  $(1,038) $  255
Unrecognized transition (asset) obligation............      32       35      38
Unrecognized net prior service cost (benefit).........    (336)     (80)    (87)
Unrecognized net (gain) loss..........................    (780)     742    (310)
                                                       -------  -------  ------
  Net amount recognized............................... $  (743) $  (341) $(104)
                                                       =======  =======  ======
Components of net periodic benefit cost:
Service cost.......................................... $   577  $   423  $  337
Interest cost.........................................     570      556     442
Expected return on plan assets (gain) loss............    (724)    (638)   (487)
Amortization of transition (asset) obligation.........       3        3       3
Amortization of prior service (benefit) cost..........     (24)      (6)     (6)
                                                       -------  -------  ------
  Net periodic benefit cost........................... $   402  $   338  $  289
                                                       =======  =======  ======
Assumptions used to value the APBO:(1)
Discount rate.........................................    7.50     6.50    6.75
Expected long-term rate of return on assets...........    8.50     8.50    7.50
Rate of compensation increases........................    5.00     4.50    4.50

--------
(1) Assumptions for 1997 reflect First National Bank of Jermyn's rates. Assumptions for NBO National Bank at December 31, 1997, were discount rate, 7.50%; expected long-term rate of return on assets, 8.50%; and rate of compensation increases, 4.00%.

11. Income Taxes

   The components of income tax expense (benefits) are as follows (in thousands):

                                                            1999   1998    1997
                                                           ------ ------  ------
   Current--Federal....................................... $1,377 $1,825  $1,429
   Deferred--Federal......................................    144   (255)    308
                                                           ------ ------  ------
                                                           $1,521 $1,570  $1,737
                                                           ====== ======  ======

                            FIRST LIBERTY BANK CORP.

   A reconciliation of the income tax expense in the accompanying statements of income with the amount computed by applying the statutory federal income tax rate to income before income taxes is as follows (in thousands):

                                                        1999    1998    1997
                                                       ------  ------  ------
   Tax expense at 34% rate............................ $2,566  $1,894  $2,331
   Interest from tax-exempt loans and investments,
    net...............................................   (790)   (794)   (630)
   Nondeductible merger costs.........................    --      138     --
   Cash surrender value--life insurance...............    (78)    --      --
   Low income housing tax credits.....................    (74)    --      --
   Other, net.........................................   (103)    332      36
                                                       ------  ------  ------
     Income tax expense............................... $1,521  $1,570  $1,737
                                                       ======  ======  ======

     The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 in accordance with SFAS No. 109 are presented below (in thousands):

                                                                  l999    1998
                                                                 ------  ------
   Deferred tax assets:
     Unrealized losses on securities available for sale......... $2,313  $    0
     Allowance for loan losses..................................  1,209     984
     Deferred loan fees.........................................    276     349
     Deferred directors fees....................................     64      77
     Employee benefits..........................................    350     231
     Tax credit carryforwards...................................    345     645
     Others, net................................................     88     276
                                                                 ------  ------
       Total gross deferred tax assets.......................... $4,645  $2,562
                                                                 ======  ======
   Deferred tax liabilities:
     Depreciation...............................................   (128)   (214)
     Unrealized gains on securities available for sale..........    --     (392)
                                                                 ------  ------
       Total gross deferred tax liabilities.....................   (128)   (606)
                                                                 ------  ------
       Net deferred tax asset................................... $4,517  $1,956
                                                                 ======  ======

   Based on the Company's current and past taxable history and the anticipated level of future taxable income, management of the Company believes the existing deductible temporary differences will, more likely than not, reverse in future periods in which the Company generates net taxable income. Accordingly, the Company does not believe a valuation allowance is necessary at December 31, 1999. There can be no assurance, however, that the Company will generate any earnings or any specific level of continued earnings.

                            FIRST LIBERTY BANK CORP.

   The related tax effects allocated to each component of Other Comprehensive Income are as follows (in thousands):

                             December 31, 1999          December 31, 1998        December 31, 1997
                          -------------------------  ------------------------ -----------------------
                                    Tax                        Tax                      Tax
                          Before   (expense) Net of  Before  (expense) Net of Before (expense) Net of
                            tax       or      tax     tax       or      tax    tax      or      tax
                          amount    benefit  amount  amount   benefit  amount amount  benefit  amount
                          -------  --------- ------  ------  --------- ------ ------ --------- ------
Unrealized gains on
 securities:
 Unrealized holding
  (losses) gains arising
  during period.........  $(7,734)   2,629   (5,105)   335      (85)    250     986    (250)    736
 Add: transfers from
  held to maturity to
  available for sale....      --       --       --   1,142     (417)    725     --      --      --
 Reclassification
  adjustment for (gains)
  losses realized in
  net income............     (225)      76     (149)   (71)      24     (47)    256     (65)    191
                          -------    -----   ------  -----     ----     ---   -----    ----     ---
   Net unrealized
    (losses) gains......  $(7,959)   2,705   (5,254) 1,406     (478)    928   1,242    (315)    927
                          =======    =====   ======  =====     ====     ===   =====    ====     ===

12. Stock Options Plan

   In connection with its acquisition of Upper Valley, the Company assumed stock options outstanding previously granted by Upper Valley under a stock option plan (Option Plan) for officers, directors and employees of the Company and its subsidiaries. The Option Plan will terminate on the tenth anniversary of its effective date, after which no awards may be granted. A total of 275,600 awards may be granted under the Option Plan. At December 31, 1999, there were 114,100 shares available for future grants under the Option Plan.

   The Option Plan provides for the granting of incentive stock options as defined in Section 422 of the Internal Revenue Service Code as well as nonincentive stock options (collectively, stock options). All awards are to be granted at not less than the market price of the Company's common stock on the date of the grant and expire no later than ten years from the grant date. In August 1995, the board of Upper Valley granted options to purchase 161,500 shares at an exercise price of $8.35 per share, which are exercisable through July 2005. Options issued to members of Upper Valley's board of directors totaling 77,168 vested in 1996 and became exercisable. Options issued to officers totaling 84,332, of which 2,908 and 2,756 were subsequently forfeited in 1997 and 1996, respectively, vested in cumulative annual installments of 33 and 1/3% beginning on the first anniversary date of the grant. As a result of change in control provisions in the Option Plan, all options became immediately exercisable upon Upper Valley's merger with First Jermyn on June 30, 1998.

                            FIRST LIBERTY BANK CORP.

   A summary of the status of the Company's Stock Option Plans as of December 31, 1999, 1998 and 1997, and changes during the years then ended is presented below:

                               1999               1998               1997
                         ------------------ ------------------ ------------------
                                  Weighted-          Weighted-          Weighted-
                                   Average            Average            Average
                                  Exercise           Exercise           Exercise
                         Shares     Price   Shares     Price   Shares     Price
                         -------  --------- -------  --------- -------  ---------
Stock Options:
  Outstanding at
   beginning year.......  98,988    $8.35   154,584   $ 8.35   158,992    $8.35
  Granted...............     --       --        --       --        --       --
  Exercised............. (18,436)    8.35   (52,688)    8.35    (1,652)    8.35
  Canceled..............     --              (2,908)    8.35    (2,756)    8.35
                         -------            -------            -------
    Outstanding at end
     of year............  80,552             98,988     8.35   154,584     8.35
    Exercisable at end
     of year............  80,552             98,988            129,348

   The Black-Scholes option pricing model was used to determine the grant-date fair-value of options. Significant assumptions used in the model included a weighted average risk-free rate of return of 6.6%; expected option life of 10 years; and cash dividend yield of 2.0%.

   In October 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 123, Accounting for Stock-Based Compensation. This statement encourages, but does not require, the adoption of fair-value accounting for stock-based compensation to employees. The Company, as permitted, has elected not to adopt the fair value accounting provisions of SFAS No. 123, and has instead continued to apply APB Opinion 25 and related Interpretations in accounting for the plans and to provide the required pro forma disclosures of SFAS No. 123. Had the grant-date fair-value provisions of SFAS No. 123 been adopted, the Company would have recognized $0 in 1999, $43,000 in 1998 and $45,000 in 1997 of compensation expense related to options granted in 1995 under its Option Plan. As a result, pro forma net income of the Company would have been the same in 1999, $3,958,000 in 1998 and $5,075,000 in 1997, and pro forma diluted earnings per share would have been the same in 1999, $.63 in 1998, $.80 in 1997.

   The effects on pro forma net income and diluted earnings per share of applying the disclosure requirement of SFAS No. 123 in past years may not be representative of the future pro forma effects on net income and EPS due to the vesting provisions of the options and future awards that are available to be granted.

13. Infrequent Events

   Noninterest expense for 1998 included $1,098,000 of merger-related costs resulting from the Upper Valley acquisition, which were expensed in the second quarter of 1998.

   In 1997, the Company recognized $385,000 of benefits in noninterest income relating to the restructuring of deferred compensation plans of Upper Valley.

                            FIRST LIBERTY BANK CORP.

14. Commitments and Contingent Liabilities

   In the normal course of business, the Bank makes various commitments and incurs certain contingent liabilities that are not presented in the accompanying financial statements. The commitments include various commitments to extend credit. At December 31, 1999, approximate unused commitments were as follows (in thousands):

     Revolving home equity lines...................................... $  4,194
     Real estate--mortgages...........................................   26,287
     Standby letters of credit........................................    3,740
     Other............................................................   24,694
                                                                       --------
       Total.......................................................... $ 58,919
                                                                       ========

   Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements.

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluated each customer's creditworthiness on a case by case basis. The amount of collateral, if any, obtained upon extension of credit is based on management's credit evaluation of the borrower. Collateral held usually consists of real estate, but may include securities, property or other assets.

   The Bank does not anticipate any material losses as a result of its commitments. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The exposure to credit loss in the event of nonperformance by the counter party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds various collateral to support these commitments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

 Legal Proceedings

   In the normal course of business, various legal proceedings are incurred. While it is difficult to predict or determine the ultimate outcome of such proceedings, in the opinion of management, there are no current proceedings against the Company which are expected to materially affect the Company's financial position, operating results and/or liquidity.

15. Regulatory Matters

   The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators, that if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's

                            FIRST LIBERTY BANK CORP.

capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

   Quantitative measures established by regulation to ensure capital adequacy requires the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

   As of December 31, 1999, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table.

   The following table illustrates the consolidated levels of capital amounts and ratios for First Liberty Bank Corp. (FLIB); First National Bank of Jermyn
(FNBJ) and NBO National Bank (NBO):

                                                                             To be well capitalized under
                                                                               prompt corrective action
                              Actual       For capital adequacy purposes              provisions
                           -------------  -------------------------------  --------------------------------
 As of December 31, 1999   Amount  Ratio  Amount           Ratio           Amount           Ratio
 -----------------------   ------- -----  ------- -----------------------  ------- ------------------------
 Total Capital (to Risk
  Weighted Assets):
   FLIB..................  $66,183 16.87% $31,379 (greater than or =)8.00% $39,224 (greater than or =)10.00%
 Tier I Capital (to Risk
  Weighted Assets):
   FLIB..................   61,277 15.62%  15,690 (greater than or =)4.00%  23,535  (greater than or =)6.00%
 Tier I Capital (to
  Average Assets):
   FLIB..................   61,277  9.46%  25,908 (greater than or =)4.00%  32,385  (greater than or =)5.00%

                                                                             To be well capitalized under
                                                                               prompt corrective action
                              Actual       For capital adequacy purposes              provisions
                           -------------  -------------------------------  --------------------------------
 As of December 31, 1998   Amount  Ratio  Amount           Ratio           Amount           Ratio
 -----------------------   ------- -----  ------- -----------------------  ------- ------------------------
 Total Capital (to Risk
  Weighted Assets):
   FLIB..................  $61,900 18.91% $26,188 (greater than or =)8.00% $32,735 (greater than or =)10.00%
   FNBJ..................   34,353 16.48%  16,674 (greater than or =)8.00%  20,843 (greater than or =)10.00%
   NBO...................   27,542 17.25%  12,771 (greater than or =)8.00%  15,964 (greater than or =)10.00%
 Tier I Capital (to Risk
  Weighted Assets):
   FLIB..................   57,802 17.66%  13,094 (greater than or =)4.00%  19,641  (greater than or =)6.00%
   FNBJ..................   31,790 15.25%   8,337 (greater than or =)4.00%  12,506  (greater than or =)6.00%
   NBO...................   25,546 16.00%   6,386 (greater than or =)4.00%   9,578  (greater than or =)6.00%
 Tier I Capital (to
  Average Assets):
   FLIB..................   57,802  9.44%  24,799 (greater than or =)4.00%  30,999  (greater than or =)5.00%
   FNBJ..................   31,790  9.06%  14,170 (greater than or =)4.00%  17,713  (greater than or =)5.00%
   NBO...................   25,546  9.77%  10,611 (greater than or =)4.00%  13,264  (greater than or =)5.00%

   Banking regulations limit the amount of dividends that may be paid without prior approval of the applicable regulatory agency. Under these limitations, the payment in any year is limited to the net profits (as defined by the regulations) for that year plus the retained net profits (as defined by the regulations) for the

                            FIRST LIBERTY BANK CORP.

preceding two years. The Company and Bank are also subject to minimum capital levels which could minimize payment of dividends, although the Company and Bank currently have capital levels which are in excess of minimum capital level ratios required. The limit on dividends by First Liberty Bank and Trust to the Company as of December 31, 1999, was approximately $10,297,000.

   Federal bank laws and regulations prohibit First Liberty Bank and Trust from extending credit to the Company in excess of its capital and surplus (as defined by the regulations). First Liberty Bank and Trust's limit on extension of credit to the Company was approximately $8,116,000 as of December 31, 1999.

16. Parent Company Financial Statements

                                 BALANCE SHEETS

                         At December 31, 1999 and 1998
                           (In thousands of dollars)

                                                                 1999    1998
                                                                ------- -------
ASSETS:
Investment in subsidiaries..................................... $56,899 $58,646
Cash...........................................................     154       3
Other assets...................................................     164     259
                                                                ------- -------
  Total assets................................................. $57,217 $58,908
                                                                ======= =======
LIABILITIES AND SHAREHOLDERS' EQUITY:
Dividends payable.............................................. $   --  $   --
Shareholders' equity...........................................  57,217  58,908
                                                                ------- -------
  Total liabilities and shareholders' equity................... $57,217 $58,908
                                                                ======= =======

                              STATEMENTS OF INCOME

              For the years ended December 31, 1999, 1998 and 1997
                           (In thousands of dollars)

                                                            1999   1998   1997
                                                           ------ ------ ------
EARNINGS OF SUBSIDIARIES:
Dividends received........................................ $2,672 $2,170 $2,119
Undistributed net income..................................  3,365  1,838  3,007
Other expenses--net.......................................     10      7      8
  Federal income tax benefit..............................    --     --       2
                                                           ------ ------ ------
                                                           $6,027 $4,001 $5,120
                                                           ====== ====== ======

                            FIRST LIBERTY BANK CORP.

                            STATEMENTS OF CASH FLOWS

             For the years ended December 31, 1999, 1998, and 1997
                           (In thousands of dollars)

                                                      1999     1998     1997
                                                     -------  -------  -------
OPERATING ACTIVITIES:
Net income.........................................  $ 6,027  $ 4,001  $ 5,120
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Equity in undistributed net income of
   subsidiaries....................................   (3,365)  (1,838)  (3,007)
  Depreciation.....................................        7        7        7
  Decrease in dividends payable....................      --      (220)     --
  Decrease in other assets, net....................      --       220        1
                                                     -------  -------  -------
    Net cash provided by operating activities......    2,669    2,170    2,121
                                                     -------  -------  -------
INVESTING ACTIVITIES:
(Increase) decrease in investment in subsidiaries..      (54)    (734)     --
                                                     -------  -------  -------
    Net cash used in investing activities..........      (54)    (734)     --
                                                     -------  -------  -------
FINANCING ACTIVITIES:
Dividends paid to shareholders.....................   (2,672)  (2,179)  (2,119)
Issuance of common stock...........................      208      574       14
                                                     -------  -------  -------
    Net cash used in financing activities..........    2,464   (1,605)  (2,105)
                                                     -------  -------  -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...      151     (169)      16
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.....        3      172      156
                                                     -------  -------  -------
CASH AND CASH EQUIVALENTS AT END OF YEAR...........  $   154  $     3  $   172
                                                     =======  =======  =======

17. Disclosures About Fair Value of Financial Instruments

   The Company is required to provide disclosure about derivative financial instruments and the fair values of financial instruments. The Company does not presently invest in such derivative financial instruments and thus has no disclosure regarding such investments. The reported fair values of financial instruments are based on a variety of factors. In certain cases, fair values have estimated based on assumptions regarding the amount and timing of estimated future cash flows that are discounted to reflect varying degrees of risk. Accordingly, the fair values may not represent actual values of the financial instruments that could have been realized as of year end or that will be realized in the future.

 Limitations

   Estimates of fair value are made at a specific point in time based upon, where available, relevant market prices and information about the financial instrument. Such estimates do not include any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. For a substantial portion of the Company's financial instruments, no quoted market exists. Therefore, estimates of fair value are necessarily based on a number of significant assumptions (many of which involve events outside the control of management). Such assumptions include assessments of current economic conditions, perceived risks associated with these financial instruments and their counterparties, future expected loss experience, and other factors. Given the uncertainties surrounding these assumptions, the reported fair values represent estimates only, and therefore cannot be compared to the historical accounting model. Use of different assumptions or methodologies are likely to result in significantly different fair value estimates.

                            FIRST LIBERTY BANK CORP.

   The estimated fair values presented neither include nor give effect to the values associated with the Company's banking, or other businesses, existing customer relationships, extensive branch banking network, property, equipment, goodwill, or certain tax implications related to the realization of unrealized gains or losses. Also, the fair value of noninterest-bearing demand deposits, savings and NOW accounts and money market deposit accounts is equal to the carrying amount because these deposits have no stated maturity. Obviously, this approach to estimating fair value excludes the significant benefit that results from the low-cost funding provided by such deposit liabilities, as compared to alternative sources of funding. As a consequence, the fair value of individual assets and liabilities may not be reflective of the fair value of a banking organization that is a going concern.

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

 (a) Cash, Due From Banks, Federal Funds Sold and Purchased, Accrued Interest Receivable, and Accrued Interest Payable

   For cash, due from banks, federal funds sold/purchased, and accrued interest receivable/payable the carrying amount is a reasonable estimate of fair value.

 (b) Securities

   For securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

 (c) Loans

   Fair values are estimated for portfolios of loans with similar characteristics. Loans are segregated by type: commercial, commercial mortgages, construction, residential mortgages, and consumer. The fair value of residential mortgage loans are estimated using quoted market prices for sales of whole loans with similar characteristics such as repricing dates, product type, and size. For residential loans that reprice frequently, the carrying amount approximates fair value. The fair value of other types of loans for which quoted market prices are not available is estimated by discounting expected future cash flows using the current rates at which similar loans would be made to borrowers with comparable credit ratings and for similar remaining maturities.

 (d) Deposit Liabilities

   The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, money market and interest-bearing demand deposits and savings deposits, is equal to the amount payable on demand. The fair value of the remaining time deposits is based on the discounted value of the contractual cash flows. The discount rate is estimated using the rates currently offered for deposits with comparable remaining maturities.

 (e) Off-Balance Sheet Instruments

   The fair value of off-balance sheet instruments, including commitments to extend credit and standby letters of credit, is estimated using the fees currently charged to enter into similar agreements with comparable remaining terms and reflect the present creditworthiness of the counterparties.

                            FIRST LIBERTY BANK CORP.

   The carrying amount and estimated fair value of the Company's financial instruments are as follows (in thousands):

                                                      December 31,
                                           -----------------------------------
                                                 1999              1998
                                           ----------------- -----------------
                                           Carrying   Fair   Carrying   Fair
                                            amount   value    amount   value
                                           -------- -------- -------- --------
   Financial assets:
     Cash and due from banks and federal
      funds sold.......................... $ 26,023 $ 26,023 $ 25,628 $ 25,628
     Securities available for sale........  185,908  185,908  196,563  196,563
     Loans, net...........................  411,443  367,390  371,297  386,343
     Accrued interest receivable..........    3,397    3,397    3,914    3,914

   Financial liabilities:
     Deposits............................. $484,446 $486,799 $496,600 $494,866
     Federal funds purchased..............   32,450   32,450    5,000    5,000
     Other borrowed money.................   75,567   75,567   50,660   50,660
     Accrued interest payable.............    2,040    2,040    2,218    2,218

   The fair values of the Banks' off-balance sheet financial instruments at December 31, 1999 and 1998, are as follows (in thousands):

                                                           December 31,
                                                   -----------------------------
                                                        1999           1998
                                                   -------------- --------------
                                                   Contract Fair  Contract Fair
                                                    value   value  value   value
                                                   -------- ----- -------- -----
   Off-balance sheet instruments:
     Commitments to extend credit................. $30,481  $457  $14,817  $120
     Standby letters of credit....................   3,740    56    1,217    15
     Other........................................  24,694   370   13,224   174

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
First Liberty Bank Corp.:

   We have audited the accompanying consolidated balance sheets of the First Liberty Bank Corp. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. As described in Note 1, the consolidated financial statements of First Liberty Bank Corp. and subsidiaries for December 31, 1997, were restated for the 1998 pooling-of-interests transaction with Upper Valley Bancorp, Inc. We did not audit the separate financial statements of Upper Valley Bancorp, Inc. for 1997, which report total assets constituting 44% and total interest income constituting 43% of the related consolidated totals. Those statements were audited by other auditors whose report dated January 16, 1998, has been furnished to us, and our opinion, insofar as it relates to the amounts included for Upper Valley Bancorp. Inc., is based solely on the report of the other auditors.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Liberty Bank Corp. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ KPMG LLP

Philadelphia, Pennsylvania
February 8, 2000

                                                                         ANNEX A


                          AGREEMENT AND PLAN OF MERGER

                            DATED NOVEMBER 29, 2000

                                 BY AND BETWEEN

                          COMMUNITY BANK SYSTEM, INC.

                                      AND

                           FIRST LIBERTY BANK CORP.,

                         AS AMENDED ON FEBRUARY 2, 2001

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
 ARTICLE I DEFINITIONS...................................................   2

 ARTICLE II THE MERGER...................................................   5
    2.1  The Merger.....................................................    5
    2.2  Merger Consideration...........................................    6
    2.3  Effect of Merger...............................................    7
    2.4  Dissenting Shares..............................................    7
    2.5  Procedure to Exchange Shares...................................    7
    2.6  Tax and Accounting Treatment...................................    8

 ARTICLE III REPRESENTATIONS AND WARRANTIES OF FIRST LIBERTY                9
    3.1  Capital Structure of First Liberty ............................    9
    3.2  Organization, Standing and Authority of First Liberty..........    9
         Ownership of First Liberty Subsidiaries; Capital Structure of
    3.3  First Liberty Subsidiaries.....................................    9
    3.4  Authorized and Effective Agreement.............................    9
    3.5  Regulatory Filings.............................................   10
         SEC Documents; Financial Statements; Books and Records; Minute
    3.6  Books..........................................................   10
    3.7  Material Adverse Change........................................   11
    3.8  Absence of Undisclosed Liabilities.............................   11
    3.9  Properties.....................................................   11
    3.10 Loans..........................................................   11
    3.11 Tax Matters....................................................   11
    3.12 Employee Benefit Plans.........................................   12
    3.13 Material Contracts.............................................   14
    3.14 Legal Proceedings..............................................   14
    3.15 Compliance with Laws...........................................   14
    3.16 Labor Matters..................................................   15
    3.17 Brokers and Finders............................................   15
    3.18 Insurance......................................................   15
    3.19 Environmental Liability........................................   15
    3.20 Administration of Trust Accounts...............................   15
    3.21 Intellectual Property..........................................   16
    3.22 Certain Information............................................   16
    3.23 Risk Management Instruments....................................   16
    3.24 Tax Treatment..................................................   16
    3.25 Interested Party Transactions..................................   17
    3.26 Pooling Matters................................................   17
    3.27 Takeover Statutes Not Applicable; No Rights Agreement..........   17
    3.28 Ownership of CBSI Common Stock.................................   17

    ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CBSI....................  17
    4.1  Capital Structure of CBSI......................................   17
    4.2  Organization, Standing and Authority of CBSI...................   17

                                                                           Page
                                                                           ----
         Ownership of CBSI Subsidiaries; Capital Structure of CBSI
    4.3  Subsidiaries...................................................    18
    4.4  Authorized and Effective Agreement.............................    18
    4.5  Regulatory Filings.............................................    19
         SEC Documents; Financial Statements; Books and Records; Minute
    4.6  Books..........................................................    19
    4.7  Material Adverse Change........................................    19
    4.8  Absence of Undisclosed Liabilities.............................    19
    4.9  Properties.....................................................    19
    4.10 Loans..........................................................    20
    4.11 Tax Matters....................................................    20
    4.12 Employee Benefit Plans.........................................    20
    4.13 Material Contracts.............................................    21
    4.14 Legal Proceedings..............................................    21
    4.15 Compliance with Laws...........................................    21
    4.16 Brokers and Finders............................................    21
    4.17 Insurance......................................................    21
    4.18 Environmental Liability........................................    21
    4.19 Certain Information............................................    22
    4.20 Risk Management Instruments....................................    22
    4.21 Tax Treatment..................................................    22
    4.22 Pooling Matters................................................    22
    4.23 Merger Consideration...........................................    22

    ARTICLE V COVENANTS..................................................   23
    5.1  Shareholders' Meeting..........................................    23
    5.2  Proxy Statement; Registration Statement........................    23
    5.3  Applications...................................................    24
    5.4  Best Efforts...................................................    24
    5.5  Investigation and Confidentiality..............................    25
    5.6  Press Releases and Other Public Disclosures....................    25
    5.7  Actions Pending the Mergers....................................    25
    5.8  [Reserved].....................................................    27
    5.9  Closing; Articles of Merger....................................    27
    5.10 Affiliates.....................................................    27
    5.11 Employee Benefits; Directors and Management; Indemnification...    27
    5.12 Dividends......................................................    30
    5.13 Advisory Board.................................................    30
    5.14 Use of First Liberty Bank Name.................................    30
    5.15 Takeover Laws..................................................    30
    5.16 Publication of Post-Merger Results of Operations...............    31

    ARTICLE VI CONDITIONS PRECEDENT......................................   31
    6.1  Conditions Precedent to Obligations of CBSI and First Liberty..    31
    6.2  Conditions Precedent to Obligations of First Liberty...........    32
         Conditions Precedent to Obligations of CBSI and Community
    6.3  Banks..........................................................    33

                                                                            Page
                                                                            ----
    ARTICLE VII TERMINATION, WAIVER AND AMENDMENT..........................  33
    7.1 Termination.......................................................   33
    7.2 Effect of Termination.............................................   34
    7.3 Survival of Representations, Warranties and Covenants.............   34
    7.4 Waiver............................................................   34
    7.5 Amendment or Supplement...........................................   34

    ARTICLE VIII MISCELLANEOUS.............................................  35
    8.1 Expenses..........................................................   35
    8.2 Entire Agreement..................................................   35
    8.3 No Assignment.....................................................   35
    8.4 Alternative Structure.............................................   35
    8.5 Notices...........................................................   35
    8.6 Captions..........................................................   36
    8.7 Counterparts......................................................   36
    8.8 Governing Law.....................................................   36

                          AGREEMENT AND PLAN OF MERGER

   THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into as of November 29, 2000, by and between COMMUNITY BANK SYSTEM, INC., a Delaware corporation ("CBSI") and FIRST LIBERTY BANK CORP., a Pennsylvania corporation ("First Liberty"), as amended on February 2, 2001.

   WHEREAS, CBSI is a bank holding company, the principal banking subsidiary of which is Community Bank, N.A., a national banking association ("Community Bank");

   WHEREAS, First Liberty is a bank holding company, the principal banking subsidiary of which is First Liberty Bank & Trust, a Pennsylvania banking institution ("First Liberty Bank");

   WHEREAS, the respective Boards of Directors of CBSI and First Liberty have each determined that it is in the best interests of their respective shareholders for CBSI to acquire First Liberty through the merger (the "Merger") of First Liberty with and into CBSI upon the terms and subject to the conditions set forth herein, and that the Merger presents an opportunity for their respective companies and shareholders to achieve long-term strategic and financial benefits;

   WHEREAS, following the consummation of the Merger, First Liberty Bank, which shall become a wholly-owned subsidiary of CBSI as a result of the Merger, shall merge (the "Bank Merger") with and into Community Bank, with Community Bank continuing as the surviving bank, pursuant to a plan of merger;

   WHEREAS, it is the current intention of CBSI to operate, after the consummation of the Bank Merger, the existing business of First Liberty Bank as a division of Community Bank doing business as "First Liberty Bank & Trust," to the extent permitted by law;

   WHEREAS, in furtherance of such acquisition, the respective Boards of Directors of CBSI and First Liberty have each approved this Agreement and the Merger in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Business Corporation Law of the Commonwealth of Pennsylvania (the "PBCL") and upon the terms and conditions set forth herein;

   WHEREAS, upon the consummation and effectiveness of the Merger, all of the issued and outstanding shares of common stock, par value $0.31 per share, of First Liberty ("First Liberty Common Stock"), other than the Dissenting Shares (as defined below), shall be converted into the right to receive shares of common stock, no par value, of CBSI ("CBSI Common Stock") and cash in lieu of fractional shares, as provided in Article II of this Agreement;

   WHEREAS, the parties intend that the Merger be accounted for as a pooling-of-interests for financial reporting purposes; and

   WHEREAS, the parties desire to effectuate the Merger as a tax free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), so that the exchange of First Liberty Common Stock for CBSI Common Stock will not give rise to a tax recognition event for the shareholders of First Liberty;

   WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to CBSI's willingness to enter into this Agreement, all executive officers and directors of First Liberty are entering into a Voting Agreement (collectively, the "Voting Agreements"), substantially in the form attached hereto as Exhibit A, and First Liberty is entering into a Stock Option Agreement (the "Option Agreement"), substantially in the form attached hereto as Exhibit B;

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

   "Advisory Board" is defined in Section 5.13 hereof.

   "Affiliates Agreement" is defined in Section 5.10 hereof.

   "Agreement" is defined in the preamble hereof.

   "Bank Holding Company Act" shall mean the Bank Holding Company Act of 1956, as amended.

   "Bank Merger" is defined in the preamble of this Agreement.

   "CBSI" is defined in the preamble of this Agreement.

   "CBSI Common Stock" is defined in the preamble of this Agreement.

   "CBSI Financial Statements" shall mean (i) the consolidated statements of condition of CBSI as of September 30, 2000 and as of December 31, 1999 and 1998 and the related consolidated statements of income, cash flows and changes in shareholders' equity for the nine months ended September 30, 2000 and each of the three years ended December 31, 1999, 1998 and 1997 (including related notes, if any), as filed by CBSI in its SEC Documents and (ii) the consolidated statements of condition of CBSI and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by CBSI in its SEC Documents as of dates or with respect to periods ended subsequent to September 30, 2000.

   "CBSI Stockholders' Meeting" shall mean the special meeting of the shareholders of CBSI to be called for the purpose of approving this Agreement and the transactions contemplated hereby.

   "Certificate" is defined in Section 2.2(c) hereof.

   "Closing Date" shall mean the date specified pursuant to Section 5.9 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

   "Closing Price" is defined in Section 2.2(a)(ii) hereof.

   "Code" is defined in the preamble of this Agreement.

   "Commission" or "SEC" shall mean the Securities and Exchange Commission.

   "Community Bank" is defined in the preamble of this Agreement.

   "Consulting Agreement" is defined in Section 6.1 hereof.

   "DGCL" is defined in the preamble of this Agreement.

   "Dissenting Shares" is defined in Section 2.4 hereof.

   "Effective Date" is defined in Section 5.1(a) hereof.

   "Effective Time" is defined in Section 2.1(b) hereof.

   "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

   "ERISA Affiliate" is defined in Section 2.13 hereof.

   "Employment Agreements" is defined in Section 6.1 hereof.

   "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

   "Exchange Agent" is defined in Section 2.5 hereof.

   "Exchange Ratio" is defined in Section 2.2(a)(i) hereof.

   "FDIA" shall mean the Federal Deposit Insurance Act.

   "FDIC" shall mean the Federal Deposit Insurance Corporation.

   "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

   "First Liberty" is defined in the preamble of this Agreement.

   "First Liberty Bank" is defined in the preamble of this Agreement.

   "FDIC" shall mean the Federal Deposit Insurance Corporation.

   "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

   "First Liberty" is defined in the preamble of this Agreement.

   "First Liberty Bank" is defined in the preamble of this Agreement.

   "First Liberty Common Stock" is defined in the preamble of this Agreement.

   "First Liberty Shareholders' Meeting" shall mean the special meeting of the shareholders of First Liberty to be called for the purpose of approving this Agreement and the transactions contemplated thereby.

   "First Liberty Financial Statements" shall mean (i) the consolidated balance sheets of First Liberty as of September 30, 2000 and as of December 31, 1999 and 1998 and the related consolidated statements of operations or income, cash flows and changes in shareholders' equity for the nine months ended
September 30, 2000 and each of the three years ended December 31, 1999, 1998 and 1997 (including related notes, if any), as filed by First Liberty in its SEC Documents and (ii) the consolidated balance sheets of First Liberty and related consolidated statements of operations or income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by First Liberty in its SEC Documents as of dates or with respect to periods ended subsequent to September 30, 2000.

   "Indemnified Parties" is defined in Section 5.11(d) hereof.

   "Intellectual Property" means domestic and foreign letters patent, patents, patent applications, patent licenses, software licensed or owned, know-how licenses, trade names, common law and other trademarks, service marks, licenses of trademarks, trade names and/or service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications.

   "IRS" means the Internal Revenue Service.

   "Material Adverse Effect" shall mean, with respect to any party, a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, or a material adverse effect on such party's ability to consummate the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the primary cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally, (iii) general changes in conditions, including interest rates, in the banking industry or in the global or United States economy or financial markets, with respect to clause (i), (ii) or (iii), to the extent that such a change does not materially affect the referenced party to a materially different extent than other similarly situated banking organizations, and (iv) any action or omission of the referenced party or any of its Subsidiaries taken with the prior written consent of the other party to this Agreement in contemplation of the Merger.

   "Merger" is defined in the preamble of this Agreement.

   "Merger Consideration" is defined in Section 2.2(a)(i) hereof.

   "NYSE" is defined in Section 2.2(a)(ii) hereof.

   "OCC" shall mean the Office of the Comptroller of Currency.

   "Option Agreement" is defined in the preamble of this Agreement.

   "PA Banking Department" means the Pennsylvania Department of Banking.

   "PBCL" is defined in the preamble of this Agreement.

   "Person" shall mean an individual, corporation, partnership, bank, limited liability company, trust, association, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

   "Previously Disclosed" shall mean disclosed prior to the execution hereof in
(i) an SEC Document filed with the SEC subsequent to January 1, 2000 and prior to the date hereof or (ii) a letter dated of even date herewith from the party making such disclosure and delivered to the other party prior to the execution hereof. Any information disclosed by one party to the other for any purpose hereunder shall be deemed to be disclosed for all purposes hereunder provided that the relevance of the disclosed information to the representations or warranties in question is reasonably apparent. The inclusion of any matter in such letter shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

   "Joint Proxy Statement/Prospectus" shall mean the joint proxy statement/prospectus (or similar documents) together with any supplements thereto and related materials sent to the respective shareholders of First Liberty and CBSI to solicit their votes in connection with this Agreement and the Merger.

   "Registration Statement" shall mean the registration statement under the Securities Act covering the shares of CBSI Common Stock to be issued in connection with the Merger.

   "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

   "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

   "Securities Act" shall mean the Securities Act of 1933, as amended.

   "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

   "Stock Option" is defined in Section 2.2(a)(ii) hereof.

   "Stock Option Plan" is defined in Section 2.2(a)(ii) hereof.

   "Subsidiary" shall mean with respect to any party, any Person which is consolidated with such party for financial reporting purposes; provided, however, that "Subsidiary" shall not include any subsidiary trust formed for the purpose of issuing trust preferred or similar securities.

   "Surviving Corporation" is defined in Section 2.1(a) hereof.

   "Takeover Laws" is defined in Section 5.14 hereof.

   "Takeover Proposal" is defined in Section 5.7(b)(13) hereof.

   "Taxes" shall mean all taxes, however denominated, including any interest, penalties, criminal sanctions or additions to tax (including, without limitation, any underpayment penalties for insufficient estimated tax payments) or other additional amounts that may become payable in respect thereof (or in respect of a failure to file any Tax Return when and as required), imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employment taxes, withholding taxes (including withholding taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other person or entity), unemployment insurance taxes, social security (or similar) taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, bank shares taxes, occupation taxes, real and personal property taxes, stamp taxes, value added taxes, transfer taxes, profits or windfall profits taxes, licenses in the nature of taxes, estimated taxes, severance taxes, duties (custom and others), workers' compensation taxes, premium taxes, environmental taxes (including taxes under Section 59A of the Code), disability taxes, registration taxes, alternative or add-on minimum taxes, estimated taxes, and other fees, assessments, charges or obligations of the same or of a similar nature.

   "Tax Returns" shall mean all returns, reports, estimates, information statements or other written submissions, and any schedules or attachments thereto, required or permitted to be filed pursuant to the statutes, rules and regulations of any federal, state, local or foreign government Tax authority, including but not limited to, original returns and filings, amended returns, claims for refunds, information returns and accounting method change requests.

   "Transaction Documents" shall mean, collectively, the Voting Agreement, the Option Agreement, the Employment Agreements, the Affiliates Agreement, and the Consulting Agreement, and certificates and other documents contemplated thereby or by this Agreement.

   "Voting Agreement" is defined in the preamble of this Agreement.

   For purposes of this Agreement, the terms "First Liberty," "First Liberty Bank," "CBSI, " "Community Bank" and "Subsidiary" include all of the respective predecessors thereof (including without limitation, any previously acquired Person).

                                   ARTICLE II

                                   THE MERGER

   2.1 The Merger.

       (a) At the Effective Time, and upon the terms and subject to the conditions of this Agreement, First Liberty shall be merged with and into CBSI, the separate existence of First Liberty shall cease and CBSI shall continue as the surviving corporation. CBSI as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

       (b) As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties shall cause the Merger to be consummated by filing a certificate or articles of merger as contemplated by the DGCL or the PBCL, together with any required related documents, with the Secretary of State of the State of Delaware and the Secretary of State of the Commonwealth of Pennsylvania, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and the PBCL (the time of the last of such filings being the "Effective Time").

   2.2 Merger Consideration.

       (a) Conversion of Securities. At the Effective Time, by virtue of the Merger and without any further action by the parties:

          (i) First Liberty Common Stock. Each share of First Liberty Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 2.2(a) (iii) and Dissenting Shares, if any) shall be cancelled and shall be converted automatically into the right to receive 0.56 of a share of CBSI Common Stock for each share of First Liberty Common Stock (the "Exchange Ratio"). Shares of CBSI Common Stock, and cash in lieu of fractional shares, issuable to the holders of First Liberty Common Stock in the Merger pursuant to this Section 2.2 are collectively sometimes hereinafter referred to as the "Merger Consideration."

          (ii) Stock Options. (1) At the Effective Time each outstanding option to purchase shares of First Liberty Common Stock (a "Stock Option") granted under the Upper Valley Bancorp, Inc. 1995 Employee Stock Option Plan (the "Stock Option Plan") shall be deemed assumed by CBSI and deemed to constitute an option to acquire, on the same terms and conditions mutatis mutandis as were applicable under such Stock Option prior to the Effective Time, such number of shares of CBSI Common Stock as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable), at a price per share equal to (x) the aggregate exercise price for First Liberty Common Stock otherwise purchasable pursuant to such Stock Option divided by (y) the number of shares of CBSI Common Stock deemed purchasable pursuant to such Stock Option; provided, however, that the number of shares of CBSI Common Stock that may be purchased upon exercise of any such Stock Option shall not include any fractional share and, upon exercise of the Stock Option, a cash payment shall be made for any fractional share based upon the Closing Price of a share of CBSI Common Stock on the trading day immediately preceding the date of exercise. "Closing Price" shall mean, on any day, the last reported sale price of one share of CBSI Common Stock on the New York Stock Exchange (the "NYSE"), as reported in The Wall Street Journal. As soon as practicable after the Effective Time, CBSI shall cause to be delivered to each holder of an outstanding Stock Option an appropriate notice setting forth such holder's rights pursuant thereto.

              (2) CBSI shall use its reasonable best efforts to file with the SEC, no later than 45 days after the Effective Time, a registration statement on Form S-8 (or any other successor or appropriate form) under the Securities Act with respect to shares of CBSI Common Stock issuable upon the exercise of Stock Options assumed hereunder. CBSI shall use its reasonable best efforts to keep such registration statement effective, and to maintain the current status of the prospectus included therein, for so long as any such assumed Stock Options remain outstanding.

          (iii) Treasury Shares, Etc. Each share of First Liberty Common Stock held in treasury by First Liberty or owned by any Subsidiary of First Liberty, CBSI or any Subsidiary of CBSI (in each case other than in a fiduciary capacity) immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

          (iv) CBSI Common Stock. Each share of CBSI Common Stock outstanding immediately prior to the Effective Time shall remain unchanged and shall constitute the common stock of the Surviving Corporation.

       (b) Adjustments to Exchange Ratio. The Exchange Ratio shall not be subject to decrease or increase in the event of increases or decreases in the market price of the CBSI Common Stock. If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of CBSI Common Stock shall be increased, decreased, changed into or exchanged for a different number of shares, in each case by reason of any stock split, stock dividend, recapitalization, or reclassification or other similar change, or CBSI shall set a record date with respect to any of the foregoing prior to the Effective Time, then the Exchange Ratio shall be adjusted proportionately.

       (c) Fractional Shares. No certificates or scrip representing less than one share of CBSI Common Stock shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of First Liberty Common Stock (the "Certificates"). In lieu of any such fractional share, each holder of such shares who would otherwise have been entitled to a fraction of a share of CBSI Common Stock, upon surrender of Certificates representing shares of First Liberty Common Stock for exchange, shall be paid upon such surrender cash (without interest) in an amount equal to such fraction multiplied by the Closing Price of CBSI Common Stock on the date of the Effective Time.

   2.3 Effect of Merger.

       Upon the Effective Time of the Merger:

       (a) The certificate of incorporation and bylaws of CBSI, each as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation, in each case until amended in accordance with the DGCL.

       (b) All respective assets, rights, franchises, and interest of First Liberty and CBSI in and to every type of property shall be vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer; and the Surviving Corporation, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, in the same manner and to the same extent as such rights, franchises and interests were held and enjoyed by First Liberty and CBSI immediately prior to the Effective Time.

       (c) The Surviving Corporation shall be liable for all of the liabilities of First Liberty and CBSI and shall be bound by and subject to all of the obligations and contracts of First Liberty and CBSI. All rights of creditors and obligees and all liens on property of First Liberty and CBSI shall be preserved and unimpaired.

       (d) The directors and officers of CBSI immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, with the additions of new directors and officers contemplated by Section 5.11(c).

   2.4 Dissenting Shares. Notwithstanding any other provision contained in this Agreement, no shares of First Liberty Common Stock that are issued and outstanding as of the Effective Time and that are held by a shareholder who has properly exercised his or her appraisal rights (such shares being collectively referred to herein as "Dissenting Shares") under the PBCL shall be converted into the right to receive the Merger Consideration as provided in Section 2.2 unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to dissent from the Merger under the PBCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the PBCL. If any holder of Dissenting Shares shall have so failed to perfect or effectively withdrawn or lost such holder's right to dissent from the Merger, each of such holder's shares of First Liberty Common Stock shall thereupon no longer be deemed Dissenting Shares and to have become, as of the Effective Time, the right to receive the Merger Consideration pursuant to Section 2.2.

   2.5 Procedure to Exchange Shares.

       (a) On the date of the Effective Time, CBSI shall cause to be deposited with American Stock Transfer & Trust Company (the "Exchange Agent"), for exchange in accordance with this Article II, certificates representing the aggregate number of shares of CBSI Common Stock into which the outstanding shares of First Liberty Common Stock shall be converted pursuant to Section 2.2 of this Agreement. As soon as practicable after the Effective Time but in no event later than five (5) business days after the Effective Time, CBSI shall use its best reasonable efforts to cause the Exchange Agent to mail to all holders of record of First Liberty Common Stock, excluding any holders of Dissenting Shares, letters of transmittal specifying the procedures for delivery of such holders' certificates formerly representing First Liberty Common Stock to the Exchange Agent in exchange for new certificates of CBSI Common Stock and cash in lieu of fractional shares issuable pursuant to this Article II. As soon as practicable after surrender to the Exchange Agent of the certificates of First Liberty Common Stock in accordance with the instructions of the letter of transmittal but in no event later than 15 days after receipt of surrendered certificates of First Liberty Common Stock in accordance with instructions of the letter of transmittal, CBSI shall use its best reasonable efforts to cause the Exchange Agent to distribute to the former holders of shares of First Liberty Common Stock a certificate representing that number of shares of CBSI Common Stock, and a check for cash lieu of fractional shares, if any, that such holder is entitled to receive pursuant to this Agreement. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any amounts to be received in the Merger. If any certificate surrendered for exchange is to be issued in a name other than that in which the surrendered certificate is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the Person requesting such exchange shall affix any required stock transfer tax stamps to the certificate or provide funds for their purchase or established to the satisfaction of the Exchange Agent that such taxes are not payable.

       (b) No dividends or other distributions declared after the Effective Time with respect to CBSI Common Stock shall be paid to the holder of any unsurrendered certificate formerly representing shares of First Liberty Common Stock until such holder shall surrender such certificate in accordance with this Section. After the surrender of a certificate in accordance with this Section, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore have become payable with respect to shares of CBSI Common Stock.

       (c) At the Effective Time, the stock transfer books of First Liberty shall be closed and no transfer of First Liberty Common Stock shall thereafter be made or recognized. If, after the Effective Time, certificates representing such shares are presented for transfer, they shall be cancelled and exchanged for the Merger Consideration as provided in this Section.

       (d) In the event any certificate shall have been lost, stolen, destroyed or mutilated, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen, destroyed or mutilated and, if required by CBSI, the making of an indemnity agreement in a form reasonably requested by CBSI and/or the posting by such Person of a bond in such amount as CBSI may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen, destroyed or mutilated certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

       (e) Neither CBSI nor First Liberty shall be liable to any holder of shares of First Liberty Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

   2.6 Tax and Accounting Treatment. The parties hereto intend that the Merger qualify for accounting treatment as a pooling of interests under applicable accounting standards and constitute a tax free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF FIRST LIBERTY

   Except as Previously Disclosed, First Liberty hereby represents and warrants to CBSI as follows:

   3.1 Capital Structure of First Liberty. The authorized capital stock of First Liberty consists solely of 10,000,000 shares of First Liberty Common Stock, of which 6,368,640 shares are issued and outstanding and 60,820 shares are held in treasury. An aggregate of 78,096 shares of First Liberty Common Stock are subject to options issued and outstanding on the date hereof, all of which options are currently exercisable. Except for such options, there are no outstanding options, warrants, agreements, arrangements, commitments or any similar rights in existence for the purchase of or issuance of First Liberty Common Stock or any equity interest in any Subsidiary of First Liberty. All outstanding shares of First Liberty Common Stock and capital stock of each Subsidiary of First Liberty have been duly authorized and validly issued and are fully paid and nonassessable. None of the shares of the capital stock of First Liberty or any of its Subsidiaries has been issued in violation of the preemptive rights of any Person.

   3.2 Organization, Standing and Authority of First Liberty. Each of First Liberty and its Subsidiaries is a duly organized corporation, validly existing and in good standing under the laws of its incorporation with full corporate power and authority to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as now conducted, except where the failure to be in good standing or to have such power or authority would not have a Material Adverse Effect on First Liberty. Each of First Liberty and its Subsidiaries is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on First Liberty. First Liberty is registered as a bank holding company under the Bank Holding Company Act.

   3.3 Ownership of First Liberty Subsidiaries; Capital Structure of First Liberty Subsidiaries. A true and complete list of all of First Liberty's Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock owned by First Liberty or another subsidiary of First Liberty, has been Previously Disclosed. Except as Previously Disclosed, First Liberty does not, directly or indirectly, own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Person, except for equity interests held (i) in the investment portfolios of First Liberty or any of its Subsidiaries, (ii) in a fiduciary capacity, (iii) in connection with the commercial loan activities of First Liberty Bank, and (iv) in the Federal Home Loan Bank, in each case in the ordinary course of business.

   3.4 Authorized and Effective Agreement.

       (a) First Liberty has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution and delivery of this Agreement and each such Transaction Document and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of First Liberty, except for the affirmative vote of a majority of the votes cast by the holders of First Liberty Common Stock entitled to vote thereon, which is the only shareholder vote required to approve the Merger pursuant to First Liberty's articles of incorporation and bylaws. The Board of Directors of First Liberty has approved and adopted this Agreement and the Merger, and directed that this Agreement be submitted to First Liberty's shareholders for approval at a special meeting to be held as soon as practicable. The Board of Directors of First Liberty has unanimously recommended that the shareholders of First Liberty approve this Agreement and the Merger.

       (b) This Agreement and each Transaction Document to which First Liberty is a party have been duly executed and delivered by First Liberty and, assuming the representation contained in Section 4.3(b) hereof, this Agreement constitutes the legal, valid and binding obligations of First Liberty, enforceable against First

Liberty in accordance with its terms, except that such enforceability may be subject to supervisory powers of bank regulatory agencies, bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

       (c) Neither the execution and delivery by First Liberty of this Agreement or any Transaction Document to which it is a party, nor consummation of the transactions contemplated hereby or thereby, nor compliance by First Liberty with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of First Liberty, (ii) assuming the consents and approvals contemplated by
Section 5.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of First Liberty or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which First Liberty or any of its Subsidiaries is a party, or (iii) assuming the consents and approvals contemplated by Section 5.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, conflict with or violate any law, order, writ, injunction, decree, statute, rule or regulation applicable to First Liberty or any of its Subsidiaries or their respective assets; except, in case of clauses (ii) and (iii) above, for any such breach, default, right, lien, charge, encumbrances, violation or conflict which, individually or in the aggregate, would not have a Material Adverse Effect on First Liberty.

       (d) Other than as contemplated by Section 5.3 hereof, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by First Liberty on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby. As of the date hereof, First Liberty is not aware of any reason that the condition set forth in Section 6.1(b) of this Agreement would not be satisfied.

   3.5 Regulatory Filings. Each of First Liberty and its Subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on First Liberty, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

   3.6 SEC Documents; Financial Statements; Books and Records; Minute
Books. First Liberty has filed all forms, reports and documents required to be filed with the SEC since January 1, 1998. The SEC Documents (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The First Liberty Financial Statements filed by First Liberty in SEC Documents prior to the date of this Agreement fairly present, and the First Liberty Financial Statements filed by First Liberty in SEC Documents after the date of this Agreement will fairly present, the consolidated financial position of First Liberty as of the dates indicated and the consolidated income, changes in shareholders' equity and cash flows of First Liberty and its consolidated Subsidiaries for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount, and may not contain certain related notes as may be permitted by the applicable rules promulgated by the SEC. The books and records of First Liberty and each of its Subsidiaries fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance with all applicable legal and accounting requirements in all material respects. The minute books of First Liberty and each of its Subsidiaries contain records which are accurate in all material respects of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

   3.7 Material Adverse Change. First Liberty has not, on a consolidated basis, suffered any change in its financial condition, results of operations or business since December 31, 1999 which, individually or in the aggregate with any other such changes, would constitute a Material Adverse Effect with respect to First Liberty.

   3.8 Absence of Undisclosed Liabilities. Neither First Liberty nor any of its Subsidiaries has any liability (contingent or otherwise) that is material to First Liberty on a consolidated basis, or that, when combined with all similar liabilities, would be material to First Liberty on a consolidated basis, except as disclosed in the First Liberty Financial Statements contained in an SEC Document filed prior to the date hereof and except for liabilities incurred in the ordinary course of business consistent with past practice since October 1, 2000.

   3.9 Properties. First Liberty and its Subsidiaries have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which are owned by First Liberty or its Subsidiaries and which are material to the business of First Liberty on a consolidated basis, and which are reflected on the First Liberty Financial Statements as of December 31, 1999 or acquired after such date, except (i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business as reflected in the books and records of First Liberty, including, but not limited to, liens which secure liabilities for borrowed money from a member bank of the Federal Reserve System, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business consistent with past practice. All leases pursuant to which First Liberty or any of its Subsidiaries, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of First Liberty on a consolidated basis are valid and enforceable against the lessor in accordance with their respective terms. All tangible property used in the business of First Liberty is in good condition, reasonable wear and tear excepted, and is usable in the ordinary course of business consistent with First Liberty's past practices.

   3.10 Loans.

       (a) Each loan reflected as an asset in the First Liberty Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except that the enforceability thereof may be subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards, individually or in the aggregate, would not have a Material Adverse Effect on First Liberty.

       (b) The allowance for loan losses reflected on the First Liberty Financial Statements, as of their respective dates, is in all material respects consistent with the requirements of generally accepted accounting principles to provide for reasonably anticipated losses with respect to the loan portfolio of First Liberty and its Subsidiaries based upon information available at the time.

   3.11 Tax Matters.

       (a) First Liberty and each of its Subsidiaries have timely filed federal income tax returns for each year through December 31, 1999 and has timely filed, or caused to be filed, all other Tax Returns required to be filed with respect to First Liberty or any of its Subsidiaries, except where the failure to file timely any such Tax Returns would not, individually or in the aggregate, have a Material Adverse Effect on First Liberty. All Taxes due by or on behalf of First Liberty or any of its Subsidiaries have been paid or adequate reserves have been established on the First Liberty Financial Statements for the payment of such Taxes, except where any such failure to pay or establish adequate reserves would not, individually or in the aggregate, have a Material Adverse Effect on First Liberty. Neither First Liberty nor any of its Subsidiaries will have any liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established, except where such liability would not, individually or in the aggregate, have a Material Adverse Effect on First Liberty.

       (b) All Tax Returns filed by First Liberty and each of its Subsidiaries are complete and accurate in all material respects. Neither First Liberty nor any of its Subsidiaries is delinquent in the payment of any material Tax and, except as Previously Disclosed, none of them has requested any extension of time within which to file any Tax Returns which have not since been filed. Except as Previously Disclosed or as fully settled and paid or accrued on the First Liberty Financial Statements, no material audit examination, deficiency, adjustment, refund claim or litigation with respect to Tax Returns, paid Taxes, unpaid Taxes or Tax attributes of First Liberty or any of its Subsidiaries has been proposed, asserted or assessed (tentatively or otherwise). There are currently no agreements in effect with respect to First Liberty or any of its Subsidiaries to extend the period of limitations for the assessment or collection of any Tax.

       (c) Neither the transactions contemplated hereby nor the termination of the employment of any employees of First Liberty prior to or following consummation of the transactions contemplated hereby will result in First Liberty or any of its Subsidiaries (or any successor thereof) making or being required to make any "excess parachute payment" as that term is defined in
Section 280G of the Code.

       (d) Neither First Liberty nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of, or indemnification for, Taxes.

       (e) Except as Previously Disclosed, neither First Liberty nor any of its Subsidiaries is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code, other than any adjustment for which it already has made an accrual on the First Liberty Financial Statements.

       (f) Neither First Liberty nor any of its Subsidiaries has executed or entered into any written agreement with any Tax authority conceding or agreeing to any treatment of Taxes or Tax attributes, including, without limitation, an Internal Revenue Service Form 870 or Form 870-AD, closing agreement or special closing agreement, affecting First Liberty or any of its Subsidiaries pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law, which agreement would have a material impact on the calculation of the Taxes of CBSI or any of its Subsidiaries after the Effective Time.

   3.12 Employee Benefit Plans.

       (a) Schedule 3.12(a) hereto sets forth a true and complete list of each First Liberty Plan. For purposes of this Section 3.12, the term "First Liberty Plan" means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by First Liberty or by any trade or business, whether or not incorporated, that, together with First Liberty or any First Liberty Subsidiary, would be deemed a "single employer" under Section 414 of the Code (an "ERISA Affiliate") for the benefit of any employee or director or former employee or former director of First Liberty or any ERISA Affiliate of First Liberty.

       (b) With respect to each of the First Liberty Plans, First Liberty has made available to CBSI true and complete copies of each of the following documents: (a) the First Liberty Plan and related documents (including all amendments thereto); (b) the most recent annual reports, financial statements, and actuarial reports, if any; (c) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such First Liberty Plan and all material communications relating to each such First Liberty Plan; and (d) the most recent determination letter received from the IRS with respect to each First Liberty Plan that is intended to be qualified under the Code and all material communications to or from the IRS or any other governmental or regulatory agency or authority relating to each First Liberty Plan.

       (c) No liability under Title IV of ERISA has been incurred by First Liberty or any ERISA Affiliate of First Liberty that has not been satisfied in full, and no condition exists that presents a material risk to First Liberty or any ERISA Affiliate of First Liberty of incurring a liability under such Title, other than liability for premium payments to the Pension Benefit Guaranty Corporation, which premiums have been or will be paid when due.

       (d) Neither First Liberty nor, to the knowledge of First Liberty, any ERISA Affiliate of First Liberty, nor any of the First Liberty Plans, nor, to the knowledge of First Liberty, any trust created thereunder, nor any trustee or administrator thereof has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which First Liberty or any ERISA Affiliate of First Liberty could reasonably be expected to, either directly or indirectly, incur any material liability or material cost.

       (e) Full payment has been made, or will be made in accordance with
Section 404(a)(6) of the Code, of all amounts that First Liberty or any ERISA Affiliate of First Liberty is required to pay under Section 412 of the Code or under the terms of the First Liberty Plans, and no accumulated funding deficiency (within the meaning of Section 412 of the Code) exists with respect to any First Liberty Plan.

       (f) The fair market value of the assets held under each First Liberty Plan that is subject to Title IV of ERISA equals or exceeds the actuarial present value of all accrued benefits under each such First Liberty Plan. No reportable event under Section 4043 of ERISA has occurred with respect to any First Liberty Plan other than any reportable event occurring by reason of the transactions contemplated by this Agreement or a reportable event for which the requirement of notice to the PBGC has been waived.

       (g) None of the First Liberty Plans is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, a "multiple employer welfare arrangement," as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

       (h) A favorable determination letter has been issued by the Internal Revenue Service with respect to each of the First Liberty Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified and, to the knowledge of First Liberty, no condition exists that could adversely affect the qualified status of any such First Liberty Plan. Each of the First Liberty Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects. Each of the First Liberty Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

       (i) There are no actions, suits or claims pending, or, to the knowledge of First Liberty, threatened or anticipated (other than routine claims for benefits) against any First Liberty Plan, the assets of any First Liberty Plan or against First Liberty or any ERISA Affiliate of First Liberty with respect to any First Liberty Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any First Liberty Plan or any fiduciary thereof, other than rules of general applicability. There are no pending or, to the knowledge of First Liberty, threatened audits, examinations or investigations by any governmental body, commission or agency involving any First Liberty Plan.

       (j) Except as set forth in Schedule 3.12(j), the consummation of the transactions contemplated by this Agreement will not result in, and is not a precondition to, (i) any current or former employee or director of First Liberty or any ERISA Affiliate of First Liberty becoming entitled to severance pay, unemployment compensation or any similar payment, (ii) any acceleration in the time of payment or vesting, or increase in the amount, of any compensation due to any such current or former employee or director, or (iii) any renewal or extension of the term of any agreement regarding compensation for any such current or former employee or director.

       (k) Neither First Liberty nor any of its Subsidiaries maintains nor has any obligation to continue to (or any other liability with respect to) any plan or arrangement, whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retired or terminated employees or any dependents of such employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Code ("COBRA") or as required under applicable state law).

   3.13 Material Contracts.

       (a) Except as set forth in Schedule 3.13, neither First Liberty nor any of its Subsidiaries is a party to, and is bound by, (i) any material contract, as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, which has not been filed as an exhibit to First Liberty's SEC Documents or any other material agreement or similar arrangement (any contract or commitment which could reasonably be expected to involve expenditures or receipt by First Liberty or any of its Subsidiaries in excess of $25,000 in the aggregate shall be deemed material for these purposes) whether or not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of business consistent with past practice of First Liberty Bank) or any agreement restricting the nature or geographic scope of its business activities in any material respect, (ii) any agreement, indenture or other instrument relating to the borrowing of money by First Liberty or any of its Subsidiaries or the guarantee by First Liberty of any of its Subsidiaries of any such obligation, other than instruments relating to transactions entered into in the ordinary course of business consistent with past practice, (iii) any agreement, arrangement or commitment relating to the employment of a consultant who was a director or executive officer or to the employment, election, retention in office or severance of any present or former director or officer, or (iv) any contract, agreement or understanding with a labor union, in each case whether written or oral.

       (b) Neither First Liberty nor any of its Subsidiaries is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect on First Liberty.

   3.14 Legal Proceedings. Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of First Liberty, threatened against First Liberty or any of its Subsidiaries or against any asset, interest or right of First Liberty or any of its Subsidiaries that, if decided against First Liberty or any of its Subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect on First Liberty. There are no actions, suits or proceedings instituted, pending or, to the knowledge of First Liberty, threatened which seek to restrain or prohibit the transactions contemplated herein or to impose any material liability or restrictions in connection therewith. There are no actions, suits or proceedings instituted, pending or, to the knowledge of First Liberty, threatened against any present or former director or officer of First Liberty or any of its Subsidiaries, that would reasonably be expected to give rise to a claim for indemnification.

   3.15 Compliance with Laws. First Liberty and each of its Subsidiaries are in compliance in all material respects with all statutes and regulations applicable to the conduct of their respective businesses, and neither First Liberty nor any of its Subsidiaries has received notification from any agency or department of federal, state or local government (i) asserting a violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) in any way restricting or limiting its operations. Neither First Liberty nor any of its Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which would, individually or in the aggregate, have a Material Adverse Effect on First Liberty, or has received any communication contemplating any of the foregoing.

   3.16 Labor Matters. With respect to their employees, neither First Liberty nor its Subsidiaries is a party to any collective bargaining or other similar agreement with any labor organization, group or association or has engaged in any unfair labor practice. Since January 1, 1998, neither First Liberty nor its Subsidiaries has experienced any attempt by organized labor or its representatives to make First Liberty or any of its Subsidiaries conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of First Liberty or any of its Subsidiaries. To the knowledge of First Liberty, there is no unfair labor practice charge or other complaint by any employee or former employee of First Liberty or any of its Subsidiaries against any of them pending before any court, arbitrator or governmental agency arising out of First Liberty's or such Subsidiary's activities or such employee's employment with First Liberty or such Subsidiary. There is no strike, work stoppage or labor disturbance pending or, to the knowledge of First Liberty, threatened against First Liberty or any of its Subsidiaries, and neither First Liberty nor any of its Subsidiaries has experienced any such strike, stoppage or disturbance since January 1, 1998.

   3.17 Brokers and Finders. Neither First Liberty nor any of its Subsidiaries, nor any of their respective officers, directors or employees, has engaged any broker, finder or financial advisor or become obligated to or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for the firm of Berwind Financial, L.P. to provide financial advice with respect to the transaction provided for in this Agreement. First Liberty has heretofore furnished to CBSI a complete and correct copy of all agreements between First Liberty or any of its Subsidiaries and Berwind Financial, L.P., pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

   3.18 Insurance. Each of First Liberty and its Subsidiaries currently maintains insurance in amounts reasonably adequate for their operations. Neither First Liberty nor any of its Subsidiaries has received any notice of a material premium increase over current rates or cancellation with respect to any of their insurance policies or bonds, and within the last three years, neither First Liberty nor any of its Subsidiaries has been refused any insurance coverage sought or applied for, and neither First Liberty nor any of its Subsidiaries has any reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect subject to ordinary premium increases consistent with past experience. First Liberty has Previously Disclosed a list of all outstanding claims as of the date hereof by First Liberty or any of its Subsidiaries under any insurance policy. The deposits of First Liberty Bank are insured by the FDIC in accordance with the FDIA, and First Liberty Bank has paid all assessments and filed all reports required by the FDIA.

   3.19 Environmental Liability. Neither First Liberty nor any of its Subsidiaries has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of First Liberty, there is no governmental investigation of any nature pending, in each case that would reasonably be expected to result in the imposition on First Liberty or any of its Subsidiaries of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; there are no facts or circumstances which would reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither First Liberty nor any of its Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

   3.20 Administration of Trust Accounts. First Liberty and each of its Subsidiaries have properly administered all common trust funds and collective investment funds and all accounts for which each of them acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on First Liberty. Neither First Liberty nor any of its Subsidiaries, nor any of their respective directors, officers or employees acting on behalf of First Liberty or any of its Subsidiaries, has committed any breach of trust with respect to any such common trust fund or collective investment fund or fiduciary or agency account, and the accountings for each such common trust fund or collective investment fund or fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such common trust fund or collective investment fund or fiduciary or agency account, except for such breaches and failures to be true, correct and accurate which would not, individually or in the aggregate, have a Material Adverse Effect on First Liberty.

   3.21 Intellectual Property. Each of First Liberty and its Subsidiaries owns the entire right, title and interest in and to, or has valid licenses with respect to, all of the Intellectual Property necessary in all material respects to conduct their respective businesses and operations as presently conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on First Liberty. The ownership, licensing or use of Intellectual Property by First Liberty or any of its Subsidiaries does not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person. None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment, which order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment would, individually or in the aggregate, have a Material Adverse Effect on First Liberty. Except as Previously Disclosed, upon consummation of the transactions contemplated by this Agreement, CBSI will be entitled to continue to use all such Intellectual Property without the payment of any fees, licenses or other payments.

   3.22 Certain Information. When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the First Liberty Shareholders' Meeting or the CBSI Stockholders' Meeting to vote upon the approval of this Agreement, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth or incorporated by reference therein furnished by First Liberty relating to First Liberty or any of its Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. All information concerning First Liberty and its directors, officers, and shareholders included (or submitted for inclusion) in any application and furnished by it pursuant to Sections 5.2 or 5.3 of this Agreement shall be true, correct and complete in all material respects.

   3.23 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements to which First Liberty or any of its Subsidiaries is a party, whether entered into for First Liberty's own account, or for the account of one or more of such Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with parties reasonably believed to be financially responsible; and each of them constitutes the valid and legally binding obligation of First Liberty or such Subsidiary, enforceable in accordance with its terms (except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general equity principles), and neither First Liberty nor any of its Subsidiaries nor to First Liberty's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. First Liberty has previously made available to CBSI all of such agreements and arrangements that are in effect as of the date of this Agreement.

   3.24 Tax Treatment. As of the date of this Agreement, First Liberty knows of no reason relating to it which would reasonably cause it to believe that the Merger will not qualify as a reorganization under Section 368(a) of the Code.

   3.25 Interested Party Transactions. Except as Previously Disclosed, there are no events, relationships or transactions that would be required to be reported under Item 404 of Regulation S-K promulgated by the SEC.

   3.26 Pooling Matters. To First Liberty's knowledge and based upon consultation with its independent accountants, First Liberty has provided to CBSI and its independent accountants all information concerning actions taken or agreed to be taken by First Liberty or any of its affiliates on or before the date of this Agreement that could reasonably be expected to adversely affect the ability of CBSI to account for the business combination to be effected by the Merger as a pooling of interests.

   3.27 Takeover Statutes Not Applicable; No Rights Agreement. The Board of Directors of First Liberty has taken all actions so that the provisions contained in Subchapter F of Chapter 25 of the PBCL applicable to a "business combination" (as defined therein) will not apply to the execution or delivery of this Agreement or any Transaction Document to which First Liberty is a party, or to the consummation of the Merger or the other transactions contemplated hereby or thereby. First Liberty has no shareholder rights agreement or plan or other similar plan, agreement or arrangement.

   3.28 Ownership of CBSI Common Stock. Neither First Liberty nor any of its affiliates or associates beneficially owns in the aggregate three percent or more of the outstanding shares of CBSI Common Stock or, to the knowledge of First Liberty, has acquired shares of CBSI Common Stock which were at any time in the past two years beneficially owned by an "Interested Shareholder" (as defined below) if such acquisition occurred other than pursuant to a public offering within the meaning of the Securities Act, in each case such that First Liberty would be deemed an "Interested Shareholder" under CBSI's certificate of incorporation.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF CBSI

   Except as disclosed in any attached disclosure, CBSI hereby represents and warrants to First Liberty as follows:

   4.1 Capital Structure of CBSI. The authorized capital stock of CBSI consists of (i) 500,000 shares of preferred stock, par value $1.00 per share, none of which were issued and outstanding and (ii) 20,000,000 shares of CBSI Common Stock, of which, as of the date hereof, 6,993,459 shares were issued and outstanding and 648,100 shares were held in treasury. An aggregate of 952,814 shares of CBSI Common Stock are reserved for existing and future grants under CBSI's Long Term Incentive Compensation Plan, pursuant to which options to purchase a total of 730,193 shares of CBSI Common Stock are issued and outstanding on the date hereof (of which options to purchase an aggregate of 483,357 shares are currently exercisable). Except for such options, there are no outstanding options, warrants, agreements, arrangements, commitments or any similar rights in existence for the purchase of or issuance of CBSI Common Stock or any equity interest in any Subsidiary of CBSI. All outstanding shares of CBSI Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the shares of CBSI Common Stock has been issued in violation of the preemptive rights of any Person. The shares of CBSI Common Stock to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and free and clear of any preemptive rights.

   4.2 Organization, Standing and Authority of CBSI. Each of CBSI and its Subsidiaries is a duly organized corporation or bank, validly existing and in good standing under the laws of its incorporation with full corporate power and authority to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as now conducted, except where the failure to be in good standing or to have such power or authority would not have a Material Adverse Effect on CBSI. Each of CBSI and its Subsidiaries is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on CBSI. CBSI is registered as a bank holding company under the Bank Holding Company Act. Except as Previously Disclosed, CBSI has no "significant subsidiary," as such term is defined under Regulation S-X promulgated by the SEC.

   4.3 Ownership of CBSI Subsidiaries; Capital Structure of CBSI Subsidiaries A true and complete list of all of the CBSI Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock owned by CBSI or another subsidiary of CBSI, has been Previously Disclosed. Except as Previously Disclosed, CBSI does not, directly or indirectly, own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Person, except for equity interests held (i) in the investment portfolios of CBSI or any of its Subsidiaries, (ii) in a fiduciary capacity, (iii) in connection with the commercial loan activities of Community Bank, and (iv) in the Federal Home Loan Bank, in each case in the ordinary course of business.

   4.4 Authorized and Effective Agreement.

       (a) CBSI has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution and delivery of this Agreement and each such Transaction Document and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CBSI, except for the affirmative vote of a majority of the outstanding shares of CBSI Common Stock (assuming that neither First Liberty nor its affiliates are deemed an "Interested Shareholder" under CBSI's certificate of incorporation), which is the only stockholder vote required to approve the Merger pursuant to CBSI's certificate of incorporation and bylaws. The Board of Directors of CBSI has approved and adopted this Agreement and the Merger, and directed that this Agreement be submitted to CBSI's stockholders for approval at a special meeting to be held as soon as practicable. The Board of Directors of CBSI has unanimously recommended that the stockholders of CBSI approve this Agreement and the Merger.

       (b) This Agreement and each Transaction Document to which CBSI is a party have been duly executed and delivered by CBSI and, assuming the representation contained in Section 3.4(b) hereof, this Agreement constitutes the legal, valid and binding obligations of CBSI, enforceable against CBSI in accordance with its terms, except that such enforceability may be subject to supervisory powers of bank regulatory agencies, bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

       (c) Neither the execution and delivery by CBSI of this Agreement or any Transaction Document to which it is a party, nor consummation of the transactions contemplated hereby or thereby, nor compliance by CBSI with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of CBSI, (ii) assuming the consents and approvals contemplated by Section 5.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of CBSI or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which CBSI or any of its Subsidiaries is a party, or (iii) assuming the consents and approvals contemplated by Section 5.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, conflict with or violate any law, order, writ, injunction, decree, statute, rule or regulation applicable to CBSI or any of its Subsidiaries or their respective assets; except, in case of clauses (ii) and (iii) above, for any such breach, default, right, lien, charge, encumbrances, violation or conflict which, individually or in the aggregate, would not have a Material Adverse Effect on CBSI.

       (d) Other than as contemplated by Section 5.3 hereof, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by CBSI on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby. As of the date hereof, CBSI is not aware of any reason that the condition set forth in Section 6.1(b) of this Agreement would not be satisfied.

   4.5 Regulatory Filings. Each of CBSI and its Subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on CBSI, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

   4.6 SEC Documents; Financial Statements; Books and Records; Minute
Books. CBSI has filed all forms, reports and documents required to be filed with the SEC since January 1, 1998. The SEC Documents (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The CBSI Financial Statements filed by CBSI in SEC Documents prior to the date of this Agreement fairly present, and the CBSI Financial Statements filed by CBSI in SEC Documents after the date of this Agreement will fairly present, the consolidated financial position of CBSI as of the dates indicated and the consolidated income, changes in shareholders' equity and cash flows of CBSI and its consolidated Subsidiaries for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount, and may not contain certain related notes as may be permitted by the applicable rules promulgated by the SEC. The books and records of CBSI and each of its Subsidiaries fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance with all applicable legal and accounting requirements in all material respects. The minute books of CBSI and each of its Subsidiaries contain records which are accurate in all material respects of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

   4.7 Material Adverse Change. CBSI has not, on a consolidated basis, suffered any change in its financial condition, results of operations or business since December 31, 1999 which, individually or in the aggregate with any other such changes, would constitute a Material Adverse Effect with respect to CBSI.

   4.8 Absence of Undisclosed Liabilities. Neither CBSI nor any of its Subsidiaries has any liability (contingent or otherwise) that is material to CBSI on a consolidated basis, or that, when combined with all similar liabilities, would be material to CBSI on a consolidated basis, except as disclosed in the CBSI Financial Statements contained in an SEC Document filed prior to the date hereof and except for liabilities incurred in the ordinary course of business consistent with past practice since October 1, 2000.

   4.9 Properties. CBSI and its Subsidiaries have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which are owned by CBSI or any of its Subsidiaries and which are material to the business of CBSI on a consolidated basis, and which are reflected on the CBSI Financial Statements as of December 31, 1999 or acquired after such date, except (i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business as reflected in the books and records of CBSI, including, but no limited to, liens which secure liabilities for borrowed money from a member bank of the Federal Reserve System
(iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business consistent with past practice. All leases pursuant to which CBSI or any of its Subsidiaries, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of CBSI on a consolidated basis are valid and enforceable against the lessor in accordance with their respective terms. All tangible property used in the business of CBSI is in good condition, reasonable wear and tear excepted, and is usable in the ordinary course of business consistent with CBSI's past practices.

   4.10 Loans.

       (a) Each loan reflected as an asset in the CBSI Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and
(iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except that the enforceability thereof may be subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards, individually or in the aggregate, would not have a Material Adverse Effect on CBSI.

       (b) The allowance for loan losses reflected on the CBSI Financial Statements, as of their respective dates, is in all material respects consistent with the requirements of generally accepted accounting principles to provide for reasonably anticipated losses with respect to the loan portfolio of CBSI and its Subsidiaries based upon information available at the time.

   4.11 Tax Matters.

       (a) CBSI and each CBSI Subsidiary have timely filed federal income tax returns for each year through December 31, 1999 and have timely filed, or caused to be filed, all other Tax Returns required to be filed with respect to CBSI or any of its Subsidiaries, except where the failure to file timely such federal income and other Tax Returns would not, in the aggregate, have a Material Adverse Effect on CBSI. All Taxes due by or on behalf of CBSI or any of its Subsidiaries have been paid or adequate reserves have been established on the CBSI Financial Statements for the payment of such Taxes, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on CBSI. Neither CBSI nor any of its Subsidiaries will have any material liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established, except where such liability would not, individually or in the aggregate, have a Material Adverse Effect on CBSI.

       (b) All Tax Returns filed by CBSI and each of its Subsidiaries are complete and accurate in all material respects. Neither CBSI nor any CBSI Subsidiary is delinquent in the payment of any material Tax, and, except as Previously Disclosed, none of them has requested any extension of time within which to file any Tax Returns which have not since been filed. Except as Previously Disclosed or as fully settled and paid or accrued on the CBSI Financial Statements, no material audit examination, deficiency, adjustment, refund claim or litigation with respect to Tax Returns, paid Taxes, unpaid Taxes or Tax attributes of CBSI or any of its Subsidiaries has been proposed, asserted or assessed (tentatively or otherwise).

       (c) Except as Previously Disclosed, neither CBSI nor any of its Subsidiaries is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code other than any adjustment for which it already has made an accrual.

   4.12 Employee Benefit Plans.

       Each of the CBSI Plans complies with the requirements of applicable law, including ERISA and the Code, except where the failure to so comply would not, in individually or in the aggregate, have a Material Adverse Effect on CBSI. For purposes of this Agreement, the term "CBSI Plan" means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by CBSI or any trade or business, whether or not incorporated, that, together with CBSI or any of the CBSI Subsidiaries would be deemed a "single employer" under Section 414 of the Code (an "ERISA Affiliate") or under which CBSI or any ERISA Affiliate has any liability or obligation. No liability under Title IV of ERISA has been incurred by CBSI or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to CBSI or any ERISA Affiliate of incurring any such liability. Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts that CBSI or any ERISA Affiliate is required to pay under Section 412 of the Code or under the terms of the CBSI Plans, and no accumulated funding deficiency (within the meaning of Section 412 of the Code) exists with respect to any CBSI Plan.

   4.13 Material Contracts.

       Neither CBSI nor any of its Subsidiaries is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect on CBSI.

   4.14 Legal Proceedings.

       (a) Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of CBSI, threatened against CBSI or any of its Subsidiaries or against any asset, interest or right of CBSI or any of its Subsidiaries that, if decided against CBSI or any of its Subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect on CBSI. There are no actual or threatened actions, suits or proceedings instituted, pending or, to the knowledge of First Liberty, threatened which seek to restrain or prohibit the transactions contemplated herein or to impose any material liability or restrictions in connection therewith. There are no actions suits or proceedings instituted, pending or, to the knowledge of CBSI, threatened against any present or former director or officer of CBSI or any of its Subsidiaries, that would reasonably be expected to give rise to a claim for indemnification.

   4.15 Compliance with Laws. CBSI and each of its Subsidiaries are in compliance in all material respects with all statutes and regulations applicable to the conduct of their respective businesses, and neither CBSI nor any of its Subsidiaries has received notification from any agency or department of federal, state or local government (i) asserting a violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) in any way restricting or limiting its operations. Neither CBSI nor any of its Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which would, individually or in the aggregate, have a Material Adverse Effect on CBSI, or has received any communication contemplating any of the foregoing.

   4.16 Brokers and Finders. Neither CBSI nor any of its Subsidiaries, nor any of their respective officers, directors or employees, has engaged any broker, finder or financial advisor or become obligated to or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for the firm of Janney Montgomery Scott LLC to provide financial advice with respect to the transaction provided for in this Agreement.

   4.17 Insurance. Each of CBSI and its Subsidiaries currently maintains insurance in amounts reasonably adequate for their operations. Neither CBSI nor any of its Subsidiaries has received any notice of a material premium increase over current rates or cancellation with respect to any of their insurance policies or bonds, and within the last three years, neither CBSI nor any of its Subsidiaries has been refused any insurance coverage sought or applied for, and neither CBSI nor any of its Subsidiaries has any reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect subject to ordinary premium increases consistent with past experience. The deposits of Community Bank are insured by the FDIC in accordance with the FDIA, and Community Bank has paid all assessments and filed all reports required by the FDIA.

   4.18 Environmental Liability. Except as Previously Disclosed, neither CBSI nor any of its Subsidiaries has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of CBSI, there is no governmental investigation of any nature pending, in each case that would reasonably be expected to result in the imposition on CBSI or any of its Subsidiaries of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; there are no facts or circumstances which would reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither CBSI nor any of its Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

   4.19 Certain Information. When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the First Liberty Shareholders' Meeting or the CBSI Stockholders' Meeting to vote upon the approval of this Agreement, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth or incorporated by reference therein furnished by CBSI relating to CBSI or any of its Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. All information concerning CBSI and its directors, officers, and shareholders included (or submitted for inclusion) in any application and furnished by it pursuant to Sections 5.2 or 5.3 of this Agreement shall be true, correct and complete in all material respects.

   4.20 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements to which CBSI or any of its Subsidiaries is a party, whether entered into for CBSI's own account, or for the account of one or more of such Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with parties reasonably believed to be financially responsible; and each of them constitutes the valid and legally binding obligation of CBSI or such Subsidiary, enforceable in accordance with its terms (except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general equity principles), and neither CBSI nor any of its Subsidiaries nor to CBSI's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

   4.21 Tax Treatment. As of the date of this Agreement, CBSI knows of no reason relating to it which would reasonably cause it to believe that the Merger will not qualify as a reorganization under Section 368(a) of the Code.

   4.22 Pooling Matters. To CBSI's knowledge and based upon consultation with its independent accountants, CBSI has Previously Disclosed or otherwise provided to First Liberty and its independent accountants all information concerning actions taken or agreed to be taken by CBSI or any of its affiliates on or before the date of this Agreement that could reasonably be expected to adversely affect the ability of CBSI to account for the business combination to be effected by the Merger as a pooling of interests.

   4.23 Merger Consideration. CBSI will have, at the Effective Time, unissued shares of Common Stock and shares of Common Stock held in its treasury that are not reserved for any other purpose sufficient to issue the Merger Consideration as set forth in Article II.

                                   ARTICLE V

                                   COVENANTS

   5.1 Shareholders' Meeting.

     (a) First Liberty Shareholders' Meeting. First Liberty shall call and give notice of the First Liberty Shareholders' Meeting as promptly as practicable after the Registration Statement contemplated by Section 5.2 is first declared effective by the SEC, but in no event later than 10 days after the date of such effectiveness (the "Effective Date"), for the purpose of voting upon the approval of this Agreement, and First Liberty shall use all reasonable efforts to hold the First Liberty Shareholders' Meeting as soon as practicable after the Effective Date, subject to the applicable notice requirements under the PBCL and, to the extent applicable, the prospectus delivery requirements under General Instruction A.2 of SEC Form S-4. Subject to the fiduciary duties of the Board of Directors of First Liberty, as determined after consultation with and based upon consultation with outside counsel and financial advisors, (i) the Board of Directors of First Liberty shall recommend that the shareholders vote in favor of the approval of this Agreement, and (ii) First Liberty shall solicit from its shareholders proxies in favor of approval of this Agreement and shall take all other action necessary or desirable to secure the vote of shareholders to obtain such approval. Notwithstanding any withdrawal, modification or change in any recommendation of the Board of Directors of First Liberty, First Liberty agrees to hold the First Liberty Shareholders' Meeting within the time period specified above.

     (b) CBSI Stockholders' Meeting. CBSI shall call and give notice of the CBSI Stockholders' Meeting as promptly as practicable after the Effective Date, but in no event later than 10 days after the Effective Date, for the purpose of voting upon the approval of this Agreement, and CBSI shall use all reasonable efforts to hold the CBSI Stockholders' Meeting as soon as practicable after the Effective Date, subject to the applicable notice requirements under the DGCL and, to the extent applicable, the prospectus delivery requirements under General Instruction A.2 of SEC Form S-4. The Board of Directors of CBSI shall recommend that the stockholders vote in favor of the approval of this Agreement, and CBSI shall solicit from its stockholders proxies in favor of approval of this Agreement and shall take all other action necessary or desirable to secure the vote of stockholders to obtain such approval. Notwithstanding any withdrawal, modification or change in any recommendation of the Board of Directors of CBSI, CBSI agrees to hold the CBSI Stockholders' Meeting within the time period specified above.

   5.2 Proxy Statement; Registration Statement. As promptly as practicable after the date hereof, CBSI shall prepare and file the Registration Statement with the SEC, and First Liberty shall cooperate in the preparation of the Registration Statement, which shall include the Joint Proxy Statement/Prospectus to be mailed to the shareholders of First Liberty and the stockholders of CBSI in connection with obtaining their approval of this Agreement. CBSI will advise First Liberty, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the CBSI Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. If, at any time prior to the Effective Time, any event or circumstance relating to a party to this Agreement, or its directors, officers or 5% or greater shareholders, shall be discovered by such party that pursuant to the Securities Act or the Exchange Act should be set forth in an amendment or a supplement to the Registration Statement or the Joint Proxy Statement/Prospectus included therein, such party shall promptly notify the other party. To the extent applicable, CBSI shall take all actions necessary to register or qualify the shares of CBSI Common Stock to be issued in the Merger pursuant to all applicable state "blue sky" or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof. CBSI shall apply for, and shall use reasonable best efforts to obtain, approval to list the shares of CBSI Common Stock to be issued in the Merger on the NYSE, subject to official notice of issuance, prior to the Effective Time.

   5.3 Applications. As promptly as practicable after the date hereof, and after a reasonable opportunity for review by the other party and its counsel, CBSI and First Liberty shall submit any requisite applications for prior approval of, and notices with respect to, the transactions contemplated herein to the OCC, PA Banking Department and the Federal Reserve Board, and each of the parties hereto shall, and shall cause its Subsidiaries to, submit any applications, notices or other filings to any other state or federal government agency, department or body, the approval of which is required or desirable for consummation of the Merger. First Liberty and CBSI each represents and warrants to the other that all information concerning it and its directors, officers, shareholders and Subsidiaries included (or submitted for inclusion) in any such application and furnished by it shall be true, correct and complete in all material respects. Each party agrees to consult with the other parties with respect to obtaining all necessary approvals and consents and each will keep the other apprised of the status of matters relating to such approvals and consents.

   5.4 Best Efforts.

     (a) Subject to the terms and conditions of this Agreement, CBSI and First Liberty shall each use reasonable best efforts in good faith to (i) furnish such information as may be required or desirable in connection with the preparation of the documents referred to in Sections 5.2 and 5.3 above, and
(ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of each Person whose consent or approval is required for consummation of the transactions contemplated hereby, provided that First Liberty shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of CBSI, which consent shall not be unreasonably withheld, and (2) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. Subject to the terms and conditions of this Agreement, no party hereto shall take or fail to take, or cause or permit its Subsidiaries to take or fail to take, or to the best of its ability permit to be taken or omitted to be taken by any third party, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement, that would materially delay such completion, or that would adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or as a pooling of interests under applicable accounting rules. In the event that either party has taken any action, whether before, on or after the date hereof, that would adversely affect such qualification, each party shall take such action as the other party may reasonably request to cure such effect to the extent curable without a Material Adverse Effect on either of the parties.

     (b) Each party hereto shall give prompt notice to the other party of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date such that the condition set forth in Section 6.2(a) or 6.3(a), as applicable, would not be met if such failure to be true or accurate were to occur or be continuing on the Closing Date, and (ii) any material failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable best efforts in good faith to remedy such failure.

     (c) From the date of this Agreement through the Effective Time, to the extent permitted by law, First Liberty shall cause First Liberty Bank to provide such assistance to Community Bank as reasonably necessary for Community Bank to prepare for the conversion and transfer in connection with the Merger all information concerning the loans, deposits and other assets and liabilities of First Liberty Bank into Community Bank's own data processing system, with a view to facilitating the integration of Community Bank's and First Liberty Bank's systems and otherwise combining Community Bank's and First Liberty Bank's operations upon consummation of the Merger. Such assistance shall include providing Community Bank with computer file instructions with respect to the information in its data processing system regarding the assets and liabilities of First Liberty Bank, together with operational procedures designed to implement the transfer of such information to Community Bank, provided that the confidentiality of customer information shall be preserved and no information shall be transferred until the Effective Time. After execution of this Agreement, First Liberty Bank and Community Bank shall each designate an individual to serve as liaison concerning the transfer of data processing information and other similar operational matters.

     (d) Each party shall provide, and shall request its auditors to provide, the other party with such historical financial information regarding it (and related audit reports and consents) as the other party may reasonably request for disclosure purposes under the Securities Laws.

   5.5 Investigation and Confidentiality. First Liberty and CBSI each will keep the other advised of all material developments relevant to its and its Subsidiaries' businesses and to consummation of the transactions contemplated herein. First Liberty and CBSI each may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein, provided, however, that such investigation shall be reasonably related to such transactions and the party conducting such investigation shall use its reasonable best efforts to minimize any disruptions to the operations of the other party. CBSI and First Liberty agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this
Section 5.5 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto. Each party hereto shall hold all information furnished by the other party or any of such party's Subsidiaries or representatives pursuant to this Agreement in confidence and in accordance with the confidentiality agreement dated August 1, 2000, between First Liberty and CBSI (the "Confidentiality Agreement").

   5.6 Press Releases and Other Public Disclosures. First Liberty and CBSI shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult and agree with each other as to the form and substance of other public disclosures related thereto, including without limitation, any communications with securities market professionals and investors, provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties, from making any disclosure which is required by applicable law or NYSE rules.

   5.7 Actions Pending the Merger.

     (a) Prior to the Closing Date, and except as otherwise provided for by this Agreement or consented to or approved in writing by the other party hereto, each of CBSI and First Liberty shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve its properties, business and relationships with customers, employees and other persons.

     (b) Except with the prior written consent of CBSI (which consent will not be unreasonably withheld) or as expressly permitted by this Agreement, First Liberty shall not, and shall not permit any of its Subsidiaries to:

       (1) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or incur an obligation in excess of $25,000 in the aggregate or which requires performance over more than one year (other than loans and investments booked in the usual, regular and ordinary course of business);

       (2) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or earnings other than its regular quarterly cash dividends on First Liberty Common Stock in amounts not in excess of $0.11 per share;

       (3) issue any shares of its capital stock or permit any treasury shares to become outstanding, other than pursuant to the exercise of Stock Options which are outstanding on the date hereof; redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

       (4) incur any additional debt obligation or other obligation for borrowed money other than in the ordinary course of business consistent with past practice;

       (5) issue, grant or authorize any Rights (or amend or modify the terms or exercisability of any outstanding Rights) or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

       (6) amend or otherwise change its articles of incorporation or articles of association or bylaws; impose, or suffer the imposition, on any share of its capital stock of any lien, charge or encumbrance;

       (7) merge or consolidate with, or acquire control over, any Person or create any Subsidiary;

       (8) waive or release any material right or cancel or compromise any material debt or claim other than in the ordinary course of business consistent with past practice with prior notice to CBSI;

       (9) sell, liquidate, pledge or encumber or dispose of, or acquire any, assets with a value in excess of $25,000 (other than assets acquired in foreclosure, in lieu of foreclosure or other legal proceedings relating to collateral for loans, or transactions in investment portfolio securities, in each case in the ordinary course of business consistent with past practice); make any capital expenditure in excess of $25,000 in the aggregate; or establish new branches or other similar facilities, close existing branches or similar facilities or enter into or modify any leases or other contracts relating thereto;

       (10) increase the rate of compensation of, pay or agree to pay any bonus to, or provide any additional employee benefit or incentive (including without limitation, any "change of control" or severance payment) to, any of its directors, officers or employees except as required by law or contractual obligation in effect as of the date hereof, except for normal bonus payments and compensation increases which are in each case consistent with past practice (which payments and increases First Liberty shall keep CBSI apprised of); or become party to, adopt, terminate, amend, or commit itself to, any pension, retirement, profit sharing or welfare benefit plan or agreement or employment agreement, other than in the ordinary course of business consistent with past practice or except as required by existing plans or agreements; or accelerate the vesting of any deferred compensation;

       (11) change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law;

       (12) change its methods of accounting in effect at December 31, 1999, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income, deductions or other items for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1999, except as required by applicable law;

       (13) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "Takeover Proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of its Board of Directors, recommend or endorse any Takeover Proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a Takeover Proposal; provided, however, that First Liberty may communicate information about any such Takeover Proposal to its stockholders if, in the judgment of First Liberty's Board of Directors, after consultation with outside counsel and its financial advisor, such communication is necessary in order to comply with its fiduciary duties to First Liberty's shareholders required under applicable law. First Liberty will immediately cease any and all existing activities, negotiations or discussions with any Person (other than CBSI) conducted heretofore with respect to any Takeover Proposal. First Liberty will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken herein. First Liberty will notify CBSI immediately if any such inquiries or Takeover Proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, First Liberty, and First Liberty will promptly inform CBSI in writing of all of the relevant details with respect to the foregoing. Notwithstanding anything to the contrary herein, First Liberty will not provide any non-public information to a third party other than a government regulatory agency unless: (x) First Liberty provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of oral or written confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (y) such non-public information has been previously delivered or made available to CBSI. As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving First Liberty or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, First Liberty or any of its Subsidiaries other than the transactions contemplated or permitted by this Agreement;

       (14) take any action that is intended or result in any of its representations or warranties in this Agreement being or becoming untrue in any material respects at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied, except as may be required by law; or

       (15) agree to do any of the foregoing or take any other action which would in any manner interfere with, impede, delay, or make more costly the consummation of the transactions contemplated hereby.

     (c) CBSI shall not, except with the prior written consent of First Liberty (which consent shall not unreasonably be withheld) or as expressly permitted by this Agreement, carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted; provided, however, that nothing herein shall be construed to prevent CBSI from acquiring or agreeing to acquire any Person, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, such Person or taking actions reasonably related thereto, so long as such transaction would not materially delay or prevent the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, prior to the Effective Time, except as otherwise consented to in writing by First Liberty, CBSI shall not enter into a definitive agreement (but specifically excluding any confidentiality agreement, non-binding letter of intent or indication of interest) with a third party concerning any acquisition of such third party by, or merger or consolidation of such third party with, CBSI if (A) under applicable regulations, CBSI would be required to present pro forma financial information reflecting such transaction in the Registration Statement, or (B) CBSI would propose to issue shares of CBSI Common Stock in such transaction in an amount exceeding 20% of the outstanding shares of CBSI Common Stock on the date hereof.

   5.8 [Reserved].

   5.9 Closing; Articles of Merger. The transactions contemplated by this Agreement shall be consummated at a closing to be held at the offices of the law firm of Bond, Schoeneck & King, LLP, One Lincoln Center, Syracuse, New York on the first business day, or other mutually agreeable time, following satisfaction or waiver of the conditions to consummation of the Merger set forth in Article VI hereof.

   5.10 Affiliates. As soon as practicable after the date hereof, First Liberty and CBSI shall cooperate and use their best reasonable efforts to identify those Persons who may be deemed to be "affiliates" of First Liberty within the meaning of Rule 145 promulgated by the SEC under the Securities Act or "affiliates" of First Liberty or CBSI under the rules and regulations relating to pooling of interests accounting treatment for merger transactions. First Liberty and CBSI shall use their respective best reasonable efforts to cause each Person so identified to deliver to CBSI or First Liberty, as the case may be, no later than 30 days after the date hereof, an Affiliates Agreement, in form and substance mutually acceptable to the parties hereto (collectively, the "Affiliates Agreement"), but only to the extent that such Persons have not heretofore executed and delivered a Voting Agreement which contains similar provisions.

   5.11 Employee Benefits; Directors and Management; Indemnification.

     (a) The current employees of First Liberty or any of its Subsidiaries who continue as employees of CBSI or its Subsidiaries after the Effective Time ("Continuing Employees") shall be (i) provided employee benefits (other than any deferred or incentive compensation, bonus payments or other similar compensation or payments, which shall be granted, if at all, on a case-by-case basis in CBSI's sole discretion) that in the aggregate are no less favorable, as determined by CBSI in its reasonable, good faith discretion, than those generally afforded to other similarly situated employees of CBSI and its Subsidiaries, and (ii) given credit for past service with First Liberty for purposes of determining eligibility for and vesting of employee benefits (but not for pension benefit accrual purposes) under all welfare and retirement programs maintained by CBSI or its Subsidiaries in which such employees participate following the Merger. Nothing contained in this
Section 5.11(a) shall be construed to limit the ability of CBSI and its Subsidiaries to review employee benefit plans from time to time and to make such changes therein as they may deem appropriate.

     (b) Prior to the Effective Time, First Liberty shall take all actions that may be requested by CBSI in writing upon advance notice of not less than 30 days with respect to (i) causing one or more First Liberty Plans to terminate as of the Effective Time or for benefit accrual and entitlements to cease as of the Effective Time, (ii) causing the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any First Liberty Plan for such period as may be requested by CBSI, or (iii) cooperating with CBSI to facilitate the merger of any First Liberty Plan into any CBSI Plan as of or following the Effective Time.

     (c) Each employee of First Liberty or any of its Subsidiaries who becomes an employee of CBSI or any of its Subsidiaries at the Effective Time shall be eligible to receive severance pay, if any, upon termination of his or her employment with CBSI or any of its Subsidiaries, in accordance with and subject to the terms and conditions of a severance policy no less favorable than the existing severance policy of CBSI. Prior to the Effective Time, the parties shall cooperate reasonably with each other to coordinate reductions, if any, of employees of First Liberty and its Subsidiaries and the payment of severance in connection therewith.

     (d) It is the intention of CBSI to provide a plan or policy to certain key employees of First Liberty and First Liberty Bank who become employees of CBSI or any of its Subsidiaries as a result of the Merger, in order to provide incentives to such employees to remain in the employ of, assist in the integration efforts and enhance the performance of, CBSI and its Subsidiaries after the Merger. Prior to the Effective Time, CBSI shall develop such a plan or policy, taking into account the business and integration plan for the merged operations, the level and period of service of employees, the cost of such plan or policy, and other factors deemed relevant by the Board of Directors of CBSI. Prior to the Effective Time, the parties shall cooperate reasonably with each other to coordinate the adoption, if any, of a retention plan or policy for employees of First Liberty and its Subsidiaries which shall govern the period prior to the Effective Time.

     (e) (1) CBSI shall cause its Board of Directors to take all requisite actions to expand the size of its Board of Directors by three directors and shall appoint Saul Kaplan, Peter A. Sabia, and Harold Kaplan (the "First Liberty Nominees") (whose initial terms shall expire at the 2001, 2002, and 2003 annual meetings of stockholders, respectively, unless the Effective Time occurs after the 2001 annual meeting of stockholders, in which case the initial terms shall expire at the 2002, 2003 and 2004 annual meetings of stockholders, respectively) to fill the vacancies created thereby effective as of the Effective Time, provided that (i) the First Liberty Nominees remain qualified to serve under applicable law and regulations and CBSI's Bylaws subject to modifications noted below, and (ii) subject to the exercise of the fiduciary duties of CBSI's Board of Directors, CBSI shall cause its Board to nominate, and to recommend for re-nomination, each of the First Liberty Nominees for at least one additional three-year term to immediately succeed the initial term set forth in the proceeding sentence (together with the initial term, the "Designated Term"). In the event that any First Liberty Nominee resigns or otherwise becomes ineligible to serve (other than as a result of the failure to be re-elected by the stockholders of CBSI following the re-nomination and recommendation of such First Liberty Nominee in accordance with the preceding sentence), a majority of the members of the Advisory Board shall be entitled to select an individual to serve as his replacement (a "Substitute First Liberty Nominee") for the Designated Term. Any Substitute First Liberty Nominee must be reasonably acceptable to CBSI and must meet all qualifications for serving on the Board of CBSI that may generally apply to nominees and directors of CBSI at that time. In connection with the initial appointment and re-nomination of the First Liberty Nominees for the Designated Term, CBSI agrees to take necessary action to waive or amend provisions of its Bylaws or its applicable policies concerning mandatory retirement age with respect to the First Liberty Nominees for the

Designated Term. CBSI acknowledges that Saul and Harold Kaplan are brothers, and CBSI further agrees to waive any provision of its Bylaws or other policies which would preclude Saul and Harold Kaplan from serving on its Board of Directors due to their relationship. Nothing contained in this Section 5.11 shall be construed to limit the ability of the respective Boards of Directors of CBSI and Community Bank to further increase the size of such Boards from time to time as they may deem appropriate.

       (2) CBSI shall cause its Board of Directors to take all requisite actions to cause the First Liberty Nominees, or the Substitute First Liberty Nominees if applicable, to serve as members of the Board of Directors of Community Bank during the Designated Term, assuming they are then serving as directors of CBSI. CBSI agrees to take necessary action to waive or amend provisions of its Bylaws or its applicable policies concerning mandatory retirement age and restrictions on siblings serving on the Community Bank Board, with respect to the First Liberty Nominees during the Designated Term.

       (3) CBSI shall take, or cause to be taken, requisite actions to elect Steven R. Tokach and Joseph Solfanelli as Chief Executive Officer and Executive Vice President, respectively, of Community Bank's operations in markets served by First Liberty Bank in accordance with the terms of the Employment Agreements, effective as of the Effective Time.

     (f) (1) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person (the "Indemnified Party") who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of First Liberty is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of First Liberty or any of its Subsidiaries, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. For a period of six years after the Effective Time, CBSI shall indemnify and hold harmless, to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by the DGCL upon receipt of any undertaking required by the DGCL), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with CBSI; provided, however, that (1) CBSI shall have the right to assume the defense thereof and upon such assumption CBSI shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if CBSI elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between CBSI and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after notification, and CBSI shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) CBSI shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) CBSI shall not be liable for any settlement effected without its prior written consent, and (4) CBSI shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 5.11(d), upon becoming aware of any such claim, action, suit, proceeding or investigation, shall promptly notify CBSI thereof, provided that the failure of any Indemnified Party to so notify CBSI shall relieve it of its obligations to indemnify hereunder to the extent that such failure materially prejudices CBSI.

       (2) CBSI agrees that all rights to indemnification and all limitations on liability existing in favor of the directors, officers and employees of First Liberty and any of its Subsidiaries as provided in their respective articles of incorporation, bylaws or similar governing documents as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger, and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto, for a period of six years from the Effective Time.

       (3) CBSI will use its reasonable best efforts directly or indirectly to cause the persons who served as directors or officers of First Liberty on or before the Effective Time to be covered by First Liberty's existing directors' and officers' liability insurance policy (provided that CBSI may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) but in no event shall any insured person be entitled under this Section to insurance coverage more favorable than that provided to him or her in such capacities as of the date hereof with respect to acts or omissions resulting from their service as such on or prior to the Effective Time. CBSI will use its best reasonable efforts to cause such insurance coverage to commence at the Effective Time and to be provided for a period of no less than three years after the Effective Time; provided, however, that in no event shall CBSI be required to expend for each year more than 150% of the current amount expended per annum by First Liberty to maintain or procure insurance coverage pursuant hereto (the "Maximum Amount"). If the amount of premiums necessary to maintain or procure said insurance coverage exceeds the Maximum Amount, CBSI shall use its reasonable best efforts in its good faith discretion to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount. First Liberty agrees to renew any such existing insurance or to purchase any "discovery period" insurance provided for thereunder at CBSI's request.

   5.12 Dividends. After the date of this Agreement, CBSI and First Liberty shall coordinate with the other the declaration of any dividends in respect of CBSI Common Stock and First Liberty Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of First Liberty Common Stock shall not receive dividends other than regular dividends thereon, or fail to receive such regular dividends, for any calendar quarter prior to the Effective Time with respect to their shares of First Liberty Common Stock and for any calendar quarter following the Effective Time with respect to any shares of CBSI Common Stock that such holder receives as Merger Consideration.

   5.13 Advisory Board. Promptly following the Effective Time, CBSI shall cause to be formed a nine-member advisory board (the "Advisory Board") comprised of the eight members of the Board of Directors of First Liberty set forth on Exhibit C hereto, and the President and Chief Executive Officer of CBSI, the function of which is to advise Community Bank on deposit, lending and financial services activities in First Liberty's former market area and to insure a smooth transition of business relationships in connection with the Merger and the continued development of business relationships throughout such market area. Each member of the Advisory Board, other than the President and Chief Executive Officer of CBSI, shall be paid $12,000 per annum in cash in consideration for his or her services on the Advisory Board. The Advisory Board shall meet no more than 12 times per year and shall be maintained for a period of at least four years after the Effective Time.

   5.14 Use of First Liberty Bank Name. It is the current intention of CBSI to continue to use the First Liberty Bank name in connection with the operation of the First Liberty Bank branches for a period of at least three years following the Effective Time, subject to appropriate and necessary regulatory approval, if any, compliance with any applicable laws and regulations, and absence of any changed circumstances in the operation of Community Bank or First Liberty Bank (or current First Liberty Bank branches), including but not limited to mergers and acquisitions, reorganizations, restructurings, or other circumstances which, from an operational or marketing perspective, make it appropriate or advisable to use another name.

   5.15 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or any of the Transaction Documents to be subject to the requirements imposed by any Takeover Law, and each of them shall take all necessary steps within its control to exempt (or

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

ensure the continued exemption of) all such transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. For purposes of this Section, Takeover Law shall mean any legal requirement related to mergers, business combinations, sale of control, affiliate transactions, or antitrust laws or regulations which is applicable to the transactions contemplated by this Agreement.

   5.16 Publication of Post-Merger Results of Operations. CBSI shall use its reasonable best efforts to publish, as soon as reasonably practicable after the end of the first fiscal quarter of CBSI following the Effective Time in which there are at least 30 days of post-Merger combined operations, the financial information contemplated by and in accordance with the terms of the SEC's Accounting Series Releases Nos. 130 and 135 and Section 201.01 of the SEC's Codification of Financial Reporting Policies and other applicable accounting rules.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

   6.1 Conditions Precedent to Obligations of CBSI and First Liberty. The respective obligations of the parties to effect the Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing
Date:

     (a) All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby and thereby, including without limitation the shareholder approvals contemplated by Section 5.1 hereof, shall have been duly and validly taken;

     (b) The parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied;

     (c) The Registration Statement (including any post-effective amendment thereto) shall be effective under the Securities Act, no stop order suspending the effectiveness of such Registration Statement shall have been issued and no proceeding shall be pending or threatened in writing by the Commission to suspend the effectiveness of such Registration Statement, and CBSI shall have received all "blue sky" or state securities approvals or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary;

     (d) There shall not have been instituted, pending or threatened in writing any action or proceeding by any governmental authority or administrative agency or in a court of competent jurisdiction, nor shall there be in any effect any judgment, order, decree or injunction of any governmental authority, administrative agency or court of competent jurisdiction, or any other legal restraint, preventing or seeking to prevent the consummation of the transactions contemplated by this Agreement;

     (e) The shares of CBSI Common Stock issuable in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

     (f) CBSI and First Liberty shall have received an opinion of PricewaterhouseCoopers LLP, in form and substance reasonably satisfactory to them, dated as of the date the Registration Statement is effective and on the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinions, the Merger will be treated for federal income tax purposes as a reorganization or part of a reorganization within the meaning of Section 368(a) of the Code, and that:

       (1) First Liberty and CBSI will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

       (2) No gain or loss will be recognized by CBSI or First Liberty as a result of the Merger (except for amounts resulting from any required change in accounting methods, any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code, or other exceptions as set forth in such opinion);

       (3) No gain or loss will be recognized by First Liberty shareholders with respect to shares of CBSI Common Stock received in exchange for their shares of First Liberty Common Stock, but gain or loss will be recognized by First Liberty shareholders with respect to cash received in lieu of fractional shares;

       (4) Each First Liberty shareholder's aggregate tax basis in any shares of CBSI Common Stock received in the transaction will be the same as the aggregate tax basis of the shares of First Liberty Common Stock such shareholder surrendered in the exchange therefor, decreased by any tax basis allocable to fractional shares, if any, of CBSI Common Stock for which cash is received; and

       (5) Each First Liberty shareholder's holding period in any shares of CBSI Common Stock received in the transaction will, in each instance, include the period during which the shares of First Liberty Common Stock surrendered in exchange therefor were held, provided that such shares of First Liberty Common Stock were held as capital assets by the shareholder at the Effective Time.

     (g) William M. Davis, President of First Liberty, and CBSI (or Community
Bank) shall have entered into a Consulting Agreement, substantially in the form attached hereto as Exhibit D (the "Consulting Agreement");

     (h) Each of Steven R. Tokach and Joseph R. Solfanelli, executive officers of First Liberty, and CBSI (or Community Bank) shall have entered into an Employment Agreement, substantially in the form attached hereto as Exhibits E and F, respectively (collectively, the "Employment Agreements") and, pursuant thereto, shall have waived in writing any right to receive a "change of control" or similar payment as a result of the Merger; and

     (i) CBSI shall have received from KPMG LLP, independent auditors for First Liberty, a copy of a letter addressed to First Liberty dated the Closing Date, in substance reasonably acceptable to CBSI (and which may contain customary qualifications and assumptions), to the effect that KPMG LLP concurs with First Liberty management's conclusion that no conditions exist related to First Liberty that would preclude CBSI from accounting for the Merger as a pooling of interests; and CBSI shall have received from PricewaterhouseCoopers LLP, the independent auditors for CBSI, a letter dated the Closing Date, in substance reasonably acceptable to CBSI (which may contain customary qualifications and assumptions) to the effect that PricewaterhouseCoopers LLP concurs with CBSI management's conclusion that, as of that date, no conditions exist that would preclude CBSI from accounting for the Merger as a pooling of interests.

   6.2 Conditions Precedent to Obligations of First Liberty. The obligations of First Liberty to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by First Liberty pursuant to Section 7.4 hereof:

     (a) The representations and warranties of CBSI set forth in Article IV hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, in the case of any representation and warranty which specifically relates to an earlier date, as of such earlier date), except as otherwise contemplated by this Agreement or consented to in writing by First Liberty; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) is satisfied, no effect shall be given to any qualifications or exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on CBSI;

     (b) CBSI shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with at or prior to the Closing Date;

     (c) CBSI shall have delivered to First Liberty a certificate, dated the Closing Date and signed by its President and Chief Executive Officer, without personal liability, to the effect that the conditions set forth in paragraphs
(a) and (b) of this Section have been satisfied;

     (d) First Liberty shall have received an Affiliate Agreement from each person identified as an "affiliate" of CBSI, and such Affiliate Agreement shall be in full force and effect; and

     (e) First Liberty shall have received a written opinion of Berwind Financial, L.P., as of a date within five days of mailing the Joint Proxy Statement/Prospectus, to the effect that the Exchange Ratio is fair, from a financial point of view, to the shareholders of First Liberty.

   6.3 Conditions Precedent to Obligations of CBSI and Community Bank.

     The obligations of CBSI to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date, unless waived by CBSI pursuant to Section 7.4 hereof:

     (a) The representations and warranties of First Liberty set forth in
Article III hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, in the case of any representation and warranty which specifically relates to an earlier date, as of such earlier date), except as otherwise contemplated by this Agreement or consented to in writing by CBSI; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) is satisfied, no effect shall be given to any qualifications or exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on First Liberty;

     (b) First Liberty shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with at or prior to the Closing Date;

     (c) First Liberty shall have delivered to CBSI a certificate, dated the Closing Date and signed by its President, without personal liability, to the effect that the conditions set forth in paragraphs (a) and (b) of this Section have been satisfied;

     (d) CBSI shall have received an Affiliate Agreement from each Person identified as an "affiliate" of First Liberty, and such Affiliate Agreement shall be in full force and effect;

     (e) Dissenters' rights shall not have been exercised with respect to more than 7% of the outstanding shares of First Liberty Common Stock; and

     (f) To the extent that any material, lease, license, loan, financing agreement or other contract or agreement to which First Liberty is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained.

                                  ARTICLE VII

                       TERMINATION, WAIVER AND AMENDMENT

   7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, either before or after approval by the shareholders of First Liberty or CBSI:

     (a) by the mutual written consent duly authorized by the respective Boards of Directors of the parties hereto;

     (b) by CBSI in writing, if First Liberty has, or by First Liberty in writing, if CBSI has, breached (i) any covenant or agreement contained herein or (ii) any representation or warranty contained herein, and in either case if
(x) to the extent that such breach is curable, such breach has not been cured within 30 days after the date on which written notice thereof is given to the breaching party and (y) such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VI hereof;

     (c) by any party hereto in writing, if the applications for prior approval referred to in Section 5.3 hereof have been finally denied, and the time period for appeals and requests for reconsideration has expired, or if any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

     (d) by any party hereto in writing, if the respective shareholders of First Liberty or CBSI do not approve this Agreement and the transactions contemplated thereby at the special meetings duly called for that purpose; or

     (e) by any party hereto in writing, if the Merger shall not have been consummated by the close of business on September 30, 2001, unless the failure to so consummate by such date shall be principally due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth herein.

   7.2 Effect of Termination. In the event this Agreement is terminated pursuant to Section 7.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality and expenses set forth in Sections 5.5 and 8.1 hereof, respectively, shall survive any such termination and (ii) a termination pursuant to Section 7.1 shall not relieve the breaching party from liability for any willful breach of such covenant or agreement or representation or warranty giving rise to such termination.

   7.3 Survival of Representations, Warranties and Covenants. All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire on, and be terminated and extinguished at, the Effective Time other than covenants that by their terms are to survive or be performed after the Effective Time; provided, that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive CBSI or First Liberty (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any Person, including, without limitation, any shareholder or former shareholder of either CBSI or First Liberty, the aforesaid representations, warranties and covenants being material inducements to the consummation by CBSI and First Liberty of the transactions contemplated herein.

   7.4 Waiver. Except where not permitted by law, CBSI or First Liberty, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of First Liberty or CBSI) extend the time for the performance of any of the obligations or other acts of the other party, and may waive (i) any inaccuracies of such other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of such other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or (iii) the performance by such other party of any of its obligations set out herein or therein. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

   7.5 Amendment or Supplement. This Agreement may be amended or supplemented at any time prior to the Effective Time only by mutual agreement of the parties hereto or thereto. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors; provided, however, that, after approval of this Agreement by the respective shareholders of First Liberty or CBSI, no amendment may be made which by law requires further approval by such shareholders without obtaining such further approval.

                                  ARTICLE VIII

                                 MISCELLANEOUS

   8.1 Expenses. Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that CBSI and First Liberty each shall bear and pay 50% of all printing and mailing costs and filing fees associated with the Registration Statement and the Joint Proxy Statement/Prospectus and any amendment or supplement thereto; provided, however, in the event that this Agreement is terminated after an Initial Triggering Event (as such term is defined in the Option Agreement) shall have occurred, then First Liberty shall immediately reimburse CBSI for all out-of-pocket costs and expenses (including without limitation, professional fees of legal counsel, financial advisors and accountants, and their expenses) actually incurred by CBSI and its Subsidiaries in connection with the Merger and this Agreement.

   8.2 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Except as specifically set forth herein, nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities. This Agreement shall constitute a plan of reorganization within the meaning of Section 368 of the Code.

   8.3 No Assignment. No party hereto may assign any of its rights or obligations under this Agreement to any other person.

   8.4 Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, CBSI may, with the written consent of First Liberty, which consent shall not be unreasonably withheld, elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the acquisition of First Liberty set forth herein, provided, that (i) the federal income tax consequences of any transactions created by such modification shall not be other than those set forth in Section 6.1(f) hereof, (ii) the consideration to be paid to the holders of the First Liberty Common Stock is not thereby changed in kind or reduced in amount as a result of such modification and (iii) such modification will not materially delay or jeopardize the consummation of the transactions contemplated by the Agreement.

   8.5 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

       If to First Liberty:

         First Liberty Bank Corp.
         645 Washington Avenue
         P.O. Box 39
         Jermyn, Pennsylvania 18433-0039
         Attn: William M. Davis, President
         Telecopy: (570) 876-6506

       With a required copy to:

         Stevens & Lee, P.C.
         111 North Sixth Street
         P.O. Box 679
         Reading, PA 19603-0679
         Attn: David W. Swartz, Esq.
         Telecopy: (610) 376-5610

       If to CBSI:

         Community Bank System, Inc.
         5790 Widewaters Parkway
         DeWitt, New York 13214
         Attn: Sanford A. Belden, President and Chief Executive Officer
         Telecopy: (315) 445-2997

       With a required copy to:

         Bond, Schoeneck & King, LLP
         One Lincoln Center
         Syracuse, New York 13202
         Attn: George J. Getman, Esq.
         Telecopy: (315) 422-3598

   8.6 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

   8.7 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

   8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

   IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first above written.

                                          COMMUNITY BANK SYSTEM, INC.

                                                   /s/ Sanford A. Belden
                                          By: _________________________________
                                          Name: Sanford A. Belden
                                          Title: President and Chief Executive
                                           Officer

                                          FIRST LIBERTY BANK CORP.

                                                    /s/ William M. Davis
                                          By: _________________________________
                                          Name: William M. Davis
                                          Title: President

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

   This STOCK OPTION AGREEMENT, dated November 29, 2000 (this "Agreement"), is by and between FIRST LIBERTY BANK CORP., a Pennsylvania corporation ("Issuer"), and COMMUNITY BANK SYSTEM, INC., a Delaware corporation ("Grantee").

                                  WITNESSETH:

   WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger, dated as of the date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto; and

   WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

   1. Grant of Option; Shares Underlying Option.

   (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, a total of 1,267,359 fully paid and nonassessable shares of Issuer's common stock, par value $0.31 per share ("Common Stock"), at a price of $13.25 per share (the "Option Price"); provided, however, that in no event shall the number of shares of Common Stock for which the Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

   (b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement or as permitted under the terms of the Merger Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of the Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to breach any provision of the Merger Agreement.

   (c) Notwithstanding anything to the contrary herein, (i) in the event that Issuer issues or agrees to issue any shares of Common Stock at a price less than the Option Price then in effect (as adjusted pursuant to this Agreement) other than upon exercise of any employee stock options outstanding on the date hereof, the Option Price shall be adjusted to equal such lesser price; and (ii) the number of shares of Common Stock subject to the Option shall be reduced to such lesser number, if any, equal to the maximum number of shares which would not cause Grantee to become an "interested shareholder," as such term is defined in Subchapter F of Chapter 25 of the Business Corporation Law of the Commonwealth of Pennsylvania, after giving effect to the authorization by the Board of Directors of the Issuer of the execution and delivery of this Agreement and the transactions contemplated hereby (which authorization the Issuer hereby represents to the Grantee to have been granted prior to the execution and delivery of this Agreement).

   2. Exercise of Option.

   (a) The holder(s) of the Option (collectively, the "Holder") may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent

Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined); provided, however, that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within six months following such Subsequent Triggering Event; provided, further, however, that if the Option cannot be exercised on any day because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the period during which the Option may be exercised shall be extended so that the Option shall expire no earlier than on the 10th business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be.

   Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the Merger Agreement); (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 7.1(b)(i) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or (iii) the passage of twelve months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 7.1(b)(i) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional).

   (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

     (i) Issuer or any of its Subsidiaries (as defined in the Merger Agreement; each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into a letter of intent or a definitive agreement to engage in an Acquisition Transaction (as hereinafter defined) with any Person (as defined in the Merger Agreement) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary"). For purposes of this Agreement, "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any "significant subsidiary" (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any significant subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the outstanding voting power of Issuer or any significant subsidiary thereof, or (z) any substantially similar transaction;

     (ii) Issuer or any Issuer Subsidiaries, without having received Grantee's prior written consent, shall have authorized, recommended, proposed, or publicly announced its intention to authorize, recommend or propose to engage in, an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

     (iii) Any Person (other than Grantee, any Grantee Subsidiary or any existing shareholder of the Issuer who has beneficial ownership of 10% or more of the outstanding shares of Common Stock provided that such shareholder does not acquire beneficial ownership of 15% or more of such shares) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder) or any Person other than Grantee or any Grantee Subsidiary shall have commenced (as such term is defined under the rules and regulations of the SEC), or shall have filed or publicly disseminated a registration statement, tender offer statement, proxy statement or similar disclosure statement with respect to or in connection with, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such Person would beneficially own, directly or indirectly, 10% or more of the then outstanding shares of Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively);

     (iv) (A) the holders of Common Stock shall fail to approve the Merger Agreement and the transactions contemplated thereby at the special meeting of stockholders held for the purpose of voting on such approval, (B) such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement, or (C) the Board of Directors of Issuer shall have withdrawn or modified, or publicly announced its intent to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement, or fail to publicly oppose any Acquisition Transaction made by a third party, in each case after (1) there has been a public disclosure (including any written or oral communication that is or becomes the subject of a public disclosure) that any Person other than Grantee or any Grantee Subsidiary has (x) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (y) commenced, or filed or publicly disseminated a registration statement, tender offer statement, proxy statement or similar disclosure statement with respect to or in connection with, a Tender Offer or an Exchange Offer, or (z) filed an application (or given a notice), whether in draft or final form, under any federal or state banking laws seeking regulatory approval to engage in an Acquisition Transaction, and (2) such Acquisition Transaction, Tender Offer or Exchange Offer, as the case may be, is not subsequently Publicly Withdrawn (as defined below) at least 30 days prior to the date of the special meeting of shareholders of Issuer to be held for the purpose of considering whether to approve the Merger Agreement; or

     (v) After an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or agreement contained in the Merger Agreement and such breach would entitle Grantee to terminate the Merger Agreement (whether immediately, upon the giving of notice or passage of time, or both).

   "Publicly Withdrawn" for purposes of this Section 2(b) shall mean an unconditional and bona fide withdrawal of a proposal to engage in an Acquisition Transaction, coupled with a public announcement of no further interest in pursuing such proposal or in acquiring any controlling interest over Issuer or in soliciting or inducing any other Person (other than the Grantee or any of its affiliates) to do so.

   (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

     (i) The acquisition by any Person of beneficial ownership of 20% or more of the then outstanding shares of Common Stock; or

     (ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 20%.

   (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has notice (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

   (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

   (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer; provided, that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option so long as the Holder makes such payment by a bank or certified check.

   (g) At such closing, simultaneously with the delivery of the aggregate purchase price as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

   (h) Certificates for Common Stock delivered at a closing pursuant to subsection (g) of this Section 2 may contain a restrictive legend that shall read substantially as follows:

   "THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN PROVISIONS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND ISSUER AND TO RESALE RESTRICTIONS UNDER THE SECURITIES ACT OF 1933, AS AMENDED. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF ISSUER AND WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY ISSUER OF A WRITTEN REQUEST THEREFOR."

   It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "Securities Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer the original certificate containing such legend, together with a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference upon the surrender of the original certificate if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

   (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in accordance with subsection (f) of this Section 2, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

   3. Covenant of Issuer. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock, after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; and (iii) promptly to take all action as may from time to time be required

(including, if prior approval of or notice to the Federal Reserve Board or any other federal or state regulatory authority is required under federal or state law before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such other federal or state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto.

   4. Exchange. This Agreement and the Option granted hereby are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

   5. Adjustments. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to
Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, splits, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type of securities and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

   6. Registration Rights. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within six months of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent Holder of the Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the Securities Act covering the Option and any shares issued and issuable pursuant to this Option and shall use all reasonable efforts to cause such registration statement to become effective as soon as practicable and remain current in order to permit the sale or other disposition of the Option and any shares of Common Stock issued or issuable upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use all reasonable efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Any registration effected under this Section 6 shall be at the sole expense of Issuer, except for underwriting discounts and commissions. Grantee shall have the right to demand three such registrations. Each Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with any underwritten registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the issuer. Upon receiving any request under this Section 6 from Grantee, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than three registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

   7. Tolling. The periods for exercise of rights under Sections 2, 6, 10 and 12 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise.

   8. Representations of Issuer. Issuer hereby represents and warrants to Grantee as follows:

     (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer, and constitutes a binding obligation of Issuer, enforceable against Issuer in accordance with its terms except that such enforceability may be subject to supervisory powers of bank regulatory agencies, bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

   9. Representations of Grantee. Grantee hereby represents and warrants to Issuer that the Option is not being acquired, and any shares of Common Stock or other securities issuable by Grantee upon exercise of the Option will not be acquired, with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

   10. Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other Person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within six months following such Subsequent Triggering Event (or such later period as provided in Section 7); provided, however, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee to acquire the shares of Common Stock subject to the Option (proof of which approval shall be furnished promptly to Issuer), Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

   11. Further Assurance. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation, (i) to the extent that shares of Issuer's Common Stock are then listed on a national securities exchange or the Nasdaq Stock Market, making application to list the shares of Common Stock issuable hereunder on such national securities exchange or the Nasdaq Stock Market, as applicable, upon official notice of issuance and (ii) applying to the Federal Reserve

Board, for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

   12. Repurchase.

   (a) Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, (i) at the request of any Holder, delivered within 30 days following such occurrence (or such later period as provided in Section 7) but in any event prior to an Exercise Termination Event, Issuer shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised, plus, to the extent not previously reimbursed, Grantee's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by, and the enforcement of Grantee's rights under, the Merger Agreement, including without limitation, legal, accounting and investment banking fees (the "Grantee's Out-of-Pocket Expenses"), and (ii) at the request of any owner of Option Shares from time to time (the "Owner"), delivered within 30 days following such occurrence (or such later period as provided in Section 7), Issuer shall repurchase such number of the Option Shares from such Owner as the Owner shall designate at a price per share ("Option Share Repurchase Price") equal to the greater of (A) the Market/Offer Price and (B) the average price per share paid by the Owner for the Option Shares so designated, plus, to the extent not previously reimbursed, Grantee's Out-of-Pocket Expenses. The term "Market/Offer Price" shall mean the highest of
(w) the price per share of the Common Stock at which a tender offer or exchange offer therefor has been made, (x) the price per share of the Common Stock to be paid by any Person, other than Grantee or a Grantee Subsidiary, pursuant to an agreement with Issuer, (y) the highest closing price for shares of Common Stock within the six month period immediately preceding the required repurchase of Options or Option Shares, as the case may be, or (z) in the event of a sale of all or substantially all of Issuer's or any of its significant subsidiary's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer, on a consolidated basis, as determined by a nationally recognized investment banking firm selected by a majority in interest of the Holders or the Owners, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale (including, for the purposes of such calculation, the number of shares, if any, then issuable upon exercise of the Option). In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by a majority in interest of the Holders or the Owners, as the case may be, and reasonably acceptable to Issuer.

   (b) Each Holder and Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 12 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that such Holder or Owner elects to require Issuer to repurchase the Option and/or Option Shares in accordance with the provisions of this Section 12. As promptly as practicable, and in any event within ten business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to each Holder the Option Repurchase Price and/or to each Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

   (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify each Holder and/or each Owner and thereafter deliver or cause to be delivered, from time to time, to such Holder and/or Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within ten business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 12 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to any Holder and/or Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in part or in full (and Issuer hereby undertakes to use its best efforts to receive any required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), such Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon Issuer shall promptly (i) deliver to such Holder and/or Owner, as appropriate, that portion of the Option Purchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to such Holder, a new Stock Option Agreement evidencing the right of such Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to such Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

   13. Remedy. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

   14. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

   15. Notice. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when given in accordance with
Section 8.5 of the Merger Agreement.

   16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, irrespective of the principles of conflict of laws thereof.

   17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

   18. Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

   19. Entire Agreement; Etc. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.


                                          First Liberty Bank Corp.

                                                   /s/ William M. Davis
                                          By:__________________________________
                                                 Name: William M. Davis
                                                 Title: President

                                          Community Bank System, Inc.

                                                   /s/ Sanford A. Belden
                                          By:__________________________________
                                                 Name: Sanford A. Belden
                                                 Title: President and Chief
                                                      Executive Officer

                                                                         ANNEX C

                            FORM OF FAIRNESS OPINION

                    [Letterhead of Berwind Financial, L.P.]

[    ], 2001

Board of Directors
First Liberty Bank Corp.
645 Washington Avenue
P.O. Box 39
Jermyn, Pennsylvania 18433

Members of the Board:

   You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of the common stock (the "Shares") of First Liberty Bank Corp. ("First Liberty") of the exchange ratio in the proposed merger by and between First Liberty and Community Bank System, Inc. ("Community"). The terms of the proposed merger (the "Proposed Merger") by and between Community and First Liberty are set forth in the Agreement and Plan of Merger dated as of November 29, 2000 (the "Merger Agreement") and provide that each Share will be converted into the right to receive 0.56 shares of common stock of Community (the "Exchange Ratio"), with cash paid in lieu of any fractional shares.

   Berwind Financial, L.P., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements and valuations for various other purposes, and in the determination of adequate consideration in such transactions.

   In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performance, current financial position and general prospects of First Liberty and Community and reviewed certain internal financial analyses and forecasts prepared by the management of First Liberty and Community, (ii) reviewed the Merger Agreement, (iii) reviewed and analyzed the stock market performance of First Liberty and Community, (iv) studied and analyzed the consolidated financial and operating data of First Liberty and Community, (v) considered the terms and conditions of the Proposed Merger between First Liberty and Community as compared with the terms and conditions of comparable bank, bank holding company and financial holding company mergers and acquisitions, (vi) met and/or communicated with certain members of First Liberty's and Community's senior management to discuss their respective operations, historical financial statements and future prospects, (vii) reviewed this joint proxy statement/prospectus, and (viii) conducted such other financial analyses, studies and investigations as we deemed appropriate.

   Our opinion is given in reliance on information and representations made or given by First Liberty and Community, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by First Liberty and Community including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning First Liberty and Community nor other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. We have not conducted any valuation or appraisal of any assets or liabilities of First Liberty or Community, nor have any valuations or appraisals been provided to us. Additionally, we assume that the Proposed Merger is, in all respects, lawful under applicable law.

   With regard to financial and other information relating to the general prospects of First Liberty or Community, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgment of the management of First Liberty and Community as to their most likely future performance and the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Proposed Merger. For First Liberty and Community, we have assumed the allowance for loan losses indicated on the balance sheets of each entity is adequate to cover such losses; we have not reviewed credit files of either First Liberty or Community. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the Proposed Merger no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Proposed Merger to First Liberty or Community.

   Our opinion is based upon information provided to us by the management of First Liberty and Community, as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and speaks to no other period. Our opinion pertains only to the financial consideration to be received by First Liberty in the Proposed Merger, is for the information of First Liberty's Board of Directors in connection with its evaluation of the Proposed Merger and does not constitute a recommendation to the Board of First Liberty and does not constitute a recommendation to First Liberty shareholders as to how such shareholders should vote on the Proposed Merger. We are not expressing any opinion as to the actual value of Community common stock when issued pursuant to the Proposed Merger or the prices at which Community common stock will trade subsequent to the Proposed Merger.

   Based on the foregoing, it is our opinion that, as of the date hereof that the Exchange Ratio is fair, from a financial point of view, to the holders of Shares.

                                          Sincerely,

                                          BERWIND FINANCIAL, L.P.

                                                                        ANNEX D

                           FORM OF FAIRNESS OPINION

                   [JANNEY MONTGOMERY SCOTT LLC LETTERHEAD]

[     ], 2001

The Board of Directors
Community Bank System, Inc.
5790 Widewaters Parkway
DeWitt, NY 13214

Members of the Board:

   Community Bank System, Inc. ("Community") and First Liberty Bank Corp. ("Liberty") have entered into an Agreement and Plan of Merger ("Merger Agreement") providing for the merger of Liberty with and into Community (the "Merger"). The proposed consideration is outlined in the Merger Agreement dated November 29, 2000. You have asked our opinion, as of the date hereof, whether the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to the shareholders of Community.

   Pursuant to the Merger Agreement, 0.56 shares of Community Common Stock shall be exchanged for each share of Liberty Common Stock ("Exchange Ratio").

   Janney Montgomery Scott LLC, as part of its investment banking business, is engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions. In addition, in the ordinary course of our business as a broker-dealer, we may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of Community or Liberty for our own account or for the accounts of our customers. Additionally, we have received a fee for rendering this opinion.

   In rendering our opinion, we have, among other things:

     (a) reviewed the historical financial performances, current financial positions and general prospects of Community and Liberty;

     (b) considered the proposed financial terms of the Merger and have examined the projected consequences of the Merger with respect to, among other things, market value, earnings and tangible book value per share of Community Common Stock;

     (c) to the extent deemed relevant, analyzed selected public information of certain other banks and bank holding companies and compared Community and Liberty from a financial point of view to these other banks and bank holding companies;

     (d) reviewed the historical market price ranges and trading activity performance of Common Stock of Community and Liberty;

     (e) reviewed publicly-available information such as annual reports, SEC filings and research reports;

     (f) compared the terms of the Merger with the terms of certain other comparable transactions to the extent information concerning such acquisitions was publicly available;

     (g) discussed with certain members of senior management of Community and Liberty the strategic aspects of the Merger, including estimated cost savings from the Merger;

     (h) reviewed the Merger Agreement; and

     (i) performed such other analyses and examinations as we deemed necessary.

   We have relied upon and assumed the accuracy and completeness of all information provided to us by Community and Liberty or publicly available and we have not independently verified such information. We have relied upon the management of Community as to the reasonableness and achievability of the financial and operational forecasts and projections, and the assumptions and bases therefor, provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgements of such management.

   Our conclusion is rendered on the basis of market, economic and other conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of Community and Liberty as they exist and are known to us on the date hereof. Furthermore, this opinion does not represent our opinion as to what the value of Community necessarily will be when the Community Common Stock is issued to Liberty shareholders upon consummation of the Merger. In addition, we express no recommendation as to how the shareholders of Community should vote at the shareholders meeting held in connection with the Merger.

   On the basis of and subject to the foregoing, we are of the opinion that as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to the shareholders of Community.

                                          Very truly yours,

                                          Janney Montgomery Scott LLC

                                                                         ANNEX E

                              SECTION 1930 OF THE
                 PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988

Section 1930. Dissenters rights.

   (a) General rule.--If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15/1/ (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

   (b) Plans adopted by directors only.--Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i) (relating to adoption by board of directors).

   (c) Cross references.--See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).
--------
/1/ 15 Pa. C.S.A. Section 1571 et seq.

                       SUBCHAPTER D OF CHAPTER 15 OF THE
                 PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988

Subchapter D. Dissenters Rights

Section 1571. Application and effect of subchapter.

   (a) General rule.--Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

   Section 1906(c) (relating to dissenters rights upon special treatment).

   Section 1930 (relating to dissenters rights).

   Section 1931(d) (relating to dissenters rights in share exchanges).

   Section 1932(c) (relating to dissenters rights in asset transfers).

   Section 1952(d) (relating to dissenters rights in division).

   Section 1962(c) (relating to dissenters rights in conversion).

   Section 2104(b) (relating to procedure).

   Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

   Section 2325(b) (relating to minimum vote requirement).

   Section 2704(c) (relating to dissenters rights upon election).

   Section 2705(d) (relating to dissenters rights upon renewal of election).

   Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

   Section 7104(b)(3) (relating to procedure).

   (b) Exceptions.--

     (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

       (i) listed on a national securities exchange; or

       (ii) held of record by more than 2,000 shareholders;

   shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

     (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

       (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

       (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

       (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

     (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

   (c) Grant of optional dissenters rights.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

   (d) Notice of dissenters rights.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

     (1) A statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

     (2) A copy of this subchapter.

   (e) Other statutes.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

   (f) Certain provisions of articles ineffective.--This subchapter may not be relaxed by any provision of the articles.

   (g) Cross references.--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

Section 1572. Definitions.

   The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

   "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

   "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

   "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

   "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all of the circumstances, taking into account all relevant factors including the average rate currently paid by the corporation on its principal bank loans.

Section 1573. Record and beneficial holders and owners.

   (a) Record holders of shares.--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

   (b) Beneficial owners of shares.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

Section 1574. Notice of intention to dissent.

   If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value of his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

Section 1575. Notice to demand payment.

   (a) General rule.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

     (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

     (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

     (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose beneficial shareholder dissents, acquired beneficial ownership of the shares.

     (4) Be accompanied by a copy of this subchapter.

   (b) Time for receipt of demand for payment.--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

Section 1576. Failure to comply with notice to demand payment, etc.

   (a) Effect of failure of shareholder to act.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575

(relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

   (b) Restriction on uncertificated shares.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

   (c) Rights retained by shareholder.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

Section 1577. Release of restrictions or payment for shares.

   (a) Failure to effectuate corporate action.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

   (b) Renewal of notice to demand payment.--When uncertified shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

   (c) Payment of fair value of shares.--Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

     (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

     (2) A statement of the corporation's estimate of the fair value of the shares.

     (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

   (d) Failure to make payment.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those which the original dissenter had after making demand for payment of their fair value.

Section 1578. Estimate by dissenter of fair value of shares.

   (a) General rule.--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

   (b) Effect of failure to file estimate.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

Section 1579. Valuation proceedings generally.

   (a) General rule.--Within 60 days after the latest of:

     (1) Effectuation of the proposed corporate action;

     (2) Timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

     (3) Timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

   (b) Mandatory joinder of dissenters.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa. C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

   (c) Jurisdiction of the court.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

   (d) Measure of recovery.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

   (e) Effect of corporation's failure to file application.--If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

Section 1580. Costs and expenses of valuation proceedings.

   (a) General rule.--The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally) including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

   (b) Assessment of counsel fees and expert fees where lack of good faith appears.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

   (c) Award of fees for benefits to other dissenters.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                                    PART II:

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify any director, officer, employee or other agent of the corporation.

   The Registrant's By-laws provide indemnity to the Registrant's directors and officers in such capacity or as directors or officers of a wholly-owned subsidiary of the Registrant for liability resulting from judgments, fines, expenses or settlement amounts actually and reasonably incurred in connection with any action brought against such person in such capacity to the fullest extent and in the manner set forth in and permitted by the Delaware General Corporation Law, and any other applicable law, as from time to time in effect. Under Delaware law and the By-laws, no indemnification may be provided for any person with respect to any matter as to which he or she shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Registrant or of such subsidiary.

   In addition, as permitted under Delaware law, the Registrant maintains liability insurance covering directors and officers of the Registrant and its subsidiaries.

Item 21. Exhibits and Financial Statement Schedules

   (a) The following exhibits are filed as part of this Registration Statement:

 Exhibit
 Number  Description of Exhibit
 ------- ----------------------
  2.1    Agreement and Plan of Merger, dated November 29, 2000, as amended, by and between the Registrant and First Liberty Bank Corp. (1)

  3.1    Certificate of Incorporation, as amended, of the Registrant (2)

  3.2    Bylaws, as amended, of the Registrant (2)

  5.1 Opinion of Bond, Schoeneck & King, LLP as to the validity of the securities being registered

  8.1    Opinion of PricewaterhouseCoopers LLP as to tax matters

 10.1    Stock Option Agreement, dated November 29, 2000, by and between the
         Registrant and First Liberty Bank Corp. (3)

 10.2 Form of Voting Agreement by and between the Registrant and the directors and executive officers of First Liberty Bank Corp. (4)

 10.3    Form of Employment Agreement by and among the Registrant, Community
         Bank, N.A. and Steven R. Tokach

 10.4    Form of Employment Agreement by and among the Registrant, Community
         Bank, N.A. and Joseph R. Solfanelli

 10.5    Form of Consulting Agreement by and between Community Bank, N.A. and
         William M. Davis

 23.1    Consent of PricewaterhouseCoopers LLP

 23.2    Consent of KPMG LLP

 23.3    Consent of Bond, Schoeneck & King, LLP (included in Exhibit 5.1)

 23.4    Consent of PricewaterhouseCoopers LLP (included in Exhibit 8.1)

 Exhibit
 Number  Description of Exhibit
 ------- ----------------------
 23.5    Consent of Berwind Financial, L.P.

 23.6    Consent of Janney Montgomery Scott LLC

 23.7    Consent of Kronick Kalada Berdy & Co.

 24.1    Power of Attorney (included in signature page)

 99.1 Form of proxy card for the special meeting of the stockholders of the Registrant

 99.2 Form of proxy card for the special meeting of the shareholders of First Liberty Bank Corp.

 99.3 Consent of Saul Kaplan pursuant to Rule 438 promulgated under the Securities Act

 99.4    Consent of Peter A. Sabia pursuant to Rule 438 promulgated under the
         Securities Act

 99.5 Consent of Harold Kaplan pursuant to Rule 438 promulgated under the Securities Act

--------
(1) Attached as Annex A to the joint proxy statement/prospectus included in this Registration Statement on Form S-4.
(2) Incorporated by reference to the exhibit with the same exhibit number filed with the Registration Statement on Form S-4 (Registration No. 333-48374) filed by the Registrant on October 20, 2000.
(3) Attached as Annex B to the joint proxy statement/prospectus included in this Registration Statement on Form S-4.
(4) Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by the Registrant on December 6, 2000.

   (b) Not applicable.

   (c) Forms of fairness opinions of Berwind Financial, L.P. and Janney Montgomery Scott LLC are attached as Annex C and Annex D, respectively, to the joint proxy statement/prospectus included in this Registration Statement on Form S-4.

Item 22. Undertakings

   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved herein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in DeWitt, New York on this 5th day of February, 2001.

                                          Community Bank System, Inc.

                                                 /s/ Sanford A. Belden
                                          By: _________________________________
                                                     Sanford A. Belden
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   Each person whose signature appears below hereby appoints each of Sanford A. Belden and David G. Wallace, severally, acting alone and without the other, his true and lawful attorney-in-fact with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this Registration Statement on Form S-4, to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file such registration statements with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the Registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate.

   Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

              Signature                          Title                   Date
              ---------                          -----                   ----

      /s/ Sanford A. Belden            Director, President and     February 5, 2001
______________________________________  Chief Executive Officer
          Sanford A. Belden             (Principal Executive
                                        Officer)

      /s/ David G. Wallace             Treasurer                   February 5, 2001
______________________________________  (Principal Financial
           David G. Wallace             Officer)

      /s/ Charles M. Ertel             Assistant Treasurer         February 5, 2001
______________________________________  (Principal Accounting
           Charles M. Ertel             Officer)

       /s/ John M. Burgess             Director                    February 5, 2001
______________________________________
           John M. Burgess

     /s/ William M. Dempsey            Director                    February 5, 2001
______________________________________
          William M. Dempsey

     /s/ Nicholas A. DiCerbo           Director                    February 5, 2001
______________________________________
         Nicholas A. DiCerbo

              Signature                          Title                   Date
              ---------                          -----                   ----

      /s/  James A. Gabriel            Director                    February 5, 2001
______________________________________
           James A. Gabriel

       /s/ Lee T. Hirschey             Director                    February 5, 2001
______________________________________
           Lee T. Hirschey

     /s/ David C. Patterson            Director                    February 5, 2001
______________________________________
          David C. Patterson

       /s/ William N. Sloan            Director                    February 5, 2001
______________________________________
           William N. Sloan